As filed with the Securities and Exchange Commission on July 19 , 2010

Registration No. 333-164873

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.  5 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXX SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3559 (Primary Standard Industrial Classification Code Number)	30-0307916 (I.R.S. Employer Identification Number)

900 Middlesex Turnpike, Building # 6
Billerica, Massachusetts 01821
(978) 932-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas M. Walsh
Chief Executive Officer
900 Middlesex Turnpike, Building # 6
Billerica, Massachusetts 01821
(978) 932-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Neil H. Aronson Matthew M. Graber Gennari Aronson, LLP First Needham Place 250 First Avenue Needham, Massachusetts 02494 Telephone (781) 719-9900 Fax (781) 719-9850	Andrea C. Johnson Fraser Milner Casgrain LLP 99 Bank Street Suite 1420 Ottawa, Ontario, Canada K1P 1H4 Telephone (613) 783-9600 Fax (613) 783-9690	Martin Langlois Ian Putnam Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5L 1B9 Telephone (416) 869-5500 Fax (416) 947-0866	Richard Raymer Hodgson Russ LLP 150 King Street Suite 2309 Toronto, Ontario, Canada M5H 1J9 Telephone (416) 595-5100 Fax (416) 595-5021

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value per share	$42,000,000	$2,994.60

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Previously paid. Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion dated  July 19 , 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

5,424,955  shares

NEXX Systems, Inc.

Common Stock

This is the initial public offering of common stock by NEXX Systems, Inc. We are offering  5,424,955  shares of common stock. The estimated initial public offering price is between Cdn$5.25 and Cdn$6.25 per share.  Based on the July 15, 2010 noon buying rate posted by the Bank of Canada, the estimated initial public offering price in United States dollars is $5.05 to $6.01 per share.  Unless otherwise specified, all references to “dollars,” “US$” or “$” in this prospectus are to United States dollars and references to “Cdn$” in this prospectus are to Canadian dollars.  See “Use of Proceeds.”

Currently, no public market exists for our common stock, and purchasers may not be able to resell common stock purchased under this prospectus. We have applied to list our shares of common stock on the Toronto Stock Exchange (the “TSX”) under the symbol “NXS.”  Listing will be subject to fulfilling all of the requirements of the TSX, including distribution of our shares of common stock to a minimum number of public shareholders.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state or foreign securities commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	Cdn	$	Cdn	$
Underwriting discount	Cdn	$	Cdn	$
Proceeds, before expenses to Company	Cdn	$	Cdn	$

We have granted the underwriters an option for a period of 30 days to purchase up to  813,743 additional shares of common stock (being 15% of the number of shares offered hereby) on the same terms and conditions set forth above. See “Underwriting.”

The underwriters expect to deliver the shares of common stock to purchasers on or about                                 , 2010.

Canaccord Genuity	CIBC

Macquarie Capital Markets Canada Ltd.	TD Securities

The date of this prospectus is                    , 2010

TABLE OF CONTENTS

	Page		Page

Prospectus Summary	3	Management	73
The Offering	6	Executive Compensation	84
Summary Consolidated Financial Data	8	Related Person Transactions	101
Risk Factors	10	Principal Stockholders	105
Special Note Regarding Forward-Looking Statements	28	Description of Capital Stock	108
Use of Proceeds	29	Shares Eligible for Future Sale	115
Dividend Policy	29	Underwriting	119
Capitalization	30	Legal Matters	123
Dilution	31	Experts	123
Selected Consolidated Financial Data	33	Change in Independent Registered Accounting Firm	124
Management’s Discussion and Analysis of Financial Condition and Results of Operations	35	Where You Can Find Additional Information	124
Business	60	Glossary of Technical Terms	A-1
		Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you.  Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date.

Until                            , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        The following is a summary of the principal features of this offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 10 and the consolidated financial statements and notes to those consolidated financial statements, before making an investment decision.

BUSINESS

Our Company

Rapid change is occurring in the electronics industry.  Smart phones and other portable devices will soon offer mobile television services, video calling and traditional broadband content delivered over wireless networks.  Consumer purchases of smart phones and other new technologies are driving the demand for increased functionality within smaller product form factors, as well as higher speed and lower power consumption.  The advanced semiconductor integrated circuits (“ICs”) providing these functions must be packaged before assembly in products.  Typical package size for ICs has decreased ten times over packages of the 1990s, while product speed and capability has increased.  This trend is expected to make advanced packaging one of the fastest growing sectors of the semiconductor industry.

We meet the demand for smaller, high performance packages by designing, manufacturing, selling, installing and servicing highly-engineered semiconductor process equipment that automates the packaging of semiconductor devices. Advanced packaging processes, examples of which include “flip chip,” package on package and emerging three dimensional through silicon vias (“3D TSV”) packaging, enable the packaging of integrated circuits that power this broad range of communications, computing and consumer electronic products.  We estimate that the advanced packaging equipment market addressed by our current products was approximately $170 million in 2008 and we expect it to exceed $500 million by 2013 as manufacturers adopt new applications, including 3D TSV. Many of our customers have purchased our products for their work in completing development of processes using 3D TSV technologies.

Our mission is to become the leading equipment provider for wafer level packaging. Our solutions are designed specifically for wafer level packaging and we believe they offer a unique and more efficient process compared to competing technologies. Based on industry awards and repeat orders from customers operating in high volume manufacturing, we believe that our products offer increased throughput, lower cost of ownership, greater ease of use, greater reliability and lower maintenance, helping our customers reduce their costs of manufacturing.

We currently offer two product platforms: Apollo, our second-generation sputter deposition system; and Stratus, an electrochemical plating system.  Apollo and Stratus provide complementary solutions for a variety of metal deposition processes used in flip chip and other advanced semiconductor packaging applications. The Apollo advances metal deposition for wafer level packaging and is used for applications including the multiple metal layers under bump metallization (“UBM”), redistribution layers, backside metallization, integrated passive devices (which allow placing numerous components on a single chip) and light emitting diodes.  Stratus is used for thicker metallization for through silicon vias, solder bumping, copper pillar, UBM and other advanced packaging applications. These systems enable our customers to produce semiconductor devices with greater functionality at a lower cost. This value proposition is particularly compelling for customers serving the price-sensitive consumer electronics market. We believe that many of our customers have purchased our Stratus product both for applications in flip-chip technologies and for their own development of 3D TSV devices.   As more and more customers have requested the use of our Stratus product for 3D TSV technologies, we expect to add new equipment features to help them optimize 3D TSV production and reduce the costs of TSVs, a key part of 3D processes.

To date, our revenues have been derived from products serving deposition required for flip chips and emerging 3D advanced semiconductor packaging.  We are currently focused on advancing our existing product portfolio and have not expanded into other process areas of the integrated circuit manufacturing process to date.  Stratus accounted for a majority of our revenues for the years ended December 31, 2007 and 2008 and substantially all of our product revenues during the year ended December 31, 2009. During the year ended December 31, 2009, the Apollo system was redesigned, which caused customers to postpone purchases while they waited for the introduction of the next generation product. We expect revenues from Stratus to continue to account for a majority of our revenues for the foreseeable future.

We devote significant resources to programs directed at developing new and enhanced products, as well as new applications for existing products. As a result, we have developed a significant intellectual property portfolio with 11 U.S. patents issued and 10 U.S. patents pending. In order to maintain technology leadership, which is evidenced by industry awards for both our Apollo (“Best Cost of Ownership Product” at SEMICON West in 2008) and Stratus (“Best Product 2007” by Semiconductor International and the “Advanced Packaging Award” in 2007) systems received during the past three years, and pursue customer driven opportunities for the application of our core technologies, we plan to continue to invest in research and development, expanding our product offerings in complementary areas where we can leverage our core competencies and technologies.

Our customers include leading semiconductor manufacturers throughout the world, and consist of outsourced assembly and test providers and integrated device manufacturers. Since our inception in 2001, 107 of our systems have been installed with 34 different customers, including some of the leading semiconductor manufacturers, many of whom have purchased multiple systems during the past 24 months.  We primarily serve customers through our direct sales force. We also have strategically placed sales offices throughout the United States and in Taiwan and Singapore.  Over the last three years, we have expanded our sales presence in Asia, where many of the world’s semiconductor manufacturing facilities are based. We expect international markets, particularly the markets in Asia, to provide most of the opportunities for our products.  In addition to direct sales, we have developed indirect sales channels in Europe and in countries such as China, Korea and Japan, where the semiconductor manufacturing industry contains smaller concentrations of customers.

We outsource all of our manufacturing operations, with the exception of completing the final integration and testing in-house for Stratus before shipment to our customers.  Our outsourcing strategy is designed to enable us to minimize fixed costs and capital expenditures, gain labor efficiencies and provide us with the flexibility to increase product capacity based on customer demand. We leverage the strengths and skill sets of each of our suppliers to increase manufacturing efficiencies and minimize costs. This strategy also allows us to focus on product differentiation through system design and quality control.

Our Competitive Strengths

Our success is based on the following competitive strengths:

•
Global Leader in Advanced Semiconductor Packaging Equipment.  As evidenced by awards received for our systems and repeat orders from our customers, we believe our industry leading solutions enable high throughput and yield, low cost of ownership, a smaller footprint, greater reliability, ease of use and low maintenance. Based on the use of multiple NEXX systems in outsourced semiconductor assembly and test providers (“OSATs”) throughout Asia where high output and low cost are critical, the effectiveness of our products has been proven in high-volume production environments globally, enabling us to win multiple industry awards.

•
Technology Leadership. We have extensive experience building and supporting production-proven semiconductor manufacturing equipment. Additionally, we have a significant intellectual property portfolio consisting of 11 U.S. patents issued and 10 U.S. patents pending.

•	Scalable, Flexible Platform. Our systems are designed on standard platforms that allow us to configure flexible systems to meet our customers’ specific application and throughput requirements.

•
Outsourced Manufacturing Expertise. We are able to leverage an outsourced manufacturing model that allows us to increase our capacity, minimize fixed costs, leverage our partner’s resources, and reduce manufacturing overhead.

Our Strategy

We have identified specific strategic initiatives that are critical to achieving our objectives, including:

•	Maintain and Expand Technology Leadership. Technology leadership is critical to increasing our competitive win rate, maintaining suitable pricing and building market acceptance.

•	Expand our Global Presence. We continue to develop our global presence in order to provide the infrastructure necessary to support our geographically diverse customer base.

•	Leverage Technologies into Markets and Applications. We believe our technology and design expertise enables us to offer solutions in other areas of the semiconductor manufacturing process.

•	Invent and Develop Intellectual Property Portfolio. We intend to continue to broaden our patent portfolio through internal development, strategic relationships and participation in industry consortia.

Risk Factors

Our ability to implement our business strategy is subject to numerous risks and uncertainties, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others, a history of significant fluctuations in our quarterly results, which could cause volatility in our stock price; our reliance on a small number of customers for a substantial portion of our revenues; reliance on our Stratus product line for a substantial portion of product revenues; cyclicality in the semiconductor industry; the rate of technological change in the semiconductor industry; and the risk that our patents may not adequately protect our present and future products. You should carefully consider all of the information set forth in this prospectus, particularly the “Risk Factors” section prior to deciding to invest in our common stock.

Corporate Information

We were formed as a limited liability company in Delaware in 2001 and converted to a Delaware corporation in 2003 in accordance with the requirements of the Delaware General Corporation Law.  Our principal and registered office address is 900 Middlesex Turnpike, Building #6, Billerica, Massachusetts  01821. Our telephone number is 978-932-2000. We have one wholly-owned subsidiary, NEXX Systems Singapore Pte. Ltd., a limited exempt private company formed under the laws of Singapore. Our website address is www.nexxsystems.com. Information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

GENERAL MATTERS

Unless otherwise specified, all reference to “dollars” or “$” in this prospectus are to United States dollars.

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

Unless the context indicates otherwise, as used in this prospectus, the terms “the company”, “NEXX”, “we”, “us”, “our” and “our company” refer to NEXX Systems, Inc. and its subsidiary. The NEXX Systems logo is a trademark of NEXX Systems, Inc. All other trademarks and service marks appearing in this prospectus are the property of their respective holders. All rights reserved.

Information contained in, and that can be accessed through, our web site www.nexxsystems.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

        This prospectus relates to the offering of securities in the United States only. Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

        This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

THE OFFERING

Common stock we are offering	5,424,955 shares ( 6,238,698 shares if the over-allotment is exercised in full)
Common stock to be outstanding after this offering	19,104,037 shares ( 19,917,780 shares if the over-allotment is exercised in full) after giving effect to the Capital Reorganization described below.
Over-allotment option
We have granted the underwriters an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to purchase up to an aggregate of  813,743  additional shares of common stock (being 15% of the number of shares offered hereby) on the same terms as set forth above, solely to cover over-allotments, if any, and for market stabilization purposes. If the over-allotment option is exercised in full, the total price to the public will be $34.5  million, the commissions payable to the underwriters will be $2.4  million and the net proceeds to us will be $32.1  million. For additional information see “Underwriting.”

Use of proceeds after expenses
Based on an assumed initial public offering price of $5.53  per share, we expect to use approximately $10.0 million of the net proceeds of this offering to fund demonstration units to be placed with potential customers, approximately $10.0 million of the net proceeds to fund the purchase of subassemblies and other inventory, and up to $5.0 million of the net proceeds to repay outstanding indebtedness.  We intend to use the balance of the net proceeds for general corporate purposes. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding whether to purchase shares of our common stock.
Proposed TSX Symbol
NXS.  We have applied to list our shares of common stock on the TSX.  Listing will be subject to fulfilling all of the requirements of the TSX, including distribution of our shares of common stock to a minimum number of public shareholders. U.S. investors executing trades of our shares over the TSX will generally need to transact with a U.S. broker, who will in turn execute the trade through a Canadian broker.  Some, but not all, U.S. brokers charge a higher commission for such trades compared to trades of shares listed on a U.S. stock exchange or market.  Some U.S. brokers may also charge an exchange rate conversion fee, since trades of our shares over the TSX will be denominated in Canadian dollars.

The number of shares of our common stock to be outstanding after this offering is based on 13,679,082 shares of common stock outstanding as of June 21, 2010, after giving effect, immediately prior to the completion of this offering, to the Capital Reorganization described below.

Pursuant to an agreement between us and the holders of our outstanding shares of preferred stock and our amended and restated certificate of incorporation that we plan to file immediately prior to the closing of this offering, pursuant to which a capital reorganization will occur, we will effect the following changes in our capital structure (the “Capital Reorganization”):

•
prior to the reverse stock split described below, the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 88,569,280 shares of our common stock and the conversion of outstanding warrants to purchase shares of our convertible preferred stock into warrants to purchase an aggregate of 5,968,552 shares of our common stock upon the closing of this offering;

•
prior to the reverse stock split described below, share consideration of 28,777,197 shares of common stock of the up to 30,000,000 shares of our common stock issuable to the holders of shares of our convertible preferred stock and, upon their exercise, warrants to purchase shares of our convertible preferred stock, in exchange for the waiver of their contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of our common stock that raises less than $25 million; and

•	a 1 to 10 reverse stock split, which will apply to all outstanding shares of our capital stock and all shares of our capital stock underlying any outstanding warrants or options.

The number of shares of our common stock outstanding immediately after this offering, after giving effect to the Capital Reorganization, excludes:

•
1,073,706 shares of common stock issuable upon the exercise of options outstanding as of June 21, 2010, with exercise prices ranging from $0.10 to $9.40 per share and a weighted average exercise price of $0.60 per share, and assuming an exercise price of $5.53 per share, the mid-point of the range set forth on the cover page of this prospectus, for options to purchase 9,600 shares of our common stock granted in February, April and May 2010 at an exercise price equal to the price per share of this offering;

•
596,841 shares of common stock issuable upon the exercise of warrants to purchase shares of our series B convertible preferred stock and series D convertible preferred stock outstanding as of June 21, 2010, with exercise prices ranging from $3.09 to $5.10 per share and a weighted average exercise price of $3.19 per share. This number of shares subject to outstanding warrants is not exactly equal to 1/10 of the 5,968,552 shares subject to warrants listed in the first bullet point above due to the treatment of fractional shares resulting from the application of the reverse stock split to each outstanding warrant;

•
shares of common stock issuable upon the exercise of a warrant to purchase up to $600,000 of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market price per share, which will be determined within 30 days following the issuance of the warrant by a third party retained by us to value our common stock, issued to Comerica Bank in June 2010;

•
129,393 additional shares of common stock reserved for future grants under our 2003 stock plan as of June 21, 2010, none of which shares shall be available for grant following the effectiveness of this offering ;

•
additional shares of common stock reserved for future grants under our 2010 Stock Incentive Plan, which will become effective upon the effectiveness of this offering; such number of additional shares to equal (a) 15% of the number of shares of our common stock outstanding after this offering, assuming the exercise of all warrants and options to purchase shares of our common stock and the vesting of all restricted stock units outstanding after this offering and including all shares to be reserved under this plan, (b) less 2,086,612 shares currently subject to outstanding options and restricted stock units, grants of shares of restricted common stock, and exercised options ; and

•
527,500 restricted stock units, each of which entitles the holder to acquire one share of our common stock, issued to our employees and certain outside directors in January 2010, which commence vesting in April 2010, in the case of our directors, and January 2011, in the case of grants to our employees.

Unless otherwise indicated, all information in this prospectus:

•	assumes an initial public offering price of $5.53 per share of common stock, the mid-point of the range set forth on the cover page of this prospectus;

•	assumes completion of the Capital Reorganization;

•	assumes no exercise by the underwriters of their option to purchase shares of our common stock in this offering to cover over-allotments; and

•
assumes the filing of our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and the adoption of our amended and restated by-laws immediately prior to the closing of the offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables present a summary of certain historical consolidated financial information and pro forma net loss per common share. You should read the following summary financial data in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus. The summary consolidated financial data as of March 31, 2010 and for the three months ended March 31, 2009 and 2010 has been derived from our unaudited consolidated financial statements, and the summary consolidated financial data  for the years ended December 31, 2007, 2008 and  2009 has been derived from our audited consolidated financial statements, each of which are included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
	(all numbers in thousands except per share data)
Consolidated Statements of Operations

Net Sales	$9,875	$6,652	$38,192	$18,330	$25,702
Cost of Sales	5,181	3,656	20,579	10,959	14,080
Gross Profit	4,694	2,997	17,613	7,371	11,622
Operating Expenses:
Selling, general and administrative	2,498	1,596	8,960	7,983	7,363
Research and development	1,865	1,231	6,396	6,498	7,829
Total Operating Expenses	4,363	2,827	15,356	14,481	15,192
Income/(Loss) from Operations	331	170	2,257	(7,111)	(3,570)
Other Income (Expense):
Interest income	1	2	5	22	42
Interest expense	(249)	(284)	(1,219)	(1,418)	(1,289)
Other income (expense)	—	0	7		5
Unrealized gain (loss) on preferred stock warrant liability	(5)	—	170	(27)
Other income (expense) - net	(253)	(282)	(1,037)	(1,423)	(1,242)
Income (Loss) Before Income Taxes	$78	$(112)	$1,220	$(8,534)	$(4,812)
Provision for Income Taxes	1	—	29	—	—
Net Income (Loss)	$77	$(112)	$1,192	$(8,534)	$(4,812)
Net income (loss) attributable to common stockholders
- basic	$12	$(112)	$248	$(8,534)	$(4,812)
- diluted	$18	$(112)	$78	$(8,534)	$(4,812)
Net income (loss) per share attributable to common stockholders
- basic	$0.00	$(0.01)	$0.02	$(0.58)	$(0.33)
- diluted	$0.00	$(0.01)	$0.00	$(0.58)	$(0.33)
Weighted average number of common shares outstanding
- basic	16,309	14,707	14,992	14,707	14,668
- diluted	120,950	14,707	83,328	14,707	14,668
Shares used in computing pro forma basic and diluted net loss per common share (unaudited)	15,133	N/A	14,233	N/A	N/A
Pro forma net income per common share, basic and diluted (unaudited)(1)	$0.00	N/A	$0.02	N/A	N/A

(1)
Pro forma diluted income per share has been computed assuming the conversion of all outstanding shares of preferred stock into shares of common stock and the dilutive effect of the issuance of the approximately 28.8 million shares of common stock per the 30 million common share consideration noted below.  The reduction in earnings per share resulting from the excess fair value of the approximately 28.8 million common share consideration over the fair value of securities issuable pursuant to the original exchange terms will be material and occur primarily in the quarter of the IPO effectiveness when most of the common shares will be issued.  Pro forma diluted income per share has also been computed assuming a 1 to 10 reverse stock split approved by the board of directors and shareholders contingent upon the effectiveness of the Company’s initial public offering.

In November 2009, the Company’s board of directors authorized the Company to proceed with an initial public offering of its common stock, and upon consummation of that offering all of the Company’s outstanding shares of redeemable convertible preferred stock will convert to common stock, and warrants to purchase shares of the Company’s redeemable convertible preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the redeemable convertible preferred stock.  As authorized by the board of directors, 28,830,869 shares of common stock would be issued to holders of redeemable convertible preferred stock and 1,169,131 common shares reserved for issuance to warrant holders to be issued if and when the warrants are exercised (collectively, the “30 million common share consideration”).  The 30 million common share consideration is in exchange for the waiver of the contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of the Company’s common stock that raises less than $25 million.

	As of March 31, 2010
	Actual	Pro Forma (1)	Pro Forma as Adjusted (2)
	(in thousands)
Consolidated Balance Sheet Data

Cash, cash equivalents and available-for-sale securities	$1,525	$1,525	$23,346
Working capital	4,293	4,293	31,613
Total assets	22,462	22,462	43,562
Preferred stock warrant liability	801	—	—
Long-term debt, including current portion	5,500	5,500	—
Redeemable convertible preferred stock	36,909	—	—
Total stockholders’ equity (deficit)	(30,384)	7,325	33,925

(1)
The pro forma adjustments reflecting the exercise of all outstanding warrants to purchase shares of series D preferred stock at an exercise price of $0.01 per share and the conversion of preferred stock in anticipation of this offering, are detailed as follows:

(a)
The preferred warrant liability is eliminated upon the conversion of the securities as the conversion of the preferred stock coupled with the preferred warrants exchanging for common warrants eliminates the preferred warrant liability, the offset is an increase to additional paid-in capital of $0.8 million; and

(b)
The conversion of the approximately 71.1 million shares of preferred stock and the exercise and conversion of all outstanding warrants to purchase shares of series D preferred stock at an exercise price of $0.01 per share into approximately 88.8 million shares of common stock in accordance with the terms of our certificate of incorporation.  Upon conversion, all preferred stock amounts currently included as temporary equity are offset to common stock for $88,800, the par value of the converted 88.8 million shares, with the balance of $36.8 million increasing additional paid-in capital.

(2)
The pro-forma as-adjusted adjustments, reflecting the impact of a 1 to 10 reverse stock split and the sale of  5.4 million shares of our common stock in this offering at an assumed initial public offering price of $5.53 per share (considering a $30.0 million capital raise from this Offering), which is the midpoint of the price range set forth on the cover page of this prospectus, are detailed as follows:

(a)
Reflecting a 1 to 10 reverse split, the common stock is reduced by approximately $97,000, the adjustment required to reflect the par value of such stock values decreasing from $108,000 to approximately $10,800.  The offset to this adjustment is reflected as an increase to additional paid-in capital;

(b)
Share consideration of up to an additional 3.0 million shares of common stock to the current holders of our preferred stock and warrants to purchase our preferred stock in exchange for the waiver of certain contractual rights, of which approximately 2.9 million shares are issued to the holders of outstanding shares of our preferred stock and the remainder reserved for issuance to the warrant holders if and when such warrants are exercised. The approximately 2.9 million issued shares are reflected as an increase to common stock of approximately $2,900 and offsetting adjustment to additional paid-in capital;

(c)
Adjustments to cash from the (i) $30.0 million capital raised including deductions of estimated underwriting discounts, commissions and estimated offering expenses of $2.7 million payable by us, resulting in a net-increase to cash of $27.3 million and (ii) repayment of $5.5 million of outstanding debt owed to Hercules Technology Growth Capital Inc.  Please note that this loan facility was paid off in June 2010 and replaced with a loan facility with Comerica Bank, pursuant to which a $5.0 million term loan is currently outstanding.  Although it is our current plan to pay down the proceeds of the Comerica term loan with proceeds from the offering, we may modify these plans to pay down either only a portion of the $5 million term loan or none of the loan, depending upon numerous market factors, including anticipated cash needs, prevailing and anticipated future interest rates, proceeds realized if any portion of the over-allotment option is exercised, and other business factors; and

(d)
As a result of the offering, and based on $30.0 million capital raised at a price per share of $5.53 , we anticipate issuing an additional 5.4 million shares with a par value of $5,400 , which is reflected as an increase to capital stock. The remainder of the $30.0 million (approximately $29.995 million)  is reduced by the offering costs comprised of the deferred financing costs of $721,000 and estimated discounts, commissions and expenses of $2.7 million; resulting in an offset to additional paid-in-capital of approximately $26.6 million. See “Capitalization.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information in this prospectus (including our financial statements and the related notes) before investing in our common stock. If any of the events or developments described below actually occur, our business, operating results or financial condition could be materially adversely affected.  This could cause the market price of our common stock to decline, and could cause you to lose all or part of your investment.

Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial.

Risks Related to Our Business and Industry

Our quarterly operating results have varied in the past and will continue to vary significantly in the future, causing volatility in our stock price.

We have experienced and expect to continue to experience significant fluctuations in our quarterly operating results, which may adversely affect our stock price. Some of the factors that may influence our operating results and subject our common stock to price and volume fluctuations include:

•	demand for products that use semiconductors;

•	changing global economic conditions and worldwide political instability;

•	technological developments in the semiconductor industry;

•	market acceptance of our systems and changes in our product offerings;

•	changes in average selling price and product mix;

•	strategic initiatives by us or our competitors;

•	the gain or loss of significant customers;

•	size and timing of orders from customers;

•	timing of revenue recognition, particularly the timing of final customer acceptance tests;

•	customer cancellations or delays in orders, shipments, and installations;

•	failure to ship an anticipated number of systems in the quarter;

•	product development costs, including research, development, engineering and marketing expenses associated with our introduction of new products and product enhancements;

•	sudden changes in component prices or availability;

•	manufacturing inefficiencies caused by uneven or unpredictable order patterns, reducing our gross margins;

•	costs associated with protecting our intellectual property;

•	the level of our fixed expenses relative to our net sales; and

•	fluctuating costs associated with our international organization and international sales, including currency exchange rate fluctuations.

Additionally, during any quarter, a significant portion of our net sales may be derived from the sale of a relatively small number of high priced systems. The selling prices of our systems range from approximately $2 million to in excess of $3 million. Accordingly, a small change in the number and/or mix of systems we sell may cause significant changes in our operating results.

Moreover, variations in the amount of time it takes for our customers to accept our systems may also cause our operating results to fluctuate. The United States Securities and Exchange Commission, (the “SEC”), guidance on the recognition of revenue for sales that involve contractual customer acceptance provisions and product installation commitments provides that the timing of revenue recognition from such sales is subject to the length of time required to achieve customer acceptance after shipment, which could cause our operating results to vary from period to period.

Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. In addition, due to possible customer changes in delivery schedules and cancellations of orders, our product order backlog at the beginning of each fiscal quarter may not accurately reflect future sales.

In light of these factors and the highly cyclical nature of the semiconductor industry, we expect to continue to experience significant fluctuations in quarterly and annual operating results. Moreover, many of our expenses are fixed in the short-term, which, together with the need for continued investment in research and development, marketing and customer support, limits our ability to reduce expenses quickly in response to declines in sales, which, in turn, could harm our results of operations and cash flows, causing our operating results to be below the public market analysts’ or investors’ expectations and the market price of our stock to significantly decline.

We have incurred significant net losses in the past, our future revenues are inherently unpredictable, and we may be unable to maintain profitability.

We have incurred significant net losses in the past. Our operating results for future periods are subject to numerous uncertainties, and there can be no assurance that we will be able to maintain the profitability that we achieved during the second half of the year ended December 31, 2009 and maintained through the first quarter of 2010. It is possible that in future quarters our operating results will decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could significantly decline.

We derive a substantial portion of our revenues from a small number of customers, and our business may be harmed by the loss of any one significant customer.

For the three month period ended March 31, 2010, two customers accounted for approximately 81% of our net sales, with customer A accounting for 58% and customer C accounting for 23% of such sales. In the year ended December 31, 2009, two customers accounted for approximately 48% of our net sales, with customer A accounting for 33% and customer B accounting for 15% of such sales.  In the year ended December 31, 2008, four customers accounted for approximately 66% of our net sales, with customer A accounting for 14%, customer C accounting for 19%, customer D accounting for 18% and customer E accounting for 16% of such sales. Because there are a limited number of large companies operating in the highly concentrated, capital intensive semiconductor industry, we expect that we will continue to depend on a relatively small number of large companies for a significant portion of our net sales. Although the composition of the group of largest customers may change from year to year, the loss of, or a significant curtailment of purchases by, one or more of our key customers or the delay or cancellation of a large order could cause our net sales to decline significantly, which would harm our business, financial condition, results of operations and cash flows. Similarly, delays in payments by large customers could have a significant impact on our cash flows.

Cyclicality in the semiconductor industry has historically led to substantial variations in demand for our products and caused our operating results to vary.

The semiconductor industry historically has been highly cyclical in nature and has experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Our business depends upon the capital spending of semiconductor manufacturers, which, in turn, depends upon the current and anticipated market demand for semiconductors and products using semiconductors. Our operating results are, therefore, subject to significant variation due to these business cycles, the timing, length and volatility of which are difficult to predict.

During downturns, the semiconductor equipment industry typically experiences a more pronounced percentage decrease in revenues than the semiconductor industry in general. A prolonged downturn can seriously affect our net sales, gross profit and results of operations. In addition, it is critical to appropriately align our cost structure with prevailing market conditions during a downturn to minimize its effect on our operations, and in particular, to continue to maintain our core research and development programs. If we are unable to align our cost structure in response to a downturn on a timely basis, or if such implementation has an adverse impact on our business, our financial condition, results of operations and cash flows may be more negatively affected than our competitors during such a period.

Conversely, during an upturn or periods of increasing demand for semiconductor manufacturing equipment, we may not have sufficient manufacturing capacity and inventory to meet customer demand. During an upturn we may be unable to predict the sustainability of a recovery, if any, and/or the industry’s rate of growth in such a recovery, both of which will be affected by many factors. If we are unable to effectively manage our resources and production capacity during an industry upturn, there could be a material adverse effect on our competitive position and market share, and on our business, financial condition, results of operations and cash flows.

Rapid technological change in the semiconductor industry could make our products obsolete and requires substantial research and development expenditures and responsiveness to customer needs.

We operate in an industry that is subject to evolving industry standards, rapid technological changes and changes in customer demands, and the rapid introduction of new, higher performance systems with shorter product life cycles. Our products and processes must address changing customer needs in a range of materials, such as copper and aluminum, and ever-smaller device features, while maintaining our focus on manufacturing efficiency and product reliability. Introductions of new products by us or our competitors could adversely affect sales of our existing products and may cause these existing products and related inventories to become obsolete or unmarketable, or otherwise cause our customers to defer or cancel orders for existing products. We therefore devote a significant portion of our personnel and financial resources to research and development (“R&D”) programs and we seek to maintain close relationships with our customers in order to remain responsive to their product and manufacturing process needs.   For the year ended December 31, 2009 and the three month period ended March 31, 2010, 16.7% and 18.9%, respectively, of our revenues were used to support research and development, including application engineering costs to demonstrate customer solutions.

Although, historically, we have had adequate funds from operations to devote to research and development, there can be no assurance that we will have funds available, and in sufficient quantities, in the future for such R&D activities. Moreover, there can be no assurance that we will be successful in selecting, developing, manufacturing and marketing new products, or in enhancing our existing products. If we do not continue to gain market acceptance for our new technologies and products, develop and introduce improvements in a timely manner in response to changing market conditions and customer requirements, or remain focused on R&D efforts that will translate into greater revenues, our competitive position and our business could be seriously harmed.

There can be no assurance that revenue from future products or product enhancements will be sufficient to recover our investments in R&D. To ensure the functionality and reliability of our future product introductions or product improvements, we incur substantial R&D costs early in development cycles, before we can confirm the technical feasibility or commercial viability of a product or product improvement. Our success depends in part on our ability to accurately predict evolving industry standards, to develop innovative solutions and improve existing technologies, to win market acceptance of our new and advanced technologies and to manufacture our products in a timely and cost-effective manner.

Any significant delay in releasing new systems could adversely affect our reputation, give a competitor a first-to-market advantage or allow a competitor to achieve greater market share. If new products have reliability or quality problems, we could experience reduced orders, higher manufacturing costs, delays in collecting accounts receivable or additional service obligations and warranty expenses could rise, all of which would affect our gross margins. Any of these events could materially and adversely affect our business, financial condition or results of operations.

We have experienced periods of rapid growth and decline in operating levels, and if we are not able to successfully manage these significant fluctuations, our business, financial condition and results of operations could be significantly harmed.

We have experienced periods of significant growth and decline in net sales. For example, our revenues dropped from $25.7 million in the year ended December 31, 2007 to $18.3 million in the year ended December 31, 2008, but have since increased to $38.2 million for the year ended December 31, 2009. If we are unable to effectively manage periods of rapid decline or sales growth, our business, financial condition, results of operations and cash flows could be significantly harmed.

Our deferred revenue and orders backlog might not result in future net sales.

Revenue recognition guidance from the SEC requires that revenue and the associated profit from the sale of newly introduced systems, systems sales into new customer environments and substantive installation obligations that are subject to contractual customer acceptance provisions are deferred until the customer has acknowledged its acceptance of the system.  If the system does not meet the agreed specifications and the customer refuses to accept the system, the deferred revenue and associated deferred profit will not be realized and we may be required to refund any cash payments previously received from the customer, which may harm our business, financial condition, results of operations and cash flows.

Order backlog does not necessarily include all sales needed to achieve net revenue expectations for a subsequent period. We schedule the production of our systems based in part upon order backlog.  Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period.  In addition, while we evaluate each customer order to determine qualification for inclusion in backlog, there can be no assurance that amounts included in backlog will ultimately result in future sales.  A reduction in backlog during any particular period, or the failure of our backlog to result in future sales, could harm our business, financial condition, results of operations and cash flows.

A general global economic downturn may negatively affect our customers and their ability to purchase our products.

Disruptions in the financial markets have had and may continue to have an adverse effect on the U.S. and world economies, which could negatively impact business spending patterns. The current limitations on credit in financial markets could adversely affect the ability of some of our customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for our products, increased price competition and increased demand for customer financing. Although we generally have not experienced material cancellations of orders, significant customers could seek to cancel or delay orders in the future. While in some cases we have contractual protections against such cancellations or requests for delayed shipments, there is no assurance that we can collect amounts due under those provisions.

We face substantial competition from several competitors and if we do not compete effectively with these competitors our market share could decline.

We face substantial competition in the semiconductor equipment industry, from both potential new market entrants and established competitors. Many of our customers and potential customers are relatively large companies that require global support and service for their semiconductor manufacturing equipment. Many of our competitors and potential competitors have significantly greater financial, technical, marketing and/or service resources than us and/or have greater geographical reach to existing and prospective customers. Many of these companies also have a larger installed base of products, longer operating histories or greater name recognition than we do. On December 21, 2009, Applied Materials, Inc., the largest company in the semiconductor capital equipment industry, announced that it had completed the acquisition of Semitool, Inc., an established competitor, through a cash tender offer.  Other competitors include Ebara Corporation, OC Oerlikon Corporation AG, Tegal Corp., ULVAC, Inc., Novellus Systems Inc. (“Novellus”) and Electroplating Engineers of Japan Ltd. Our larger competitors have more extensive infrastructures, which could place us at a disadvantage when competing for the business of global semiconductor device manufacturers. In addition, our competitors may be able to respond more quickly than us to changes in end-user requirements and devote greater resources to the enhancement, promotion and sale of their products.

 To maintain or capture a position in the market, we must develop new and enhanced systems and introduce them at competitive prices on a timely basis, while managing our R&D, product and warranty costs. Semiconductor manufacturers incur substantial costs to install and integrate capital equipment into their production lines. This increases the likelihood of continuing relationships with chosen equipment vendors, including our competitors, and the difficulty of penetrating new customer accounts.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure you that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price, performance and/or cost of ownership features, or that new processes or technologies will not emerge that render our products less competitive or obsolete.

Our Stratus product line accounts for a substantial portion of current and anticipated sales.

Our Stratus product accounted for a majority of our product revenues for the years ended December 31, 2007 and 2008 and substantially all of our product revenues for the year ended December 31, 2009.  We expect revenues from Stratus to continue to account for a majority of our revenues for the foreseeable future. Accordingly, if the Stratus product line was adversely affected by its own performance, price or total cost of ownership, or the availability, functionality and price of competing products and technologies, that could have a material adverse impact on our business, financial condition, results of operations and cash flows.

If we are required to change our pricing models to compete successfully, our margins and operating results may be adversely affected.

Due to intense competitive conditions in the semiconductor equipment industry, we may have to, from time to time, selectively reduce prices on our systems in order to protect our market share, and competitive pressures may necessitate further price reductions. Periodically, our competitors announce the introduction of new products or lower prices.  These announcements could affect our customers’ decisions to purchase our systems, the prices we can charge for our systems and the level of discounts we may have to grant our customers. Any such changes would reduce our margins and could adversely affect our operating results.

We may be adversely affected by credit risk.

We are exposed to credit risk for accounts receivable in the event that counterparties do not meet their payment obligations. Although we believe our significant customers are financially sound, we attempt to mitigate our credit risk, to the extent possible, by performing credit reviews and seeking customer deposits and letters of credit in certain circumstances. Both economic and geopolitical uncertainty can influence the ultimate collectability of these receivable amounts. Failure to collect outstanding receivables could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to risks associated with outsourcing activities, which could result in supply shortages that could affect our ability to meet customer needs.

We outsource the manufacture of our sputter deposition equipment and our Stratus sub-assemblies, which enables us to focus on development, quality assurance and sales while allowing us to control our fixed overhead and capital equipment expenditures by minimizing manufacturing costs. Although we make reasonable efforts to ensure that third party providers will perform to our standards, our reliance on suppliers and subcontractors limits our control over manufacturer defects, delivery schedules and the ability to meet customer demand when faced with product shortages. Defects in workmanship, unacceptable yields and manufacturing disruptions may impair our ability to manage inventory and cause delays in shipments and cancellation of orders that may adversely affect our relationships with current and prospective customers and enable competitors to penetrate our customer accounts. In addition, third party providers may prioritize capacity for larger competitors or increase prices to us, which may adversely affect our profitability and our ability to respond to pricing pressures from competitors and customers.

Our growth and ability to meet customer demands depend in part on our ability to obtain from our suppliers timely deliveries of equipment and subassemblies for the manufacture and support of our products. Although we make reasonable efforts to ensure that such equipment is available from multiple suppliers, certain key parts may be obtained only from a single source or from limited sources. For instance, we outsource the manufacture of our sputter deposition systems exclusively to one supplier; however, if this supplier is unable to honor any order we place with it, we have the right to use this provider or other suppliers as we choose for orders for products referenced in such orders going forward. As a result of limited sources of supply, our supply channels may be vulnerable to disruption. Any such disruption to or termination of our supplier relationships might result in a prolonged inability to secure adequate supplies at reasonable prices or of acceptable quality, and may adversely affect our ability to bring new products to market and deliver them to customers in a timely manner. As a result, our business, revenues and operations may be adversely affected.

We are subject to the risks of operating internationally and derive the vast majority of our revenues from outside North America.

Our net revenues attributable to customers outside North America as a percentage of our total net revenues were approximately 78% for the year ended December 31, 2007, 90% for the year ended December 31, 2008, 69% for the year ended December 31, 2009 and 94% for the three month period ended March 31, 2010. We expect net sales outside the U.S. to continue to represent the vast majority of our future net sales. Because virtually all of our international sales are denominated in U.S. dollars, if the U.S. dollar rises in value in relation to foreign currencies, our systems will become more expensive to customers outside the U.S. and less competitive with systems produced by competitors outside the U.S., which could negatively impact our international sales. Our products are controlled goods for U.S. export control purposes. While we have implemented an export control compliance program, if the measures we have taken or will take in the future to comply with the U.S. export control regime are insufficient, we may be subject to significant penalties and/or restrictions on our ability to export our products. In addition, sales to customers outside the U.S. are subject to other risks, including:

•	exposure to currency fluctuations;

•	political and economic instability, public health crises, acts of war or terrorism;

•	natural disasters, such as earthquakes, noting that many semiconductor foundries are located in geologically unstable areas of the world;

•	unexpected changes in regulatory requirements;

•	difficulties in collecting accounts receivables;

•	tariffs and other market barriers;

•	positions taken by United States governmental agencies regarding possible national commercial and/or security issues posed by international business operations;

•	potentially adverse tax consequences;

•	inadequate protection or enforcement of our intellectual property and other legal rights in foreign jurisdictions;

•	difficulties in managing foreign sales representatives and distributors; and

•	difficulties in staffing and managing foreign branch operations and providing prompt and effective field support to our customers outside the U.S.

Any of these factors may have a material adverse effect on our business, financial condition or results of operations. Moreover, because we derive a substantial portion of our revenues from customers in Asia, any negative economic developments, legal or regulatory changes, terrorism or geo-political instability there, including the possible outbreak of hostilities or epidemics involving Singapore, China, Taiwan, Korea or Japan, could result in the cancellation or delay by certain significant customers of orders for our products. Any such occurrence could adversely affect our business, financial condition or results of operations, and our continuing expansion in Asia renders us increasingly vulnerable to such risks.

Variations in the amount of time it takes for us to sell our systems may cause fluctuations in our operating results, which could cause our stock price to decline.

Variations in the length of our sales cycles could cause our net sales, and thus our business, financial condition, results of operations and cash flows, to fluctuate widely from period to period and, in turn, cause our stock price to decline. Our customers generally take a long time to evaluate many of our products before committing to a purchase, during which time we may expend substantial funds and management effort educating them regarding the uses and benefits of our systems. The length of time it takes us to make a sale depends upon many factors, including:

•	the efforts of our sales force and our independent sales representatives and distributors;

•	the complexity of our customers’ fabrication processes;

•	the internal technical capabilities and sophistication of the customer; and

•	decisions on capital spending by our customers.

Because of the number of factors influencing our sales cycle, the period between our initial contact with a potential customer and the time at which we recognize revenue from our customer, if ever, varies widely in length. Our sales cycle typically ranges from several months to 18 months or more. Occasionally our sales cycle can be even longer, particularly with our international customers and new technologies. The subsequent build cycle, or the time it takes us to build a product to customer specifications after receiving an order, typically ranges from nine to 16 weeks. During these cycles, we commit substantial resources to our sales efforts in advance of receiving any revenue, and we may never receive any revenue from a customer despite our sales efforts.

When a customer purchases one of our systems, that customer often evaluates the performance of the system for a lengthy period before considering the purchase of more systems. The number of additional products a customer may purchase from us, if any, depends on many factors, including the customer’s capacity requirements. The period between a customer’s initial purchase and subsequent purchases, if any, often varies, and variations in length of this period could cause further fluctuations in our business, financial condition, results of operations, cash flows, and possibly our stock price.

If we deliver systems with defects, our credibility may be harmed, sales and market acceptance of our systems may decrease and we may incur liabilities associated with those defects.

Our products are complex and, accordingly, they may contain defects or errors, particularly when first introduced, that we may not discover until after a product has been released and used by our end-customers. Defects and errors in our products could materially and adversely affect our reputation, result in significant costs to us, delay planned release dates and impair our ability to sell our products in the future. The costs we incur correcting any product defects or errors may be substantial and could adversely affect our operating margins.

Defects could also lead to commercial and/or product liability as a result of lawsuits against us or against our customers. In many of our customer contracts, we have agreed to product liability indemnities without limitation on our liability. Because our product and commercial liability insurance policies currently provide only limited coverage per claim, in the event of a successful product liability and/or commercial claim, we could be obligated to pay damages that may not be covered by insurance or that are significantly in excess of our insurance limits.

While we plan to continually test our products for defects and errors and work with customers through our post-sales support services to identify and correct defects and errors, defects or errors in our products may be found in the future.

Failure of our products to gain market acceptance would adversely affect our financial condition and our ability to provide customer service and support.

Our growth prospects depend upon our ability to gain customer acceptance of our products and technology, which, in turn, depends upon numerous factors, including compatibility with existing manufacturing processes and products, perceived advantages over competing products and the level of customer service available to support such products. Moreover, manufacturers often rely on a limited number of equipment vendors to meet their manufacturing equipment needs. As a result, market acceptance of our products may be limited to the extent potential customers currently use a competitor’s manufacturing equipment. There can be no assurance that growth in sales of new products will continue or that we will be successful in obtaining broad market acceptance of our systems and technology.

We expect to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of any new systems. Our ability to commercially introduce and successfully market any new products is subject to a wide variety of challenges during this development cycle, including start up delays, design defects and other matters that could delay the introduction of these systems to the marketplace. The failure of any of our new products to achieve market acceptance would prevent us from recouping research and development expenditures and would harm our business, financial condition, results of operations and cash flows.

If we require additional capital in the future, it may not be available, or if available, may not be on terms acceptable to us.

We experienced negative net cash flows from operations in two of the last three fiscal years. We believe that our cash and cash equivalents, including the net proceeds of this offering, cash flows from operations and cash available from a revolving credit facility we entered into in December 2006, as subsequently amended, or renewed or replacement credit facilities, will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional financing to fund our operations in the future. Although we expect debt financing arrangements, cash flows generated from operating activities and the proceeds from this offering to be sufficient to fund operations at the current and projected levels in the future, there is no assurance that our operating plan will be achieved. Therefore, we may need to take actions to reduce costs, seek alternative financing arrangements or pursue additional placements of our common stock.

A significant contraction in the capital markets, particularly in the technology sector, may make it difficult for us to raise additional capital in the future, if and when it is required, especially if we are unable to maintain profitability. If adequate capital is not available to us as required, or is not available on favorable terms, our shareholders may be subject to significant dilution in their ownership if we raise additional funds through the issuance of equity securities, or we could be required to significantly reduce or restructure our business operations.

In June 2010 we entered into a new revolving credit and term loan facility.  This new loan facility provides for up to $7.0 million in borrowings under the revolving credit facility and $5.0 million under the term loan facility. In addition, the credit facility contains financial covenants that must be met for the availability of funds and is secured by a lien on substantially all our assets. There is no assurance that this facility will be sufficient to meet our needs or that  in the future we will be able to meet the requirements of these covenants so that the funds are available for borrowing.  After a decline in new order bookings in early 2009, we in fact became non-compliant with financial covenants associated with our prior credit facility and liquidity line capacity calculations for the facility were triggered.  This resulted in a subsequent agreement with our prior lender to modify the financial covenants in June 2009 together with a commitment by us to raise additional equity, which we raised in an offering that extended through November 30, 2009.  Our prior credit facility was paid off in June 2010. In the event that we default on the terms of our existing credit facility in the future, the lender has no obligation to modify any terms of the credit facility and would have a claim on the assets or our business, including our intellectual property. We expect that any renewed or replacement facilities would also provide for similar remedies on a default.

Our ability to recruit and retain management and other qualified personnel is crucial to our ability to develop, market, sell and support our products and services.

Our ability to compete in the highly competitive semiconductor equipment industry depends in large part upon our ability to attract and retain highly qualified managerial, technical, sales and marketing personnel. Competition for such personnel can be intense, and we cannot provide assurance that we will be able to attract or retain highly qualified personnel in the future. Stock options and other equity compensation comprise a significant component of our compensation of key employees, and, if our share price declines, it may be difficult to recruit and retain such individuals. In addition, the number of stock options and other equity incentives available for grant is limited, which may limit our ability to use equity incentives as a means to recruit and retain key employees.

Despite our efforts to retain valuable employees, members of our management, technical, sales and marketing teams may terminate their employment with us on short notice.  While we have employment agreements with certain of our employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice.  The loss of the services of any of our executive officers or other key employees or our inability to identify, hire, train and retain such persons could have a material adverse effect on our business, results of operations and financial condition.

Our ability to manage the integration of potential acquisitions and the potential disposition of product lines and technologies creates risks.

In the future, we may make acquisitions of complementary companies, products or technologies, or reduce or dispose of certain product lines or technologies that no longer fit our long-term strategies. Managing an acquired business, disposing of product technologies or reducing personnel entails numerous operational and financial risks, including:

•	diversion of management’s attention;

•	disruption to our ongoing business;

•	failure to retain key acquired personnel;

•	difficulties in integrating acquired operations, technologies, products or personnel or separating existing business or product groups;

•	unanticipated expenses, events or circumstances;

•	assumption of disclosed and undisclosed liabilities;

•	amortization of acquired intangible assets; and

•	difficulties in maintaining customer relations.

If we do not successfully address these risks or any other problems encountered in connection with an acquisition or disposition, such a transaction could have a material adverse effect on our business, results of operations and financial condition. In addition, if we proceed with an acquisition, our available cash may be used to complete the transaction, diminishing our liquidity and capital resources, or shares may be issued, which could cause significant dilution to our existing shareholders.

Risks Related to Legal Uncertainty

If the protection of our proprietary rights is inadequate, our business could be harmed.

We place a strong emphasis on the technically innovative features of our products and, where available, we generally seek patent protection for those features. We currently hold 11 U.S. patents, some with pending foreign counterparts, have 10 U.S. patent applications pending, and intend to file additional patent applications as we deem appropriate. There can be no assurance that patents will issue from any of our pending applications or that existing or future patents will be sufficiently broad to protect our technology. There is also no guarantee that any patents we hold will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to us, as our competitors may develop similar or superior technology based on inventions not covered by our patents or without infringing our patents.  In addition, we rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. These agreements could be breached and we may not have adequate remedies for any such breach. In any case, others may come to know about or determine our trade secrets through a variety of methods.

Now, and in the future, litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend ourselves against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could cause us to accrue substantial cost or divert our management or resources, which by itself could have a material adverse effect on our financial condition, results of operations and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities and damages to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could harm our business, financial condition, results of operations and cash flows.

In addition, the laws of certain foreign countries do not protect our intellectual property to the same extent as the laws of the United States and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries, some of which are countries in which we have sold and continue to sell systems. For example, in many countries other than the United States, the public disclosure of an invention prior to the filing of a patent application for the invention would invalidate the ability of a company to obtain a patent. Similarly, in contrast to the United States, where the contents of patent applications may remain confidential during the patent prosecution process in certain cases, the contents of a patent application may be published before a patent is granted, which provides competitors an advanced view of the contents of applications prior to the establishment of patent rights. For these and other reasons, we have not filed patent applications in these countries to the same extent that we file in the United States and, therefore, we are at risk that our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our products and use our proprietary technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties exist in the fields in which we and our collaborators are developing products. Some of these patents may grant very broad protections to their owners. As the semiconductor and semiconductor equipment industries expand and more patents are issued, the risk increases that our potential products may give rise to claims of infringement of the patent rights of others. There may be issued patents of third parties of which we are currently unaware that may be infringed by our products. Because patent applications can take many years to issue, there may be currently pending applications that may later result in issued patents that our products may infringe.

There is a substantial amount of litigation involving patent and other intellectual property rights in the semiconductor and semiconductor equipment industries generally and we may be exposed to, or threatened with, future litigation by third parties alleging that our products infringe their intellectual property rights. We may become subject to these claims either directly or through indemnities against these claims that we routinely provide to our customers and channel partners. In many of our customer agreements we do not have a limit on our liability for such claims and therefore a successful claim could result in significant liability to us. We have received a few claims from third parties asserting infringement and other claims, and may receive other such claims in the future. If a third party claims that we or our collaborators infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

•	infringement and other intellectual property claims that, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;

•
substantial damages for infringement, which we may have to pay if a court decides that the product at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

•	a court prohibiting us from selling our product unless the third party licenses its rights to us, which it is not required to do;

•	if a license is available from a third party, we may have to pay substantial royalties, fees or grant cross-licenses to our intellectual property rights; and

•	redesigning our products so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

If we lose our rights to use intellectual property that we currently license from third parties, we could be forced to seek alternative technology, which could increase our operating expenses and could adversely affect our ability to compete.

We license certain intellectual property used in our solutions from third parties. The termination of any of these licenses could delay our ability to ship our products while we seek to implement alternative technology offered by other sources and could require significant unplanned investments on our part if we are forced to develop alternative technology internally. In addition, alternative technology may not be available to us on commercially reasonable terms from other sources. In the future, it may be necessary or desirable to obtain other third party technology licenses relating to one or more of our products or relating to current or future technologies to enhance our product offerings. There is a risk that we will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, or at all.

We may become involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings in which one or more of our patents are used as a basis for such proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings brought by the U.S. Patent and Trademark Office may be necessary to determine the priority of inventorship with respect to owner rights to our U.S. patents and patent applications or those of our collaborators. An unfavorable outcome could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if a prevailing party does not offer us a license on terms that are acceptable to us. Litigation or interference proceedings may fail and, even if successful, might result in substantial costs and distraction of our management and other employees. We may not be able to prevent, alone or with our collaborators, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, they could have a substantial adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which non-compliance with such provisions can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ individuals who were previously employed at other semiconductor equipment companies, including our competitors or potential competitors, and as such, we may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In the past, one of our senior executives received a letter from his former employer alleging that he breached the terms of his non-disclosure agreement with the former employer by disclosing confidential information to us. We responded to this correspondence in July 2009 with a letter denying the allegation and have had no further contact with the former employer since that time.

We are exposed to various risks related to the regulatory environment.

We are subject to various risks related to: (1) new, different, inconsistent or even conflicting laws, rules and regulations that may be enacted by legislative bodies and/or regulatory agencies in the countries in which we operate; (2) disagreements or disputes between national or regional regulatory agencies related to international trade; and (3) the interpretation and application of laws, rules and regulations. If we are found by a court or regulatory agency not to be in compliance with applicable laws, rules or regulations, our business, financial condition and results of operations could be materially and adversely affected.

Compliance with environmental and health and safety regulations may be very costly, and the failure to comply could result in liabilities, fines and cessation of our business.

We are subject to a variety of governmental regulations related to the environment and health and safety, including regulations related to the handling, discharge and disposal of toxic, volatile or otherwise hazardous chemicals. Current or future regulations could require us or our customers to purchase expensive equipment or to incur other substantial expenses to comply with environmental or health and safety regulations. Any failure by us to control the use of, or adequately restrict the discharge or disposal of, hazardous substances could subject us to future liabilities, result in fines being imposed on us, or result in the suspension of production or cessation of our manufacturing operations.

We may be subject to personal injury claims based on alleged links between the semiconductor manufacturing process and certain illnesses. In the last few years, there has been increased media scrutiny and associated reports focusing on an alleged link between working in semiconductor clean room environments and certain illnesses, primarily different types of cancers. Because our equipment is manufactured and used in these clean rooms, we may become subject to liability claims. A significant judgment against us could harm our business, financial condition and results of operations.

General Company-Related Risks

There has been no prior market for shares of our common stock and there is no guarantee that an active public trading market will develop.

Prior to this offering, there has been no public market for our common stock, and a regular trading market may not develop and continue after this offering. Furthermore, the market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock following this offering. Among the factors considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives of the underwriters believe are comparable to us, estimates of our business potential and the present state of our business. See “Underwriting” for additional information.

Our share price will fluctuate and a holder may not be able to sell shares above the initial public offering price.

The initial public offering price of shares of our common stock may not be representative of the price that will prevail in the open market. Further, the market price of such shares may be volatile and could be subject to wide fluctuations due to a number of factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	changes in estimates of our future results of operations by us or securities analysts;

•	announcements of technological innovations or new products or services by us or our competitors;

•	changes affecting the semiconductor industry;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	additions or departures of key technical or management personnel;

•	issuances of debt or equity securities;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	sales of our common stock by us or our stockholders in the future;

•	dilution caused by the exercise of warrants or employee stock options or the issuance of shares on the vesting of restricted stock units;

•	trading volume of our common stock; and

•	other events or factors that may directly or indirectly affect the value or perceived value of our business and/or prospects, including the risk factors identified in this prospectus.

In addition, the financial markets have experienced significant price and value fluctuations that have particularly affected the market prices of equity securities of many technology companies and that sometimes have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the semiconductor industry specifically, may adversely affect the market price of shares of our common stock.

Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources, which could adversely affect our business. Any adverse determination in litigation against us could also subject us to significant liabilities.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $3.76  per share, based on an initial public offering price of $5.53  per share. Further, investors purchasing common stock in this offering will contribute approximately  37% of the total amount invested by stockholders since our inception, but will own approximately  28% of the shares of common stock outstanding.

This dilution is primarily due to the fact that some of our investors who purchased shares prior to this offering paid substantially less than the price offered to the public in this offering when they purchased their shares. We have previously issued shares of our common stock at a price per share ranging from $0.10 to $25.00. In addition, as of June 21, 2010, options to purchase 1,073,706 shares of our common stock at a weighted average exercise price of $0.60 per share and warrants exercisable for up to 625,577 shares of our common stock at a weighted average price of $3.04 per share were outstanding and, further, we had granted an aggregate of 527,500 restricted stock units to certain employees and directors. The exercise of any of these options or warrants or the vesting of any of those restricted stock units will result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of a liquidation of our company.

As a public company, we will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to comply with on a timely basis and will require significant resources and management’s attention.

Prior to this offering, we were not subject to the continuous and timely disclosure requirements of U.S. securities laws or the rules, regulations and policies of any exchange. We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company. These areas include corporate governance, corporate controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure purchasers of shares of our common stock that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs we may incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

Rules, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to attract or retain qualified officers and directors, which could adversely affect our business.

We may be unable to attract and retain qualified officers, directors and members of board committees necessary for our effective management as a result of the rules and regulations that govern publicly held companies, including certifications from executive officers and requirements regarding financial experts on boards of directors. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of rules and regulations and the strengthening of existing rules and regulations by the SEC. The perceived increased personal risk associated with these rules may deter qualified individuals from accepting these roles.

Further, certain of these rules heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from our company and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of common stock on a stock exchange could be adversely affected.

We are not currently permitted, nor do we currently intend, to pay any cash dividends on our common stock in the foreseeable future and therefore our shareholders may not be able to receive a return on their shares unless they sell them at an amount greater than the price at which shares are being sold in this offering.

We have never declared or paid any dividends on our shares. Further, our revolving line of credit currently prohibits our paying any cash dividends without the lender’s consent. We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, capital requirements and other factors as our board of directors deems relevant.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

We are unable to predict the effect that sales may have on the prevailing market price of our common stock. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

We expect that, prior to the effectiveness of this offering, existing stockholders holding substantially all of the outstanding shares of our common stock will be subject to lock-up agreements with the underwriters of this offering. The lock-up agreements will limit the number of shares of common stock that may be sold immediately following the public offering by restricting our stockholders’ rights to transfer shares of our common stock for at least 180 days from the date of this prospectus. Subject to certain limitations, approximately                           of our total outstanding shares will be eligible for sale upon expiration of the lock-up period. In addition, shares issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock. See “Shares Eligible for Future Sale.”

Certain holders of shares of our common stock are entitled to rights with respect to the registration of 9,083,134 shares of our common stock (not including 596,841 shares of our common stock entitled to such rights upon the exercise of outstanding warrants) shares under the Securities Act of 1933, as amended (the “Securities Act”), subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Shares Eligible for Future Sale.”

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our 2010 stock incentive plan, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

It is possible that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. Pursuant to our stock incentive plan, our management is also authorized to grant stock options and other equity incentives to our employees, directors and consultants. If we sell common stock, convertible securities or other equity securities in more than one transaction, or issue stock or options pursuant to our stock incentive plan, investors may be materially diluted by subsequent sales. Such sales or issuances may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

All of the shares of common stock sold in our initial public offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, us and would include persons such as our directors and executive officers.

Our shares are subject to potential delisting if we do not continue to maintain the listing requirements of the TSX.

We have applied to list our shares on the Toronto Stock Exchange, but have not yet been approved for listing.  Listing will be subject to fulfilling all of the listing requirements of the TSX, which we will need to finalize prior to the effectiveness of this offering in order for the shares sold pursuant to this offering to be freely tradable on the TSX.  Moreover, we will need to continue to comply with such requirements going forward in order to maintain our listing.

Trades of our shares on the TSX will be denominated in Canadian dollars.

Trades of our shares on the TSX will be denominated in Canadian dollars, potentially exposing holders of our stock to the risk of declines in the value of the Canadian dollar relative to the U.S. dollar and other currencies.  While the Canadian dollar has recently traded above the U.S. dollar, for most of the past five years the Canadian dollar has traded below the U.S. dollar.  See “Use of Proceeds - Currency and Exchange Rate Data.”

U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), impose sales practice and disclosure requirements on certain United States broker-dealers who engage in certain transactions involving a “penny stock.” Subject to certain exceptions, a penny stock generally includes any unlisted equity security that has a market price of less than $5.00 per share. In the event that the price for the shares of our common stock falls below $5.00 per share, the additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares or our common stock, which could severely limit the market liquidity of such shares and impede the their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Our officers and directors and other affiliates may be able to exert significant control over the company.

After this offering, our executive officers, directors, 5% stockholders and their affiliates will beneficially own or control, directly or indirectly, approximately 11,821,158  shares of our common stock, which in the aggregate will represent approximately  60.21% of our outstanding common stock. Therefore, these stockholders will have the ability to influence the company through this ownership position.

These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. In addition, after this offering our three largest stockholders will beneficially own or control, directly or indirectly, approximately 56.11% of our outstanding common stock and, as such, could block any corporate action requiring the consent of the holders of 50% or more of our common stock. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that a stockholder may believe is in its best interest. See “Principal Stockholders.”

Our ability to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments is limited by provisions of the Internal Revenue Code, and may be subject to further limitation as a result of the transactions contemplated by this offering.

Section 382 and 383 of the Internal Revenue Code of 1986, as amended, (the “Code”), contain rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards and certain built-in losses is equal to the product of the applicable long term tax exempt rate and the value of the company’s stock immediately before the ownership change. We may be unable to offset our taxable income with losses, or our tax liability with credits, before such losses and credits expire and therefore would incur larger federal income tax liability.

In addition, it is possible that the transactions described in this offering, either on a standalone basis or when combined with future transactions (including issuances of new shares of our  common stock or  common stock and sales of shares of our  common stock), will cause us to undergo one or more additional ownership changes. In that event, we generally would not be able to use our pre-change loss or credit carryovers or certain built-in losses prior to such ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383 of the Code and those attributes already subject to limitations (as a result of our prior ownership changes) may be subject to more stringent limitations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “seek,” “anticipate,” “could” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include, among other things, statements about:

•	our expectations related to the use of proceeds from this offering;

•	the timing, conduct and success of our sales activities;

•	the progress of, timing of and amount of expenses associated with our research, development and commercialization activities;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products;

•	our plans with respect to collaborations and licenses related to the development, manufacture or sale of our products;

•	our expectations as to future financial performance, expense levels and liquidity sources;

•	our ability to manage growth;

•	our ability to compete with other companies that are or may be developing or selling products that are competitive with our products;

•	anticipated trends and challenges in our current and potential markets;

•	our ability to attract and motivate key personnel; and

•	other factors discussed elsewhere in this prospectus.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC and Canadian securities regulators after the date of this prospectus. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

We estimate that the net proceeds of the sale of the common stock that we are offering will be approximately $27.3  million, or $31.5  million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $5.53  per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional working capital to fund anticipated operating expenses, reduce existing indebtedness, establish a public market for our common stock and facilitate future access to the public markets. The business objective of this offering is to support the execution of our growth strategy to become the leading solutions provider for wafer level packaging worldwide.  The events or initiatives that are critical to successfully achieving this objective are: maintaining and expanding our technology leadership, strengthening our global presence in order to provide the infrastructure to support our geographically diverse customer base, leveraging process technologies across markets and applications, and broadening our intellectual product portfolio.  See “Business – Our Growth Strategy.”  The achievement and timing of these events and initiatives is not predictable and will depend on many variables, including our ability to innovate ahead of our competitors and macroeconomic factors that influence demand for products that use semiconductors.

We estimate that we will use the proceeds of this offering, in combination with existing cash resources of approximately $1.5 million as of March 31, 2010, as follows:

•	approximately $10.0 million to fund demonstration units to be placed with potential customers;

•	approximately $10.0 million to fund the purchase of subassemblies and other inventory;

•
up to $5.0 million to payoff the term loan with Comerica, N.A. carrying an interest rate of LIBOR plus 6.25%. There are no guarantors under this facility. We anticipate the line of credit  portion of this facility to be used for working capital to support growth. Depending upon a number of business factors, we may elect to use a portion of the proceeds from this offering to pre-pay all or a portion of the term loan.  These factors include, but are not limited to, current and projected revenues, gross margins and cash flows from operations, general economic conditions and new consumer applications for our technology that could affect future demand for our products, increases or decreases in interest rates, and other unanticipated expenditures for future activities which are unknown as of this time. Any funds from this offering not used to pay down the term loan will be added to the proceeds available for general corporate purposes ;

•	approximately $2.7 million for the expenses of this offering; and

•
the remaining $2.3 million  for general corporate purposes, such as general and administrative expenses, capital expenditures, working capital, prosecution and maintenance of our intellectual property and the potential investment in technologies or products that complement our business. See “Business – Our Growth Strategy.”

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our systems sales, research, development and commercialization efforts of new products, our existing and future strategic collaborations and partnerships and our operating costs and expenditures. Accordingly, our management will have significant flexibility in the expenditure of the net proceeds of this offering.

As indicated above, one of the purposes of the offering is to obtain additional working capital to fund operating expenses.  We experienced negative net cash flows from operating activities in the fiscal years ended December 31, 2007 and 2009 and for the three month period ended March 31, 2010.  In our most recent fiscal year ended December 31, 2009, we achieved positive net income from operations of $2.26 million, but negative net cash flow from operations of $1.26 million, primarily as a result of an increase to accounts receivable during the year to $5.64 million (compared to a decrease of $3.16 million in the previous fiscal year) and inventories of $0.82 million.  Likewise, for the three month period ended March 31, 2010, we achieved positive net income from operations of $0.33 million, but negative net cash flow from operations of $3.49 million, primarily as a result of a decrease in accounts payable during the period of $2.24 million and accrued expenses of $0.89 million. To the extent that cash flows from operations and our current or future debt facilities are insufficient to fund our operations, the net proceeds of the offering may be used to fund any shortfall.  See “Risk Factors.”

As the costs and timing of product development and commercialization are subject to substantial risks and can often change, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our development activities, the continuation of our existing collaborations and the establishment of new arrangements, our manufacturing requirements and regulatory or competitive developments. We may also use a portion of the net proceeds to us to expand our business through acquisitions of other companies, assets or technologies and to fund joint ventures with development partners. At this time we do not have any commitment to any specific acquisitions or to fund joint ventures.  Alternatively, we may acquire another company with payment through securities, including debt.

Pending use of the proceeds from this offering as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities, certificates of deposit or Treasury or other government agency securities that can be liquidated at any time without penalties, or are readily convertible to cash, at the discretion of NEXX.

CURRENCY AND EXCHANGE RATE DATA

We measure and report our financial results in U.S. dollars.  The following table sets forth, for the periods indicated, the high, low, average and period-end noon spot rates of exchange for one U.S. dollar in Canadian dollars published by the Bank of Canada.  Although obtained from sources believed to be reliable, the data is provided for informational purposes only, and the Bank of Canada does not guarantee the accuracy or completeness of the data.  No representation is made that the U.S. dollar amounts have been, could have been or could be converted into Canadian dollars at the noon buying rate on such dates or any other dates.

	Highest Rate During Period	Lowest Rate During Period	Average Rate During Period(1)	Rate at the End of Period
June 2010	$1.0606	$1.0199	—	$1.0606
May 2010	$1.0778	$1.0116	—	$1.0462
April 2010	$1.0201	$0.9961	—	$1.0116
March 2010	$1.0421	$1.0113	—	$1.0156
February 2010	$1.0734	$1.0420	—	$1.0421
January 2010	$1.0657	$1.0251	—	$1.0650
2009 Fiscal Year	$1.3000	$1.0292	$1.1374	$1.0466
2008 Fiscal Year	$1.2969	$0.9719	$1.0716	$1.2246
2007 Fiscal Year	$1.1853	$0.9170	$1.0666	$0.9881
2006 Fiscal Year	$1.1726	$1.0990	$1.1308	$1.1653
2005 Fiscal Year	$1.2704	$1.1507	$1.2460	$1.1659

(1)	Determined by averaging the rates on the last business day of each month during the respective period.

On July 15 , 2010, the noon buying rate posted by the Bank of Canada was U.S.$1.00 = Cdn $1.0403 .  Unless otherwise specified, all references to “dollars,” “US$” or “$” in this prospectus are to United States dollars and references to “Cdn$” in this prospectus are to Canadian dollars.

Unless otherwise specified, all Canadian dollar values have been translated to U.S. dollars, or vice versa, using a convenience translation of U.S.$1.00 = Cdn $1.04 .

DIVIDEND POLICY

The holders of  common stock will be entitled to share equally in any dividends that our board of directors may determine to issue from time to time.  We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our board of directors may deem relevant.  Our current loan agreement with our secured lender prohibits the payment of cash dividends without the lender’s prior written consent.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010:

•	on an actual basis;

•
on a pro forma basis to give effect to our November 2009 board authorization to proceed with an initial public offering, conditioned on all outstanding redeemable preferred convertible securities converting to common stock or warrants to purchase common stock and consideration granted to preferred shareholders and preferred warrant holders in exchange for the waiver of the contractual right not to convert such shares upon an initial public offering that raises less than $25 million; the pro forma gives effect to (a) the exercise of all outstanding warrants to purchase shares of series D preferred stock at an exercise price of $0.01 per share and conversion of all outstanding shares of redeemable convertible preferred stock as of March 31, 2010 into 88,802,879 shares of our common stock upon the closing of this offering; and (b) the elimination of the preferred stock warrant liability due to the exercise prior to, or termination upon, the initial public offering of warrants to purchase shares of series D preferred stock at an exercise price of $0.01 per share and conversion of other warrants to purchase preferred stock into warrants to purchase common stock (the impact of the fair value of the preferred warrants and associated share consideration per the Waiver Agreement (as defined below) is addressed in footnote 2 below);

•
on a pro forma as adjusted basis to give further effect to (a) a 1 to 10 reverse stock split; (b) share consideration of approximately 2,883,099 shares of our common stock to the holders of our redeemable convertible preferred stock immediately prior to the completion of this offering; (c) the estimated receipt by us of net proceeds of $27.3 million from the sale of shares of our common stock that we are offering, assuming an initial public offering price of $5.53  per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of $2.7 million (d) repayment of $5.5 million of outstanding debt owed to Hercules Technology Growth Capital Inc.; and (e) the issuance of 5,424,955 shares of common stock in this offering.

You should read the following table in conjunction with our financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of March 31, 2010
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(in thousands, except share and per share data)

Long-term debt, including current portion 2	$5,500	$5,500	$—
Preferred stock warrant liability	801	—	—
Redeemable convertible preferred stock, par value $0.001 per share: 85,560,230 shares authorized, 73,374,239 shares issued and outstanding, actual; no shares authorized; no shares issued and outstanding, pro forma; no shares authorized, no shares issued and outstanding, pro forma as adjusted	36,909	—	—

Common stock, $0.001 par value: 160,301,747 shares authorized, 19,333,996 shares issued and outstanding, actual; 160,301,747 shares authorized and 108,136,901 issued and outstanding pro forma; 30,000,000 shares authorized, 19,121,744 shares issued and outstanding, pro forma as adjusted	19	108	19
Additional paid-in capital 3	11,654	49,275	93,551
Accumulated deficit 4	(42,048)	(42,048)	(59,635)
Accumulated other comprehensive income	(9)	(9)	(9)
Total stockholders’ equity (deficit)	$(30,384)	$7,325	$33,925
Total capitalization	$12,826	$12,826	$39,426

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $5.53  per share would increase (decrease) the amount of pro forma as adjusted cash, cash equivalents and available-for-sale securities; additional paid-in capital; total stockholders’ equity (deficit) and total capitalization by approximately $1.2 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
Please note that the Hercules loan facility was paid off in June 2010 and replaced with a loan facility with Comerica Bank, pursuant to which a $5.0 million term loan is currently outstanding.  Although it is our current plan to pay down the proceeds of the Comerica term loan with proceeds from the offering, we may modify these plans to pay down either only a portion of the $5 million term loan or none of the loan, depending upon numerous market factors, including anticipated cash needs, prevailing and anticipated future interest rates, proceeds realized if any portion of the over-allotment option is exercised, and other business factors.

(3)
Additional paid-in-capital is adjusted pro forma for the conversion of shares of our preferred stock into shares of common stock of $36.9 million, and further adjusted for pro forma as adjusted to account for the net proceeds of $27.3 million in this offering and the elimination of the remaining preferred stock warrant liability of $0.8 million. The preferred stock warrant liability associated with the outstanding preferred warrants and any related Share Consideration will be re-measured upon the Initial Public Offering. For example, based on the exercise price of $3.80 per share, the intrinsic value of the outstanding warrants to purchase 412,000 shares of common stock compared to the anticipated midpoint IPO price of $5.53 will result in a charge of approximately $713,000 (412,000 multiplied by $1.73 intrinsic value), coupled with the intrinsic value of the share consideration of $647,000 (117,000 shares multiplied by $5.53 ), or approximately $1.4 million total.  Any change in value will be offset against the warrant liability and current earnings.

(4)
Pro forma adjusted accumulated deficit has been adjusted for a non-recurring charge related to recording the effect of the fair value of the share consideration under the “Waiver Agreement” (as defined below) of 28,830,989 shares, based on the midpoint price of $5.53 , or approximately $15.9 million; with an offset to Additional Paid in Capital of approximately $15.9 million and Common Stock of approximately $2,900.

The table above does not include:

•
1,079,987 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2010, with exercise prices ranging from $0.10 to $9.40 per share and a weighted average exercise price of $0.60 per share;

•
509,863 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2010, with exercise prices ranging from $3.04 to $5.10 per share and a weighted average exercise price of $4.34 per share;

•	the issuance of 527,500 unvested restricted stock units issued to our employees and certain outside directors in January 2010;

•
134,198 additional shares of common stock reserved for future grants under our 2003 employee, director and consultant stock option plan as of March 31, 2010, as well as up to 1,108,701  shares of common stock reserved for future grants under our 2010 stock incentive plan; and

•	8,600 shares of common stock issuable upon the exercise of options granted in April and May 2010 at an exercise price equal to the price per share of this offering.

DILUTION

After giving effect to the Capital Reorganization, our pro forma net tangible book value as of March 31, 2010 was $7.3  million, or $0.53 per share based on  13,696,789 shares of our common stock outstanding on such date, representing the amount of our tangible assets less our total liabilities after giving effect to elimination of the preferred stock warrant liability as a result of the conversion of warrants to common shares or common share warrants.  On a per share basis, the pro forma net tangible book value is divided by the number of shares of common stock outstanding as of March 31, 2010 after giving effect to the 1 to 10 reverse stock split, the conversion of all outstanding shares of our convertible preferred stock into 8,880,287 shares of our common stock and share consideration of approximately 2,883,098 shares of common stock to the holders of shares of our convertible preferred stock in exchange for the waiver of certain contractual rights that will each occur upon completion of the offering.

After giving effect to the sale of  5,424,955  shares of common stock that we are offering, assuming an initial public offering price of $5.53  per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2010 would have been approximately $33.9  million, or approximately $1.77  per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $1.24  per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $3.76  per share to new investors purchasing shares of common stock in this offering assuming an initial public offering price of $5.53  per share, which is the midpoint of the range listed on the cover page of this prospectus. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial offering price per share of common stock		$5.53
Pro forma net tangible book value per share as of March 31, 2010	$0.53
Increase in pro forma net tangible book value per share attributable to this offering	$1.24
Pro forma as adjusted net tangible book value per share after this offering		$1.77
Dilution per share to new investors		$3.76

        A $1.00 increase (decrease) in the assumed initial public offering price of $5.53  per share of  common stock, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share by $0.09 on average  and the dilution per share to new investors by $0.91 on average , in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        If the underwriters exercise their over-allotment option in full in this offering, the pro forma as adjusted net tangible book value would be $1.70  per share, the increase in pro forma net tangible book value per share to existing stockholders would be $1.17  and the dilution per share to new investors would be $3.83  per share, in each case assuming an initial public offering price of $5.53  per share, which is the midpoint of the range listed on the cover page of this prospectus.

        The following table summarizes, as of March 31, 2010, the differences between the number of shares of common stock purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. We have previously issued shares of our common stock at a price per share ranging from $0.10 to $25.00. The calculation below is based on an assumed initial public offering price of $5.53  per share, which is the midpoint of the range listed on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price per Share
Existing Stockholders	13,696,789	72%	$50,260,966	63%	$3.67
New Investors	5,424,955	28%	$30,000,000	37%	$5.53
Total	19,121,744	100%	$80,260,966	100%	$4.20

        The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of March 31, 2010, after giving effect to the Capital Reorganization; and excludes:

•
1,079,987 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2010, with exercise prices ranging from $0.10 to $9.40 per share and a weighted average exercise price of $0.60 per share;

•
509,863 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2010, with exercise prices ranging from $3.04 to $5.10 per share and a weighted average exercise price of $4.34 per share; and

•	the issuance of 527,500 unvested restricted stock units issued to our employees and certain outside directors in January 2010;

•
134,198 additional shares of common stock reserved for future grants under our 2003 employee, director and consultant stock option plan as of March 31, 2010, as well as up to 1,108,701  shares of common stock reserved for future grants under our 2010 stock incentive plan; and

•	8,600 shares of common stock issuable upon the exercise of options granted in April and May 2010 at an exercise price equal to the price per share of this offering.

If all our outstanding stock options and warrants had been exercised and all outstanding restricted stock units had vested as of March 31, 2010, assuming the treasury stock method, our pro forma net tangible book value as of March 31, 2010 would have been approximately $7.3  million or $0.46  per share of our common stock, and the pro forma net tangible book value after giving effect to this offering would have been $1.60  per share, representing dilution in our pro forma net tangible book value per share to new investors of $3.93 .

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data together with our consolidated financial statements and the related notes beginning at page F-4 of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.  We have derived the consolidated statements of operations data for the three months ended March 31, 2009 and 2010 and the consolidated balance sheet as of March 31, 2010 from our unaudited financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the consolidated balance sheet data as of December 31, 2007, 2008 and 2009 from our audited financial statements included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
	(all numbers in thousands except per share data)
Consolidated Statements of Operations

Net Sales	$9,875	$6,652	$38,192	$18,330	$25,702
Cost of Sales	5,181	3,656	20,579	10,959	14,080
Gross Profit	4,694	2,997	17,613	7,371	11,622
Operating Expenses:
Selling, general and administrative	2,498	1,596	8,960	7,983	7,363
Research and development	1,865	1,231	6,396	6,498	7,829
Total Operating Expenses	4,363	2,827	15,356	14,481	15,192
Income/(Loss) from Operations	331	170	2,257	(7,111)	(3,570)
Other Income (Expense):
Interest income	1	2	5	22	42
Interest expense	(249)	(284)	(1,219)	(1,418)	(1,289)
Other income (expense)	—	0	7		5
Unrealized gain (loss) on preferred stock warrant liability	(5)	—	170	(27)
Other income (expense) - net	(253)	(282)	(1,037)	(1,423)	(1,242)
Income (Loss) Before Income Taxes	$78	$(112)	$1,220	$(8,534)	$(4,812)
Provision for Income Taxes	1	—	29	—	—
Net Income (Loss)	$77	$(112)	$1,192	$(8,534)	$(4,812)
Net income (loss) attributable to common stockholders
- basic	$12	$(112)	$248	$(8,534)	$(4,812)
- diluted	$18	$(112)	$78	$(8,534)	$(4,812)
Net income (loss) per share attributable to common stockholders
- basic	$0.00	$(0.01)	$0.02	$(0.58)	$(0.33)
- diluted	$0.00	$(0.01)	$0.00	$(0.58)	$(0.33)
Weighted average number of common shares outstanding
- basic	16,309	14,707	14,992	14,707	14,668
- diluted	120,950	14,707	83,328	14,707	14,668
Shares used in computing pro forma basic and diluted net loss per common share (unaudited)	15,133	N/A	14,233	N/A	N/A
Pro forma net income per common share, basic and diluted (unaudited)(1)	$0.00	N/A	$0.02	N/A	N/A

(1)
Pro forma diluted income per share has been computed assuming the conversion of all outstanding shares of preferred stock into shares of common stock and the dilutive effect of the issuance of approximately 28.8 million shares of common stock per the 30 million common share consideration noted below.  The reduction in earnings per share resulting from the excess fair value of the approximately 28.8 million common share consideration over the fair value of securities issuable pursuant to the original exchange terms will be material and occur primarily in the quarter of the IPO effectiveness when most of the common shares will be issued.  Pro forma diluted income per share has also been computed assuming a 1 to 10 reverse stock split approved by the board of directors and shareholders contingent upon the effectiveness of the Company’s initial public offering.

In November 2009, the Company’s board of directors authorized the Company to proceed with an initial public offering of its common stock, and upon consummation of that offering all of the Company’s outstanding shares of redeemable convertible preferred stock will convert to common stock, and warrants to purchase shares of the Company’s redeemable convertible preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the redeemable convertible preferred stock.  As authorized by the board of directors, 28,830,869 shares of common stock would be issued to holders of redeemable convertible preferred stock and 1,169,131 common shares reserved for issuance to warrant holders to be issued if and when the warrants are exercised (collectively, the “30 million common share consideration”).  The 30 million common share consideration is in exchange for the waiver of the contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of the Company’s common stock that raises less than $25 million.

	As of March 31,	As of December 31,
	2010	2009	2008	2007
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data

Cash and cash equivalents	$1,525	$4,014	$3,990	$1,623
Working capital (deficit)	4,293	4,383	(2,644)	1,568
Total assets	22,462	24,046	18,216	20,356
Preferred stock warrant liability	801	1,785	3,465	317
Long-term debt, including current portion	5,500	4,065	7,659	15,083
Redeemable convertible preferred stock	36,909	35,897	28,913	21,659
Total NEXX Systems, Inc. stockholders’ equity (deficit)	(30,384)	(30,581)	(31,951)	(23,612)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP. The following discussion and analysis contains forward-looking statements that involve known and unknown risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.” See also the section entitled “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus. All historical information does not give effect to the Capital Reorganization.

Overview of our Business

NEXX Systems, Inc. is a Delaware corporation founded in 2001. We meet the demand for smaller, high performance packages by designing, manufacturing, installing and servicing highly-engineered semiconductor process equipment that automates the packaging of semiconductor devices. Advanced packaging processes, examples of which include “flip chip,” package on package and emerging 3D TSV packaging, enable the packaging of integrated circuits that power this broad range of communications, computing and consumer electronic products.  We estimate that the advanced packaging equipment market addressed by our current products was approximately $170 million in 2008 and we expect to exceed $500 million by 2013.

Our business is historically subject to highly cyclical industry conditions and is affected by the spending patterns of our customers on semiconductor capital equipment. The amount that our customers devote to this spending depends on a number of factors, including global economic conditions, technological advances and end-user demand for personal computers, mobile phones and other consumer electronics that use semiconductors, as well as new technology developments anticipated to drive the next stage of semiconductor needs. In addition, the industry is characterized by intense competition and rapidly changing technology. We continue to work closely with our customers and make substantial investments in research and development in order to deliver innovative products that enhance productivity for our customers and utilize the latest technology. We believe these investments have positioned us for future growth.

We derive our revenues primarily from sales of our two equipment platforms, the Apollo and the Stratus, and related equipment spare parts and services. Our revenues have grown from approximately $18.3 million in the year ended December 31, 2008 to $38.2 million in the year ended December 31, 2009. This growth is primarily attributable to an increase of sales of the Stratus to one of the semiconductor industry’s largest foundries.

We believe that our ability to increase revenues in the future will depend on:

•	expanding the number of customers purchasing our equipment solutions for applications in advanced wafer level packaging;

•	expanding the number of systems purchased by each of our customers;

•	generating greater revenues from spares and services as more tools are installed worldwide; and

•	introducing new product platforms to address complementary areas in wafer level packaging.

In order to successfully execute our growth strategy, we must increase awareness of our company and our product platforms to a broader group of semiconductor manufacturers and expand their understanding of emerging trends in wafer level packaging. As an additional means of increasing revenues in the future, we will continue to seed existing and prospective customers with evaluation units and related support, invest heavily in our operations to augment existing product platforms, and introduce new solutions.

Background and Acquisitions

In 2001, we began operations with the acquisition of the Nimbus, our first-generation sputter deposition equipment technology, from MKS Instruments, Inc. (“MKS”). Members of our team initially developed the core technologies for our products at a prior company, Applied Science and Technology, Inc., which was acquired by MKS.

At the outset of our operations, we pursued sales of the Nimbus to certain segments of the advanced semiconductor packaging market, particularly wafer bumping applications. We believed the wafer level packaging market would grow in the future and therefore we also sought opportunities to expand our solutions through internal and external initiatives.

 In 2003, we acquired All-Wet Technologies Inc. (“All Wet”), whose technology represented the foundation of our Stratus electro-deposition systems. Initially, we targeted sales of the Stratus to volume applications in solder bumping. A fully automated, high throughput version of Stratus was introduced in July 2006 and one year later received two industry awards; the “Best Product 2007” by Semiconductor International and the “Advanced Packaging Award” in 2007.

In 2008, we introduced the Apollo, our second-generation sputtering deposition system, which represented enhancements in both throughput and cost of ownership.

In the past year, we have expanded customer joint development collaborations to three initiatives involving IBM’s packaging alliance, IMEC in Europe, and SEMATECH in North America. Much of our current development activities address emerging 3D chip stacking with through silicon vias (“TSV”) technology. We expect to continue to expend a significant portion of revenues in the future to meet customers’ specific technology requirements and future technology trends.

Key Performance Indicators

We focus on revenues, gross profit and profitability in managing our business as well as bookings and shipments. Bookings, which are current period orders net of current period cancellations, are firm orders for which we have received customer authorization with delivery dates no more than 12 months from the balance sheet date. Shipments are products sold and shipped to customers and research and development collaborators without regard for revenue deferral related to customer acceptance. Revenues are based upon revenue recognition for products as accepted by customers. In some instances, we have placed equipment with customers for product trial and acceptance and do not recognize revenue on these shipments until the customer accepts and pays for the product. We also derive revenues from extended warranty and service revenues, as well as payment for funded research and development.

	Year ended December 31,			Three Months ended March 31,
	2009	2008	2007	2010	2009
	(in thousands)
Bookings	$39,844	$23,719	$28,561	$18,416	$4,952
Shipments	$38,458	$24,653	$22,633	$10,224	$7,327
Revenues	$38,192	$18,330	$25,702	$9,875	$6,652
Gross Profit	$17,613	$7,371	$11,622	$4,694	$2,997
Gross Profit %	46.1%	40.2%	45. 2%	47.5%	45.0%
Operating Income(Loss)	$2,257	$(7,111)	$(3,570)	$331	$170
Other Income (Expense), Net	$(1,037)	$(1,423)	$(1,242)	$(253)	$(282)
Net Income(Loss)	$1,192	$(8,534)	$(4,812)	$77	$(112)

Bookings and shipments are not recognized performance measures under GAAP and do not have any standardized meaning prescribed by GAAP. We believe that bookings and shipments are useful complementary measures of projected activity in future periods and are commonly used by our management to evaluate our projected activity in future periods. Any such projections are forward-looking in nature and there can be no assurance that backlog or bookings will accurately reflect future sales. See “Special Note Regarding Forward Looking Statements” and “Risk Factors.” There are no direct comparable measures to bookings or shipments in GAAP.

To date, our operations have been funded by equity financings, a term loan and revolving line of credit financing, and revenues from operations.

Sources of Revenue

Our product revenues result from sales of our physical vapor deposition (“PVD”) and electrochemical deposition (“ECD”) tools and spares and support services used by customers who have installed those tools.

Cost of Revenues

Cost of goods sold include materials, direct labor and production overhead costs incurred in manufacturing products or spares or labor incurred in delivering support services.

Operating Expenses

Research and Development

Research and development expenses consist of salary and other compensation costs, materials consumed on projects, supplies, travel, consultants and depreciation of lab equipment incurred as a result of our product development initiatives.

Selling, General and Administrative

Selling, general and administrative expenses consist of compensation costs for sales, customer support, and administrative personnel, commission, travel, trade shows and costs related to new customer evaluations of our tools and incurred to support sales to the global customer base.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, valuation of inventory and accounts receivable, valuation of investments and income taxes, stock-based compensation, costs eligible for capitalization, intangible assets and related amortization.

We base these estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events.  These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  By their nature, estimates are subject to an inherent degree of uncertainty.  Actual results may differ from management’s estimates.

Warranty Obligations

Our obligations for warranty are accrued concurrently with the revenue recognized on the related equipment.  We estimate average warranty cost per system and record the warranty provision as an element of cost of sales upon recognition of the related revenue.  The overall warranty accrual is separately analyzed using the remaining warranty periods outstanding on systems under warranty and any resulting changes in estimates are recorded as cost of sales adjustments.  If a significant change in warranty-related incidents occurs, the impact of the change in the warranty accrual could be material.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  Our cash equivalents consist primarily of money market instruments. We maintain cash balances in a bank located in California, whose deposits are insured by the Federal Deposit Insurance Corporation, up to $250,000.  Although at various times throughout the year our cash balances may exceed the insured limit, we do not believe that these balances are subject to any unusual risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding receivable balances.  We provide for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on our assessment of the current status of individual accounts.  Receivable balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. As of each of March 31, 2010, December 31, 2009 and December 31, 2008, we had not recorded any allowance for probable uncollectible amounts.

Inventories

Inventories consist of materials, components and subassemblies used in the assembly of our products for sale or maintained to support maintenance and warranty obligations.  Raw material inventories are stated at the lower of cost (first-in, first-out method) or market and work-in-process and finished goods inventories are stated based upon specific identification of items held. We include in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance. We maintain a perpetual inventory system and continually record the quantity on-hand and cost for each product, including purchased components, subassemblies and finished goods.  We maintain the integrity of perpetual inventory records through periodic physical counts of quantities on hand. We include in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

All inventory carrying value is reduced for estimated excess and obsolescence by the difference between cost and estimated market value.  This estimate is based on assumptions regarding future demand and evaluation for potential obsolescence resulting from known and anticipated engineering change orders and new products.  Based on this analysis, which also encompasses our purchase order commitments, we record an adjustment to reserves impacting cost of sales to reflect inventory at lower of cost or market.  If actual demand is substantially lower than estimates, additional inventory adjustments for excess or obsolete inventory might be required, which could have a material adverse effect on our business, financial condition and results of operations.

Equipment and Improvements

Equipment and improvements are stated at cost, less accumulated depreciation and amortization.  Machinery and equipment includes demonstration equipment which might be located at either NEXX or at the prospective customer’s location.  We occasionally supply evaluation tools for new customer applications for a period that usually ranges between six and 18 months, during which time we collaborate with our customers to qualify the tool for that customer’s requirements. Costs associated with qualifying our tools, including depreciation on the tool’s valuation, are recorded as selling, general and administrative expenses in the period incurred. Once customer evaluations are successful and upon fulfillment of all revenue recognition criteria, we recognize the revenue from the evaluation tool and remaining tool cost through net sales revenue and cost of sales, respectively.

Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the respective assets as follows: demonstration equipment, five years; machinery and equipment, three to five years; furniture and fixtures, five years; computer equipment and software, three years; and leasehold improvements, the lesser of their economic life or the term of the underlying lease.  Expenditures for repairs and maintenance are charged to expense as incurred, whereas major betterments are capitalized as additions to equipment and improvements.

Deferred Financing Costs

Deferred financing costs consist of professional fees and financing costs incurred in connection with the establishment or amendment of long-term debt.  We amortize these costs into interest expense over the terms of the related borrowings using the effective interest rate method.  Deferred financing costs associated with debt extinguished prior to maturity are expensed.

Deferred Offering Costs

We have deferred $720,578 of costs related to our filing of the registration statement associated with our initial public offering.  Upon completion of our proposed initial public offering, such costs will be recorded as a reduction of the proceeds received in arriving at the amount to be recorded in Stockholder’s Equity (Deficit).  If the offering is not completed, these deferred offering costs will be expensed in the Consolidated Statement of Operations.

Purchased Developed Technology

Purchased developed technology acquired in 2003 in connection with our acquisition of All Wet Technologies, Inc. is being amortized over seven years.  Amortization expense amounted to $54,572 for each of the years ended December 31, 2009, 2008 and 2007.  In accordance with Accounting Standards Codification (“ASC”) 805 (formerly Financial Accounting Standards Board (“FASB”) Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by Purchase Method), in-process research and development costs were charged to operations at the date of acquisition.

Long-Lived Assets

In accordance with the provisions of ASC Topic 360 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), we evaluate the realizability of our long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  As of December 31, 2009, we have determined that no material adjustment to the carrying value of our long-lived assets was required.

Revenue Recognition

We recognize revenue from sales based on guidance provided in ASC 605 (formerly SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements and Emerging Issue Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.)  We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price is fixed or determinable, and collectability is reasonably assured.  We view delivery occurring upon acceptance by the customer, which is generally contingent on products meeting published performance specifications demonstrated by an initial acceptance test prior to shipment and a final acceptance test after installation.

Sales generally have two elements: (a) the equipment and (b) installation of that equipment.  While installation services are not essential to the functionality of the delivered equipment, final payment is not billable until customer acceptance is received for many of our sales contracts. Provided that we have defined customer acceptance experience levels with both a customer and a specific type of equipment, revenue is recognized for the equipment element of a sale upon shipment, transfer of title and customer acceptance approval of the initial acceptance test. For new customers, new products for existing customers, or sales arrangements with customer specific acceptance specifications where performance cannot be assessed prior to meeting the specifications at the customer site, all of the revenue is recognized upon completion of the installation and final customer acceptance. The revenue for the installation element (which typically exceeds the fair value of the installation services) is recognized upon customer acceptance at the customer facility.

We also have revenue arrangements that involve the sale of multiple equipment under a single arrangement.  In these situations, revenue is allocated among the separate elements based on their relative fair values, provided the elements have value on a standalone basis and there is objective and reliable evidence of fair value. All elements may not be delivered during the same period.  In those cases, we defer the fair value of the undelivered equipment element until that element is delivered.  As of December 31, 2009, December 31, 2008 and December 31, 2007, there were no undelivered equipment elements under revenue arrangements with multiple deliverables.  Our sales arrangements do not include a general right of return.

Revenue related to sales of spare parts is recognized upon shipment as our spares are sold on terms that transfer title and risk of ownership when it leaves our site.  Revenue related to paid service is recorded when earned.

At December 31, 2009, December 31, 2008 and December 31, 2007, deferred revenue primarily consisted of product sales to customers for which final acceptance had not yet been received.  We generally provide our customers with a six-month or one-year warranty on all units sold.  Warranty costs are estimated and recorded at the time of product revenue recognition.

Accounting for Customer Freight Costs

Systems and spares are typically shipped “freight collect” and, as a result, no shipping revenue or cost is associated with the sale.  When freight is charged, the amount charged to customers is recorded as revenue and freight costs incurred are recorded to cost of sales pursuant to ASC Topic 605 (formerly FASB EITF 00-10).

Income Taxes

Income tax expense is the tax payable or refundable for a given period, plus or minus the change during such period in related deferred tax assets and liabilities. We account for income taxes in accordance with the FASB’s ASC Topic 740 (“ASC 740”) (formerly SFAS No. 109, Accounting for Income Taxes).  Under ASC 740, we recognize deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. Pursuant to ASC 740, we must consider all positive and negative evidence regarding the realization of deferred tax assets, including past operating results and future sources of taxable income.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (FIN 48), now encapsulated in ASC 740.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return.  If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to the opening balance of retained earnings. Additional disclosures about the amounts of such liabilities will be required also.  In accordance with ASC 740, when the tax law requires interest to be paid and penalties to be calculated, interest and penalties will be recognized as part of our provision for income taxes. We have adopted the provisions of FIN 48 as of January 1, 2007.

We account for all tax credits by the “flow-through” method, which directly reduces the provision for income taxes in the year in which the tax credit is first allowed for tax purposes.

Under Section 382 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in the equity ownership of an entity by value over a three-year period. We may experience ownership changes under Section 382 of the Code as a result of this offering and subsequent shifts in our stock ownership. As of December 31, 2009, we had net operating loss carryforwards of approximately $27.6 million and $2.0 million for federal and state income tax purposes, respectively. These amounts could be reduced as a result of ownership changes.

Stock-Based Compensation

       Prior to 2006, we granted stock options at exercise prices equivalent to the fair value of our common stock as estimated by our board of directors, with input from management, as of the date of grant. Because there has been no public market for our common stock, our board of directors determined the fair value of our common stock by considering a number of objective and subjective factors, including:

•	our operating and financial performance;

•	the prices at which we issued shares of preferred stock in private placement transactions;

•	the superior rights and preferences of securities senior to our common stock at the time of each grant;

•	the non-liquid nature of our common stock;

•	business risks we faced and key company milestones; and

•	comparable company and industry analysis.

Subsequent to 2006, we utilized the valuation methodologies outlined in the AICPA’s Practice Aid Valuation of Privately-Held Company Equity Securities Issued as Compensation. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the use of highly subjective estimates and assumptions, including the estimated fair value of common stock, expected life of the stock-based payment awards and stock price volatility.

Historically, we used the Black-Scholes option-pricing model to value our option grants and determine the related compensation expense. Option pricing models require judgment on inputs including fair value, volatility, and term. Fair value was determined using a probability-weighted expected return allocation methodology (“PWERM,” described below). We have historically been a private company and lack company-specific historical and implied volatility information. Therefore, we estimate our expected volatility based on the historical volatility of our publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price. The expected term of options was determined based on the PWERM scenario timelines and probability weightings. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the option. ASC Topic 718 (formerly SFAS No. 123R) requires that we recognize compensation expense for only the portion of options that are expected to vest. We have estimated expected forfeitures of stock options with the adoption of ASC Topic 718 (formerly SFAS No. 123R) to be 3% for the year ended December 31, 2009. In developing a forfeiture rate estimate, we have considered our historical experience. If there are additional forfeitures of unvested options, adjustments to compensation expense may be required in future periods.

The assumptions used in calculating the expense under the option pricing method for the three month period ended March 31, 2010 were a risk-free interest rate of 3.6%, expected term of 10 years, weighted average expected volatility of 47.0%, and no expected dividends. These assumptions represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different. The most significant input into the Black-Scholes option-pricing model used to value our option grants is the fair value of common stock.

We historically have granted stock options at exercise prices equivalent to the fair value of the common stock as of the date of grant, as determined by the board of directors with input from management. Because there has been no public market for the common stock, the board determined the fair value of the common stock by considering a number of objective and subjective factors, including our financial performance and projections, the relative illiquidity of the common stock, the preferences of our outstanding convertible preferred stock as compared to the common stock, including the redemption, liquidation preferences and dividend rights, and peer group trading multiples.

In connection with our preparation of financial statements, the board instructed management to prepare a valuation analysis to determine the fair value of the common stock for purposes of the stock option grants during those years. These valuations were prepared using the PWERM. Under this methodology, the fair market value of the common stock was estimated based upon an analysis of future values assuming three possible outcomes: an initial public offering, a sale or merger, and continued operation as a private company. The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes. The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the board and management. This method was deemed to be superior to an option pricing methodology given the anticipated time to liquidity and scenario weighting aspect of the analysis, rather than the logarithmic distributions contained in the option pricing model.

The initial public offering scenario analysis utilized the guideline public company method. Management and the board estimated our enterprise value under the guideline public company method by comparing our company to publicly traded companies in our industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, business model and financial risk to ours. In determining our enterprise value under this method, the board used current revenue multiples of the peer companies applied to our revenues for the corresponding period.

The sale or merger scenario analysis utilized a revenue multiple based on an analysis of similar transactions (similarity of the industry, businesses acquired, and related risks) and companies, applied to our corresponding revenue for the period in which the transaction is anticipated to occur.

The private company scenario enterprise value was based on an average of guideline public revenue and EBITDA multiples applied to the corresponding financial metrics and a discounted cash flow analysis using a similar guideline public company multiple for the terminal capital value.

Without giving effect to the Capital Reorganization, we granted stock options with a weighted average exercise price of $0.01 between January and November 2009. The board determined that the fair value of the common stock was $0.01 per share in July 2008 and increased to $0.27 as of November 2009. The following discussion describes the reasons for the difference between the fair value of the common stock on these grant dates.

During the year ended December 31, 2009, there were significant changes in our business prospects that factored into the valuation of our common stock.  During the first six months of 2009, new order bookings declined significantly, drastically decreasing our revenues and, during the second quarter of the year, led to a default of a financial covenant associated with our outstanding debt.  Our debt arrangements are comprised of both fixed and revolving facilities, and include certain financial and liquidity covenants that, if we are not in compliance with, can limit the availability of such funds or subject us to immediate repayment.  The debt facilities are also secured by an all-assets lien (including intellectual property) held by the lender.  The breach of the financial covenants under the credit facility triggered liquidity line capacity calculations, limiting our access to capital at a time when we were realizing lower revenues.  Based on these factors, we re-affirmed our option pricing of $0.01 per share in August 2009 through the preparation of a current valuation agreed to by management and our board of directors.

Our prospects improved significantly late in the third quarter of 2009 with increasing new orders and forecasts of a recovery in the semiconductor equipment industry. During November 2009, the semiconductor equipment industry began an economic turn-around, we became cash-flow positive and, since then, have remained compliant with all financial and liquidity covenants of our credit facility.  With record operating results in the fourth quarter of 2009, in November 2009 our board of directors began discussions with, and approved the hiring of, investment bankers to investigate future alternative liquidity sources.  Based on an improved economic outlook for both the semiconductor equipment industry and the Company, management and our board of directors determined the fair value of the common stock increased to $0.27 per share.

        Although it is reasonable to expect that the completion of this offering may add value to shares of our common stock because they will have increased liquidity and marketability, we cannot determine the amount of the additional value with precision or certainty.

        As of March 31, 2010, there were options to purchase an aggregate of 10,799,865 shares of common stock outstanding, with exercise prices ranging from $0.01 to $0.94 per share, a weighted average exercise price of $0.06 per share and a fair value of $0.35 per share.

Based upon the midpoint of the price range as set forth in the cover of this prospectus, the aggregate intrinsic value of our outstanding stock options as of March 31, 2010 was $6.0 million.

        We believe that we have used reasonable methodologies, approaches and assumptions consistent with the practice aid to determine the fair value of our common stock. For this reason, we have determined that all of our stock options have been granted at a price per share equal to or in excess of the fair market value of our common stock at the time of grant.

        For employee stock options granted before January 1, 2006, we applied the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion, (“APB”), Number 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB 25, compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices only to the extent that the exercise prices are less than the fair market value at the date of grant. Prior to January 1, 2006, we followed the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended. All stock-based awards to non-employees are accounted for at their fair value in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and related interpretations.

ASC Topic 718 (formerly SFAS No. 123R) Share Based Payment required that we adopt the fair value method of accounting for stock based arrangements on a prospective basis beginning on January 1, 2006. Under this method, we will continue to account for employee stock-based awards outstanding as of December 31, 2005 under the provisions of APB 25, and we account for any stock-based awards granted or modified after this date under the provisions of SFAS No. 123R. We recognize the cost of options issued after January 1, 2006 in our consolidated financial statements over the requisite service period. We have used a Black-Scholes model to estimate the fair value of our stock-based compensation arrangements. This model requires that we make assumptions, including stock price volatility, forfeiture rates and expected life. We estimated volatility utilizing the historical volatility of peer companies, forfeiture rates based on expected levels of employee turnover and expected life using a “short cut” method. As a result of our adoption of SFAS No. 123R, we recorded additional compensation expense of (a) $ 105,393 and $ 25,270 for the three month periods ended March 31, 2010 and 2009, respectively, and (b) $195,168, $194,891 and $155,835 for the years ended December 31, 2007, 2008 and 2009, respectively. The effects in future periods of adopting SFAS No. 123R will depend on numerous factors, including the nature and amount of the stock-based awards we grant in the future, the valuation model we choose to value the stock-based awards, the assumed forfeiture rate, and the method we choose for recognizing stock-based compensation expense over the requisite service period. We expect a significant increase in stock-based compensation expense in future periods because of our adoption of SFAS No. 123R.

Research and Development Expenses

Research and development expenses are charged to operations as incurred.

We are a party to two joint development agreements. The original term of one of the agreements expires in January 2012 and the other agreement is open-ended based on achieving predefined and new performance criteria for our equipment. As part of each of the agreements, we and the counterparties entered into joint licensing or other agreements to develop semiconductor apparatus and technologies. Both arrangements provide us the opportunity to optimize equipment performance and develop advance packaging processes, including those for the highly controlled clean room manufacturing environments required for semiconductor wafer fabrication. Under the agreements, we are obligated to provide materials, equipment, warranty services, upgrades and engineering personnel over a period of time (2 - 3 years).  We concluded that these transactions should be accounted for as collaborative arrangements under ASC 808-10.  The associated revenues net of costs are recognized as research and development expense. The revenues net of costs are amortized to research and development expense over the term of the agreement, but not before final acceptance, unless a loss is expected, in which case the loss is recognized immediately.  In 2009, we recorded income of approximately $180,000 as an offset to research and development expense in connection with these agreements.  In 2008, we recorded a loss of $339,000 as an addition to research and development expense in connection with these agreements.  We did not have any agreements in 2007.  At December 31, 2009, $409,000 was included in deferred revenue and customer deposits in the accompanying balance sheets as the remaining net margin to be recognized on equipment sold  for one of the two joint development agreements containing a fixed three year term. Deferred revenue and customer deposits as of December 31, 2009 also includes $1,492,000 for the other agreement which contains defined specifications to be achieved  before any revenue is  recognized. Inventories and accrued expenses as of December 31, 2009 contain $1,324,000 of equipment, installation and accrued warranty and commission expenses related to the latter agreement. As noted previously, we include in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

Net profit (loss) per Share of Common Stock

Basic net profit (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted net income (loss) per common share reflects the maximum dilution that would have resulted from the assumed exercise and share repurchase related to dilutive stock options and is computed by dividing net income (loss) by the assumed weighted average number of common shares outstanding. The following table sets forth our computation of dilutive EPS for the periods presented:

	At December 31,			At March 31,
	2009	2008	2007	2010	2009
Income available to common stockholders	$77,691	$(8,533,593)	$(4,811,805)	$17,508	$(111,828)
Weighted average shares	14,992,155	14,707,139	14,667,893	16,309,130	14,707,139
Options to purchase common stock	6,226,540	—	—	8,890,434	—
Common stock subject to vesting provisions	2,065,027	—	—	6,998,339	—
Redeemable convertible preferred shares	56,955,417	—	—	87,419,971	—
Warrants to purchase redeemable convertible preferred stock	3,089,075	—	—	1,332,092	—
Diluted common shares	83,328,214	14,707,139	14,667,893	120,949,966	14,707,139

Diluted EPS	$0.00	$(0.58)	$(0.33)	$0.00	$(0.01)

The following table presents the potentially dilutive securities outstanding that were excluded from the computation of diluted net income (loss) per common share for the periods presented because their inclusion would have had an anti-dilutive effect:

	At December 31,			At March 31,
	2009	2008	2007	2010	2009
Options to purchase common stock	118,100	10,143,296	3,326,903	118,100	9,251,531
Common stock subject to vesting provisions	—	4,490,920	—	—	4,490,920
Redeemable convertible preferred stock	—	42,260,065	17,435,891	—	39,621,873
Warrants to purchase redeemable preferred stock	4,800,066	10,218,792	1,128,151	4,233,031	10,924,674
	4,918,166	67,113,073	21,890,945	4,351,131	64,288,998

In November 2009, our board of directors authorized us to proceed with an initial public offering of our common stock, and upon consummation of that offering all of our outstanding shares of redeemable convertible preferred stock will convert to common stock, and warrants to purchase shares of our redeemable convertible preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the redeemable convertible preferred stock.  As authorized by the board of directors, 28,830,869 shares of common stock would be issued to holders of redeemable convertible preferred stock and 1,169,131 common shares reserved for issuance to warrant holders to be issued if and when the warrants are exercised (collectively, the “30 million common share consideration”).  The 30 million common share consideration is in exchange for the waiver of the contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of our common stock that raises less than $25 million.

We concluded that the additional shares to be issued represent an induced conversion.  The fair value of our common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to our retained earnings and the income available to common shareholders for earnings per share purposes immediately prior to the initial public offering. In addition, the preferred stock warrant liability will be adjusted to give effect to any change in fair value, with any resulting adjustment to be reflected in earnings for the period. The combined effects of the induced conversion on earnings and income available to common stockholders are expected to be material.

Pro forma diluted income per share has been computed assuming the dilutive effect of the issuance of 28,830,869 shares of common stock per the 30 million common share consideration noted above, as that will have a continuing impact. Net income and income available to common shareholders do not reflect any charges related to the 28,830,869 common shares that will be issued at the time of the IPO, generating a non-recurring charge in that period only. This induced conversion charge estimated at $15.9 million will be subtracted from net income available to common shareholders and earnings per share in that period.  Pro forma diluted income per share has also been computed assuming a 1 to 10 reverse stock split approved by the board of directors and shareholders contingent upon the effectiveness of our initial public offering.

Warranty Obligations

Our obligations for warranty are accrued concurrently with the revenue recognized on the related equipment.  We estimate average warranty cost per system and record the warranty provision as an element of cost of sales upon recognition of the related revenue.  The overall warranty accrual is separately analyzed using the remaining warranty periods outstanding on systems under warranty and any resulting changes in estimates are recorded as cost of sales adjustments.  If a significant change in warranty-related incidents occurs, the impact of the change in the warranty accrual could be material.

Concentration of Credit Risk and Export Sales

Financial instruments that potentially expose us to concentration of credit risk include accounts receivable.  We regularly monitor the creditworthiness of our customers, who are concentrated in the semiconductor industry, and believe that we have adequately reserved for any exposure to potential credit losses. For the three month period ended March 31, 2010, two customers accounted for approximately 81% of our net sales. Four customers accounted for approximately 63%, 66% and 58% of net sales for the years ended December 31, 2009, 2008 and 2007 , respectively.  Two customers accounted for approximately 84% of accounts receivable at March 31, 2010, two customers accounted for approximately 80% of accounts receivable at December 31, 2009, four customers accounted for 66% of accounts receivable at December 31, 2008, and four customers accounted for 87% of accounts receivable at December 31, 2007.  Export sales were 94% of net sales for the three month period ended March 31, 2010 and 69%, 90% and 78% of net sales for the years ended 2009, 2008 and 2007 , respectively.

Fair Value of Financial Instruments

The accounting standard for fair value measurements, ASC Topic 820 (formerly FASB Statement No. 157, Fair Value Measurements), establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurement. The framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

Fair Value Hierarchy

The accounting standard for fair value measurements specifies a hierarchy for disclosure of fair value measurement. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities for the instrument or security to be valued.

•
Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data for substantially the full term of the asset or liability.

•
Level 3 inputs are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable and are significant to the fair value of the assets or liabilities.

This hierarchy requires the use of observable market data when available. We maintain policies and procedures to value instruments using the best and most relevant data available. Further, we used internal sources and considered external sources to assist us in valuing certain instruments.

The Standard also requires disclosure in the financial statements for items measured at fair value on a non-recurring basis. We did not have any items that are measured at fair value under this requirement for either of the two three month periods ended March 31, 2010 or March 31, 2009 or either of the two years ended December 31, 2009 or December 31, 2008.

Preferred Stock Warrant

We valued the preferred stock warrants using an option pricing model methodology and consider the results to be a Level 3 input under ASC Topic 820.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	As of March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$308,479	$308,479	$—	$—
Money market funds included in cash equivalents	$1,216,881	$—	$1,216,881	$—
Preferred stock warrant liability	$800,535	$—	$—	$800,535

	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash	$548,525	$548,525	$—	$—
Money market funds included in cash equivalents	$3,465,948	$—	$3,465,948	$—
Preferred stock warrant liability	$1,784,763	$—	$—	$1,784,763

	As of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash	$678,495	$678,495	$—	$—
Money market funds included in cash equivalents	$3,311,738	$—	$3,311,738	$—
Preferred stock warrant liability	$3,465,072	$—	$—	$3,465,072

Other Accounts

The carrying amount of accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term nature of these items. We believe that our debt obligations bear interest at rates that approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Money Market Funds

Money market funds are cash deposits earning varying rates of return, deposited in our financial institution. The funds are invested and redeemed on a daily basis and are extremely liquid in nature. The funds do not have quoted prices, as such we have classified them as level 2 in the pricing hierarchy due to specific valuation circumstances, particularly use of the amortized cost valuation method.

Preferred Stock Warrants Liability

We account for preferred stock warrants in accordance with ASC Topic 480 (“ASC 480”) (formerly FASB Staff Position 150-5 (FSP 150-5) Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that Redeemable). ASC 480 requires us to classify the warrants to purchase shares of our preferred stock that we have issued as liabilities and adjust the value of these warrants to fair value at the end of each reporting period.

Results of Operations

Three Months Ended March 31, 2010 and 2009

Net Sales

The following table sets forth net sales by category for the three months ended March 31, 2010 and 2009:

Net Sales

	Three Months Ended March 31,
	2010	2009	Change
	(in millions)
Product	$8.6	$6.4	33.9%
Spares & Service	$1.3	$0.3	333.3%
Net sales	$9.9	$6.7	48.5%

A significant portion of our quarterly product net sales is derived from sale of a relatively small number of high priced systems.  A major Asian foundry, or third party semiconductor wafer manufacturer and packager, represented approximately 58% of our revenues for the three months ended March 31, 2010, while an Asian assembly and test service provider accounted for another approximately 23%; both accounts were repeat customers.  During the three months ended March 31, 2009, two North American semiconductor institutions, who were each new customers, accounted for approximately 72% of our revenues.  Due to the nature of the semiconductor industry, we expect to continue to rely on a relatively small number of customers for the vast majority of our business.

Net Sales by Region

	Three Months Ended March 31,			% of Total
	2010	2009		2010	2009
	(in millions)
Asia	$9.2	$	nm-	93.1%	0.4%
North America	$0.6		$6.6	5.7%	99.1%
Europe	$0.1		$0.1	1.2%	0.5%
Net sales	$9.9		$6.7	100%	100%

Asia, which includes our customers in Taiwan, Singapore, Malaysia, China, and Korea, has historically accounted for a significant percentage of our net sales over the long term.  A $9.2 million increase in net sales from Asia to $ 9.2 million in the three months ended March 31, 2010, compared to less than $0.1 million for the prior year period, was primarily a result of Stratus product shipments to two repeat customers, including our largest customer, an Asian foundry installing Stratus to increase bumped wafer production capacity, who accounted for approximately 58% of net sales for the three month period ended March 31, 2010.  Spares sales to Asian customers also increased to $0.9 million for the three month period ended March 31, 2010, from less than $0.1 million during the same period in the prior year, reflecting higher sales of consumable spares resulting from increased Asian production of bumped wafers.  North American customer sales during the three months ended March 31, 2010 resulted from product revenues related to final acceptance of a Stratus system installation and spares sales.  North American customer sales during the three month period ended March 31, 2009 resulted primarily from Stratus product sales to customers investing in ECD systems for 3D packaging development.

Fluctuations in the timing and mix of product shipments, customer requirements for systems, and the completion of the installation of systems will continue to have a significant impact on the timing and amount of revenue in any given reporting period.  See “Risk Factors.”

Gross Profit

	Three Months Ended March 31,
	2010	2009	Change
	(in millions)
Gross Profit $	$4.7	$3.0	56.6%
Gross Profit (%)	47.5%	45.0%	2.5% points

Gross profit increased $1.7 million for the three months ended March 31, 2010 to $ 4.7 million, compared to $3.0 million for the prior year period, growing faster than the increase in sales as gross profit percentage increased for the three months ended March 31, 2010 to 47.5%, compared to 45.0% for the prior year period.  Of the increase in gross profit percentage, 2.2 percentage points of the increase was driven by revenue recognition related to the installation element of our repeat customer sales, which typically results in much higher (10% or more) gross profit percentage than the product element of these contract sales because the costs of installation and warranty recognized with the installation element are relatively much less than the revenue deferred until installation.  The balance of the gross profit percentage variance was due to the favorable absorption of manufacturing overhead.

Operating Expenses

Research and Development

	Three Months Ended March 31,
	2010	2009	Change
	(in millions)
Research and development expenses	$1.9	$1.2	58.3%
Research and development % of revenues	18.9%	18.5%	0.4 % points

Research and development expenses increased $0.7 million for the three months ended March 31, 2010 to $ 1.9 million, or 18.9 % of revenues net of customer development funding, compared to $1.2 million for the prior year period, or roughly 18.5% of revenues net of development funding.  Research projects primarily focused on new features for our deposition solutions accounted for over $0.4 million of the increase with the balance primarily invested in increased application engineering to support demonstrations.  We expect to continue to invest a meaningful portion of our revenues in research and development and expect R&D as a percentage of net sales may increase near term by approximately two to three percentage points as we add investments in new products to projects defined to add new features for advanced semiconductor packaging and new deposition applications.

Selling, General and Administrative

	Three Months Ended March 31,
	2010	2009	Change
	(in millions)
Selling, general and administrative expenses	$2.5	$1.6	56.6%
Selling, general and administrative % of revenues	25.3%	24.0%	1.3 % points

Selling, general and administrative expenses increased $0.9 million for the three months ended March 31, 2010 to $2.5 million, compared to $1.6 million for the prior year period.  Increased commissions of $0.2 million on higher sales and $0.5 million increase in global customer service and Asian based local support costs accounted for most of the increase.  To support increased sales to our customer base, we continue to invest a meaningful portion of our revenues in selling, general and administrative activities.  Longer term, we expect our selling expenses to increase as we move to direct sales from distributor sales in other key markets of advanced packaging.

Other Expenses

Interest Expense

Our total net interest expense decreased slightly to $0.248 million for the three months ended March 31, 2010 compared to $0.284 million for the prior year period.  This decrease in net interest expense is primarily attributable to the reduction in the level of our borrowings offsetting higher interest rates in the most recent quarter.

Years Ended December 31, 2009 and 2008

Net Sales

The following table sets forth net sales by category for the fiscal years ended December 31, 2009 and 2008:

Net Sales

	Year Ended December 31,
	2009	2008	Change
	(in millions)
Product	$36.2	$16.9	113.3%
Spares & Service	$2.0	$1.4	43.0%
Net sales	$38.2	$18.3	108.4%

A major foundry, or third party semiconductor wafer manufacturer and packager, and a leading North American integrated device maker together represented 48% of our product revenues for the year ended December 31, 2009. Due to the nature of the semiconductor industry, we expect to continue to rely on a relatively small number of customers for the vast majority of our business.

Net Sales by Region

	Year Ended December 31,		% of Total
	2009	2008	2009	2008
	(in millions)
Asia	$23.0	$11.2	60.2%	61.2%
North America	$11.7	$2.1	30.6%	11.5%
Europe	$3.5	$5.0	9.2%	27.3%
Net sales	$38.2	$18.3	100%	100%

Asia, which includes our customers in Taiwan, Singapore, Malaysia, China, and Korea, has historically accounted for a significant percentage of our net sales. A $11.8 million increase in net sales from Asia to $23 million in the year ended December 31, 2009, compared to $11.2 million for the prior year, was primarily a result of our largest customer adopting Stratus for their increased production of bumped wafer devices. A $9.6 million increase in North American sales to $11.7 million during the year ended December 31, 2009, compared to $2.1 million for the prior year, was attributable to customers purchasing ECD systems for 3D packaging development. A $1.5 million decrease in European sales to $3.5 million during the year ended December 31, 2009, compared to $5.0 million for the prior year, was attributable to a cyclical downturn in purchases by European customers.

Fluctuations in the timing and mix of product shipments, customer requirements for systems, and the completion of the installation of systems will continue to have a significant impact on the timing and amount of revenue in any given reporting period. See “Risk Factors.”

Gross Profit

	Year Ended December 31,
	2009	2008	Change
	(in millions)
Gross Profit $	$17.6	$7.4	139.0%
Gross Profit (%)	46.1%	40.2%	5.9	% points

Gross profit increased $10.2 million for the year ended December 31, 2009 to $17.6 million, compared to $7.4 million for the prior year, growing faster than the increase in sales as gross profit percentage increased for 2009 to 46.1%, compared to 40.2% for 2008. This increase in gross profit percentage was a result of favorable absorption of overhead, which added 7.2 margin percentage points and more than offset a decline in PVD system margins.

Operating Expenses

Research and Development

	Year Ended December 31,
	2009	2008	Change
	(in millions)
Research and development expenses	$6.4	$6.5	(1.6)%
Research and development % of revenues	16.7%	35.5%

Research and development expenses decreased $0.1 million for the year ended December 31, 2009 to $6.4 million, or 16.7% of revenues net of development funding received from customers for this period. This compared to $6.5 million for the prior year, or roughly 35.5% of revenues net of development funding received from customers for such period. We expect to continue to invest a meaningful portion of our revenues in research and development and expect R&D as a percentage of net sales may increase near term by approximately 2.3% with investments in new products and features for advanced semiconductor packaging and new applications.

Selling, General and Administrative

	Year Ended December 31,
	2009	2008	Change
	(in millions)
Selling, general and administrative expenses	$9.0	$8.0	12.2%
Selling, general and administrative % of revenues	23.5%	43.6%

Selling, general and administrative expenses increased $1.0 million for the year ended December 31, 2009 to $9.0 million, compared to $8.0 million for the prior year. This increase was due primarily to an increase in commissions of $0.4 million and bonus expenses of $0.8 million. The decrease in selling, general and administrative expenses as a percentage of revenue for the year ended December 31, 2009 to 23.5%, from 43.6% during the prior year, was largely a result of significantly higher revenues for the year ended December 31, 2009. To support increased sales to our customer base, we continue to invest a meaningful portion of our revenues in selling, general and administrative activities. Longer term, we expect our selling expenses to increase as we move to direct sales from distributor sales in other key markets of advanced packaging.

Other Expenses

Interest Expense

Our total net interest expense decreased to $1.2 million for the year ended December 31, 2009, compared to $1.4 million for the prior year. This decrease in net interest expense is primarily attributable to the reduction in the level of our borrowings, both for debt and shareholder loans. The interest on shareholder loans converted to equity in 2008.

Gain or Loss on Fair Value of Warrants

 Upon exercise of our warrants and the issuance of the shares of our preferred stock underlying such warrants, the fair value of such warrants is recorded as an increase in the carrying value of the shares of preferred stock. The gain or loss is determined by comparing the fair value of warrants outstanding at the end of the period to the fair value of warrants at the end of the prior period. The fair value is determined using an option pricing model, significant components of which include our enterprise value for the period (determined using an income-based method), volatility, term, and interest rate assumptions. Changes to certain assumptions that caused the fair value to change were primarily attributable to changes to the discount rate used in determining our enterprise value as well as changes from period to period to the capital structure attributable to equity issuances and warrant exercises.  All other assumptions remained relatively stable and did not have a material impact.

Years Ended December 31, 2008 and 2007

Net Sales

The following table sets forth net sales by category for the fiscal years ended December 31, 2008 and 2007:

Net Sales

	Year Ended December 31,
	2008	2007	Change
	(in millions)
Product	$16.9	$23.4	(27.5%)
Spares & Service	$1.4	$2.3	(40.8%)
Net sales	$18.3	$25.7	(28.7%)

During the year ended December 31, 2008, net sales were $18.3 million compared to $25.7 million for the prior year. This $7.4 million decrease in revenues was attributable to a $6.5 million decrease in product sales, primarily caused by delays between product shipments and customer acceptance, and a $0.9 million decrease in spares and service revenues that resulted from the global recession and a slowdown in semiconductor capital spending. For the year ended December 31, 2008, product shipments to new customers increased by approximately $4.6 million to approximately $12.3 million compared to such shipments for the year ended December 31, 2007.

Net Sales by Region

	Year Ended December 31,		% of Total
	2008	2007	2008	2007
	(in millions)
Asia	$11.2	$15.1	61.2%	59.0%
North America	$2.1	$7.0	11.5%	27.3%
Europe	$5.0	$3.5	27.3%	13.7%
Net sales	$18.3	$25.7	100%	100%

A $3.9 million decrease in sales from Asia to $11.2 million for the year ended December 31, 2008, compared to $15.1 million for the year ended December 31, 2007, and a $4.9 million decrease in sales from North America to $2.1 million for the year ended December 31, 2008, compared to $7.0 million for the year ended December 31, 2007, were primarily the result of a cyclical decline in the semiconductor capital equipment industry. A $1.5 million increase in sales from Europe to $5.0 million for the year ended December 31, 2008, compared to $3.5 million for the year ended December 31, 2007, was primarily a result of the addition of two new European integrated device makers as our customers, more than offsetting a $3.5 million cyclical decline in business at other European accounts.

Gross Profit

	Year Ended December 31,
	2008	2007	Change
	(in millions)
Gross Profit $	$7.4	$11.6	(36.6%)
Gross Profit (%)	40.2%	45.2%	(5.0	%) points

Gross profit decreased $4.2 million for the year ended December 31, 2008 to $7.4 million, compared to $11.6 million for the prior year. In addition, gross profit percentage decreased for the year ended December 31, 2008 to 40.2%, compared to 45.2% for the prior year. This decrease in gross profit percentage was a result of unfavorable absorption of overhead accounting for a 3.4% point reduction on significantly lower revenues and a reduction in gross profit on PVD systems. Product gross margins contributed by sales of refurbished demonstration equipment exceeded 50% in the year ended December 31, 2008.

Operating Expenses

Research and Development

	Year Ended December 31,
	2008	2007	Change
	(in millions)
Research and development expenses	$6.5	$7.8	(17.0%)
Research and development % of revenues	35.5%	30.5%

Research and development expenses decreased $1.3 million for the year ended December 31, 2008 to $6.5 million, compared to $7.8 million for the prior year. This decrease was primarily the result of curtailed spending and planned staff reductions associated with an overall industry downturn as well as a $1.5 million decrease in research and development expenses associated with our mature PVD technology, which was partially offset by a $0.2 million increase in research and development expenses associated with our ECD plating technology. As a percentage of revenue, research and development expenses increased to 35.5% for the year ended December 31, 2008, compared to 30.5% for the prior year.

Selling, General and Administrative

	Year Ended December 31,
	2008	2007	Change
	(in millions)
Selling as a general and administrative expense	$8.0	$7.4	8.4%
Selling, general and administrative as a % of revenues	43.6%	28.6%

Selling, general and administrative expenses increased $0.6 million for the year ended December 31, 2008 to $8.0 million, compared to $7.4 million for the prior year. This increase was attributable to the continued transition to a direct sales infrastructure in Southeast Asia, particularly in Taiwan, as well as new hires to our senior management team. For the year ended December 31, 2008, selling, general and administrative expenses as a percentage of revenue increased to 43.6%, compared to 28.6% for the prior year. Despite lower revenues in the year ended December 31, 2008 than the prior year, we maintained certain spending levels in order to avoid harming our long term business prospects and position ourselves to diversify our customer relationships on a global basis.

Other Expenses

Interest Expense

Our total net interest expense increased $0.1 million for the year ended December 31, 2008 to $1.4 million, compared to $1.3 million for the prior fiscal year. This increase in net interest expense is attributable to higher borrowing costs.

Gain or loss on Fair Value of Warrants

Upon exercise of our warrants and the issuance of shares of our preferred stock underlying such warrants, the fair value of such warrants is recorded as an increase in the carrying value of the shares of preferred stock.

Liquidity and Capital Resources

Cyclicality in the semiconductor industry has resulted in substantial variations in demand for our products, causing our operating results to vary, which has had a direct impact on our capital requirements. Our business depends upon the capital spending of semiconductor manufacturers, which, in turn, depends upon the current and anticipated market demand for semiconductors and products using semiconductors.  Our operating results, therefore, have been, and we expect them to continue to be, subject to significant variation due to these business cycles, the timing, length and volatility of which are difficult to predict. Currently, the semiconductor equipment industry is in an upturn. However, we cannot say with any degree of certainty how long this cycle will continue or quantify its effect on our business.

Historically, we have funded our operations primarily through the proceeds of equity and secured debt financing activities. From April 18, 2003 through March 31, 2010, we have raised gross proceeds of $38.4 million from the sale of preferred equity securities and converted debt securities. Our principal historical liquidity requirements have consisted of working capital, capital expenditures, and general corporate purposes. As of March 31, 2010, we had $1.5 million of cash and cash equivalents and working capital of $4.3 million, which included a deferred revenue liability of $1.9 million.  Capital expenditures for equipment and improvements were approximately $4,000 for the three month period ended March 31, 2010 and approximately $100,000 for the year ended December 31, 2009.

Pursuant to the terms of our certificate of incorporation, we may not authorize, designate or increase the authorized shares of any additional class or series of our capital stock having rights with respect to dividends, liquidation and redemption that are equal or superior to the rights of our convertible preferred stock without the approval of the holders of a majority of each series of our convertible preferred stock.  Moreover, pursuant to the terms of our certificate of incorporation currently in effect, we way not authorize borrowings in excess of $300,000 without the approval of the holders of a majority of each series of our convertible preferred stock unless such borrowings are approved by our board of directors, including those directors appointed by the holders of our convertible preferred stock.

Sources of Liquidity

        Since April 18, 2003, we have funded a portion of our operations through the proceeds of sales of convertible preferred stock and the issuance of debt. All shares of our convertible preferred stock will convert into or be exchanged for shares of our common stock upon the consummation of this offering.

Equity Issuances

        The table below summarizes our issuances of preferred stock from April 18, 2003 to December 31, 2009:

Series	Dates of Issuance	Approximate Gross Cash Proceeds
A	April 2003	$2.48 million (1)
B	May & June 2004	$10.14 million (2)
C	September 2005	$9.98 million (3)
D	June, July, September & October 2008	$10.55 million (4)
D	October & November 2009	$5.25 million

(1)
We also issued shares of common stock to the primary investor in the series A convertible preferred stock financing during the periods from April through September 2003. The cash proceeds listed in the table above do not reflect proceeds received upon issuance of the common shares.

(2)
Included in the aggregate proceeds of the series B convertible preferred stock are approximately $1.8 million of principal and interest from debt converted into shares of series B convertible preferred stock.

(3)
Included in the aggregate proceeds of the series C convertible preferred stock are approximately $3.6 million of principal and interest from debt converted into shares of series C convertible preferred stock.

(4)
Included in the aggregate proceeds of the series D convertible preferred stock are approximately $7.2 million of principal and interest from debt issued in late 2007 and during the first half of fiscal 2008, which was subsequently converted into shares of series D convertible preferred stock.

Debt Issuances

Promissory Note

On August 7, 2001, we issued to MKS a promissory note for $3.8 million in addition to other consideration to acquire certain assets constituting the initial intellectual property on which our business was founded. The note was paid in full by us in 2004 from corporate funds, including a portion of the proceeds from our series B convertible preferred stock financing.

Loan and Security Agreement

On December 19, 2006, we entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. (“Hercules”) for borrowings of up to $10.0 million.  The loan was secured by substantially all of our business assets and intellectual property.  The credit facility was divided into two parts, revolving and term advances. Revolving advances originally permitted borrowings of up to the lesser of the borrowing base plus nonformula advances, both as defined in the agreement, or $6.0 million. The credit facility also subjected us to certain financial covenants based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) on a rolling period basis; non-compliance with these financial conevants permited Hercules to demand repayment of all borrowed funds. We were also required to permit Hercules to inspect our collateral and review our books and records at reasonable times upon reasonable notice.  Additionally, Hercules was entitled to certain management rights concerning significant business issues affecting us.  Pursuant to the terms of the credit facility, we were prohibited from assuming certain indebtedness, making certain investments, transferring our assets and making certain distributions to our stockholders. In accordance with the amendments to the loan and security agreement discussed below, the maturity date for the revolving advances was June 30, 2009, but was subsequently amended to June 30, 2010.

On June 22, 2007, we entered into a first amendment to our loan and security agreement with Hercules. Pursuant to this amendment, the maximum amount of revolving advances we were permitted under the loan and security agreement was increased to $8.0 million through June 20, 2008, at which time the maximum amount of revolving advances permitted reverted back to $5.0 million.

On July 29, 2008, we entered into a second amendment to our loan and security agreement with Hercules.  Pursuant to this amendment, we were required to repay the outstanding principal balance on the term advance that was outstanding as of July 31, 2008 in 20 equal monthly installments of principal and interest beginning August 1, 2008 and continuing on the first business day of each month thereafter.  The entire principal balance and all accrued but unpaid interest on the term loan was due on March 1, 2010. We were subject to certain prepayment penalties, except in the event of an initial public offering, in which case the lender required prepayment, but for which no prepayment penalty would be payable.  This second amendment to our loan and security agreement required a $250,000 end-of-term financing fee, which was payable upon the earlier of the maturity date of the revolving advance or a prepayment event, as defined in the agreement.

After a decline in new order bookings in early 2009, we became non-compliant with a financial covenant in the credit facility regarding minimum EBITDA of the Company.  In connection with obtaining a waiver from Hercules for this non-compliance, on July 17, 2009, we entered into a third amendment to our loan and security agreement with Hercules. Pursuant to this amendment, our prior non-compliance with the financial covenant was waived and our loan and security agreement was amended to provide two $3.0 million tranches (total of $6.0 million) of revolver debt. The first tranche (revolving advances) was immediately available upon the effective date of the amendment.  Availability under the second tranche (non formula advances) was limited to $2.0 million immediately at closing with the remaining $1.0 million available at January 1, 2010 based on certain financial tests being met. We paid an amendment fee of $125,000 in connection with this amendment. The loan and security agreement was paid off on June 25, 2010.

 In June 2010 we entered into a loan agreement with Comerica Bank, N.A. (“Comerica”) to replace the loan facility with Hercules with a new credit facility carrying a more favorable interest rate.  The new credit facility provides for borrowings of up to $12,000,000 and is secured by a first perfected security interest in substantially all our business assets and intellectual property.  The agreement is divided into two parts, revolving and term advances, with the revolver expiring July 1, 2011 and the term amortizing monthly over 36 months following a six month interest only period. The revolver permits borrowings up to the lesser of the borrowing base, as defined in the agreement, or $7,000,000.  Revolver advances will be used to support our growth. The $5 million term portion was advanced at closing and the proceeds were used to retire all of the then outstanding Hercules debt.  We have entered into an interest rate swap agreement with Comerica to fix the interest rate for the term loan portion of the facility at 8.25% per annum. The interest rate for the revolver will be the Daily Adjusting LIBOR Rate (as defined in the agreement) plus the applicable margin of 6.25% per annum. In addition, Comerica received a warrant to purchase $600,000 of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market value per share, which will be determined within 30 days following the issuance of the warrant by a third party retained by us to value our common stock. The warrant is for the term of 10 years with certain registration rights. The loan facility requires that we meet certain financial covenants, including a maximum total leverage ratio of 2:75 to 1; a maximum cash flow leverage ratio of 2.5:1 and a minimum trailing twelve months EBITDA of $3.5 million at June 30, 2010 and $4.0 million at September 30, 2010 and thereafter.  In addition, we are subject to certain other affirmative and negative covenants typical for commercial loan transactions.  We are currently in compliance with all covenants under the loan facility, however the breach of any of these covenants would constitute an event of default under the loan arrangement. We may use a portion of the proceeds from this offering to pay all or some amounts due to Comerica under the loan agreement.  See “Use of Proceeds.”

Bridge Notes

Pursuant to the warrant and bridge loan agreement dated October 31, 2007 between certain of our stockholders and us, we received $2.5 million from certain of our stockholders in exchange for subordinated convertible promissory notes.  In June 2008, certain of our principal stockholders advanced an additional $4.5 million in loans. Interest on these notes accrued at the rate of 9% per annum.  Under the terms of the warrant and bridge loan agreement, we gave stockholders in the October 31, 2007 bridge financing the right to purchase up to 1,176,471 shares of our series D convertible preferred stock at a price of $0.425 per share.  During June 2008, the outstanding principal of these notes and all accrued interest thereon, amounting to $7.0 million and $0.2 million, respectively, were converted into shares of our series D convertible preferred stock at a price of $0.425 per share.

Cash Flows

        The following table sets forth the components of our cash flows for the following periods, in thousands:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2008	2007	2010	2009
Net cash provided by (used in) operating activities	$(1,259)	$377	$(11,115)	$(3,487)	$(1,108)
Net cash (used in) investing activities	(100)	(654)	(598)	(4)	(13)
Net cash provided by (used in) financing activities	1,382	2,644	10,178	1,002	(1,391)

Operating activities

Cash used in operating activities for the three month period ended March 31, 2009 was $1.1 million, which was primarily attributable to an increase in deferred revenues of $2.8 million, offset in part by depreciation and amortization of  $350,000, decreases in accounts receivable and inventories of $620,000 and $410,000, respectively, and an increase in accrued expenses of $377,000.

Cash used in operating activities for the three month period ended March 31, 2010 was $3.5 million, which was primarily attributable to decreases in accounts payable of $2.2 million, accrued expenses of $892,000, and accounts receivable of $358,000, offset partially by net income of $77,000, increases in inventories and prepaid expenses of $677,000 and $418,000, respectfully, and depreciation and amortization charges of $312,000.  The difference in cash flows used in operating activities of the three month period ended March 31, 2010 compared to the same period of 2009 are attributable to favorable changes in operating results (to cash-flow positive) of $188,000 and deferred revenues of $2.7 million, offset by unfavorable changes in accounts receivable, inventories, and prepaid expenses of $262,000, $1.1 million, and $427,000, respectively, coupled with additional unfavorable changes in accounts payable and accrued expenses of $2.2 million and $1.3 million, respectively.

Cash used in operating activities for the year ended December 31, 2007 was $11.1 million, which was primarily attributable to a net loss of $4.8 million, an increase in accounts receivable of $6.3 million, and a decrease in deferred revenues of $4.0 million, offset by depreciation and amortization of $1.7 million, a decrease in inventory of $1.9 million and an increase in accrued expenses of $0.8 million.

Cash provided by operating activities for the year ended December 31, 2008 was $0.4 million, which was primarily attributable to a net loss of $8.5 million and a decrease in accounts payable of $0.5 million, offset by favorable depreciation and amortization charges of $1.8 million, a decrease in inventory of $0.5 million and an increase in deferred revenue of $3.6 million. The $11.5 million decrease in cash used in operating activities for the year ended December 31, 2008 compared to the prior fiscal year was primarily due to an increase in net loss net of non-cash items of $3.7 million and a change in inventory of $1.4 million, offset favorably by changes in receivables of $9.4 million and deferred revenues of $7.6 million.

Cash used in operations for the year ended December 31, 2009 was $1.3 million, which was primarily attributable to changes in receivables, inventory, and deferred revenue of $5.6 million, $0.8 million, and $3.2 million, respectively, offset by increases in accounts payable, accrued expenses, and depreciation and amortization of $3.9 million, $2.1 million, and $1.3 million, respectively. Significant differences compared to the year ended December 31, 2008 were reversals in accounts receivable and deferred revenues and increases to inventories, accounts payable and accrued expenses.

Investing activities

Cash used in investing activities was $13,000 and $4,000 for the three months ended March 31, 2009 and 2010, respectively, were attributable to purchases of equipment.

Cash used in investing activities was $0.6 million, $0.7 million, and $0.1 million for each of the years ended December 31, 2007, 2008 and 2009 , respectively. Cash used in investing activities for all three years consisted of purchases of equipment and improvements.

Financing activities

Cash used by financing activities for the three month period ended March 31, 2009 was $1.4 million, primarily attributable to payments on revolver and term debt facilities. Cash provided by financing activities for the three month period ended March 31, 2010 was $1.0 million, primarily attributable to proceeds (net of payments) from a debt facility of $1.4 million, offset by deferred offering costs of $476,000.  The difference in cash flows from financing activities for the three month period ended March 31, 2010 compared to the same period for 2009 were attributable to net proceeds from debt facilities of $2.8 million offset by deferred offering costs of $476,000.

Cash provided by financing activities for the year ended December 31, 2007 was $10.2 million, which was attributable to proceeds received from a revolver debt facility of $7.0 million, proceeds from a term debt facility of $0.6 million (net of payments on the term debt facility of approximately $0.4 million), and debt proceeds from shareholders of $2.5 million. Cash provided by financing activities for the year ended December 31, 2008 was $2.6 million, which was primarily attributable to the issuance and proceeds from our series D convertible preferred stock of $3.4 million and proceeds from notes payable to shareholders of $4.5 million, offset by payments on a term debt and revolver facilities of $4.9 million. Cash provided by financing activities for the year ended December 31, 2009, was $1.4 million, which was primarily due to the issuance and proceeds from our series D convertible preferred stock of $5.4 million, offset by payments on revolver and term debt facilities of $3.6 million and deferred offering and financing costs of $0.4 million.

Funding Requirements

Short-term funding requirements

Given our cash and cash equivalents, including the net proceeds of this offering, our expectation of annual positive cash flows from operations in future periods, and our new proposed credit arrangement, we believe that we will have sufficient liquidity to fund our business and meet our contractual obligations for at least the next 12 months. Our expectation that we will have annual positive cash flows from operations in future periods is based on positive net income from operations in the three month period ended March 31, 2010 of $331,174, which was preceeded by positive net income from operations in the year ended December 31, 2009 of $2.3 million, a trend that we expect to continue in the second quarter of fiscal 2010. We expect to use an aggregate of $5.0 million of the proceeds of this offering to repay the term loan we anticipate entering into with Comerica N.A.. We intend to use the balance of the net proceeds of this offering for working capital, especially inventory to fund growth and for general corporate purposes, including investment in evaluation and demonstration equipment to support new product introduction. See “Use of Proceeds.”

        Following the consummation of this offering, our principal short-term funding requirements will be as follows:

•	Debt service obligations of up to $6.0 million owed pursuant to a loan and security agreement we entered into with Hercules, which is due and payable in June, 2010; and

•	Payments relating to the contractual obligations described in the table below.

Long-term funding requirements

We expect to fund the growth of our business through cash flow from operations and through issuances of common stock, promissory notes or other securities. We expect to assess our financing alternatives periodically and access the capital markets from time to time when we believe it is in our stockholders’ best interests. If our existing resources are insufficient to satisfy our liquidity requirements, or if we enter into an acquisition or strategic arrangement with another company, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in dilution to our stockholders, and debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our research and development activities, which could harm the growth of our business.

        We expect to devote substantial resources to our product development and support efforts and to our sales and marketing efforts associated with the development and commercialization of our products. Our funding requirements will depend on numerous factors including:

•	the extent to which our products gain increased market share and are commercially successful;

•	the level of profitability of our product solutions;

•	the progress, level and timing of our product development and support activities related to products;

•	unforeseen costs, delays and problems;

•	the cost and effectiveness of our sales and marketing programs;

•	the status of competing products;

•	the establishment of additional strategic or licensing arrangements with other companies, or acquisitions; and

•	the level of costs associated with building and maintaining public company systems and infrastructure.

        Other than our loan arrangement with Hercules, we do not currently have any arrangements or credit facilities in place as a source of funds for these additional requirements.

Contractual Obligations

        The chart below summarizes our contractual obligations as of December 31, 2009, in thousands.

	Payments due by Period
	To be automatically converted into common stock on the closing of this offering	To be settled in cash on the closing of this offering	2010 and 2011	2012 and 2013	Thereafter	Total
Operating lease obligations	$—	$—	$829	$784	$457	$2,070
Notes payable and capital lease obligations	$—	$—	$4,065	$—	$—	$4,065

        The amounts listed for notes payable consist of the following amounts outstanding:

•
up to $6.0 million in principal amount outstanding under the third amendment to the loan and security agreement dated July 17, 2009 to Hercules that amended then existing loan agreements.  The new agreement provided two $3.0 million tranches (total of $6.0 million) of revolver debt.  The first tranche was immediately available at closing and carried an interest rate of the greater of prime plus 8% or 13.25%.  The second tranche carried an interest rate of the greater of prime plus 8% or 17.5%.  Availability under the second tranche was limited to $2.0 million immediately at closing with the remaining $1.0 million available at January 1, 2010 based on certain financial hurdles being met.  Please note that the Hercules loan facility was paid off in June 2010 and replaced with a loan facility with Comerica Bank, pursuant to which a $5.0 million term loan is currently outstanding.  Although it is our current plan to pay down the proceeds of the Comerica term loan with proceeds from the offering, there is no contractual requirement that we repay any amounts owed pursuant to this loan facility upon the closing of this offering and we may modify these plans to pay down either only a portion of the $5 million term loan or none of the loan, depending upon numerous market factors, including anticipated cash needs, prevailing and anticipated future interest rates, proceeds realized if any portion of the over-allotment option is exercised, and other business factors.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements or situations subject to FASB Interpretation No. 46(R), (“FIN 46(R)”), Consolidation of Variable Interest Entities which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk

        We sell primarily in U.S. dollars to both domestic and international clients. We are subject to foreign exchange exposure regarding our non-U.S. business affiliates, however the exposure has been limited strictly to operating expenses within those jurisdictions and represents less than 10% of our total revenues as of December 31, 2009. Therefore, our results could be negatively affected by such factors as changes in foreign currency exchange rates, trade protection measures and changes in regional or worldwide economic or political conditions. A 10% change in the value of the U.S. dollar relative to each of the foreign currencies in which our revenues are denominated would not have resulted in a material change to our results.

        Historically, we have not tried to reduce our exposure to exchange rate fluctuations by engaging in hedging activities.

Interest Rate Risk

        At December 31, 2008 and December 31, 2009, we had unrestricted cash and cash equivalents totaling $4.0 million. These amounts were invested primarily in money market funds. The unrestricted cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future investment income.

        The interest rates on our $4.1 million of outstanding promissory notes at December 31, 2009 are fixed. If market interest rates increase, the fair value of our promissory notes would decrease.

Recent Accounting Pronouncements

In June 2009, the FASB issued authoritative guidance to establish the ASC as the source of authoritative accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  This guidance is effective for us in the reporting period ended on December 31, 2009 and only impacts references for accounting guidance.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R) (now encapsulated in ASC Topic 805).  SFAS No. 141(R), among other things, establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We are required to adopt SFAS No. 141(R) for all business combinations for which the acquisition date is on or after January 1, 2009.  This standard will change our accounting treatment for business combinations on a prospective basis.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (SFAS No. 160), now encapsulated in ASC Topics 810, 323 and 325.

SFAS No. 160 establishes accounting and reporting standards for non-controlling interests in a subsidiary and for the deconsolidation of a subsidiary.  Minority interests will be re-characterized as non-controlling interests and classified as a component of equity.  It also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary and requires expanded disclosures.  This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited.  We do not have any non-controlling or minority interests and, accordingly, do not expect the adoption of this statement to have any effect on our financial position or results of our operations.

In April 2008, the FASB issued FASB Staff Position (FSP) No. 142-3, Determination of the Useful Life of Intangible Assets (FSP 142-3), now encapsulated in ASC Topic 350. FSP 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets.  This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008 and early adoption was prohibited.  We adopted this topic during the year ended December 31, 2009 but it had no effect on our consolidated financial position and results of operations.

In December 2008, the FASB issued guidance as to whether an instrument (or embedded feature) is indexed to an entity’s own stock in ASC Topic 815. The guidance relates to whether an instrument is linked to a company’s own stock and therefore meets the exception to not be accounted for as a derivative. We have adopted this topic during the year ended December 31, 2009 and there was no effect to our consolidated financial position and results of operations.

In April 2009, the FASB issued additional guidance for estimating fair value in accordance with ASC Topic 820 (ASC 820) when the volume and level of activity for the asset or liability have significantly decreased. ASC 820 also includes guidance on identifying circumstances that indicate a transaction is not orderly.  In addition, ASC 820 requires disclosure in interim and annual periods of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques.  We are evaluating the potential impact of the implementation of ASC 820 on our financial position and results of operations but do not expect the adoption to have a material effect on the financial statements.

In May 2009, the FASB issued ASC 855, Subsequent Events (ASC 855), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 distinguishes between subsequent events that should be recognized in the financial statements and those that should not and requires disclosure of the date through which subsequent events were evaluated. We adopted this topic during the year ended December 31, 2009, the results of which are disclosed in Note 16 to the consolidated financial statements.

In October 2009, the EITF issued authoritative guidance addressing revenue arrangements with multiple deliverables.  The authoritative guidance eliminates the criterion for objective and reliable evidence of fair value for the undelivered products or services.  Instead, revenue arrangements with multiple deliverables should be divided into separate units of accounting provided the deliverables meet certain criteria.  This guidance also eliminates the use of the residual method of allocation and requires that the arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price.  The guidance provides a hierarchy for estimating the selling price of each of the deliverables.  The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted.  Accordingly, we will adopt this guidance in our 2010 fiscal year. We are currently evaluating the impact of adoption of this guidance on our results of operations and financial condition.

BUSINESS

Our Company

Rapid change is occurring in the electronics industry.  Smart phones and other portable devices will soon offer mobile television services, video calling and traditional broadband content delivered over wireless networks.  Consumer purchases of smart phones and other new technologies are driving the demand for increased functionality within smaller product form factors, as well as higher speed and lower power consumption.  The advanced semiconductor integrated circuits providing these functions must be packaged before assembly in products.  Typical package size for ICs has decreased ten times over packages of the 1990s, while product speed and capability has increased.  This trend is expected to make advanced packaging one of the fastest growing sectors of the semiconductor industry.

We meet the demand for smaller, high performance packages by designing, manufacturing, selling, installing and servicing highly-engineered semiconductor process equipment that automates the packaging of semiconductor devices. Advanced packaging processes, examples of which include “flip chip,” package on package and emerging 3D TSV packaging, enable the packaging of integrated circuits that power this broad range of communications, computing and consumer electronic products.  We estimate that the advanced packaging equipment market addressed by our current products was approximately $170 million in 2008, which we expect to exceed $500 million by 2013 as manufacturers adopt new applications, including 3D TSV.  At least 11 of our Stratus installations have been purchased by customers for their work in completing development of processes using 3D TSV technologies.

Our mission is to become the leading equipment provider for wafer level packaging. Our solutions were designed specifically for wafer level packaging and we believe they offer a unique and more efficient process compared to competing technologies. Our solutions have been engineered to provide our customers with increased throughput, lower cost of ownership, greater ease of use, greater reliability and lower maintenance, resulting in higher operating profitability.

We currently offer two product platforms: Apollo, our second-generation sputter deposition system; and Stratus, an electrochemical plating system.  Apollo and Stratus provide complementary solutions for a variety of metal deposition processes used in flip chip and other advanced semiconductor packaging applications. The Apollo advances metal deposition for wafer level packaging and is used for applications including the multiple metal layers UBM, redistribution layers, backside metallization, integrated passive devices (which allow placing numerous components on a single chip) and light emitting diodes.  Stratus is used for thicker metallization for through silicon vias, solder bumping, copper pillar, UBM and other advanced packaging applications. These systems enable our customers to produce semiconductor devices with greater functionality at a lower cost. This value proposition is particularly compelling for customers serving the price-sensitive consumer electronics market.  We believe that many of our customers have purchased our Stratus product both for applications in flip-chip technologies and for their own development of 3D TSV devices.   As more and more customers have requested the use of our Stratus product for 3D TSV technologies, we expect to add new equipment features to help them optimize 3D TSV production and reduce the costs of TSVs, a key part of 3D processes.

To date, our revenues have been derived from products serving deposition required for flip chips and emerging 3D advanced semiconductor packaging.  We are currently focused on advancing our existing product portfolio and have not expanded into other process areas of the integrated circuit manufacturing process to date.  Stratus accounted for a majority of our revenues for the years ended December 31, 2007 and 2008 and substantially all of our product revenues during the year ended December 31, 2009. During the year ended December 31, 2009, the Apollo system was redesigned, which caused customers to postpone purchases while they waited for the introduction of the next generation product.  Since our inception in 2001, 107 systems have been installed with 34 different customers, including some of the leading semiconductor manufacturers, many of whom have purchased multiple systems during the past 24 months.

Wafer level packaging is one of the fastest growing segments of the semiconductor manufacturing industry. We estimate that the advanced packaging equipment market addressed by our current products was approximately $170 million in 2008 and we expect this market to exceed $500 million by 2013. Much of this growth is anticipated to occur in 2012 and 2013 as the semiconductor industry recovers from the recent economic downturn, and will, we expect, be driven by new technologies with more advanced packaging requirements.  In addition, we intend to expand our product offerings in complementary areas where we can leverage our core competencies and technologies, which has the potential to increase the size of the markets served by our products.

We were founded in August 2001 with the acquisition of our first sputter deposition product line from MKS. Members of our team initially developed the core technology for our products at a prior company, Applied Science and Technology, Inc., which was acquired by MKS. In April 2003, we acquired All-Wet Technologies, Inc., the developer of the Stratus ECD system. We are headquartered in Billerica, Massachusetts. Our mailing address is 900 Middlesex Turnpike, Building 6, Billerica, MA 01821-3929 and our telephone number is (978) 932-2000. Additional information about us is available on our website at http://www.nexxsystems.com. Information contained in, and that can be accessed through, our web site is not incorporated into and does not form a part of this prospectus.

Our Market / Industry Background

Semiconductor devices, which we refer to as chips or ICs, are essential components in a broad range of communications, computing and consumer electronic products, such as smart phones, gaming consoles, GPS, automotive displays and portable music players.  These consumer electronics are driving the majority of the growth in demand for semiconductors within the broader electronic products industry.

Semiconductor devices have traditionally followed Moore’s Law, which states that the density of the circuitry on a single semiconductor doubles approximately every 18 months, enabling smaller, faster and cheaper ICs. As ICs become smaller, more powerful and complex, it is increasingly difficult for traditional manufacturing processes to keep pace with Moore’s Law. Therefore, in order to accommodate technological advances, improvements in manufacturing, and specifically packaging, are required. Our advanced wafer level packaging solutions enable IC manufacturers to continue to manufacture smaller, less costly and more powerful semiconductor devices.

ICs can consist of over a billion microscopic transistors and other components that electronically store information and allow the execution of instructions used to operate electronic devices. Fabrication of ICs includes hundreds of complex and repetitive process steps, involving an array of sophisticated manufacturing equipment, chemical media, and materials. The fabrication process includes, among other steps, the deposition of multiple layers of dielectric or insulating films and electrically conducting metal films on wafers, typically ranging between 200 millimeters and 300 millimeters in size. After the deposition of each film layer, repeated cleaning, stripping and etching processes prepare the surface for the next process. When completed, the wafer may contain several hundred ICs, which, traditionally, are then separated by a dicing process.

Each IC is then “packaged” in order to allow insertion into an electronic device, and encapsulated into a polymer package. Traditional packaging involves electrically connecting the IC to pins via metal wires. In contrast, wafer level packaging allows the ICs to be packaged prior to dicing. This plays an essential role in enabling ICs to fit on increasingly smaller footprints, which is required as electronic devices become smaller. These small footprints allow for greater functionality in increasingly smaller mobile and other devices. This trend has caused a number of new packaging innovations to emerge, including:

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Flip chip process technology, a method for interconnecting semiconductor devices to external circuitry with solder bumps that have been deposited onto the chip pads or wafer (wafer level packaging), resulting in much smaller chip assemblies than those resulting from traditional wire bonding. Devices with flip chip assemblies can run more efficiently than those with traditional packaging because the shorter connection of the chip assembly reduces inductance, allowing higher-speed signals, and also carries heat better;

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3D packaging, which involves stacking chips on top of one another so that together, they occupy less space, and connecting them vertically so that they behave as a single unit;  3D design has been shown to significantly increase IC speed with reduced power consumption;

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Through-silicon vias, a vertical electrical connection that passes completely through a silicon wafer or die, replacing edge wiring of more traditional 3D packages. By using TSVs, multiple functionalities can be packed into a small footprint and electric paths can be shortened significantly, enabling faster communication, lower power consumption, and smaller form factors than traditional packages.  Working together with chemical vendors, we are developing new processes to reduce the costs of TSVs, an integral part of 3-D processes;

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Patterned, conductive redistribution layers over the surface of the wafer, whereby electroplated wires are isolated from the wafer except at the connection points, permitting higher density packaging and, in turn, higher performance and lower cost packages;

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Copper pillars technologies, which offer not only the advantages of improved electrical and thermal performance over traditional packages, but also the reduction or elimination of lead in wafer-level packages; and

•	Microbumping, a promising lead-free technique that enables connection of small input/output pitch devices.

We are positioned to take advantage of several near term trends that represent growth opportunities in our markets. Prismark LLC (“Prismark”), an electronics industry consulting firm, estimates that ICs using flip chip packaging will increase from 17.3 billion units in 2008 to 29.1 billion units in 2013, representing a CAGR of 11.0%. This compares to a CAGR of only 6.3% for wire bonded ICs over the same period. Prismark also forecasts that bumped wafer production will grow from 6.5 million 300 millimeter wafers in 2008 to 11.9 million 300 millimeter wafers in 2013, representing a CAGR of 12.9%.

3D TSV processes, which are mainly in development by our customers at this point, are anticipated to become a leading packaging technique and represents a longer term growth opportunity. The packaging of 3D chips requires more wafer level processing equipment. It is estimated by Prismark that this packaging technique will be used for 2.8 million 300 millimeter equivalent wafers in 2013, and will be used for 17.3 million 300 millimeter equivalent wafers by 2018, representing a 44% CAGR, with much of this growth in the DRAM, among other semiconductor markets.  Future growth is expected by Prismark to be driven by increasingly complex and small form factor semiconductor devices and packages to be used in computing,  mobile communications and home networking.

Our Competitive Strengths

We are a leading semiconductor equipment provider focused on the wafer level packaging segment of the semiconductor equipment industry, including applications in flip chip and emerging 3D packaging. As the semiconductor manufacturing process increases in complexity and production parameters become more stringent, semiconductor manufacturers rely increasingly upon manufacturers of semiconductor equipment to achieve improved process control, provide a smaller equipment footprint and lower the cost of ownership for their equipment. Our solutions are optimized specifically for advanced semiconductor packaging and enable our customers to deliver semiconductor devices with greater functionality at a lower cost. Our position is based on the following competitive strengths:

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Global Leader in Advanced Semiconductor Packaging Equipment.  Our industry leading solutions are specifically designed for advanced packaging applications which enable high throughput and yield, low cost of ownership, smaller footprint, greater reliability, ease of use and low maintenance. The effectiveness of our products has been proven in high-volume production environments globally and has enabled us to win multiple industry awards; specifically, the Stratus was selected “Best Product 2007” by Semiconductor International and won the “Advanced Packaging Award” in 2007, and the Apollo, our second-generation PVD tool introduced at the SEMICON West industry convention in 2008, was voted “Best Cost of Ownership Product” by attendees at the show. In addition to our industry leading products, we provide our customers with a dedicated, global support and service network to ensure peak performance and availability of the tools. We focus on satisfying the needs of our customers and in some cases have assigned dedicated support staff at customer sites to service mission-critical applications.

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Technology Leadership. We have expertise in wafer level packaging and extensive experience building and supporting production-proven semiconductor manufacturing equipment. We also utilize advanced modeling techniques in the design of our process chambers to address an increasingly complex manufacturing process.

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Intellectual Property. We have a significant intellectual property portfolio consisting of 11 U.S. patents issued and 10 U.S. patents pending. These patents protect essential components of our tools, including our wafer holder and ShearPlate technology.

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Scalable, Flexible Platform. Our systems are designed on standard platforms that allow us to configure flexible systems to meet our customers’ specific application and throughput requirements. This flexibility translates into a lower cost of ownership and allows customers to upgrade equipment in a simplified manner in order to respond to changes in process technologies, substrate sizes or materials.

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Outsourced Manufacturing Expertise. We are able to leverage an outsourced manufacturing model that allows us to increase our capacity, minimize fixed costs, leverage our partners’ resources, and reduce manufacturing overhead costs. Additionally, our outsourcing partners’ expertise and advanced equipment has enabled continual decreases in our manufacturing lead times, which is a trend we expect to continue. All of these benefits result in a scalable manufacturing process that allows us to provide leading semiconductor process equipment to customers with greater efficiency, at a lower cost, and with limited use of our capital.

Our Growth Strategy

Our mission is to become the leading solutions provider for wafer level packaging worldwide. We have identified specific strategic initiatives that are critical to successfully achieving our objective:

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Maintain and Expand Technology Leadership. Through our technology leadership we deliver customer-driven product innovations focused on price, performance and flexibility that result in critical performance, quality, process control and cost benefits. Technology leadership is critical to increasing our competitive win rate, maintaining suitable pricing and building market acceptance. We believe the various proprietary technologies and processes we have developed, such as our vertical process with patented wafer holder and our ShearPlate technology, currently provide us with an advantage over competing wafer processing equipment suppliers. We plan to continue investing in research and development to maintain and expand our technology leadership position. We believe that the technical innovations in our equipment and the chemical processes, continued software development, and analysis tools we develop to assist our customers in meeting their specific requirements will continue to be leading drivers for market acceptance of our semiconductor processing equipment.

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Expand our Global Presence. We continue to develop our global presence in order to provide the infrastructure necessary to support our geographically diverse customer base. In September 2007, we established a direct sales and support function in Taiwan and, in September 2009, we established a customer service operation based in Singapore. We believe our direct presence in Southeast Asia and our relationships with large Taiwanese foundries will be a catalyst for expansion to other regions in Asia.

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Leverage Technologies into Markets and Applications. We believe our technology and design expertise enables us to offer future solutions in other areas of the semiconductor manufacturing process. We believe considerable opportunities exist in these areas that would significantly expand our addressable market. In addition, we believe we can leverage our core competencies and technologies to access markets outside of semiconductor device manufacturing including solar, light emitting diodes (“LEDs”), and micro electro-mechanical systems (“MEMs”).

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Invent and Develop our Intellectual Property Portfolio. We intend to continue to broaden our patent portfolio through internal development, strategic relationships and participation in industry consortia.  Although we have no plans at this time to acquire any other businesses, we may in the future seek to broaden our intellectual property portfolio through acquisitions of businesses or exclusive license arrangements. We believe this will enhance the competitiveness and size of our current businesses and allow us to diversify into complementary markets and technologies.

Our Technology and Products

Our current products include equipment used in the rapidly growing advanced packing segment of the semiconductor market. Our solutions address customer needs in “under bump metallization” (“UBM”),

electroplating and backside metallization.  We continue to evaluate opportunities to provide solutions that address customer needs in adjacent back-end processes.  The following diagram illustrates the location of our product applications within the typical wafer level packaging process flow.

A brief overview of our products is as follows:

Sputter Deposition Systems

Sputtering is a physical vapor deposition (“PVD”) metallization technology, in which ions of an inert gas such as argon, are electrically accelerated in a high vacuum toward a target of pure metal, such as tantalum or copper. Upon impact, the ions of inert gas sputter off the target material, and the charged gas is then deposited as a thin film on the silicon wafer. PVD processes are used in front end, integrated circuit fabrication to create the precise barrier and seed layers required for interconnect applications, as well as conductive wires in an aluminum manufacturing process. PVD processes are also used in back-end applications primarily in wafer level packaging to deposit multiple metal layers under gold or solder bumps for an electrical connection to the IC pad or for backside metallization of ultra-thin wafers. Our PVD tools have been designed for back-end applications.

Our PVD tools, the Apollo and Nimbus, are high throughput, lower cost of ownership sputtering systems with the flexibility to run different wafer sizes. The advanced sputter deposition architectures found in our systems incorporate wafer processing commonly used in cluster tools designed for front-end IC fabrication with the low cost and simplicity of an in-line system. Our tools place wafers on a tray at atmospheric pressure, after which the wafers are processed in batches offering versatility in handling multiple wafer sizes and thin wafers before carrying out all subsequent vacuum process steps, beginning in a loadlock with no further movement, reducing the risk of damage to the wafer. Wafers are processed safely on these trays with up to five metals deposited in a single deposition chamber compared with a cluster tool requiring five chambers each dedicated to one of the five metals. This process not only results in higher yield, but lower capital cost as the deposition chambers are able to process nearly full time.

The diagram above shows our tray-based wafer transfer system, including a proprietary elevator mechanism that moves the wafers in and out of three vacuum load and processing chambers, permitting three batches of wafers to be processed simultaneously, economically loading and unloading wafer cassettes by interfacing at one robot based station. Based on repeat orders from our customers, we believe this unique system allows our PVD tools to achieve significantly greater throughput compared to competing systems within the same footprint.

Apollo

We launched our next-generation PVD system in July 2008. Based on a review of information provided by customers and potential customers regarding our competitors’ products, we believe the Apollo builds upon the field-proven Nimbus architecture and provides higher throughput and productivity, lower consumables cost, enhanced vacuum performance and a significantly smaller footprint compared to competing cluster tools.

Electrochemical Deposition System

Advanced packaging process solutions include electrochemical deposition (“ECD”) systems used to deposit metal layers to plate wafer bumps or copper pillars and redistribution layers as well as fill 3D TSVs.  Two basic ECD architectures have been employed in wafer level packaging: horizontal (also known as “fountain cell”) and vertical plating.  Horizontal bump plating tools evolved from front end IC fabrication incorporating complex process and contamination control required for thin film processing in the wafer fabrication. Vertical Plating tools have a capacity advantage particularly for larger 300 millimeter wafers because multiple process cells fit into the same space that a single horizontal cell would occupy.

Stratus

The Stratus is designed as a high throughput, high yield ECD system that integrates the wafer quality and process advantages of vertical wafer orientation with the economic advantages of parallel processing. The Stratus’ vertical architecture offers up to 20 metal plating positions and provides both system flexibility and higher throughput than traditional horizontal processing systems.

Our ECD system incorporates proprietary electroplating technology on a multi-cell platform. There are two basic Stratus models each providing the flexibility to handle different wafer sizes simultaneously.  The S300 is available to accommodate wafer diameters from 200 millimeters to 300 millimeters and our S200, wafer diameters from 100 millimeters to 200 millimeters. Our installation of Stratus systems has grown from three at the end of 2004 to 42 at the end of 2009, a CAGR of 56%. There are currently 45 Stratus systems installed worldwide, and we estimate that at least 25% of these systems are being used by our customers to develop 3D TSV applications.

Stratus system architecture is built around a proprietary wafer-holding module that provides several advantages, including the reduction of wafer breakage, lower automation costs and higher throughput. Because wafer movement occurs while the wafers are securely held back-to-back in the fail-safe wafer-holder, there is no need for the expensive robotic precision necessary to move wafers between process chambers. The system’s wafer holder achieves precise alignment between the wafer and critical process elements, enabling small process cell size and more space-efficient system configurations. Additionally, the back-to-back wafer holder design significantly decreases repetitive wafer handling and doubles the effective throughput of each process cell.

The proprietary design of the Stratus (left) enables significantly greater wafer through-put per hour under standard wafer processing conditions than that of traditional fountain cell solutions (right), which occupy roughly the same footprint.  This advantage increases manufacturing efficiency and provides a distinct cost advantage per wafer for our customers.  The following graphics illustrate the process advantage of the Stratus compared to competitive fountain cell solutions:

Stratus: 40 wafer processing, 20 wafer plating	Competitor: 12 “Cups,” 10 wafer plating

The Stratus also incorporates our proprietary ShearPlate technology to control the fluid boundary layer at the wafer surface, enable deposition uniformity and permit a wide chemical operating window. Because this technology separates wafer and anode fluid flow, the chemistry breakdown and chemistry costs are reduced without using expensive membrane separation hardware. Additionally, strong agitation at the wafer surface, combined with the vertical wafer orientation, avoids yield loss due to bubble entrapment.

Customers

Our customers include leading semiconductor manufacturers throughout the world and can be classified as outsourced semiconductor assembly and test providers (“OSATs”) or integrated device manufacturers (“IDMs”). We initially focused on developing relationships with OSATs and currently have three of the four largest OSATs, in terms of annual revenues, as customers. Our largest installed base of systems is with Chipbond Technology Corporation, one of the four largest OSATs, for whom we installed 18 Nimbus systems between 2004 and 2007, highlighting our success with OSATs. More recently, we have focused on sales to IDMs and have succeeded in penetrating this market over the last 18 months.

Most of our recent system shipments are with customers who have previously purchased systems from us, with such repeat customers accounting for approximately $7.7 million of our approximately $20.2 million in shipments in 2007, approximately $11.0 million of our approximately $23.3 million in shipments in 2008, and approximately $26.8 million of our approximately $35.7 million in shipments in 2009. Substantially all of our product revenues were derived from the sale of our Stratus systems during the year ended December 31, 2009. In the three month period ended March 31, 2010, two customers accounted for approximately 81% of our net sales, with customer A accounting for 58% and customer C accounting for 23% of such sales. In the year ended December 31, 2009, two customers accounted for approximately 48% of our net sales, with customer A accounting for 33% and customer B accounting for 15% of such sales.  In the year ended December 31, 2008, four customers accounted for approximately 66% of our net sales, with customer A accounting for 14%, customer C accounting for 19%, customer D accounting for 18% and customer E accounting for 16% of such sales.

Net revenues by geographic region were as follows:

	Year Ended December 31,
	2009	2008	2007
North America	31%	12%	27%
Asia	60%	61%	59%
Europe	9%	27%	14%
	100%	100%	100%

A material reduction in orders from our customers in the semiconductor industry could adversely affect our results of operations and projected financial condition. Our business depends upon the expenditures of semiconductor manufacturers, whose businesses, in turn, depend on many factors, including their economic capability, the current and anticipated market demand for ICs and the availability of equipment capacity to support that demand.  The market for the products we sell is highly competitive and in order to be successful, we need to continue to develop innovative products addressing customer technical requirements in a cost-efficient tool.

Sales, Marketing and Service

We market and sell our products primarily through a direct sales force, consisting of individuals who have backgrounds in semiconductor packaging and who generally have significant experience selling semiconductor capital equipment into the specific market segments and territories to which they are assigned.  We have strategically placed offices in the United States ,  Taiwan and Singapore.  In the United States, our sales office is our principal location in Billerica, Massachusetts. Our international offices are located in Taiwan and Singapore. Over the last three years, we have expanded our sales presence in Asia as many of the world’s semiconductor manufacturing facilities are based in Taiwan, Singapore, Korea and China. We expect international markets, particularly the markets in Asia, to provide most of the opportunities for our products.  In addition to direct sales, we leverage sales representatives in Europe and in countries such as China, Korea and Japan, where the semiconductor manufacturing industry contains smaller concentrations of customers.

We may enter into strategic relationships with business partners who have complementary technologies for, and experience in, semiconductor and other capital equipment markets that can utilize our technologies. We believe that forming such relationships could (i) help us achieve cost economies in product development and manufacturing, (ii) provide us with the ability to take advantage of any available local government stimulus funding and related incentives, (iii) result in optimized products and (iv) provide advantages in marketing and selling our products in the geographic markets where our partners are based.

Our sales cycles vary and typically follow a lengthy development and qualification period prior to commercial production. Our typical new customer sales cycle averages six to 18 months, from initial interaction and marketing to final acceptance and testing. In most cases, customers request a product demonstration once we have established an initial relationship. This is sometimes followed by an evaluation period of six to 12 months, after which the customer’s order is placed. We typically categorize customer purchases of our tools into (i) tools used to develop new packaging devices (development tools or technology buys), (ii) pilot production or pilot line tools (scaled up from development tools or technology buys), and, finally, (iii) capacity tools for high volume production. Our customers often work with their end customers for production approval during pilot production, which could take anywhere from three to six months.  Following this approval, customers will request additional products for capacity production. In 2009, a majority of our sales were classified as capacity sales as opposed to development or pilot sales.  This is important to note as capacity sales typically consist of multiple units and demonstrate the customer’s commitment to our products and technology.

We focus our marketing efforts on increasing brand awareness, communicating product advantages and generating qualified leads for our sales force and channel partners. We rely on a variety of marketing vehicles, including participation in industry conferences and trade shows, to share our technical message with customers, as well as public relations, industry research and our collaborative relationships with other companies involved in industry consortia.

We also provide our customers with direct worldwide support and service coverage with key personnel based throughout the United States, Belgium, Singapore and Taiwan. Our service and support staff are involved in a number of activities to ensure customer satisfaction, including services developed to maximize productivity of our customer’s tools and improving yield and tool availability through increased uptime. In addition to this direct support network, we have third party service and support arrangements in France, Germany, Italy, Switzerland, China, Korea, and Japan.

Backlog and Deferred Revenue

Our backlog was $16.8 million, $8.6 million and $7.2 million as of March 31, 2010, December 31, 2009 and December 31, 2008, respectively. Our backlog includes accepted purchase orders that we expect to ship within 12 months or products which have shipped but have not yet been accepted by the customer, as well as contractual service revenue and maintenance fees to be earned within the next 12 months. Orders from our customers are subject to cancellation or delay by the customer with limited penalties. Historically, order cancellations and order rescheduling have not been significant; however, orders presently in the backlog could be cancelled or rescheduled. In addition, since only a portion of our revenues for any fiscal quarter represents systems that were in backlog as of the beginning of that quarter, we do not believe that backlog is necessarily an accurate indication of our future revenues or financial performance.

Our deferred revenue primarily relates to equipment shipped to customers that has not received final acceptance. Typically, 80% to 90% of revenue is recognized when the order is shipped, with the additional 10% to 20% upon final acceptance which typically takes about three months. As of December 31, 2009, deferred revenue was $2.0 million.

Backlog is not a recognized performance measure under GAAP and does not have any standardized meaning prescribed by GAAP. We believe that backlog is a useful complementary measure of projected activity in future periods and is commonly used by our management to evaluate our projected activity in future periods. Any such projections are forward-looking in nature and there can be no assurance that backlog will accurately reflect future sales. See “Special Note Regarding Forward Looking Statements” and “Risk Factors.” There are no direct comparable measures to backlog in GAAP.

Research and Development

We believe that timely development of products and technologies is necessary to remain competitive in an equipment market characterized by rapid technological change and product innovation. We devote significant resources to programs directed at developing new and enhanced products, as well as new applications for existing products. Our research and development efforts focus predominantly on leveraging core technologies to provide solutions that increase throughput and efficiency, lower total cost of ownership, and enhance performance in the manufactured semiconductor industry. Our recent development efforts have resulted in several new product enhancements for our Apollo and Stratus product lines that allow for additional metallization capabilities, handling of diverse wafer sizes and types, and chemical monitoring and control. We maintain extensive demonstration and process development laboratories at our facilities in Billerica.

We are currently involved in industry consortia with SEMATECH and IBM in the United States and IMEC in Europe. We believe that our participation in these consortia provide us with better insight into technology trends and the capital equipment which will be required to produce innovative ICs.  Generally, we contribute personnel and some level of funding in these consortia, which we expect to continue.

Research and development, which is expensed as incurred, was approximately $6.4 million, $6.5 million and $7.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. As a percentage of our net sales, these expenses represented approximately 16.7%, 35.5% and 30.5% in each of these respective years, respectively. In order to maintain technology leadership and pursue customer driven opportunities for the application of our core technologies, we plan to continue to invest in research and development at the same or higher dollar levels than currently expended. However, we expect research and development expenses as a percentage of revenues to continue to decrease or remain constant.

Competition

The semiconductor equipment industry is an intensely competitive marketplace marked by constant technological change. Significant competitive factors in the semiconductor equipment market and other markets in which we compete include system performance and flexibility, cost of ownership, development of new technologies, the size of each manufacturer’s installed customer base, the ability to deliver products on a timely basis, pricing and payment terms, and customer service and support. We believe that we compete favorably with respect to these factors, but must continue to develop and design new and improved products and technologies in order to maintain our competitive position. We face substantial competition from established competitors, certain of which have greater financial, marketing, technical and other resources, broader product lines, more extensive customer support capabilities, larger sales organizations and greater customer bases. We may also face competition from new domestic and overseas market entrants. We expect revenues from our Stratus product line to account for a majority of our revenues for the foreseeable future, and, therefore, we are exposed to the risk that the Stratus could be adversely affected by its own performance, price or total cost of ownership, or the availability, functionality and price of competing products and technologies.

The Nimbus and the Apollo, high throughput sputtering systems designed specifically for advanced packaging, compete in the advanced packaging market against single wafer cluster and batch tool providers such as OC Oerlikon Corporation AG (both cluster and batch tools), Tegal Corp., Applied Materials, Inc. and ULVAC, Inc. The Stratus competes against horizontal fountain plating equipment manufactured by Applied Materials, Inc. (through its acquisition of Semitool, Inc.), Electroplating Engineers of Japan Ltd. and others, and also with vertical deposition systems produced by Ebara Corp. and others and front end electroplating and plasma enhanced CVD equipment supplier Novellus.

To maintain or capture a position in the market, we must continue to develop new and enhanced systems and introduce them at competitive prices on a timely basis, while managing our R&D, product and warranty costs. Most of our competitors are focused on front-end wafer fabrication and apply those front-end tools to back-end applications. These retrofitted tools are complicated and expensive, having been designed for the stringent and costly feature size and cleanliness requirements of integrated device fabrication, and are not optimized for the economic and process flexibility requirements of wafer level packaging. However, installing and integrating capital equipment into a semiconductor production line represents a substantial investment. For this reason, once a manufacturer chooses a particular vendor’s capital equipment, our experience has shown that the manufacturer will generally rely upon that equipment for the useful life of the specific application. As a result, all of today’s semiconductor equipment manufacturers typically have difficulty selling a product to a particular customer to replace or substitute for a competitor’s product that has been previously qualified by that customer for a specific product line.

A number of our competitors also have a larger installed base of products, longer operating histories or greater name recognition than we do. On December 21, 2009, Applied Materials, Inc., the largest company in the semiconductor capital equipment industry, announced that it had completed the acquisition of Semitool, Inc., an established competitor, through a cash tender offer.  In addition, Novellus recently announced a joint venture with IBM to develop TSV technologies for the front-end of the semiconductor manufacturing process.  While we currently serve the back end market, Novellus could in the future seek to compete with us or alternatively compete with us in other TSV applications. Our larger competitors have more extensive infrastructures, which could place us at a disadvantage when competing for the business of global semiconductor device manufacturers. In addition, our competitors may be able to respond more quickly than us to changes in end-user requirements and devote greater resources to the enhancement, promotion and sale of their products.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure you that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price, performance and/or cost of ownership features, or that new processes or technologies will not emerge that render our products less competitive or obsolete.

Manufacturing

We outsource 100% of the Apollo manufacturing process.  For our Stratus product, subassemblies are provided by several contract manufacturers with final product assembly and product testing completed in-house.  Additionally, component and product prototyping is performed internally.

Our outsourcing strategy enables us to minimize fixed costs and capital expenditures, gain labor efficiencies and provides us with the flexibility to increase product capacity based on customer demand. We leverage the strengths and skill sets of each of our high quality suppliers to increase manufacturing efficiencies and minimize costs. This strategy also allows us to focus on product differentiation through system design and quality control. Most of our semiconductor equipment is manufactured in clean-room environments similar to those used by semiconductor manufacturers for semiconductor device fabrication, which helps to minimize the amount of particulates and other contaminants in the final assembled system and to improve product yields for our customers.

Outsourced manufacturing operations include metals and plastics fabrication and finishing capabilities; component parts and final product assembly; and extensive product testing capabilities. Our outsourced manufacturing partners work closely with our operations and product development engineers to ensure that products are engineered for manufacturability, affording a smooth transition from prototype to full scale production.  Certain raw materials and components we use in the manufacturing and assembly of our products are available from a limited number of suppliers. Shortages could occur due to an interruption of supply or solvency of our suppliers. We endeavor to minimize the risk of product interruption by selecting and qualifying alternative suppliers, monitoring the financial condition of key suppliers, and limiting the supplier’s dependence on our business by typically maintaining no more than 20% to 25% of any supplier’s total business. Additionally, we continue to work with our suppliers to significantly reduce lead times.  Our principal outsourcing provider for our Apollo and Nimbus products is Dakota Systems, Inc. (“Dakota”), who assembles these products pursuant to the terms of an agreement that continues through February 2012. The terms of this agreement obligate us to order and purchase all our Apollo and Nimbus products exclusively from this provider unless the provider is unable to honor any order we place with it, in which case we have the right to manufacture such products ourselves or use this provider or other suppliers as we choose for any Apollo or Nimbus product referenced in such order going forward. During the term of this agreement and for two years following its termination, the provider agrees not to manufacture any products that compete with our products in the markets addressed by us. Either party may terminate the agreement in the event of an uncured breach or upon the sale of the other party.  Under the terms of the agreement, pricing is based upon the acquisition cost of materials and direct labor charges.

Patents and Other Intellectual Property

The semiconductor industry in general is very active in pursuing patent applications for both equipment and processes used in the manufacture of semiconductors devices. Patents are considered important to the protection of intellectual property resulting from a company’s research and development programs and are viewed as a means of gaining market advantages over competitors because the industry often differentiates competitors on the basis of technological criteria.

We rely upon a combination of contract provisions and copyright, trademark, patent and trade secret laws to protect our proprietary know-how, ideas, inventions, goodwill and rights in our solutions and products. We currently hold 11 U.S. patents, one in each of China, Japan and Hong Kong , and have 10 patent applications pending in the U.S and eight pending abroad, and intend to file additional patent applications as we deem appropriate. Our U.S. patents, which cover material aspects of our past and present core products, have current durations ranging from approximately 2019 to 2024.  We maintain certain exclusive, perpetual, royalty-free and royalty-bearing licenses in our field of use from MKS used in the Apollo and Nimbus products.  Additionally, in connection with our acquisition of All-Wet Technologies, Inc. in 2003, we acquired an exclusive, perpetual licence to technology used in our Stratus product.  We also, in connection with joint development agreements with each of Infineon Technologies AG (“Infineon”) and IBM, have entered into non-exclusive, perpetual, royalty-bearing licenses with both companies for the commercialization of any technology developed on the Stratus platform as a result of such collaborations. We believe that, although the patents we own and may obtain in the future will be of value, they alone will not determine our success, which is also dependent upon our engineering, marketing, support, and delivery skills.

We rely, in some circumstances, on trade secrets to protect our technology. Trade secrets, however, are difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Commercial Agreements

Dakota Manufacturing Agreement

Pursuant to the terms of the Manufacturing Agreement we entered into in February 2003, we have engaged Dakota as our exclusive supplier for our Nimbus and Apollo products. In the event that Dakota is unable to fulfill an order by us for a particular item of machinery or equipment, we may manufacture such item ourselves or have another party manufacturer it and, thereafter, Dakota shall not have the exclusive right to supply such item of machinery or equipment. Any intellectual property relating to the products that is developed by us or by us and Dakota is owned by us and any intellectual property developed solely by Dakota relating to the products or the manufacturing process or jointly by us and Dakota relating to the manufacturing process is owned by Dakota. The initial term of the Manufacturing Agreement was three years and it has been renewed through February 2012.

Infineon Development Agreement and License Agreement

Pursuant to the terms of the Development Agreement we entered into with Infineon in September 2008 (the “Infineon Development Agreement”), we have agreed to carry out the development of customized tool features, based on our Stratus S200 tool platform, and to provide Infineon with the results of this development work for use in Infineon’s manufacturing process for logic and semiconductors. Infineon will own the results of the development work other than any enhancements to the tool platform, which shall belong to us.

In connection with the Infineon Development Agreement, we entered into a License Agreement with Infineon in October 2009 pursuant to which Infineon granted us a non-exclusive license to incorporate the technology developed under the Development Agreement into our products based on the Stratus S200 tool platform. The license does not commence until January 1, 2014. This is a royalty bearing license that starts at four percent of the selling price of our applicable product and drops to three percent in 2016.

IBM Joint Development Agreement and Patent License Agreement

Pursuant to the terms of the Joint Development Agreement we entered into with IBM in February 2009 (the “IBM Development Agreement”), we have agreed to the joint development of semiconductor apparatus and processes relating to plating technology for advanced packaging and integration solutions in semiconductor processing and manufacturing. IBM has granted us a license under its intellectual property rights to develop, make, have made and sell certain of our products and we have agreed to pay IBM a royalty on the sale of such NEXX products equal to six percent of the selling price of the applicable product (which includes the two percent royalty due under the Patent License Agreement described below).  The term of the agreement is three years.

In connection with the IBM Development Agreement, we entered into a Patent License Agreement with IBM in February 2009 pursuant to which IBM licenses to us, and we license to IBM, certain patent rights to support the obligations and rights under the IBM Development Agreement. The license granted by us to IBM is fully paid up. The license granted by IBM to us bears a royalty of two percent of the selling price of our licensed products developed under the IBM Development Agreement.

 MKS Patent and Know-How License Agreement

In August 2001we entered into a Patent and Know-How License Agreement with MKS in connection with our acquisition of certain assets relating to the Nimbus and our now dormant Cirrus product lines owned by Applied Science and Technology, Inc. and ASTeX PlasmaQuest Inc.  Pursuant to this agreement, we were granted a license under certain patents and related know-how to enable us to develop and manufacture an electronic cyclotron resonance plasma source and sell such products to customers in the defined field of semiconductor, optoelectronic and photonic businesses on an exclusive basis and for use in stand-alone systems sold into all other fields on a non-exclusive basis. This license is fully paid up with no royalty obligations other than royalty payments on the Cirrus product line, which we no longer develop.

 All Wet Exclusive License Agreement

In connection with our acquisition of All Wet in 2003, we succeeded in interest to the rights and obligations of All Wet under an Exclusive License Agreement it entered into with Arthur Keigler in December 1999. Pursuant to the terms of this agreement, Keigler granted an exclusive, perpetual license to All Wet for the use of Keigler’s patent relating to technology used in our Stratus product.

Customer Purchase Orders

Each customer order is negotiated by a separate purchase order rather than a blanket purchase agreement.  As a result, no single purchase order is material to our business and the terms of purchase orders can and do vary significantly depending upon the type of system purchased by a customer and the specific components of a system.  While in the future this arrangement may change, we have conducted business in this manner to date and do not have plans to alter these arrangements in the near future.

Effect of existing or probable governmental regulations on our business.

We are unaware of any existing or probable government regulations that would have a positive or negative impact on our business.

Legal Proceedings and Regulatory Actions

We are not currently a party to any material legal proceedings or regulatory actions.

Employees

As of June 21, 2010, we had 98 full-time employees, with 37 in research and development, 18 in manufacturing operations/supply chain, seven in sales and marketing, 24 in service, and 12 in general and administration.

Of our full-time employees, 76 are located in the United States and 22 are abroad. We consider our current relationship with our employees to be good. None of our employees are represented by labor unions or have collective bargaining agreements.

Facilities

Our corporate headquarters are located in Billerica, Massachusetts, where we occupy approximately 39,000 square feet. We use these facilities for administration, sales and marketing, supply chain, and research and development activities. We also lease space in Hsinchu, Taiwan  and Singapore that we use for sales and support activities. We believe that our current facilities are sufficient for our needs for the foreseeable future as we outsource most of our manufacturing operations. We may add new facilities and expand our existing facilities as we add employees and expand our markets. In that event, we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Environmental Matters

We are subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous waste. Chemicals are used in the manufacturing process used by OSATs and integrated device manufacturers, however we generally do not use hazardous materials in our operations other than small amounts of hazardous chemicals in our demonstration and research laboratories. Our compliance with federal, state and local provisions regulating the discharge of materials into the environment, and the remedial actions we have taken with respect to environmental regulations, have not had, and are not expected to have, a material effect on our business, financial condition, results of operations, cash flows and competitive position.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the name, age and position of each of our executive officers and directors as of June 21, 2010:

Name and State of Residence	Age	Position with Our Company	Principal Occupation
Thomas M. Walsh, Ph.D. Massachusetts, USA	56	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director of our company
Stanley D. Piekos New Hampshire, USA	62	Vice President, Finance and Chief Financial Officer	Vice President, Finance and Chief Financial Officer of our company
Arthur L. Keigler Massachusetts, USA	52	Vice President of Engineering and Technology	Vice President of Engineering and Technology of our company
John M. Bowers Massachusetts, USA	63	Vice President of Sales and Business Development	Vice President of Sales and Business Development of our company
Phillip Villari Massachusetts, USA	61	Vice President, Customer Satisfaction and Operations	Vice President, Customer Satisfaction and Operations of our company
Richard Post, Ph.D Massachusetts, USA	66	Director and Chairman of the Board	Chairman of our company
Carlton J. Eibl(2)(3) California, USA	50	Director	Managing Director, Enterprise Partners Venture Capital
Clifford L. Haas(2)(3) California, USA	53	Director	Managing Director, Sigma Partners
Bruce C. Rhine(1)(2) Oregon, USA	53	Director	Retired
Robert G. Deuster(1)(3) California, USA	60	Director	Retired
R. Douglas Norby(1) California, USA	74	Director	Retired

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Members of governance and nominating committee.

As a group, immediately prior to the offering, our directors and executive officers beneficially own or control or direct, directly or indirectly, a total of  11,821,158  shares of our common stock, representing  83.19% of our issued and outstanding common stock.  See “Principal Stockholders.”

Executive Officers

        Thomas M. Walsh, Ph.D. has been our President, Chief Executive Officer and member of our board of directors since October 2008. From May 1996 to September 2008, Mr. Walsh served in various senior management positions with Novellus Systems Inc., a public semiconductor equipment manufacturer, most recently serving as general manager of the Electrofill Business Unit from February 2007 to October 2008. From 1981 to 1996, Mr. Walsh served in various technical and senior management positions at International Business Machines Corporation, a public technology and services provider.  Mr. Walsh holds an A.B. degree in chemistry from Herbert Lehman College, a Ph.D. degree in analytical chemistry from Purdue University and an M.B.A. from New York University. We believe Mr. Walsh is qualified to serve on our board of directors based upon his expertise and knowledge regarding our business and operations and his executive experience in the semiconductor equipment industry as described above.

        Stanley D. Piekos has been our Vice President, Finance and Chief Financial Officer since June 2006. From March 2003 to February 2006, Mr. Piekos was Chief Financial Officer at August Technology Corporation, a provider of automated inspection, metrology and data analysis software to microelectronic device manufacturers. From February 1998 to March 2003, Mr. Piekos was Chief Financial Officer of American Superconductor Corporation, a manufacturer of high temperature superconductor products and electrical systems. From June 1994 until February 1998, Mr. Piekos served as Vice President and Chief Financial Officer of Brooks Automation, Inc., a supplier of robotics and controls to the semiconductor production equipment industry. For the nine years prior to June 1994, Mr. Piekos was employed by Helix Technology Corporation, a manufacturer of cryogenic equipment, most recently as Vice President and Chief Financial Officer. During his first 15 years in business, Mr. Piekos held a variety of positions in financial management and marketing with W.R. Grace & Co., a global manufacturer of specialty chemicals and industrial equipment.  Mr. Piekos holds a B.A. degree in finance from Northeastern University and an M.B.A. from Babson College.

        Arthur L. Keigler has been our Vice President of Engineering and Technology since June 2003. From December 1999 to April 2003, Mr. Keigler was President and Chief Executive Officer of All Wet Technologies, Inc., a semiconductor equipment developer he founded that we acquired in April 2003.  From June 1992 to December 1999, Mr. Keigler was a Manager of Engineering of Quantum Corp., a global storage company specializing in backup, recovery and archive solutions.  Mr. Keigler holds a B.S. degree in applied physics from Cornell University and M.S. degrees in each of materials science, mechanical engineering and business management from the Massachusetts Institute of Technology.

        John M. Bowers has been our Vice President of Sales and Business Development since April 2008.  From January 1991 to March 2008, Mr. Bowers served in various senior management positions at Novellus Systems Inc., a public semiconductor equipment manufacturer, most recently serving as Managing Director, Global Account from November 2005 to March 2008, President, Southeast Asia Region from April 2002 to November 2005, General Manager, Greater China Region from November 1999 to April 2002, and Director of Western Region from September 1992 to October 1999.  Mr. Bowers holds B.A. and B.S. degrees in mechanical engineering from Bucknell University and an M.B.A. from the University of Pittsburgh.

        Phillip Villari has been our Vice President, Customer Satisfaction and Operations since September 2004. From October 2000 to September 2004, Mr. Villari was Chief Operating Officer of SemiTest, Inc., a supplier of monitoring tools for semiconductor fabrication. From 1992 to 2000, Mr. Villari held various senior management positions at each of Micro Technology Component, Inc., a supplier of test handlers for the semiconductor industry, Aseco, Inc., a supplier of test handlers for the semiconductor industry, Electro Scientific Industries, Inc., a manufacturer of equipment for microelectronics manufacturers, and XRL Inc., a semiconductor equipment manufacturer. Mr. Villari holds a B.S. degree in industrial technology from Clarkson College of Technology.

Directors

        Richard Post, Ph.D., founder of NEXX, has served as chairman or our board of directors since our formation in August 2001. Dr. Post also served as our President and Chief Executive Officer from our formation in August

2001 until October 2008. From April 2000 to August 2001, Dr. Post served as a Vice President of MKS Instruments, Inc. (NASDAQ: MKSI), a supplier of semiconductor equipment.  From August 1987 to August 2001, Dr. Post served as President, Chief Executive Officer and Chairman of the Board  of Applied Science and Technology, Inc. (NASDAQ: ASTX), a manufacturer of semiconductor equipment that he co-founded. In April 2000, Applied Science and Technology, Inc. was acquired by MKS Instruments, Inc.  Dr. Post is a fellow in the American Physical Society, has completed the Owner/President Management Program at Harvard Business School and holds a Ph.D. degree in plasma physics from Columbia University and a B.S. degree in energy physics from the University of California, Berkeley. We believe Dr. Post is qualified to serve on our board of directors based upon his expertise and knowledge regarding our business and operations and his executive experience in the semiconductor equipment industry as described above.

        Carlton J. Eibl has served as a member of our board of directors since January 2009.  Mr. Eibl has been a Managing Director with Enterprise Partners Venture Capital (“Enterprise Partners”), a venture capital firm, since 2003. Prior to joining Enterprise Partners, Mr. Eibl was the Chief Executive Officer of several technology and life science companies in San Diego, including Maxwell Technologies, Inc. Before joining Maxwell Technologies, Inc., Mr. Eibl served as President of Stratagene Corporation, a manufacturer of life science research products. Mr. Eibl also served as Chief Executive Officer and President for Mycogen Corporation, a publicly held agricultural biotechnology company, which was sold to The Dow Chemical Company in 1998. Mr. Eibl serves on the board of directors of DragonWave Inc. (NASDAQ:  DRWI), a manufacturer of wireless network equipment. Mr. Eibl holds a J.D. degree from the Boston University School of Law and a B.A. degree from Cornell University. We believe Mr. Eibl is qualified to serve on our board of directors based upon his experience in advising and managing technology companies as both an investor and an executive as described above.

        Clifford L. Haas has served as a member of our board of directors since September 2005. Mr. Haas joined Sigma Partners, a venture capital firm, in 1985 and has served as a Managing Director there since 1988. From May 2000 to June 2003, Mr. Haas served as a director of privately-held Vicom Systems, Inc. (“Vicom”), a provider of storage management software and applicances. In May 2003, Vicom filed a voluntary petition for bankruptcy protections under the U.S. federal bankruptcy laws, and, in February 2004, its plan for reorganization was confirmed. Mr. Haas holds an M.B.A. degree from Stanford University Graduate School of Business and a B.S. degree in engineering from California Polytechnic State University. We believe Mr. Haas is qualified to serve on our board of directors based upon his experience in advising and managing technology companies in connection with his duties as a Managing Director of Sigma Partners.

        Bruce C. Rhine has served as a member of our board of directors since September 2001. Mr. Rhine previously served as Chief Strategy Officer, from July 2006 to February 2008, and Chief Executive Officer, from March 2007 to August 2007, of Nanometrics Incorporated (NASDAQ:  NANO), a supplier of advanced process control metrology systems, where he has also served as a director since July 2006. From August 2000 to July 2006, Mr. Rhine served as Chairman and Chief Executive Officer of Accent Optical Technologies, Inc., a supplier of advanced process control metrology systems, and as Accent Optical Technologies, Inc.’s President from January 2003 to April 2005 and from August 2000 to September 2001. Mr. Rhine holds a B.S. degree in chemical engineering and an M.B.A. in finance from The Pennsylvania State University. We believe Mr. Rhine is qualified to serve on our board of directors based upon his engineering background and his executive and director experience in the semiconductor equipment industry as described above.

        Robert G. Deuster has served as a member of our board of directors since May 2004. Mr. Deuster previously served as Chief Executive Officer and as a member of the board of directors of Newport Corporation (NASDAQ:  NEWP), a provider of laser and photonics components, from May 1996 until his retirement in October 2007, serving as Chairman of the board from June 1997 until his retirement. Mr. Deuster also served as President of Newport Corporation from May 1996 until July 2004. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc., an international manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, and President of the APITECH Division from 1986 to 1989. Prior to joining Applied Power, Inc., Mr. Deuster held engineering and marketing management positions at General Electric Company’s Medical Systems Group. Mr. Deuster currently serves on the board of directors of Symmetry Medical Inc., a provider of implants, instruments and cases to medical device manufacturers. Mr. Deuster holds a B.S. degree in electrical engineering from Marquette University. We believe Mr. Deuster is qualified to serve on our board of directors based upon his engineering background and his executive and director experience with a publicly traded technology company described above.

        R. Douglas Norby has served as a member of our board of directors since November 2006. From June 2006 until October 2008, Mr. Norby was a director of Magnachip Semiconductor, Inc. (“Magnachip”), a designer and manufacturer of semiconductor products for consumer electronics. In June 2009, Magnachip filed a petition under the U.S. federal bankruptcy laws, and, in September 2009, its plan for reorganization was confirmed.  From July 2003 until January 2006, Mr. Norby was Senior Vice-President and Chief Financial Officer of Tessera, Inc., a provider of intellectual property for advanced semiconductor packaging. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From December 1995 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he has also served as a director of LSI Logic Corporation from May 1993 until March 2006. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is a director of Alexion Pharmaceuticals, Inc., a pharmaceutical company, and STATS ChipPac Ltd., a semi-conductor company. Mr. Norby received a B.A. in economics from Harvard University and an M.B.A. from Harvard Business School. We believe Mr. Norby is qualified to serve on our board of directors based upon his executive and director experience in the semiconductor industry, including extensive experience in financial management and reporting, as described above.

        There are no family relationships among any of our directors or executive officers.

Corporate Cease Trade Orders or Bankruptcies

Except as noted above with respect to Messrs. Haas and Norby involving their respective roles as members of the boards or directors of Vicom and Magnachip, who filed for bankruptcy protection in 2003 and 2008, respectively, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our company, is, or within the ten years prior to the date of this prospectus has been, a director or officer of any other issuer that, while that person was acting in the capacity of a director or officer of that issuer, was the subject of a cease trade order or similar order, or any order that denied the issuer access to any statutory exemptions under securities legislation for a period of more than 30 consecutive days, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that issuer.

Penalties or Sanctions

To the best of our knowledge, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

To the best of our knowledge, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our company, nor any personal holding company of any such person has, within the ten years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Conflicts of Interest

To the best of our knowledge, there are no known existing or potential conflicts of interest among our company, its directors, or officers as a result of their outside business interests except that certain of our non-executive directors serve as directors of other companies, and therefore it is possible that a conflict may arise between their duties to our company and their duties as directors of other such companies. In addition, certain of our non-executive directors serve as principals of entities that are significant stockholders of our company:  Mr. Haas is a managing director of Sigma Management 6, LLC, the general partner of each of Sigma Partners 6, L.P., Sigma Investors 6, L.P. and Sigma Associates, 6, L.P.; Mr. Eibl is the managing director of each of Enterprise Management Partners V, LLC and Enterprise Management Partners VI, LLC, the general partners of Enterprise Ventures V, L.P. and Enterprise Ventures VI, L.P., respectively. See “Related Party Transactions” and “Principal Stockholders.”

Code of Ethics

        We have adopted a code of business conduct and ethics (the “Code of Ethics”) applicable to our directors, executive officers and all other employees. The Code of Ethics constitutes written standards that are designed to deter wrongdoing and promote:  honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; avoidance of conflicts of interest, including disclosure to a director or officer of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the securities regulatory authorities and in other public communications made by us; compliance with applicable governmental laws, rules and regulations; the prompt reporting to a director or officer of violations of the Code of Ethics; and accountability and responsibility by all directors, officers and employees for adherence to the Code of Ethics. A copy of the Code of Ethics will be available on our corporate website at http://www.nexxsystems.com upon completion of this offering. Any amendments to the Code of Ethics, and any waivers thereto involving our executive officers, also will be available on our corporate website. The content on our website is not incorporated by reference into this prospectus. See “Related Person Transactions – Related Person Transaction Policy.”

Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Our amended and restated certificate of incorporation that will be effective upon completion of this offering contains provisions that eliminate, to the maximum extent provided by the Delaware General Corporation Law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation and amended and restated by-laws to be in effect as of the closing of this offering provide that we shall indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.

       We plan to enter into indemnification agreements with each of our current directors prior to the closing of this offering, and we intend to enter into similar agreements with any new directors. These agreements provide that we will indemnify these directors to the fullest extent permitted by law and our certificate of incorporation and by-laws, and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.  Prior to the completion of this offering, we plan to expand this insurance coverage to include matters arising under securities laws.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

Corporate Governance

Board Composition

        Our board of directors currently consists of seven members, five of whom are non-employee members, and each of whom was elected under board composition provisions of our fourth amended and restated voting agreement, which will be terminated upon the closing of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors.  Our directors hold office until their successors have been elected or qualified or until their earlier resignation or removal.

       We are currently considering adopting the following provisions in our amended and restated by-laws that will become effective upon the completion of this offering, which may have the effect of delaying or preventing changes in our control or management:

•	that our board shall consist of at least one member, and the precise number of directors shall be fixed by a resolution of our board or stockholder;

•	any vacancy in the board, including a vacancy that results from an increase in the number of directors, will be filled by a vote of the majority of the directors then in office; and

•	that our directors may be removed only for cause by a majority of the stockholders entitled to vote on such removal.

Director Independence

        Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Deuster, Eibl, Haas, Norby or Rhine, representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of the Financial Industry Regulatory Authority, or FINRA. Neither Mr. Walsh nor Dr. Post is considered to be independent, as Mr. Walsh is an employee of the company and Dr. Post was an employee until the past year. We believe we are compliant with the independence criteria for boards of directors under applicable laws and regulations, including rule 4200(a)(15) of FINRA and applicable Canadian securities laws. We will continue to evaluate our compliance with these criteria over time. To the extent we determine necessary, we will seek to appoint additional independent directors.

There were nine meetings of our full board of directors in the 2009 calendar year, with Messrs. Deuster, Haas, Rhine and Walsh and Dr. Post attending each of these meetings, and Messrs. Eibl and Norby each attending seven meetings. The board may meet independently of management as required.  Although they are permitted to do so, the independent directors have not held regularly scheduled meetings at which non-independent directors and members of management are not in attendance. Currently, our board of directors is satisfied that it exercises its responsibilities for independent oversight of management. The ability to establish ad hoc committees comprised solely of independent directors provides the board with the ability to meet independently of management whenever deemed necessary or appropriate and the chair of each such ad hoc committee provides the leadership for such committee.

The following directors of the Corporation are directors and officers of other reporting issuers:

Name	Reporting Issuer	Stock Exchange

Carlton J. Eibl	DragonWave Inc.	TSX, Nasdaq Global Market

R. Douglas Norby	Alexion Pharmaceuticals, Inc. STATS ChipPac Ltd.	Nasdaq Global Select Market Singapore Exchange Securities Trading Limited

We have applied to list our shares on the Toronto Stock Exchange.  Listing will be subject to fulfilling all of the listing requirements of the TSX.  Corporate governance requirements of the TSX and Canadian securities regulators are different from the requirements of U.S. stock exchanges and U.S. securities regulators.  As part of its original listing requirements, the TSX requires that all listed companies have at least two directors who are independent (as such term is defined in the TSX Company Manual), a CEO, a Chief Financial Officer who is not also the CEO, and a corporate secretary.  While the TSX monitors the corporate governance of its listed issuers, the exchange does not generally prescribe specific corporate governance standards beyond the aforementioned original listing requirements.  Canadian securities regulators also do not generally prescribe corporate governance standards, although they have published policy guidance in the form of non-prescriptive guidelines for board composition, meetings of independent directors, adoption of a board mandate and position descriptions for the board chair, committee chairs and CEO, orientation and continuing education, codes of business conduct and ethics, nomination of directors, compensation, and regular board assessments, among other matters.  Canadian reporting issuers are generally required to publicly disclose on an annual basis whether the issuer complies with these guidelines;  however, as an SEC foreign issuer (as such term is defined in National Instrument 72-102 of the Canadian Securities Administrators), we will be exempt from this disclosure requirement.

In comparison Nasdaq listing rules require (i) a majority of directors for any Nasdaq listed company to be independent, (ii) that such companies hold regular executive sessions of the board of directors at which only independent directors are present, (iii) that all such companies have an audit committee comprised of independent board members, (iv) that all director nominations be approved by an independent nominating committee or a majority of independent directors, and (v) the compensation of the chief executive officer be determined, or recommended to the board of directors, by an independent compensation committee or a majority of independent directors. Although we are not required to, we intend to comply with Nasdaq corporate governance rules to the extent they do not conflict with the rules and regulations of the TSX.  We are not aware of any such conflicts at this time.

Board Mandate

While our board of directors has not yet adopted a written board mandate, our board is ultimately responsible for supervising the management of our business and affairs and, in doing so, is required to act in our best interests. Our board of directors meets regularly to review our business and financial condition. We anticipate that the board of directors will adopt a written mandate that sets out the role, composition and responsibilities of the board of directors. To date, the responsibilities of the board of directors have been delineated by the establishment of an audit committee, a governance and nominating committee and a compensation committee and through discussion among the directors.

Board Committees

        Our board of directors has established an audit committee, a governance and nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board. Our committee charters will be available on our website following the consummation of this offering.

        Audit Committee.    The members of our audit committee are Messrs. Norby, Deuster and Rhine. Mr. Norby, who presently chairs the audit committee, has over 25 years experience serving as a chief financial officer, including serving in this capacity for five public companies. Messrs. Deuster and Rhine, who have each served as the chief executive officers of public companies, also have extensive experience reading financial statements and supervising principal financial officers. Our audit committee assists our board of directors in its oversight of the integrity of our financial statements and our independent registered public accounting firm’s qualifications, independence and performance.

        Our audit committee’s responsibilities include:

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

•	reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;

•	discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

•	monitoring our control over financial reporting and disclosure controls and procedures;

•	appointing, overseeing, setting the compensation for and, when necessary, terminating our independent registered public accounting firm;

•	approving all audited services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm;

•
discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

•
reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

•	recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

•	reviewing all material communications between our management and our independent registered public accounting firm;

•	approving, reviewing and updating our code of business conduct and ethics; and

•	establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

Upon the closing of this offering, all of the members of the audit committee will be “independent” within the meaning of Rule 10A-3 of the Exchange Act and applicable Canadian securities laws. Mr. Norby is our audit committee financial expert, as such term is currently defined in Item 407(d)(5) of Regulation S-K and within the meaning of applicable Canadian securities laws. Each member of the audit committee is financially literate (within the meaning of applicable Canadian securities laws), as each has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our financial statements.

External Auditor Service Fees

Description	2009(1)	2008(2)	2007(1)
Audit Fees(3)	$272,189	$62,732	$80,000
Audit-Related Fees(4)	0	0	0
Tax Fees(5)	0	11,821	13,350
All Other Fees(6)	0	2,174	1,440

Notes:

(1)	Fees were payable to McGladrey & Pullen, LLP.
(2)	Fees were payable to Parent McLaughlin & Nangle, Certified Public Accountants, Inc.
(3)	“Audit Fees” means the aggregate fees billed by our external auditor for the fiscal year for audit services.
(4)
“Audit-Related Fees” means the aggregate fees billed for the fiscal year for assurance and related services by our external auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported under clause (3) above.

(5)	“Tax Fees” means the aggregate fees billed in the last fiscal year for professional services rendered by our external auditor for tax compliance, tax advice and tax planning.
(6)
“All Other Fees” means the aggregate fees billed in the last fiscal year for products and services provided by our external auditor, other than the services reported under clauses (3), (4) and (5), above.

        Governance and Nominating Committee.    The members of our governance and nominating committee are Messrs. Deuster, Eibl and Haas. Mr. Deuster chairs the governance and nominating committee, each member of which satisfies the independence standards established by the SEC and applicable Canadian securities laws.

        Our governance and nominating committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors;

•	assisting our board of directors in recruiting such nominees;

•	recommending to our board of directors qualified individuals to serve as committee members;

•	performing an annual evaluation of our board of directors;

•	evaluating the need and, if necessary, creating a plan for the continuing education of our directors; and

•	assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors.

        Compensation Committee.    The members of our compensation committee are Messrs. Rhine, Eibl and Haas. Mr. Rhine chairs the compensation committee, each member of which satisfies the independence standards established by the SEC and applicable Canadian securities laws. In addition, each member of our compensation committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our compensation committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

        Our compensation committee’s responsibilities include:

•
establishing a compensation policy for officers and key employees, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

•	reviewing and considering participation and eligibility in the various components of the total compensation package for officers and key employees;

•
annually reviewing and approving corporate goals and objectives relevant to officer compensation, evaluating each officer’s performance in light of those goals and objectives, and recommending to the board of directors compensation levels for these officers based on this evaluation;

•	approving and administering cash incentives and deferred compensation plans;

•	making recommendations to our board of directors with respect to director compensation;

•	overseeing and administering our incentive compensation plans and equity-based plans;

•
reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

•	preparing the compensation committee report required by SEC; and

•	making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer.

Compensation Committee Interlocks and Insider Participation

        During 2009, the members of our compensation committee were Messrs. Eibl, Haas and Rhine. None of the members of our compensation committee is or has at any time been an officer or employee of the company. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. For a description of transactions between us and members of the compensation committee and entities affiliated with such members, please see “Certain Relationships and Related Party Transactions.”

       We have issued shares of our convertible preferred stock and common stock to Mr. Rhine and affiliates of Sigma Partners and Enterprise Partners. Mr. Eibl is a managing director of Enterprise Partners and Mr. Haas is a managing director of Sigma Partners. See the “Related Person Transactions” section of this prospectus for more information.

Position Descriptions

        We do not currently have written position descriptions for the chairman of the board, or for the chair of each of the proposed board committees. Following the closing of this offering, we intend to propose to the board the adoption of written position descriptions for the chairman of the board and the chair of each board committee.

Orientation and Continuing Education

We intend to propose that the governance and nominating committee develop a comprehensive orientation program for our directors to assist new directors with understanding the role of the board and its committees, the contribution that directors are expected to make to the board and the nature and operation of our business. We also intend to propose that the governance and nominating committee develop a continuing education program for all directors to enable directors to maintain or enhance their skills and abilities as directors and ensure that their knowledge and understanding of our business remains current.

Assessments

The board of directors has not implemented a formal process for assessing its effectiveness. The directors as a whole periodically consider the mix of skills and experience that directors bring to NEXX to assess, on an ongoing basis, whether the directors of NEXX have the necessary skills to perform their overnight function effectively. The board of directors plans to continue evaluating its own effectiveness on an ad hoc basis.

Executive Officers

Each of our executive officers has been elected by our board of directors and serves until his or her successor is duly elected and qualified.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers for 2009 (as set forth in the Summary Compensation Table below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Compensation Discussion and Analysis

        The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers (as identified below in the “Summary Compensation Table”). In making its decisions, the compensation committee considers the performance of the individual executive officers, as well as company performance, and reviews compensation data to assess the competitive market for comparable executives.

Objectives and Philosophy of our Executive Compensation Program

        The primary objectives of the compensation committee with respect to executive compensation are to:

•	encourage executives to achieve and exceed our strategic and financial performance targets;

•	focus on long-term performance by providing a significant portion of executives’ compensation through programs linked to our long-term success;

•	attract executive talent and retain those executives who have demonstrated superior talent and performance and whose continued employment is crucial to our success and growth; and

•	align executives’ incentives with the creation of stockholder value.

Our compensation committee assesses the performance of NEXX and our named executive officers in part based on specific measures and targets established by the compensation committee and our board of directors. However, compensation decisions are not driven entirely by financial performance assessments. As a private company, our compensation committee has historically reviewed compensation data and/or surveys collected from other private, venture capital-backed companies with similar revenues, and from research of pay practices at similar companies informally conducted and supplied by committee members. The committee has also relied on its members’ business judgment and collective experience in the semiconductor capital equipment industry.

As a privately held company, we have not retained compensation consultants to review our policies and procedures relating to executive compensation. For executive officers other than our Chief Executive Officer, the compensation committee has historically sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases, bonus targets for the performance-based bonus, equity award levels and the short-term and long-term financial and non-financial performance goals that are used throughout our compensation plans, and advises the committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our compensation committee has and exercises the ability to materially increase or decrease the compensation amounts recommended by our Chief Executive Officer. Our Chief Financial Officer is also involved in our executive compensation process. Our Chief Financial Officer is responsible for providing input on the financial targets for our compensation plan and for presenting data regarding the impact of the executive compensation programs on our financial results.

Our compensation committee routinely meets in executive session, and our Chief Executive Officer is not permitted to attend during committee discussions, or board of directors determinations, regarding his compensation.

Our compensation committee expects, on an annual basis, to set base salaries and bonus targets for the following year, as well as to determine equity incentive awards for our executive officers. In setting annual salaries, bonuses and equity incentive awards, the compensation committee reviews the individual contributions of each executive officer and the achievement of predetermined corporate performance goals.

To achieve the objectives of executive compensation, the compensation committee evaluates our executive compensation program with the following goals:

•
compensation should reflect our performance as well as individual performance over the prior fiscal year and over a longer period. In the short term, compensation should reflect the extent to which goals are missed, met or exceeded, taking into consideration individual ability to influence results. In the long-term, the value delivered under equity-based programs will be driven largely by the performance of our stock price and total stockholder return;

•	compensation programs should be aligned with business strategies focused on long-term growth and creating value for stockholders; and

•
overall target compensation, which is compensation received when achieving expected results, should be in line with that of individuals holding comparable positions and producing similar results at other corporations of similar size in the semiconductor capital equipment industry.

To date, our compensation committee has not retained an independent compensation consultant but has instead relied on published data from venture capital and other published industry surveys, as well as information from publicly traded corporations.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonuses;

•	stock option or other equity incentive awards;

•	insurance, retirement and other employee benefits; and

•	change-of-control benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary.    Base salary represents the payment for a satisfactory level of individual performance as long as the employee remains employed with us. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. In establishing base salaries for our named executive officers for each of fiscal years 2007, 2008 and 2009, our compensation committee considered a number of factors, including our company’s overall performance against its stated goals, including growth in bookings and revenue growth, and each named executive’s position and functional role, seniority, the relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates to assume the individual’s role, the named executive’s job performance and overall level of responsibility and the informal benchmarking data and information discussed above.

The amounts in the “Stock Option Awards” column in the Summary Compensation Table below reflect the dollar amount of awards recognized for financial statement reporting purposes in each respective year for each named executive officer, in accordance with SFAS 123R, assuming no forfeitures. As we did not grant any options to our executive officers in 2009, the amounts include awards granted in and prior to 2008. Valuation of these options is based on the aggregate dollar amount of share based compensation recognized for financial statement reporting purposes computed in accordance with SFAS 123R over the term of these options, excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adjustments to the base salary level may be made annually based on comparisons to survey data and evaluation of the executive’s level of responsibility and experience as well as company-wide performance. Each of our executives is currently a party to an employment agreement, none of which provides for automatic or scheduled increases in base salary. However, on an annual basis, base salaries for our executives, together with other components of compensation, are evaluated for adjustment by our compensation committee.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for our executives. The annual cash incentive bonuses are intended to compensate for the achievement of company strategic, operational, financial and individual goals. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary. No bonus is paid if the aggregate attainment falls below certain minimums.

Due to the poor economic climate in the semiconductor industry during the second half of fiscal 2007, none of our officers received any bonus for fiscal 2007.   The 2008 targets for cash incentive bonuses were a specific amount of total revenue, known as our “Sales Incentive Plan” and individual objectives. The weighting of each performance target was as follows: 50% for revenue, and 50% for individual goals. In 2008, Dr. Post’s individual objectives generally related to increasing market share, improving our gross profit and introducing new products. In 2009, Mr. Walsh’s objectives were based on increasing revenues and market share, improving gross margins and expanding product development efforts. Mr. Piekos’ individual objectives generally related to completing a private financing in 2008 and establishing the financial infrastructure for a public company in 2009. Mr. Bowers’ individual goals in both 2008 and 2009 generally related to helping to increase our revenue, enhancing existing customer relationships by building a global sales organization and implementing processes to manage a global sales organization. Mr. Keigler’s individual goals generally related to the successful commercial introduction for our Stratus product line in 2008 and continued product enhancements in 2009. Mr. Villari’s individual goals in both 2008 and 2009 generally consisted of improvement in manufacturing costs, improved reliability and improvements in cost of goods.

Our compensation committee designed the 2008 targets to require significant effort and operational success on the part of the executives and the company. In 2008, the maximum bonus a named executive officer could earn was 52.5% of such officer’s base salary.  Due to Mr. Walsh’s joining us later in fiscal 2008, we agreed to provide him a $50,000 bonus in the first quarter of 2009 and a guaranteed pro-rated bonus of $25,000 payable for the last quarter of 2008.

Name	2008 Bonus	2009 Bonus
Dr. Richard S. Post	$40,000	-0-
Thomas M. Walsh	$75,000	$100,000
Stanley D. Piekos	$30,000	$60,000
Arthur Keigler	$45,000	$60,000
John Bowers	$45,000	$70,725
Phillip Villari	$30,000	$54,000

The principal elements of the fiscal 2010 executive officer incentive bonus plan are as follows:

•
executive officers other than our Chief Executive Officer have a target bonus of 30% of their annual base salary other than our Vice President of Sales and Business Development whose bonus plan  target involves a higher incentive component of  up to approximately 50% of annual base salary and related to the Sales Incentive Plan earnouts achieved by other members of the sales team.

•	our Chief Executive Officer has a target bonus of $100,000.

•
80% of executives’ target bonus is based upon our attainment of specified financial targets including revenues, gross margins and working capital management. Achieving the revenue target will allow the company to gain market share in several emerging markets, and achieving this target will require execution by the entire management team while gross profit is an important indicator of the strength of our customer value proposition. Effective working capital management is key to improving return on capital employed in the business.

•
20% of executives’ target bonus is based upon individual objectives, because the committee believed it was important to allocate a significant portion of the bonus for individual contribution. Mr. Walsh’s individual objectives generally relate to general oversight of the senior management team, adding critical new accounts and overseeing operating results. Mr. Piekos’ individual objectives generally relate to supporting our initial public offering. Mr. Kiegler’s individual goals generally relate to adding new features to our products. Mr. Bowers’ individual goals generally relate to helping to increase our revenue. Mr. Villari’s individual goals generally relate to completion of specific development projects in a timely fashion and adding the capabilities needed to support and deliver products. Our compensation committee designed the 2010 targets to require significant effort on the part of the executives and operational success on the part of the company.

The revenue and individual targets used for purposes of the fiscal 2010 incentive bonus plan were established in January 2010. The contributions by each executive are aligned with the company’s short-term goals for their respective working groups, and, as with the targets for fiscal 2009, are set at levels that are designed to be challenging in that they require us to achieve strong revenue growth, but will be attainable if we have what we consider to be a successful year.

Equity Grants.    Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants contributes to executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. Prior to this offering, our executives were eligible to participate in our 2003 employee, director and consultant stock option plan, as amended (the “2003 Plan”). Following the closing of this offering, grants to our executives and other employees of stock-based awards will be made pursuant to our 2010 stock incentive plan (the “2010 Plan”). Under the 2010 Plan, executives will be eligible to receive grants of stock options or stock purchase rights at the discretion of the compensation committee. In determining the size of equity grants to our executives, our compensation committee has historically considered our corporate performance, the applicable executive’s performance and potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the executive and the vesting of such awards, the executive’s position and, in the case of awards to executive officers other than our Chief Executive Officer, the recommendation of our Chief Executive Officer. In addition, going forward, our compensation committee will also consider information regarding comparative stock ownership and equity grants received by the executives in our compensation peer group.

We typically make an initial equity award of stock options to new executives and annual equity grants as part of our overall compensation program. All grants of options or other equity based awards to our executives are approved by the compensation committee.

In October 2008, our board of directors granted Mr. Walsh the right to purchase 449,092 shares of our common stock in connection with his commencement of employment. The number of shares subject to this award was recommended by our compensation committee, which considered the experience and expected contributions of Mr. Walsh. Our compensation committee also determined that this grant was consistent with equity grants made to other executive officers, as adjusted for the timing and perceived risk associated with this executive’s hire. The purchase price of this stock was $0.10 per share, which was the fair market value of our common stock on the date of grant as determined by our board of directors with input from a third party retained to value our common stock.

In September 2008, our board of directors granted a stock option to Mr. Bowers to purchase 93,449 shares of our common stock in connection with his commencement of employment. The number of shares subject to this award was recommended by our compensation committee, which considered the experience and expected contributions of Mr. Bowers. Our compensation committee also determined that this grant was consistent with equity grants made to other executive officers, as adjusted for the timing and perceived risk associated with this executive’s hire. The exercise price of this option is $0.10 per share, which was the fair market value of our common stock on the date of grant as determined by our board of directors with input from a third party retained to value our common stock.

In 2008, our compensation committee undertook a review of the equity positions of our executive officers whose performance was notable and who were more than 50% vested in their existing equity grants. As a result, following the recommendation of our compensation committee, our board of directors approved new equity awards to reestablish or provide additional incentives to certain named executive officers. In determining the equity awards for each of these executives, our board of directors considered our overall performance as a company, the applicable executive’s overall performance and contribution to our overall performance as a company, the size of awards granted to other executives and senior employees, the size of the available option pool and the recommendations of management. Specifically, our compensation committee determined that Mr. Keigler’s performance was a significant factor in our company achieving revenue growth and increasing the company’s valuation. As a result, in September 2008, our board of directors granted Mr. Keigler a stock option for the purchase of 159,639 shares of our common stock. Our compensation committee further determined that Mr. Piekos was primarily responsible for completing significant equity financings in 2008. As a result, in September 2008, our board of directors granted Mr. Piekos a stock option for the purchase of 77,826 shares of our common stock. Additionally, the committee concluded that Mr. Villari had successfully reduced product costs and contributed to the expansion of our manufacturing capabilities. As a result, in September, 2008, our board of directors granted Mr. Villari a stock option for the purchase of 52,884 shares of our common stock.  In September 2008, our board also determined that Dr. Post’s continuing with us as a consultant, assisting us in several industry consortia, and in assisting Mr. Walsh in other projects, was important to our future success, and awarded Dr. Post an option to purchase 70,993 shares of our common stock, which was subsequently cancelled following Dr. Post’s retirement as Chief Executive Officer. All of these options were priced at $0.10 per share, which was the fair market value of our common stock on the applicable date of grant as determined by our board of directors with input from a third party retained to value our common stock.

In January 2010, our compensation committee undertook a review of the equity positions of our executive officers. As a result, following the recommendation of our compensation committee, our board of directors approved new equity awards to reestablish or provide additional incentives to certain named executive officers. In determining the equity awards for each of these executives, our board of directors considered our overall performance as a company. As a result, in January 2010, our compensation committee granted the following restricted stock units to each of our officers pursuant to our 2003 Plan.  These restricted stock units vest 25% on January 22, 2011 and 2.083% each month thereafter through December 2012. The fair market value of our common stock on the date of grant as determined by our board of directors with input from a third party valuation firm, was $2.70 per share. Until vested, these restricted stock units have no voting rights.

Name	Title:	Restricted Stock Units:
Thomas M. Walsh	President and Chief Executive Officer	170,000
Stanley D. Piekos	Vice President, Finance and Chief Executive Officer	90,000
Arthur L. Keigler	Vice President of Technology	100,000
John M. Bowers	Vice President of Sales and Business Development	70,000
Phillip Villari	Vice President, Customer Satisfaction and Operations	75,000

At the discretion of our compensation committee, we intend to review on an annual basis new equity awards for certain of our employees and executives. In determining these awards, the compensation committee intends to consider a number of factors, including our overall performance as a company, the applicable executive’s overall performance and contribution to our overall performance as a company, the size of awards granted to other executives and senior employees, the size of the available option (or other equity award) pool and the recommendations of management.

Other than the recent grant of restricted stock units, our equity awards have typically taken the form of stock options. The compensation committee reviews all components of an executive’s compensation when determining annual equity awards to ensure that the executive’s total compensation conforms to our overall philosophy and objectives.

Typically, the stock options, stock awards and restricted stock units we grant to our executives vest at a rate of 25% at the end of the first year and in equal quarterly installments over the succeeding three years. Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision.  The 2003 Plan provides exceptions for the vesting of options upon an individual’s death, disability or termination for cause. Prior to the exercise of an option or the vesting of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such option or restricted stock unit, as the case may be, including voting rights or the right to receive dividends or dividend equivalents.

We do not have any equity ownership guidelines for our executives.  However, each of our executive officers other than Mr. Villari have participated in all or some of the preferred stock financings offered to other stockholders.

We have historically granted stock options and other equity incentive awards at exercise prices equal to the fair market value of shares of our common stock on the date of grant as determined by our board of directors. After the closing of this offering, the exercise price of all stock options will be equal to the closing price of shares of our common stock on the TSX on the date prior to the date of the grant. After the closing of this offering, grant dates for equity incentive awards to our executive officers will comply with the rules and policies of the TSX .

Benefits and Other Compensation.    We maintain broad-based benefits that are provided to all employees, including our 401(k), flexible spending accounts, medical, dental and vision care plans, and our life and accidental death and dismemberment insurance policies, long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. Although our 401(k) plan permits an employer match, we do not currently provide one. We do not provide any retirement benefits separate from the 401(k).

In particular circumstances, we sometimes award cash signing bonuses when executives first join us. Whether a signing bonus is paid and the amount of any such bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand.

We do not offer any other perquisites to our executive officers.

Severance and Change-of-Control Benefits.    The employment agreements we entered into with each of our named executive officers contain executive retention arrangements designed to take into account the particular requirements of each executive office as well as the credentials of the individuals occupying such office. These retention arrangements provide for a combination of “single trigger” and “double trigger” vesting in connection with a change of control of NEXX and/or termination of employment. In other words, the change of control or termination of employment itself only triggers partial accelerated vesting. The option grants to Messrs. Bowers, Keigler, Piekos, and Villari provide for acceleration of vesting of an additional 25% of the original option grant upon a “change of control” (as defined in the applicable executive employment agreement).  Mr. Walsh’s restricted stock agreement and Dr. Post’s employment agreement also provide for the full acceleration of vesting of stock options or restricted shares of common stock, as the case may be, if the employment of the executive is terminated after the change of control either by the executive officer for “good reason” or by us without “cause” (as those terms are defined in the applicable agreement). All of Dr. Post’s unvested options were cancelled upon his retirement. Pursuant to Mr. Walsh’s restricted stock agreement, the full vesting of any restricted shares of common stock purchased by him may occur if he is terminated, other than for “cause”, more than two years after the start of his employment with us.  Moreover, the employment agreements of Messrs. Bowers, Keigler, Piekos, Villari and Walsh provide for (a) acceleration of vesting of an additional 12.5% of the original option grant upon termination of any such executive officer’s employment by the Company without “cause” (as defined in the applicable executive officer’s employment agreement) and (b) full vesting of all options granted upon termination of any such executive officer’s employment by the Company without “cause” or by such executive officer for “constructive termination” (as defined in the applicable executive officer’s employment agreement) within 12 months following a “change of control.”

We believe a combination of “single trigger” and “double trigger” vesting along with severance payments maximizes stockholder value because it limits any unintended windfalls to executives in the event of a friendly change of control, while still providing executives appropriate incentives to cooperate in negotiating any change of control, including a change of control in which they believe they may lose their jobs. Pursuant to the terms of the employment agreements, if the employment of the named executive officer is terminated without cause by us or an acquiring entity, or with good reason by the executive, following a change of control of NEXX, the executive will be entitled to payment of his base salary for six to 12 months and payment of a proportionate amount of his bonus from the previous year based on the number of days he was employed in the year his employment is terminated. Certain of the named executives will continue to keep their benefits entitlements: in particular, Mr. Walsh will be eligible for the reimbursement of COBRA payments for a period of six months; Mr. Keigler will be entitled to health insurance coverage for a one year period following his date of termination. These severance arrangements cease if the executive receives similar income and/or benefits from another employer.

The employment agreements also provide that if we terminate the employment of the executive without cause prior to a change of control, the executive will be entitled to payment of his base salary for six to 12 months. Certain of the named executives will also continue to have their benefits for six to 60 months or become eligible for a lump sum payment in lieu of these benefits. In particular, Messrs. Bowers’, Villari’s, and Walsh’s employment agreements provide for a severance equal to six months of their base salary and the reimbursement for their COBRA payments for a period of six months. While Mr. Keigler’s employment agreement also provides for a severance in the amount of his base salary for a six month period, he will be eligible for a health insurance coverage for a period of six months. Should Mr. Piekos be terminated without cause and before a change of control, he will be eligible for a total amount equal to six months of his base salary plus an additional two months for each full 12-month period he has been employed by us up to 12 months of his base salary. Dr. Post’s retirement agreement provides for the continuation of certain payments to cover portions of his medical insurance premiums through December 2013 and payments of salary at the rate of approximately $200,000 per year through December 2010. These severance arrangements cease if the executive receives similar income and/or benefits from another employer.

See below in “Executive Compensation—Potential Payments upon Termination or Change of Control” for a more detailed description of the executive retention agreements with our named executive officers.

Tax Considerations

Section 162(m) of the Code, which will become applicable to us upon the closing of this offering, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during 2007, 2008 and 2009. We refer to these executive officers as our “named executive officers” elsewhere in this prospectus:

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Stock Option Awards($)(1)	All other Compensation($)(2)	Total ($)

Thomas M. Walsh(3)	2009	$265,000	$100,000	—	$42,806	$407,806
Chief Executive Officer	2008	$50,961	$75,000	—	$4,482	$130,443

Richard S. Post(4)	2009	$231,034	—	—	$17,263	$179,750
Former Chief Executive	2008	$221,183	$40,000	—	—	$261,183
Officer	2007	$226,648	—	$31,575	—	$258,223

Stanley D. Piekos	2009	$200,000	$60,000	—	—	$260,000
Vice President of	2008	$197,600	$30,000	$1,557	—	$229,157
Finance	2007	$201,723	—	$19,200	—	$220,923

John Bowers(3)	2009	$176,548	$70,725	—	—	$247,273
Vice President of Sales	2008	$111,058	$45,000	$1,869	$19,359	$157,927
and Business
Development

Arthur Keigler	2009	$200,000	$60,000	—	—	$260,000
Vice President of	2008	$194,489	$45,000	$3,193	—	$242,682
Technology	2007	$198,547	—	$19,200	—	$217,747

Phillip Villari	2009	$185,000	$54,000	—	—	$239,000
Vice President Customer	2008	$177,659	$30,000	$1,058	—	$208,717
Satisfaction/Operations	2007	$173,672	—	$19,200	—	$192,872

(1)
The amounts in the “Stock Option Awards” column reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used by us with respect to the valuation of stock and option awards are set forth in Note 14 to our financial statements included elsewhere in this prospectus.

(2)
Includes (a) for Mr. Walsh, relocation expenses of $36,414 and a 401(k) company contribution of $6,392, in 2009, (b) for Dr. Post, a company contribution for Medicare insurance of $9,900 and a 401(k) company contribution of $7,363 in 2009 and (c) for Mr. Bowers, relocation expenses of $19,359.

(3)
Mr. Walsh joined us on October 6, 2008.  Mr. Bowers joined us on April 9, 2008. Because Mr. Walsh was granted the right to purchase restricted shares of our common stock in 2008 at the then fair market value, there was no deemed compensation to him related to this transaction and, as such, no amount is included in the above table for this grant.

(4)	Dr. Post served as our Chief Executive Officer through October 6, 2008 and has served as our non-executive Chairman of the Board since that date.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information regarding outstanding equity awards held as of December 31, 2009 by our named executive officers.

Name	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options/ Restricted Shares (#) Exercisable /Vested	Number of Securities Underlying Unexercised Options/ Restricted Shares (#) Unexercisable /Unvested	Option Exercise Price ($)	Option Expiration Date
Thomas M. Walsh(2)	10/6/2008	130,974	318,118	$0.10	—

Richard S. Post(3)	11/17/2005 9/29/2006 5/31/2007	4,687 4,062 4,843	— 937 2,656	$0.11 $0.11 $0.11	11/16/2010 9/28/2011 5/29/2012

Stanley D. Piekos	9/29/2006 5/31/2007 9/26/2008	20,312 3,229 24,320	4,687 1,770 53,505	$0.10 $0.10 $0.10	9/29/2016 5/31/2017 9/24/2018

John Bowers	9/26/2008 9/26/2008	23,362 14,601	23,362 32,123	$0.10 $0.10	9/24/2018 9/24/2018

Arthur L. Keigler	5/1/2003 2/20/2004 11/17/2005 9/29/2006 9/29/2006 5/31/2007 9/26/2008	25,000 5,000 5,000 4,062 13,333 3,229 49,887	0 0 0 937 6,666 1,770 109,751	$0.10 $0.10 $0.10 $0.10 $0.10 $0.10 $0.10	5/1/2013 2/20/2014 11/17/2015 9/29/2016 9/29/2016 5/31/2017 9/24/2018

Philip Villari	11/8/2004 11/17/2005 9/29/2006 5/31/2007 9/26/2008	4,000 5,000 4,062 3,229 16,526	0 0 937 1,770 36,358	$0.10 $0.10 $0.10 $0.10 $0.10	11/8/2014 11/17/2015 9/29/2016 5/31/2017 9/24/2018

(1)
All options held by our named executive officers vest as to 25% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by our board of directors when granting options, and as to an additional 6.25% of the original number of shares at the end of each three-month period following the first anniversary of the vesting commencement date until the fourth anniversary of the vesting commencement date, subject to acceleration upon a change of control of our company and termination of employment following a change of control, as further described in the “Executive Compensation—Potential Payments upon Termination or Change of Control” section of this prospectus.

(2)
Consists of restricted shares of common stock purchased by Mr. Walsh that are subject to repurchase until the fourth anniversary of the grant date; except that the repurchase right terminates as to (a) 2.0833% of the shares for each month Mr. Walsh remains employed by us and (b) all of such shares upon termination of Mr. Walsh’s employment by the Company without “cause” following the second anniversary of the start of his employment or a lesser amount of shares, to be determined based on the termination date, if such termination occurs prior to such second anniversary.  Mr. Walsh paid for the shares through both a cash payment and a promissory note, which promissory note plus interest was repaid prior to the closing of this offering. The restricted shares that are subject to repurchase are included in the unvested column in the above table.

(3)	Dr. Post’s vested options were subsequently exercised by him in January 2010.

Potential Payments upon Termination or Change of Control

We have entered into employment agreements with each of our named executive officers which are designed to take into account particular requirements of each executive office as well as the credentials of the individuals occupying such offices. The agreements entered into with Messrs. Bowers, Piekos, and Villari are one-year agreements automatically renewable for successive periods of one year unless either party gives written notice of the termination of the agreement at least 30 days prior to the end of the term or any extension of the term. We initially entered into a three-year employment agreement with Mr. Kiegler, which is also automatically renewable for additional one-year periods subject to at least 60 days written notice of termination or non-extension of the agreement. Mr. Walsh holds his office on an at-will-employment basis and therefore may resign from his office or be terminated at any time and for any or no reason. While Dr. Post currently serves as our chairman and as an Internal Consultant to the Chief Executive Officer, as of October 6, 2008 he has not occupied any executive position with us.

The employment agreements provide for a combination of “single trigger” and “double trigger” vesting in connection with a change of control of NEXX and/or termination of employment. In other words, the change of control or termination of employment itself only triggers partial accelerated vesting. The option grants to Messrs. Bowers, Keigler, Piekos, and Villari provide for acceleration of vesting of an additional 25% of the original option grant upon a “change of control” (as defined in the applicable executive employment agreement). Mr. Walsh’s restricted stock agreement and Dr. Post’s employment agreement also provide for the full acceleration of vesting of stock options or restricted shares of common stock, as the case may be, if the employment of the executive is terminated after the change of control either by the executive officer for “good reason” or by us without “cause” (as those terms are defined in the applicable agreement). All of Dr. Post’s unvested options were cancelled upon his retirement. Pursuant to Mr. Walsh’s restricted stock agreement, the full vesting of the restricted shares of common stock purchased by him may occur if he is terminated, other than for “cause,” after two years. Moreover, the employment agreements of Messrs. Bowers, Keigler, Piekos, Villaria and Walsh provide for (a) acceleration of vesting of an additional 12.5% of the original option grant upon termination of any such executive officer’s employment by the Company without “cause” (as defined in the applicable executive officer’s employment agreement) and (b) full vesting of all options granted upon termination of any such executive officer’s employment by the Company without “cause” or by such executive officer for “constructive termination” (as defined in the applicable executive officer’s employment agreement) within 12 months following a “change of control.”

Pursuant to the employment agreements, if the employment of the named executive officer is terminated without cause by us or an acquiring entity, or with good reason by the executive, following a change of control of NEXX, the executive will be entitled to payment of his base salary for six to 12 months, payment of a proportionate amount of his bonus from the previous year based on the number of days he was employed in the year his employment is terminated. Mr. Walsh will become eligible for these benefits if he is terminated in the above-noted manner within six months following a change of control. The employment agreements entered into with Messrs. Bowers, Piekos, and Villari provide for these benefits to accrue if the executives are terminated within 12 months after a change of control. Mr. Keigler’s employment agreement does not establish any deadline for the purpose of these benefits. Further, certain of the named executives will continue to keep their benefits entitlements: in particular, Mr. Walsh will be eligible for the reimbursement of COBRA payments for a period of six months; Dr. Post is entitled to health insurance coverage through December 2013; Mr. Keigler will be entitled to health insurance coverage for a one year period following his date of termination. These severance arrangements cease if the executive receives similar income and/or benefits from another employer.

         The term “change of control” is defined in each individual employment agreement and may, for example, include: (a) the closing of sale of all or substantially all of our assets; (b) the acquisition by third parties of 50% or more of either (i) our outstanding common shares, or (ii) the combined voting power of our voting securities entitled to vote generally in the election of directors, excluding (A) a reorganization of NEXX under the corporate laws of a state or province other than Delaware or (B) a liquidation due to our inability to continue as a going concern; (c) approval by our board and shareholders of (i) a tender offer to acquire any of the common shares or voting securities, (ii) reorganizations, (iii) a merger or (iv) a consolidation other than a reorganization, merger or consolidation that does not result in the change in the direct or indirect beneficial ownership of our common shares and voting securities.  Mr. Keigler’s employment agreement also includes in the definition of a “change of control” any plan or proposal for the liquidation or dissolution of NEXX, as well as a merger or consolidation that results in the members of the board immediately prior to such merger or consolidation not, immediately after the consolidation or merger, constituting more than 50% of the board of the surviving entity. Mr. Piekos’ employment agreement also includes an approval of a complete or substantial liquidation or dissolution of NEXX into the definition of a “change of control.”

        Each employment agreement also provides that if we terminate the employment of the executive without cause prior to a change of control, the executive will be entitled to payment of his base salary for six to 12 months. Certain of the named executives will also continue to have their benefits for six to 60 months or become eligible for a lump sum payment in lieu of these benefits. In particular, Mr. Bowers’, Mr. Villari’s, and Mr. Walsh’s  employment agreements provide for a severance equal to six months of their base salary and the reimbursement for their COBRA payments for a period of six months. While Mr. Keigler’s employment agreement also provides for a severance in the amount of his base salary for a six month period, he will be eligible for health insurance coverage for a period of six months. Should Mr. Piekos be terminated without cause and before a change of control, he will be eligible for a total amount equal to six months of his base salary plus an additional two months for each full twelve-month period he has been employed by us up to 12 months of his base salary. Dr. Post’s retirement agreement provides for payments of salary at the rate of approximately $200,000 per year through December 2010. These severance arrangements cease if the executive receives similar income and/or benefits from another employer.

        The table below sets forth the benefits potentially payable to each named executive officer in the event of (a) the termination of the named executive officer’s employment without cause, (b) a change of control of our company and (c) the termination of the named executive officer’s employment without cause after the change of control.

	Value of Additional Vested Option and Restricted Stock Grants
Name	Upon Employment Termination1	Upon Change of Control2	Upon Employment Termination After Change of Control3	Total4
Thomas M. Walsh5	$321,663	$0	$827,106	$827,106
Stanley D. Piekos	$35,044	$66,025	$89,882	$155,907
John Bowers	$30,371	$60,742	$83,521	$144,263
Arthur Keigler	$61,633	$122,453	$187,277	$309,730
Phillip Villari	$20,437	$40,062	$61,510	$101,573

(1)
This amount is equal to (a) the number of shares that would vest as a direct result of employment termination without cause, assuming a December 31, 2009 employment termination without cause, multiplied by (b) the excess of $2.70, which represents our board of directors’ determination of the fair market value of our common stock as of December 31, 2009, over the exercise price of the option or the purchase price of Mr. Walsh’s restricted stock, as the case may be.

(2)
This amount is equal to (a) the number of shares that would vest as a direct result of a change of control, assuming a December 31, 2009 change of control, multiplied by (b) the excess of $2.70, which represents our board of directors’ determination of the fair market value of our common stock as of December 31, 2009, over the exercise price of the option or the purchase price of Mr. Walsh’s restricted stock, as the case may be.

(3)
This amount is equal to (a) the number of additional shares (beyond those vesting solely as a result of a change of control) that would vest as a direct result of employment termination without cause following a change of control, assuming a December 31, 2009 change of control and employment termination without cause, multiplied by (b) the excess of $2.70, which represents our board of directors’ determination of the fair market value of our common stock as of December 31, 2009, over the exercise price of the option or the purchase price of Mr. Walsh’s restricted stock, as the case may be.

(4)
This amount is equal to (a) the total number of shares that would vest as a direct result of a change of control and employment termination without cause, assuming a December 31, 2009 change of control and employment termination without cause, multiplied by (b) the excess of $2.70, which represents our board of directors’ determination of the fair market value of our common stock as of December 31, 2009, over the exercise price of the option or the purchase price of Mr. Walsh’s restricted stock, as the case may be.

(5)	Mr. Walsh purchased 449,092 shares of our common stock, which are subject to repurchase rights.

Agreements with Executives

We have formal employment agreements with each of our named executive officers. Each agreement provides for termination without cause, provided certain severance payments to the executive equal to six months of the executive’s base salary or 12 months of base salary following a termination of the executive without cause or by the executive for good reason following a change of control

As a condition to their employment, our named executive officers entered into non-competition, non-disclosure and inventions assignments agreements. Under these agreements, each named executive officer has agreed (i) not to compete with us or to solicit our employees during his employment and for a period of 12 months after the termination of his employment and (ii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his employment.

See above in “Executive Compensation—Potential Payments upon Termination or Change of Control” for a description of the executive retention arrangements with our named executive officers.

Director Compensation

We have paid cash compensation to Messrs. Deuster, Norby and Rhine for their services as directors and have reimbursed our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings. Messrs. Deuster, Norby and Rhine have received stock option grants that vest in eight equal quarterly installments and all unvested options vest in full upon a change of control.

All option grants were issued at exercise prices determined by our Board of Directors with input from a third party appraiser to be equal to the fair market value of our common stock at the grant date.

Our president and chief executive officer and our chairman of the board have not received any compensation in connection with their services as directors. The compensation that we pay to our president and chief executive officer and our chairman of the board is discussed in the “Executive Compensation” section of this prospectus. Messrs. Eibl and Haas have not received any compensation in connection with their services as directors.

During the year ended December 31, 2009, director fees were paid to each of Messrs. Deuster, Norby and Rhine as set forth in the following table.  No directors received stock option or other equity awards in 2009.

Director	Cash Compensation	Share Based Compensation(1)	Total
Robert G. Deuster (2)	$8,000	—	$8,000
R. Douglas Norby (3)	$11,000	—	$11,000
Bruce C. Rhine (4)	$13,000	—	$13,000

(1)
Represents the dollar amount of share-based compensation expense recognized for financial statement reporting purposes pursuant to SFAS 123R during 2009, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of option grants are set forth in Note 13 to our financial statements included elsewhere in this prospectus.

(2)	As of December 31, 2009, Mr. Deuster holds options to purchase 18,800 shares of our common stock, of which 14,100 are vested with an average exercise price of $0.10 per share.

(3)	As of December 31, 2009, Mr. Norby holds options to purchase 34,721 shares of our common stock, of which 28,210 are vested, with an average exercise price of $0.10 per share.

(4)	As of December 31, 2009, Mr. Rhine holds options to purchase 34,376 shares of our common stock, of which 27,930 are vested, with an average exercise price of $0.10 per share.

In January 2010, the board of directors awarded restricted stock unit awards to each of Messrs. Deuster, Norby and Rhine in the amount of 7,500 units.  These units vest 12.5% each three months over a two-year period.

In January 2010, our compensation committee determined that it was advisable for us to implement new arrangements, effective upon completion of this offering, for the compensation of directors who are not employed by us or our subsidiary. In structuring compensation arrangements for non-employee directors, the compensation committee concluded that, in order for us to attract and retain high-quality directors, it was essential that we offer compensation packages competitive with those of companies of similar size, in similar industries or markets and at the same stage of maturity as our company.

The following summarizes the terms of the compensation arrangements with non-employee directors, which will become effective upon the completion of the offering. Each non-employee director is entitled to the following:

Annual retainer fees for service on the board of directors (for participation in up to five meetings per year):
Each director	$25,000
Additional annual retainer fees for board of director committee service:
Chair of audit committee	$10,000
Other members of audit committee (for participating in up to six meetings per year)	$1,500
Chair of compensation committee	$5,000
Other members of compensation committee (for participating in up to four meetings per year)	$1,500
Chair of governance and nominating committee	$5,000
Other members of governance and nominating committee (for participating in up to four meetings per year)	$1,500

A director who participates in a board of director or committee meeting in addition to the number of meetings set forth above in a given year will receive an additional $1,000 per meeting attended in person and $500 per meeting attended by telephone.

Also, effective at our first annual meeting of stockholders and on the date of each annual meeting thereafter, each non-employee director shall receive a grant of restricted stock units equal to 6/100ths of 1% (0.06%) of our issued and outstanding common stock outstanding as of the record date for such annual meeting, with each such grant to vest in four equal quarterly installments commencing on the date of such annual meeting.

Limitation of Liability and Indemnification

As permitted by the Delaware General Corporation Law, we adopted provisions in our amended and restated certificate of incorporation and amended and restated by-laws to be in effect immediately prior to the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated by-laws provide that:

•	we will indemnify our directors, executive officers and, in the discretion of our board of directors, employees to the fullest extent permitted by the Delaware General Corporation Law; and

•
we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to executive officers and employees, in connection with legal proceedings, subject to limited exceptions.

We plan to enter into indemnification agreements with each of our directors prior to the closing of this offering.  These agreements will provide that we will indemnify these directors to the fullest extent permitted by law and our amended and restated certificate of incorporation and by-laws, and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, and we also intend to obtain, contemporaneously with the closing of this offering, an expanded general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers of NEXX, or persons controlling NEXX pursuant to the provisions in our amended and restated certificate of incorporation and bylaws, the indemnification agreements and the general liability insurance, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that the provisions in our amended and restated certificate of incorporation and bylaws, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

 Equity Incentive Plans

We currently have two stock option plans. The first plan, the 2003 Plan, was established in December 2002 and the second plan, the 2010 Plan, was established in January 2010.  The purpose of our stock option plans is to attract, retain and motivate our employees, consultants, directors and officers by providing an opportunity to acquire an equity interest in our company.

2003 Employee, Director and Consultant Stock Option Plan

Our 2003 Plan was adopted by our board of directors and approved by our stockholders in December 2002 and our board of directors and stockholders approved amendments to our 2003 Plan in 2004, 2005, 2008 and 2010.  Under this plan, we may grant incentive stock options, nonqualified options and restricted stock units to employees, officers, directors, consultants and advisors of the company. A maximum of 2,216,006 shares of common stock are currently authorized for issuance under our 2003 Plan. The 2003 Plan provides that no grants may be made to any insiders under the 2003 Plan if such grant would result in: (a) the number of shares of common stock issued to insiders pursuant to the 2003 Plan, together with all of our other share compensation arrangements, within any one year period, exceeding 10% of our outstanding shares of common stock, and (b) the number of shares of common stock issuable to insiders at any time pursuant to the 2003 Plan and all of our other share compensation arrangements exceeding 10% of our outstanding shares of common stock.

Our 2003 Plan is administered by the compensation committee of our board of directors. The compensation committee selects the participants, establishes the price, terms and conditions of each option and restricted stock unit, including the vesting provisions, oversees the issuance of shares upon option exercises or restricted stock unit vesting and interprets option agreements and restricted stock unit agreements. The compensation committee may at any time modify or amend the 2003 Plan in any respect, except where stockholders’ approval is required by law or where such termination or modification or amendment affects the rights of an optionee under a previously granted option and such optionee’s consent has not been obtained.

Pursuant to agreements we have entered into with our shareholders and requirements of the Code, the exercise price of all options granted under our 2003 Plan must not be less than 100% of the fair market value of our common stock on the date of such grant or, in the case of an incentive stock option to a 10% stockholder, not less than 110% of the fair market value of our common stock on the date of such grant.  Additionally, the term of any option granted under the 2003 Plan may not exceed ten years from the date of grant.

In the event of a change of control, the compensation committee may provide for (a) the substitution by the surviving corporation or its parent of options or restricted stock units with substantially the same terms for such outstanding options or restricted stock units, as applicable, (b) the acceleration of the vesting of such options or restricted stock units immediately prior to or as of the date of the transaction, and the expiration of such outstanding options to the extent not timely exercised by the date of the transaction or (c) the cancellation of all or any portion of such outstanding options by a cash payment of the excess, if any, of the fair market value of the shares subject to such outstanding options or portions thereof being canceled over the option price.

Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision.  The 2003 Plan provides exceptions for the vesting of options upon an individual’s death, disability or termination for cause.

We do not intend to grant additional options or restricted stock units under our 2003 Plan after this offering and the aggregate number of shares to be issued under our 2003 Plan will be reduced to 2,086,936, which represents the total number of shares issuable upon the exercise of options and restricted stock units and the grant of shares of restricted common stock that are outstanding prior to the completion of this offering. After this offering, amendments to the 2003 Plan will be subject to approval by our stockholders in such a manner and to such a degree as applicable laws, rules and regulations require and to the rules and policies of the TSX.

2010 Stock Incentive Plan

Our 2010 stock incentive plan, or our 2010 Plan, was adopted by our board of directors and approved by our stockholders in January 2010 and will become effective upon the effectiveness of this registration statement. The 2010 Plan permits us to make grants of incentive stock options, non-qualified stock options, stock purchase rights and other stock-based awards. Under this plan, we may grant incentive stock options, nonqualified options, stock purchase rights and other stock-based awards to employees, officers, directors, consultants and advisors of the company. We reserved 15% of the number of shares of our common stock outstanding immediately after this offering on a fully diluted basis, assuming the exercise of all warrants and options to purchase shares of our common stock and the vesting of all restricted stock units outstanding after this offering and including all shares to be reserved under this plan, less 2,086,612 shares currently subject to outstanding options and restricted stock units, grants of shares of restricted common stock, and exercised options. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2010 Plan also will be available for future awards. In addition, awards that are returned to our 2003 Plan as a result of their expiration, cancellation, termination or repurchase are automatically made available for issuance under our 2010 Plan. No awards have been granted under the 2010 Plan.

The 2010 Plan provides that no grants may be made to any insiders under the 2010 Plan if such grant would result in: (a) the number of shares of common stock issued to insiders pursuant to the 2010 Plan, together with all of our other share compensation arrangements, within any one year period, exceeding 10% of our outstanding shares of common stock, and (b) the number of shares of common stock issuable to insiders at any time pursuant to the 2010 Plan and all of our other share compensation arrangements exceeding 10% of our outstanding shares of common stock.

The 2010 Plan is administered by our compensation committee. The administrator of the 2010 Plan has full power and authority to select the participants to whom awards will be granted, to grant any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Plan. All full-time and part-time officers and other employees, non-employee directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2010 plan, subject to the discretion of the administrator.

The exercise price of stock options awarded under the 2010 Plan may not be less than the fair market value of the common stock on the date of the option grant (which will be determined based on the closing price of our shares of common stock on our listing exchange on the day prior to the grant) and the term of each option may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2010 Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders. No incentive stock option awards may be granted under the 2010 Plan after December 31, 2019.

Subject to applicable laws and the terms of the 2010 Plan, the administrator of the 2010 Plan determines the terms of the stock purchase rights, including the number of shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer; provided that the purchase price of shares subject to stock purchase rights shall not be less than 85% of the fair market value of the shares as of the date of the offer.

We may also grant other stock based awards under our 2010 Plan.  Subject to applicable laws and the terms of the 2010 Plan, the administrator of the 2010 Plan determines the terms and conditions of such stock-based awards, including, without limitation, the grant of shares of common stock based upon certain conditions, the grant of securities convertible into shares of common stock and the grant of stock appreciation rights, phantom stock or restricted stock units.

Our board of directors may amend or discontinue the 2010 Plan at any time and the administrator of our 2010 Plan may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose.  No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a change of control, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options. Further, amendments to the 2010 Plan will be subject to approval by our stockholders in such a manner and to such a degree as applicable laws, rules and regulations require and to the rules and policies of the TSX.

Prior Option Grants

As of June 21, 2010, options to purchase an aggregate of 1,073,706 shares of common stock and grants of 527,500 restricted stock units are outstanding under our stock option plans. Before giving effect to the offering, this represents 11.7% of our outstanding common stock, and after giving effect to the offering, 8.4% of our common stock. Outstanding options are as described below:

Category	Year of Grant	Common Shares Outstanding under Options Granted		Exercise Price
All of our executive officers and past executive officers	2010	505,000	1		$2.70
( 5 individuals in total)	2009	0		$
	2008	383,800			$0.10
	2007	15,000			$0.10
	2006	55,000			$0.10
	2005	10,000			$0.10
	2004	9,000			$0.10
	2003	25,000			$0.10
	2002	0		$
	2001	0		$

All of our directors and past directors who are not also executive officers	2010	22,500	1		$2.70
( 3 individuals in total)	2009	0		$
	2008	53,349			$0.10
	2007	9,400			$0.10
	2006	17,361			$0.10
	2005	4,500			$0.10
	2004	3,288			$0.10
	2003	0		$
	2002	0		$
	2001	0		$

All of our other employees or past employees	2010	9,600			$5.53 2
	2010	156,258			$2.70
	2009	11,700			$0.10
	2008	187,823			$0.10
	2007	28,329			$0.10
	2006	23,650			$0.10
	2005	14,800			$0.10
	2004	15,888			$0.10
	2003	4,000			$0.10
	2002	2,300			$0.10
	2002	50			$5.00
	2001	7,000			$0.10
	2001	2,200			$5.00

All of our consultants or past consultants	2010	2,709			$2.70
	2009	0		$
	2008	16,700			$0.10
	2007	4,000			$0.10
	2006	1,000			$0.10
	2005	0		$
	2004	0		$
	2003	0		$
	2002	0		$
	2001	0		$

1	Grants of restricted stock units.

2
Assumes an exercise price of $5.53 per share, the mid-point of the range set forth on the cover page of this prospectus, for options to purchase shares of our common stock granted at an exercise price equal to the price per share of this offering.

RELATED PERSON TRANSACTIONS

Since January 1, 2007, we have engaged (or, in the case of the conversion of our preferred stock, will engage) in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, or affiliates or immediate family members of our directors, executive officers and holders of more than 5% of our voting securities. We believe that all of these transactions were (or shall be) on terms as favorable as could have been obtained from unrelated third parties.

Stock Issuances

From October 2007 through June 2008, we sold convertible promissory notes in the aggregate principal amount of $7.0 million and warrants to purchase an aggregate of up to 117,647 shares of our series D convertible preferred stock at an exercise price of $4.25 per share to existing holders of preferred stock. These promissory notes carried interest at the rate of 9%.  These notes (including accrued interest) converted into 1,803,177 shares of our series D convertible preferred stock on June 27, 2008 at a price of $4.25 per share.  Upon the closing of this offering, these shares will convert into shares of common stock and the warrants will convert into warrants to acquire shares of common stock, with the warrants exercisable through December 2013.  The table below sets forth the principal amount of these promissory notes, the number of shares of our series D convertible preferred stock the promissory notes were converted into and the number of shares of series D convertible preferred stock underlying the warrants sold to our directors, executive officers and 5% stockholders and their affiliates in connection with this series D convertible promissory note financing.

Name	Principal and Interest Amount Of Loan	Series D Convertible Preferred Stock Shares	Series D Convertible Preferred Stock Warrants
Affiliates of Sigma Partners(1)	$2,452,795.92	577,169	39,158
Affiliates of Enterprise Partners(2)	2,683,952.68	631,400	42,848
Richard S. Post	1,904,399.33	448,016	30,402
Arthur L. Keigler	32,420.91	7,628	1,445
Stanley D. Piekos	23,086.30	5,432	1,028
Total	$7,096,595.14	1,669,645	114,881

(1)
Clifford L. Haas, a member of our board of directors, is a managing director of Sigma Management 6, LLC, the general partner of each of Sigma Partners 6, L.P., Sigma Investors 6, L.P. and Sigma Associates, 6, L.P.

(2)
Carlton J. Eibl, a member of our board of directors, is the managing director of each of Enterprise Management Partners V, LLC and Enterprise Management Partners VI, LLC, the general partners of Enterprise Ventures V, L.P. and Enterprise Ventures VI, L.P., respectively.

In July, September and October 2008, we issued an additional 679,239 shares of series D convertible preferred stock at a price of $4.25 per share as well as warrants to purchase an aggregate of up to 669,164 additional shares of series D convertible preferred stock at an exercise price of $0.10 per share. Upon the closing of this offering, these shares will convert into shares of common stock and all of these warrants not previously exercised will terminate.  The table below sets forth the number of shares of our series D convertible preferred stock and shares of series D convertible preferred stock underlying the warrants sold to our directors, executive officers and 5% stockholders and their affiliates in connection with this 2008 series D convertible preferred stock financing:

Name	Aggregate Purchase Price	Series D Convertible Preferred Stock Shares	Series D Convertible Preferred Stock Warrants
Affiliates of Sigma Partners(1)	$932,218.35	219,385	219,304
Affiliates of Enterprise Partners(2)	$1,019,497.58	239,999	239,999
Richard S. Post	$523,423.90	123,235	123,235
Total	$2,475,139.83	582,619	582,538

(1)
Clifford L. Haas, a member of our board of directors, is a managing director of Sigma Management 6, LLC, the general partner of each of Sigma Partners 6, L.P., Sigma Investors 6, L.P. and Sigma Associates, 6, L.P.

(2)
Carlton J. Eibl, a member of our board of directors, is the managing director of each of Enterprise Management Partners V, LLC and Enterprise Management Partners VI, LLC, the general partners of Enterprise Ventures V, L.P. and Enterprise Ventures VI, L.P., respectively.

In October and November 2009, we issued an aggregate of 1,234,806 units, each unit consisting of one share of series D convertible preferred stock at a price of $4.25 per share and a warrant to purchase an additional share of series D convertible preferred stock at an exercise price of $0.10 per share. Upon the closing of this offering, these shares will convert into shares of common stock and any of these warrants not exercised will terminate. The table below sets forth the number of shares of our series D convertible preferred stock and shares of series D convertible preferred stock underlying the warrants sold to our directors, executive officers and 5% stockholders and their affiliates in connection with this 2009 series D convertible preferred stock financing. All of the warrants to purchase shares of our series D convertible preferred stock referenced below were subsequently exercised.

Name	Aggregate Purchase Price	Series D Convertible Preferred Stock Shares	Series D Convertible Preferred Stock Warrants
Affiliates of Sigma Partners(1)	$1,858,770.65	437,358	437,357
Affiliates of Enterprise Partners(2)	$2,141,229.90	503,818	503,818
Richard S. Post	$500,000.00	117,647	117,647
Thomas M. Walsh	$50,000.00	11,764	11,764
Bruce C. Rhine(3)	$81,324.30	19,135	19,135
Robert G. Deuster	$17,296.22	4,069	4,069
John M. Bowers	$20,000.00	4,705	4,705
Total	$4,668,621.07	1,098,496	1,098,495

(1)	Clifford L. Haas, a member of our board of directors, is a managing of Sigma Management 6, the general partner of Sigma Partners 6, L.P., Sigma Investors 6, L.P. and Sigma Associates, 6, L.P.

(2)	Carlton J. Eibl, a member of our board of directors is a manager of Enterprise Ventures V, L.P. and Enterprise Ventures VI, L.P.

(3)	Includes shares held in an irrevocable trust for the benefit of Mr. Rhine’s children, in which he disclaims any beneficial interest.

Conversion of Preferred Stock

Immediately prior to the closing of this offering, each outstanding share of our preferred stock of all classes will convert into shares of our common stock pursuant to an agreement between us and the holders of all our outstanding shares of preferred stock. In consideration for consenting to the conversion of all shares of preferred stock to common stock upon this offering, share consideration of up to 30,000,000 shares of our common stock immediately prior to the closing of this offering to the holders of the outstanding shares of all of our preferred stock and, upon their exercise, warrants to purchase shares of our preferred stock, including certain of our executives, directors and principal stockholders.

Agreements with Our Stockholders

In connection with the 2008 and 2009 series D convertible preferred stock financings, we entered into a second amended and restated investor rights agreement and a third amended and restated investor rights agreement, respectively, with holders of our convertible preferred stock and warrants to purchase shares of our convertible preferred stock and certain holders of our common stock. The third amended and restated investor rights agreement amended, restated and replaced the rights provided for under the second amended and restated investor rights agreement. The third amended and restated investor rights agreement contains a right of first refusal provision that provides that we shall not make certain issuances of our securities unless we first offer such securities to certain holders of our convertible preferred stock, in accordance with the terms of the agreement. This right of first refusal provision does not apply to, and will terminate upon the closing of, this offering. The third amended and restated investor rights agreement also provides (i) that holders of our convertible preferred stock have the right to demand that we file a registration statement, subject to certain limitations, and (ii) that holders of our convertible preferred stock and warrants to purchase shares of our convertible preferred stock and certain holders of our common stock have the right to request that their shares be covered by a registration statement that we are otherwise filing. See the “Shares Eligible for Future Resale—Registration Rights” section of this prospectus for a further discussion of these registration rights.

In connection with the 2008 series D convertible preferred stock financing, we entered into a second amended and restated right of first refusal and co-sale agreement, a second amended and restated voting agreement and a third amended and restated voting agreement with holders.  These agreements were amended, restated and replaced by a third amended and restated right of first refusal and co-sale agreement, as amended, and a fourth amended and restated voting agreement, as amended, entered into with holders of our convertible preferred stock and certain other of our stockholders in connection with the 2009 series D convertible preferred stock financing. These agreements provide the holders of our convertible preferred stock with a right of purchase and of co-sale in respect of sales of securities by certain holders of common stock and provide for agreements with respect to the election of our board of directors and other voting obligations. These agreements will terminate upon the closing of this offering.

Indemnification Arrangements

Please see “Executive Compensation—Limitation of Liability and Indemnification” for information on our indemnification arrangements with our directors.

Executive Compensation and Employment Arrangements

Please see “Executive Compensation,” including “Executive Compensation—Agreements with Executives” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Related Person Transaction Policy

We have adopted a written policy providing that all “related person transactions” must be:

•	reported to our chief financial officer;

•	approved or ratified by our audit committee, which our audit committee will do only if it determines that the transaction is in, or not inconsistent with, the best interests of NEXX; and

•
if applicable, reviewed by our audit committee annually to ensure that such transaction, arrangement or relationship has been conducted in accordance with the previous approval, and that all required disclosures regarding such transaction arrangement or relationship have been made.

        Our policy provides that a “related person transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, involving an amount exceeding $120,000 in which we are a participant and in which any of our executive officers, directors or 5% stockholders, or any immediate family member of any of our executive officers, directors or 5% stockholders, has or will have a direct or indirect material interest.

PRINCIPAL STOCKHOLDERS

The table below provides certain information about beneficial ownership of our common stock (i) as of June 21, 2010 and (ii) as adjusted to reflect the sale of 5,424,955  shares of common stock that we anticipate selling in connection with this offering assuming no exercise of the underwriters’ over-allotment option. The table shows information for:

•	each person, or group of affiliated persons, who is known to us to beneficially own more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock (on an as-converted basis) underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 21, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, to our knowledge, all of the shares reflected in the table are shares of our common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. All shares listed in the below table have been issued at, or are exercisable for, a price per share ranging from $0.10 to $11.00. Percentage of beneficial ownership calculations below are based on 13,679,082 shares of our common stock outstanding as of June 21, 2010 and 19,104,037  shares of our common stock outstanding after the offering, which assumes the following items in connection with the Capital Reorganization:

•	the conversion of each outstanding share of our series A convertible preferred stock into 1.7990443 shares of our common stock immediately prior to the completion of this offering;

•	the conversion of each outstanding share of our series B convertible preferred stock into 1.6560764 shares of our common stock immediately prior to the completion of this offering;

•	the conversion of each outstanding share of our series C convertible preferred stock into 1.62359 shares of our common stock immediately prior to the completion of this offering;

•
the conversion of each outstanding share of our series D convertible preferred stock issued prior to October 27, 2009, or issued pursuant to the exercise of warrants issued prior to October 27, 2009, into 1.119324 shares of our common stock immediately prior to the completion of this offering;

•	the conversion of each other outstanding share of our series D convertible preferred stock into one share of our common stock immediately prior to the completion of this offering;

•
share consideration of 28,777,197 shares of our common stock immediately prior to the completion of this offering to the holders of shares of our preferred stock, at no cash cost to such holders, pursuant to an agreement between us and the holders of shares of our preferred stock and warrants to purchase shares of our preferred stock to provide to such holders share consideration of up to 30,000,000 shares of our common stock in exchange for the waiver of certain contractual rights regarding the conversion of all outstanding shares of our preferred stock to shares of common stock upon an initial public offering of our common stock; and

•	a 1 to 10 reverse stock split.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o NEXX Systems, Inc., 900 Middlesex Turnpike, Building #6, Billerica, Massachusetts 01821.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner	Number	Percentage	Percentage
5% Stockholders
Entities affiliated with Enterprise Partners 2223 Avenida de Playa Suite 300 La Jolla, CA 92037	4,934,190(1)	35.92%	25.75%
Entities affiliated with Sigma Partners 1600 El Camino Real Suite 280 Menlo Park, CA 94025	4,058,202(2)	29.55%	21.18%
Richard S. Post	1,757,591(3)	12.81%	9.18%
Directors and Named Executive Officers			2.50%
Thomas M. Walsh, Ph.D.	478,039(4)	3.49%	*
Stanley D. Piekos	100,606(5)	*	*
Arthur L. Keigler	185,604(6)	1.34%	*
John M. Bowers	56,357(7)	*	*
Phillip Villari	41,988(8)	*	*
Bruce C. Rhine	144,642(9)	1.05%	*
Robert G. Deuster	29,513(10)	*	*
R. Douglas Norby	34,426(11)	*	*
Clifford L. Haas	4,058,202 (12)	29.55%	21.18%
Carlton J. Eibl	4,934,190 (13)	35.92%	25.75%
Richard S. Post, Ph.D.	1,757,591 (3)	12.81%	9.18%
All of our directors and officers as a group (11 persons)	11,821,158(14)	83.19%	60.21%

*Represents beneficial ownership of less than 1% of the shares of common stock.

1
Consists of (a) 2,437,593 shares of common stock held by Enterprise Partners V, LP, (b) warrants exercisable within 60 days to purchase 29,502 shares of common stock held by Enterprise Partners V, LP, (c) 2,437,593 shares of common stock held by Enterprise Partners VI, LP and (d) warrants exercisable within 60 days to purchase 29,502 shares of common stock held by Enterprise Partners VI, LP.  Enterprise Management Partners V, LLC is the sole general partner of Enterprise Partners V, LP and has ultimate voting and investment power of the shares held of record by Enterprise Partners V, LP.  Voting and investment power over such shares are vested in Mr. Eibl as the managing partner of Enterprise Management Partners V, L.P. Mr.  Eibl disclaims beneficial interest over such shares except to the extent of his pecuniary interest, if any.  Enterprise Management Partners VI, LLC is the sole general partner of Enterprise Partners VI, LP and has ultimate voting and investment power of the shares held of record by Enterprise Partners VI, LP.  Voting and investment power over such shares are vested in Mr. Eibl as the managing partner of Enterprise Management Partners VI, LLC.   Mr. Eibl disclaims beneficial interest over such shares except to the extent of his pecuniary interest, if any.

2
Consists of (a) 3,660,340 shares of common stock held by Sigma Partners 6, LP, (b) warrants exercisable within 60 days to purchase 49,319 shares of common stock held by Sigma Partners 6, LP, (c) 292,116 shares of common stock held by Sigma Associates 6, LP, (d) warrants exercisable within 60 days to purchase 3,901 shares of common stock held by Sigma Associates 6, LP, (e) 51,823 shares of common stock held by Sigma Investors 6, LP and (f) warrants exercisable within 60 days to purchase 703 shares of common stock held by Sigma Investors 6, LP.  Sigma Management 6, LLC is the sole general partner of each of Sigma Partners 6, LP, Sigma Associates 6, LP and Sigma Investors 6, LP and has ultimate voting and investment power of the shares held of record by each of Sigma Partners 6, LP, Sigma Associates 6, LP and Sigma Investors 6, LP.  Robert Davoli, Lawrence Finch, Gregory Gretsch, Clifford L. Haas, John Mandile, Peter Solvik, Robert Spinner and Wade Woodson are the Managing Members of Sigma Management 6, LLC, which is the general partner of each of Sigma Associates 6, LP, Sigma Investors 6, LP and Sigma Partners 6, LP, and as such Messrs. Davoli, Finch, Gretsch, Haas, Mandile, Solvik, Spinner and Woodson may be deemed to share voting and dispositive power with respect to shares of common stock held by Sigma Associates 6, LP, Sigma Investors 6, LP and Sigma Partners 6, LP. Each of Messrs. Davoli, Finch, Gretsch, Haas, Mandile, Solvik, Spinner and Woodson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.

3
Consists of (a) 857,862 shares of common stock held in trust for the benefit of Dr. Post, (b) 857,862 shares of common stock held in trust for the benefit of Janet H. Post and (c) warrants exercisable within 60 days to purchase 41,867 shares of common stock held by Dr. Post.  Excludes 370,000 shares of common stock held in trusts in which Dr. Post has no voting or investment control and disclaims any beneficial interest.  Dr. Post serves as the non-executive chairman of the board of directors and previously served as President and Chief Executive Officer.

4
Consists of 478,039 shares of common stock held by Mr. Walsh, of which 261,986 shares are subject to repurchase by us at a price of $0.10 per share as of June 21, 2010.  Excludes 170,000 restricted stock units vesting 25% at January 22, 2011 and 2.083% per month thereafter through January 21, 2014.  Mr. Walsh is the President and a member of our Board of Directors.

5
Consists of (a) 35,604 shares of common stock held by Mr. Piekos, (b) warrants exercisable within 60 days to purchase 1,415 shares of common stock held by Mr. Piekos and (c) options exercisable within 60 days to purchase 63,587 shares of common stock held by Mr. Piekos.  Excludes (a) 90,000 restricted stock units vesting 25% at January 22, 2011 and 2.083% per month thereafter through January 21, 2014 and (b) 44,239 shares of common stock issuable upon exercise of options that vest in more than 60 days. Mr. Piekos serves as our Vice President, Finance and Chief Financial Officer.

6
Consists of (a) 50,031 shares of common stock held by Mr. Keigler, (b) warrants exercisable within 60 days to purchase 1,989 shares of common stock held by Mr. Keigler and (c) options exercisable within 60 days to purchase 133,584 shares of common stock held by Mr. Keigler.  Excludes (a) 100,000 restricted stock units vesting 25% at January 22, 2011 and 2.083% per month thereafter through January 21, 2014, and (b) 91,054 shares of common stock issuable upon exercise of options that vest in more than 60 days.  Mr. Keigler serves as our Vice President of Technology.

7
Consists of (a) 11,579 shares of common stock held by Mr. Bowers and (b) options exercisable within 60 days to purchase 44,778 shares of common stock held by Mr. Bowers. Excludes (a) 70,000 restricted stock units vesting 25% at January 22, 2011 and 2.083% per month thereafter through January 21, 2014, and (b) 48,671 shares of common stock issuable upon the exercise of unvested options.  Mr. Bowers serves as our Vice President of Sales and Business Development.

8
Consists of options exercisable within 60 days to purchase 41,988 shares of common stock held by Mr. Villari.  Excludes (a) 75,000 restricted stock units vesting 25% at January 22, 2011 and 2.083% per month thereafter through January 21, 2014, and (b) 29,895 shares of common stock issuable upon exercise of options that vest in more than 60 days.   Mr. Villari serves as our Vice President of Customer Satisfaction and Operations.

9
Consists of (a) 56,408 shares of common stock held by Mr. Rhine, (b) 23,541 shares of common stock held in trust for Mr. Rhine’s benefit, (c) 30,591 shares of common stock held in trust for the benefit of Mr. Rhine’s childrenm in which Mr. Rhine has no voting or investment control and disclaims any beneficial interest, (d) options exercisable within 60 days to purchase 32,227 shares of common stock held by Mr. Rhine and (d) 1,875 restricted stock units that vest within 60 days.   Excludes (a) 5,625 restricted stock units that vest in more than 60 days and (b) 2,148 shares of common stock issuable upon exercise of options that vest in more than 60 days.  Mr. Rhine is a member of our board of directors.

10
Consists of (a) 10,013 shares of common stock held by Mr. Deuster, (b) options exercisable within 60 days to purchase 17,625 shares of common stock held by Mr. Deuster and (c) 1,875 restricted stock units that vest within 60 days. Excludes (a) 5,625 restricted stock units that vest in more than 60 days and (b) 1,175 shares of common stock issuable upon exercise of options that vest in more than 60 days.  Mr. Deuster is a member of our board of directors.

11
Consists of (a) options exercisable within 60 days to purchase 32,551 shares of common stock held by Mr. Norby and (b) 1,875 restricted stock units that vest within 60 days.  Excludes (a) 5,625 restricted stock units and (b) 2,170 shares of common stock issuable upon exercise of options that vest in more than 60 days.  Mr. Norby is a member of our board of directors.

12
Sigma Partners 6, LP, Sigma Associates 6, LP and Sigma Investors 6, LP are controlled by Sigma Management 6, LLC, of which Mr. Haas is a Managing Director. Mr. Haas and his associates beneficially own less than 5% of the limited partnership units of Sigma Partners 6, LP, and Sigma Investors 6, LP. Mr. Hass and his associates beneficially own more than 5% of the limited partnership interests of Sigma Associates 6, LP, which beneficially owns less than 3% of the Company. Mr. Haas and his associates do not independently exert control or direction over the common stock owned by of Sigma Partners 6, LP, Sigma Associates 6, LP, and Sigma Investors 6, LP. Mr. Haas is a member of our board of directors.

13
Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. are controlled by Enterprise Partners Venture Capital, of which Mr. Eibl is Managing Director. Mr. Eibl and his associates beneficially own less than 5% of the limited partnership units of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. Mr. Eibl does not independently exert control or direction over the common stock owned by Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. Mr. Eibl is a member of our board of directors.

14
Consists of an aggregate of (a) 11,290,995 shares of common stock, (b) warrants exercisable within 60 days to purchase 158,198 shares of common stock, (c) options exercisable within 60 days to purchase 366,340 shares of common stock and (d) 5,625 restricted stock units that vest within 60 days.

DESCRIPTION OF CAPITAL STOCK

General

Without taking into account the Capital Reorganization, our authorized capital stock currently consists of 160,301,747 shares of common stock, par value $0.001 per share, and 85,560,230 shares of preferred stock, $0.001 par value per share. Upon completion of this offering our amended and restated certificate of incorporation will provide for total authorized capital consisting of 30,000,000 shares of common stock. All currently outstanding shares of series A, B, C and D convertible preferred stock will be converted upon completion of this offering into shares of our common stock. As a result, upon the consummation of this offering, no shares of preferred stock will be outstanding.

On June 21, 2010, without taking into account the Capital Reorganization, the following numbers of shares of common and preferred stock were outstanding:

Common Stock	19,444,854

Series A Convertible Preferred Stock	1,550,000

Series B Convertible Preferred Stock	7,669,880

Series C Convertible Preferred Stock	8,216,011

Series D Convertible Preferred Stock	56,003,614

Capital Reorganization

Our certificate of incorporation currently in effect contains provisions describing our authorized capital, namely, the rights, privileges, restrictions and conditions of our common stock, our series A convertible preferred stock, our series B convertible preferred stock, our series C convertible preferred stock and our series D convertible preferred stock, including dividend, liquidation, voting, conversion, redemption and special voting entitlements. Pursuant to an agreement between us and the holders of our outstanding shares of preferred stock and our amended and restated certificate of incorporation to be in effect immediately prior to the effectiveness of this offering, the Capital Reorganization will occur immediately prior to this offering, pursuant to which the outstanding shares of our series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock will be converted into shares of our common stock and we will effect a reverse stock split of our outstanding shares of common stock on the following basis:

•
in consideration for the holders of our shares of preferred stock agreeing to convert all outstanding shares of our preferred stock into shares of our common stock, we will provide share consideration of up to 30,000,000 shares of our common stock to holders of the outstanding shares of all of our preferred stock and, upon their exercise, warrants to purchase shares of our preferred stock;

•
the outstanding 1,550,000 shares of series A convertible preferred stock will be converted into shares of common stock, on the basis of 1.7990443 shares of common stock for each one share of series A convertible preferred stock, rounded down to the nearest whole number of common shares held by each holder; (ii) the outstanding 7,669,880 shares of series B convertible preferred stock will be converted into shares of common stock, on the basis of 1.6560764 shares of common stock for each one shares of series B convertible preferred stock, rounded down to the nearest whole number of common shares held by each holder; (iii) the outstanding 8,216,011 shares of series C convertible preferred stock will be converted into shares of common stock, on the basis of 1.62359 shares of common stock for each one share of series C convertible preferred stock, rounded down to the nearest whole number of common shares held by each holder; (iv) the outstanding 31,308,354 shares of series D convertible preferred stock issued prior to October 27, 2009, or issued pursuant to the exercise of warrants issued prior to October 27, 2009,  will be converted into shares of common stock, on the basis of 1.119324 shares of common stock for each one share of series D convertible preferred stock, rounded down to the nearest whole number of common shares held by each holder; and (v) the remaining outstanding 24,695,260 shares of series D convertible preferred stock will be converted into shares of common stock, on the basis of one share of common stock for each one share of series D convertible preferred stock;

•
warrants to purchase 115,384 shares of our series B convertible preferred stock and 4,117,190 shares of our series D convertible preferred stock that have not terminated will become exercisable for 5,968,552 shares of our common stock; and

•	we will effect a 1 to 10 reverse stock split.

Upon completion of this offering and the Capital Reorganization, we will be authorized to issue 30,000,000 shares of common stock. As of June 21, 2010, assuming the completion of the Capital Reorganization, there were 13,679,082 shares of our common stock outstanding and held of record by 160 shareholders. Based on 13,679,082 shares of common stock outstanding as of June 21, 2010, as of the date of this prospectus, assuming the Capital Reorganization had been completed and the issuance of approximately 5,424,955  shares of common stock in this offering and without taking into account the exercise of the underwriters’ over-allotment option or the options and restricted stock units described under “Issuances Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan”, there were 19,104,037  shares of common stock outstanding. See “Description of Capital Stock – Issuances Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan.”

The following summary of certain provisions of our common and preferred stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws as will be in effect immediately prior to the closing of this offering. You should refer to our amended and restated certificate of incorporation and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

Common Stock

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive proportionally any dividends declared by our board of directors, out of funds that we may legally use to pay dividends and subject to any preferential dividend rights of any outstanding preferred stock.

In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

There currently is no established public trading market for our common stock.

Preferred Stock

Without taking into account the Capital Reorganization, we are currently authorized to issue 85,560,230 shares of preferred stock. Upon completion of this offering, all issued and outstanding shares of preferred stock will convert into a total of 88,569,280 shares of common stock pursuant to an agreement between us and the holders of our outstanding shares of preferred stock.  In consideration for this agreement, we will provide share consideration of up to 30,000,000 shares of our common stock to the holders of the outstanding shares of all of our preferred stock and, upon their exercise, warrants to purchase shares of our preferred stock immediately prior to the effectiveness of this offering.

Upon the completion of this offering, no shares of preferred stock will be outstanding.

Warrants

Lender Warrants

On June 14, 2004, we issued to Comerica Bank a warrant to purchase up to an aggregate of 115,384 shares of our series B convertible preferred stock at an exercise price of $1.322 per share (which, after the closing of this offering and after giving effect to the Capital Reorganization, will be exercisable for an aggregate of 29,884 shares of our common stock at an exercise price of $5.10  per share). The exercise price and number of shares issuable are subject to adjustment in the event of a reorganization, a consolidation or merger, a recapitalization, a reclassification of our securities, a stock split or combination. This warrant, which is currently fully exercisable, may be exercised on a cash or cashless basis. No part of this warrant has been exercised and it is exercisable for a period ending upon the third anniversary of the effective date of the initial public offering of our common stock.

Over the past four years, we have issued to Hercules Technology Growth Capital, Inc. warrants to purchase up to an aggregate of 2,941,176 shares of our series D convertible preferred stock at an exercise price of $0.425 per share (which, after the closing of this offering and giving effect to the Capital Reorganization, will be exercisable for an aggregate of 405,023 shares of our common stock at an exercise price of $3.09 per share) in connection with a loan and security agreement we are a party to.  The exercise price and number of shares issuable are subject to adjustment in the event of a reorganization, a consolidation or merger, a recapitalization, a reclassification of our securities, a stock split or combination. These warrants, which are currently fully exercisable, may be exercised on a cash or cashless basis. No part of these warrants have been exercised and they are exercisable for a period ending upon the earlier to occur of (i) a date ranging from December 19, 2013 to July 16, 2016, (ii) the third anniversary of the effective date of the initial public offering of our common stock or (iii) immediately prior to a merger or consolidation involving us in which we are not the surviving entity.

On June 25, 2010, we issued to Comerica Bank a warrant to purchase up to an aggregate of $600,000 of shares of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market price per share, which will be determined within 30 days following the issuance of the warrant by a third party retained by us to value our common stock. The exercise price and number of shares issuable are subject to adjustment in the event of a reorganization, a consolidation or merger, a recapitalization, a reclassification of our securities, a stock split or combination. This warrant, which is fully exercisable following completion of the valuation, may be exercised on a cash or cashless basis. No part of this warrant has been exercised and it is exercisable for a period ending June 25, 2020.

2007 Bridge Warrants

In October 2007, we issued to certain shareholders, including certain of our principal stockholders and executive officers (see “Principal Stockholders” and “Related Person Transactions”), warrants to purchase an aggregate of up to 1,176,471 shares of our series D convertible preferred stock at an exercise price of $0.425 per share. The exercise price and number of shares issuable under these warrants are subject to adjustment in the event of a reorganization, a consolidation or merger, a recapitalization, a reclassification of our securities, a stock split or combination. These warrants, which are currently fully exercisable, may be exercised on a cash or cashless basis. As of June 21, 2010, warrants to purchase an aggregate of 457 of our Series D convertible preferred stock have been exercised and the remaining warrants to purchase an aggregate of 1,176,014 shares of our Series D convertible preferred (which, after the closing of this offering and giving effect to the Capital Reorganization, will be exercisable for an aggregate of 161,934 shares of our common stock at an exercise price of $3.09 per share) stock are exercisable for a period ending upon the earlier to occur of (i) the date that is three years from the date of issuance of such warrants, (ii) the sale of at least 51% of the voting power of the company in one transaction or related transactions to persons who were not holders of our capital stock prior to such transactions or (iii) the disposition of all or substantially all of our assets in one transaction or related transactions.

2008 and 2009 Series D Warrants

In July, September and October 2008, we issued to certain shareholders, including certain of our principal stockholders and executive officers (see “Principal Stockholders” and “Related Person Transactions”), warrants to purchase an aggregate of up to 6,691,643 shares of our series D convertible preferred stock at an exercise price of

$0.01 per share. In October and November 2009, we issued additional warrants to purchase an aggregate of up to 12,348,061 shares of our series D convertible preferred stock at an exercise price of $0.01 per share. The exercise price and number of shares issuable under these warrants are subject to adjustment in the event of a reorganization, a consolidation or merger, a recapitalization, a reclassification of our securities, a stock split or combination. These warrants, which are currently fully exercisable, may be exercised on a cash or cashless basis. As of June 21, 2010, warrants to purchase an aggregate of 18,830,919 shares of our series D convertible preferred stock have been exercised and the remaining warrants to purchase an aggregate of 208,785 shares of our series D convertible preferred stock are exercisable for a period ending upon the earlier to occur of (i) the date that is six years from the date of issuance of such warrants or (ii) the initial public offering of our common stock.

Following the consummation of this offering, all outstanding warrants exercisable for shares of our preferred stock that have not terminated will be converted into warrants exercisable for the number of shares of our common stock into which such shares of preferred stock would have converted had such shares been outstanding at the time of this offering.

Restricted Common Stock and Restricted Stock Units

In June 2009, pursuant to the terms of the 2003 Plan, we sold to Mr. Walsh, our Chief Executive Officer, 4,490,920 shares of our common stock at a price per share of $0.01 in connection with the commencement of his employment with our company. These shares are restricted shares, as they are subject to the right of repurchase by the company until the fourth anniversary of the commencement of Mr. Walsh’s employment with us, provided that our right of repurchase terminates as to: (a) 2.0833% of the shares for each month Mr. Walsh remains employed by us; and (b) all of such shares upon termination of Mr. Walsh’s employment by the Company without “cause” following the second anniversary of the start of his employment or a lesser amount of shares, to be determined based on the termination date, if such termination occurs prior to such second anniversary.  All such shares have the same voting rights as all other shares of our common stock and Mr. Walsh holds voting power over all such shares, including those over which we retain a repurchase right. As of June 21, 2010, without taking into account the Capital Reorganization, 1,871,060 of these shares had vested entirely with Mr. Walsh and 2,619,860 of these shares remained subject to our repurchase right. See “Executive Compensation.”

In January 2010, pursuant to the terms of the 2003 Plan, we issued an aggregate of 5,275,000 restricted stock units (“RSUs”) to certain of our executive officers and independent directors.  Each RSU represents the right to receive one share of our common stock.  No shares are issued pursuant to these grants prior to the date on which the RSUs vest and recipients of these grants do not have any voting rights with respect to RSUs unless and until certificates representing shares of our common stock (which may be in book entry form) have been issued and recorded on our records.  Grants of RSUs generally vest 25% on the first anniversary of the date of grant and 2.083% on each monthly anniversary of such date, except that RSUs previously granted to our independent directors vest 12.5% every three months beginning on the date that is three months after the grant date.

Recent Sales of Unregistered Securities.

Set forth below under “Stock and Convertible Debt Issuances”, “Issuances Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan” and “Prior Sales” is information regarding unregistered securities issued by us within the past three years. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. This information does not give effect to a 1 to 10 reverse stock split based upon our amended and restated certificate of incorporation that we will file with Delaware immediately prior to the closing of this offering

Since January 1, 2007, we have issued and sold unregistered securities in connection with private placements of our securities and option issuances. These securities were deemed to be exempt from registration either pursuant to (a) Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering; or (b) Section 3(b) of the Securities Act and Rule 701promulgated thereunder, as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

The recipients of securities in each of the transactions summarized below represented their intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. All securities described under “Stock and Convertable Debt Issuances”, “Issuances Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan” and “Prior Sales” are deemed restricted securities for purposes of the Securities Act.  The instruments representing such issued securities included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. All recipients either received adequate information about us or had adequate access, through their relationship with us, to information about us. There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Stock and Convertible Debt Issuances

In June 2007, in connection with amending the terms of our outstanding debt, we issued a warrant that was exchanged in July 2008 for a warrant to purchase an aggregate of up to 1,176,471 shares of our series D convertible preferred stock at an exercise price of $0.425 per share to our principal lender in a private placement under Section 4(2) of the Securities Act. Upon the closing of this offering and after giving effect to the Capital Reorganization, this warrant, which is exercisable through December 19, 2013, will convert into a warrant to acquire 162,010 shares of common stock at an exercise price of $3.09 per share.

From October 2007 to June 2008, we sold convertible promissory notes in the aggregate principal amount of $7.0 million and simultaneously issued warrants to purchase an aggregate of up to 1,176,471 shares of our series D convertible preferred stock at an exercise price of $0.425 per share to accredited investors in a private placement under Section 4(2) of the Securities Act. These promissory notes carried interest at the rate of 9%.  These notes (including accrued interest) converted into 18,031,777 shares of our series D convertible preferred stock on June 27, 2008.  Upon the closing of this offering and after giving effect to the Capital Reorganization, these shares will convert into 2,018,340 shares of common stock and the warrants that have not yet been exercised, which are exercisable through December 2013, will convert into warrants to acquire 161,934 shares of common stock at an exercise price of $3.09 per share.

In July, September and October 2008, we issued and sold an aggregate of 6,792,397 shares of series D convertible preferred stock and warrants to purchase an aggregate of up to 6,691,643 additional shares of series D convertible preferred stock at an exercise price of $0.01 per share to accredited investors in a private placement under Section 4(2) of the Securities Act for aggregate consideration of $2.9 million. Upon the closing of this offering and after giving effect to the Capital Reorganization, these shares will convert into 760,289 shares of common stock and all of these warrants not previously exercised will terminate.

In May 2009, pursuant to the exercise of previously issued warrants, we issued and sold an aggregate of 2,399,996 shares of our series D convertible preferred stock to accredited investors in a private placement under Section 4(2) of the Securities Act at a purchase price of $0.01 per share.

On July 9, 2009, in connection with amending the terms of our outstanding debt, we issued a warrant to purchase an aggregate of up to 705,882 shares of our series D convertible preferred stock at an exercise price of $0.425 per share to our principal lender in a private placement under Section 4(2) of the Securities Act. Upon the closing of this offering and after giving effect to the Capital Reorganization, this warrant, which is exercisable through July 17, 2016, will convert into a warrant to acquire 97,205 shares of common stock at an exercise price of $3.09 per share.

In October and November 2009, we issued and sold an aggregate of 12,348,061 units, each unit consisting of one share of series D convertible preferred stock and a warrant to purchase an additional share of series D preferred stock at an exercise price of $0.01 per share, to accredited investors in a private placement under Section 4(2) of the Securities Act for aggregate consideration of $5.2 million. Upon the closing of this offering and after giving effect to the Capital Reorganization, these shares will convert into 1,234,806 shares of common stock and any of these warrants not previously exercised will terminate.

From November 2009 through April 2010, pursuant to the exercise of previously issued warrants, we issued and sold an aggregate of 16,360,374 shares of our series D convertible preferred stock and 457 shares of our series D convertible preferred stock at purchase prices of $0.01 and $0.425 per share, respectively, to accredited investors in private placements under Section 4(2) of the Securities Act.

On June 25, 2010, in connection with entering into a new credit facility, we issued to our principal lender a warrant to purchase up to an aggregate of $600,000 of shares of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market price per share, which will be determined  within 30 days following the issuance of the warrant by a third party retained by us to value our common stock.  This warrant is exercisable through June 25, 2020.

Issuances Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan

Pursuant to our 2003 Plan, since January 1, 2007 we have issued an aggregate of 4,490,920 shares of our common stock, which were all issued at a price of $0.01 per share, granted options to purchase an aggregate of 9,909,418 shares of our common stock with exercise prices ranging from

$0.01 to $0.94 per share, granted options to purchase an aggregate of 96,000 shares of our common stock in February, April and May 2010 with an exercise price equal to the price per share of this offering, and issued awards of 5,275,000 restricted stock units in January 2010, which were all issued at a valuation of $0.27 per share, to employees, directors and consultants. Since January 1, 2007, an aggregate of 347,153 shares have been issued upon the exercise of stock options for aggregate consideration of $93,397.21. All of these shares, options and restricted stock units were issued pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors. Some of these options have lapsed or otherwise expired and are no longer exercisable. See “Executive Compensation – Prior Option Grants.”

Prior Sales

The following table summarizes the shares of our common stock, or securities convertible into or exercisable for shares of our common stock, that we issued during the 12-month period prior to the date of this prospectus.

Date	Number of Securities	Type of Securities	Issue/Exercise Price per Security 1	Purpose of Issuance
May 14, 2009	2,399,996	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
June 23, 2009	4,490,920	Common Stock	$0.01	Equity Incentive
July 17, 2009	64,000	Options to Purchase Common Stock	$0.01	Equity Incentives
October 2, 2009	65,000	Options to Purchase Common Stock	$0.01	Equity Incentives
October 27, 2009	9,411,769	Series D Convertible Preferred Stock	$0.425	Corporate Financing
October 27, 2009	9,411,766	Warrants to Purchase Series D Convertible Preferred Stock	$0.01	Corporate Financing
November 23, 2009	5,038,188	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
November 30, 2009	2,936,295	Series D Convertible Preferred Stock	$0.425	Corporate Financing
November 30, 2009	2,936,295	Warrants to Purchase Series D Convertible Preferred Stock	$0.01	Corporate Financing
December 14, 2009	9,025,991	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
January 8, 2010	135,935	Common Stock	$0.011	Option Exercise
January 12, 2010	75,427	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
January 14, 2010	40,697	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
January 15, 2010	56,009	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
January 22, 2010	5,275,000	Restricted Stock Units	—	Equity Incentives
January 22, 2010	1,626,209	Options to Purchase Common Stock	$0.27	Equity Incentives
January 25, 2010	472,667	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
February 18, 2010	29,731	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
February 19, 2010	10,000	Options to Purchase Common Stock	*	Equity Incentives
February 22, 2010	15,820	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
February 22, 2010	457	Series D Convertible Preferred Stock	$0.425	Warrant Exercise
March 10, 2010	30,563	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 11, 2010	150,312	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 12, 2010	708,975	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 15, 2010	64,682	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 16, 2010	81,182	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 18, 2010	160,590	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 19, 2010	193,241	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 21, 2010	2,976	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 23, 2010	213,323	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
March 26, 2010	5,282	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 5, 2010	1,578	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 7, 2010	20,500	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 8, 2010	5,844	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 9, 2010	15,539	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 9, 2010	40,000	Options to Purchase Common Stock	*	Equity Incentives
April 11, 2010	2,878	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 12, 2010	2,013	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 12, 2010	90,928	Common Stock	$0.01	Option Exercise
April 13, 2010	7,446	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 15, 2010	3,246	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 19, 2010	1,082	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 22, 2010	19,932	Common Stock	$0.01	Option Exercise
April 26, 2010	270	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
April 27, 2010	1,407	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
May 20, 2010	54,000	Options to Purchase Common Stock	*	Equity Incentives
June 22, 2010	865	Series D Convertible Preferred Stock	$0.01	Warrant Exercise
June 23, 2010	4,500	Common Stock	$0.01	Option Exercise
June 25, 2010	#	Warrant to Purchase Common Stock	#	#
June 29, 2010	5,417	Common Stock	$0.01	Option Exercise
July 6, 2010	37,470	Common Stock	$0.01	Option Exercise
July 12, 2010	26,012	Common Stock	$0.01	Option Exercise

1 Giving effect to the Capital Reorganization, the issue/exercise price per security ranges from $0.07 to $5.53 .*

* Options to purchase shares of our common stock granted February 19, 2010, April 9, 2010 and May 20, 2010 were granted with an exercise price equal to the price per share of this offering.

# Warrant issued to Comerica Bank in connection with entering into a new credit facility.  The warrant is exercisable for up to $600,000 of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market price per share, which will be determined within 30 days following the issuance of the warrant by a third party retained by us to value our common stock.

Registration Rights

The holders of approximately 9,083,134 shares of our common stock (after giving effect to the Capital Reorganization) to be outstanding following this offering are entitled to demand that we register those shares, known as registrable shares, under the Securities Act commencing six months after the closing of this offering. In addition, if we propose to register any more of our securities under the Securities Act after the closing of this offering, either for our own account or for the account of other security holders, the holders of these rights are entitled to notice of that further registration and are entitled to have their registrable shares included in it. These rights, however, are subject to conditions and limitations, including thresholds as to minimum values of shares required for demand registration, limitations on the number of registrations that may be demanded, blackout periods when shares may not be registered and the right of the underwriters of a registered offering of our common stock to limit the number of shares included in the offering. Holders of registrable shares can require us to register shares at our expense and, subject to some conditions and limitations, we are required to use our best efforts to effect requested registrations. Furthermore, holders of these rights may require us to file additional registration statements on Form S-3 for the sale of their registrable shares at any time after we qualify for the use of Form S-3. Holders of these rights do not have the right to have their registrable shares registered under the Securities Act as part of this offering. The holders of warrants to purchase up to 596,841 shares of our common stock, as well as the holder of a warrant to purchase up to an aggregate of $600,000 of shares of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market price per share, assuming the exercise in full of such warrants and the conversion to common stock of any preferred stock issuable thereto, also hold registration rights on such shares.

Section 203 of the Delaware General Corporate Law

In the event we are determined to have listed on a U.S. national exchange upon completion of this offering, or, if the TSX is not determined to be a national exchange and we elect in the future to list our securities on a U.S. national exchange, we will at such time be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of a corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and by-laws limit the liability of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law and provide that we will indemnify our directors and officers to the fullest extent permitted by law. We plan to enter into indemnification agreements with all of our current directors and expect to enter into similar agreements with any new directors. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, and plan to expand the insurance coverage to include matters arising under the securities laws prior to the completion of this offering.

Toronto Stock Exchange

We have applied to list our shares on the TSX under the symbol “NSX.”  Listing will be subject to fulfilling all of the listing requirements of the TSX, including the distribution of shares of our common stock to a minimum number of public shareholders.  The minimum public distribution requirement for listing on the TSX is 1,000,000 freely tradeable shares having an aggregate market value of Cdn.$10,000,000, which must be held by at least 300 public shareholders, each holding one board lot or more.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. at its principal offices in Canton, Massachusetts, and the co-agent is Computershare Investor Services of Canada at its offices in Toronto, Ontario.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Further, since a large number of shares of our common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future. We cannot assure you that there will be an active public market for our common stock.

Upon completion of this offering, we will have outstanding an aggregate of 19,104,037  shares of common stock, assuming the issuance of 5,424,955  shares of common stock offered hereby (with no exercise by the underwriters of their over-allotment option) and no exercise of outstanding options or warrants after June 21 , 2010. Of these shares, the 5,424,955  shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below.

The remaining 13,679,082  shares of common stock held by existing stockholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144 and Rule 701.  12,673,018  of these shares will be subject to “lock-up” agreements described below on the effective date of this offering. On the effective date of this offering and including the 5,424,955  shares to be issued in this offering, there will be 6,431,019 shares outstanding that are not subject to lock-up agreements and eligible for sale pursuant to Rule 144 or Rule 701. Upon expiration of the lock-up agreements 180 days after the effective date of this offering (unless extended in certain specified circumstances described below), 12,673,018  outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144. In addition, holders of stock options and warrants could exercise such options or warrants and sell certain of the shares issued upon exercise as described below. See “Underwriting.”

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	5,424,955	Shares sold in the offering.
Upon Effectiveness	1,006,064	Freely tradable shares saleable under Rule 144 that are not subject to the lock-up.
90 Days	1,006,064	Shares saleable under Rule 144 and Rule 701 that are not subject to a lock-up.
180 Days	13,679,082	Lock-up released; shares saleable under Rule 144 and Rule 701.

Rule 144

In general, under Rule 144, beginning ninety days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning ninety days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 191,040 shares immediately after this offering; or

•	the average weekly trading volume in our common stock on the TSX during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

Rule 701

In general, subject to the lock-up agreements discussed below, under Rule 701, any employee, director, officer, consultant or advisor who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period of Rule 144 and, in the case of non-affiliates, without having to comply with the public information provisions of Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and subject to the contractual restrictions described below. Beginning 90 days after the date of this prospectus, these securities may be sold by persons other than affiliates without compliance with the public information and six months minimum holding period requirements, and by affiliates without compliance with the six months minimum holding period requirements, under Rule 144.

Lock-up Agreements

Holders of over 90% of the shares of our common stock (assuming exercise and conversion of all outstanding options and warrants and calculated prior to consummating this offering), including all of our executive officers, directors and other senior management have agreed that, for a period of six months after the date of this prospectus, they will not, without the consent of the lead underwriters and subject to certain exceptions:

•
issue, offer, sell (including, without limitation, any short sale), contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer, directly or indirectly, or establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Section 16 of the Exchange Act, with respect to, any shares of our common stock, or any securities convertible into or exchangeable or exercisable for, or warrants or other rights to purchase, the foregoing;

•
file or cause to become effective a registration statement under the Securities Act, or to file a prospectus in Canada, relating to the offer and sale of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares or our common stock or other rights to purchase shares of our common stock or any other of our securities that are substantially similar to shares or our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any other of our securities that are substantially similar to shares of our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise; or

•	publicly announce an intention to do any of the foregoing.

In the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the lead underwriters waive, in writing, such an extension. To the extent shares of our common stock are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

Securities Subject to Contractual Restriction on Transfer

Designation of Class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of class
Common Stock	12,673,018	92.6%

In addition, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file any prospectus or registration statement relating to the offering of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the lead underwriters for a period of 180 days after the date of this prospectus, except for the issuance of (a) the shares of our common stock offered in this offering; (b) the shares of our common stock issuable upon the exercise, conversion or exchange of options, warrants, exchangeable shares or other securities outstanding as of the date of this prospectus and disclosed in this prospectus (provided that the grantee of any such options is subject to a similar lock-up provision); and (c) grants of options to purchase shares of our common stock that are reserved for issuance under our stock option plans. In the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the lead underwriters waive, in writing, such an extension. To the extent shares of our common stock are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

Registration Rights

Upon completion of this offering, based upon holdings as of June 21, 2010, the holders of 9,083,134 shares of our common stock (assuming the conversion of all shares of our preferred stock) have rights to require or participate in the registration of those shares under the Securities Act. Please see “Description of Capital Stock—Registration Rights” for a detailed description of these registration rights.

Stock Options

As of June 21, 2010, options to purchase 1,073,706 shares of our common stock with a weighted average exercise price of $0.60 per share, assuming an exercise price of $5.53 per share, the mid-point of the range set forth on the cover page of this prospectus, for options to purchase 9,600 shares of our common stock granted in February, April and May 2010 at an exercise price equal to the price per share of this offering, were outstanding after giving effect to our Capital Reorganization. Many of these options are subject to vesting that generally occurs over a period of up to four years following the date of grant. We plan to file registration statements under the Securities Act to register approximately 2,086,612 shares of common stock issuable under our 2003 Plan and shares reserved for issuance under our 2010 Plan, such number to equal (a) 15% of the number of shares of our common stock outstanding after this offering, assuming the exercise of all warrants and options to purchase shares of our common stock and the vesting of all restricted stock units outstanding after this offering and including all shares to be reserved under this plan, (b) less 2,086,612 shares currently subject to outstanding options and restricted stock units, grants of shares of restricted common stock, and exercised options. Those registrations are expected to become effective upon filing with the SEC. Accordingly, common stock registered under those registration statements will, after expiration of any lock-up agreements, be eligible for immediate sale in the open market, except for shares acquired by affiliates, which will be subject to the requirements of Rule 144 described above. See “Shares Eligible for Future Sale – Rule 144.”

Warrants

As of June 21, 2010, there were fully exercisable warrants to purchase up to 625,577 shares of our common stock (after giving effect to the Capital Reorganization), with a weighted average exercise price of $3.04 per share, of which, warrants to purchase up to 596,841 shares of our common stock will be outstanding upon completion of this offering, while the remaining warrants to purchase up to 28,736 shares of our common stock will terminate if not exercised prior to the completion of this offering. On June 25, 2010, we issued to our principal lender a warrant exercisable through June 25, 2020 to purchase up to an aggregate of $600,000 of shares of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market price per share, which will be determined within 30 days following the issuance of the warrant by a third party retained by us to value our common stock. See “Description of Capital Stock – Warrants.”

UNDERWRITING

Canaccord Genuity Corp. and CIBC World Markets Inc. are acting as co-lead managers and joint bookrunners of the offering and are acting as the representatives of the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement dated                        , 2010, between us and the underwriters named below, each underwriter has severally agreed to purchase from us, on a firm commitment basis, and we have agreed to sell, the number of shares of common stock indicated opposite the underwriter’s name set forth below:

Underwriter	Number of Shares
Canaccord Genuity Corp.
CIBC World Markets Inc.
Macquarie Capital Markets Canada Ltd.
TD Securities Inc.
Total	5,424,955

The offering is being made in the United States. The shares of common stock will be offered in the United States through those underwriters who are registered to offer the shares for sale in the United States, either directly or indirectly through their U.S. broker-dealer agent affiliates, or such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters may offer the shares of common stock outside of the United States.  The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to certain conditions precedent, including the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors and certain other conditions. The obligations of the underwriters under the terms of the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of any material adverse change in our business or the state of the financial markets and may also be terminated on the occurrence of certain other stated events. The underwriters are, however, severally obligated to take up and pay for all of the shares of common stock that they have agreed to purchase, if any shares of common stock are purchased under the underwriting agreement. The underwriters are not required to take up or pay for the shares covered by the underwriting over-allotment option, as described below.

Over-allotment option

We have granted the underwriters an over-allotment option, exercisable in whole or in part at any time for a period of 30 days from the date of the closing of this offering, to purchase an aggregate number of additional shares of common stock up to the lesser of the underwriters’ over-allocation position determined as of the time of closing of the offering and 813,743  shares of common stock (being 15% of the number of shares offered by us under this prospectus), solely to cover over-allotments, if any, and for market stabilization purposes. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the preceding table.

Commissions and Expenses

The following table shows the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions equal 7.0% of the public offering price.

Total
	Per Share	Without Exercise of Over-Allotment	With Exercise of Over-Allotment
Public offering price	$	$	$
Underwriting commissions paid by us	$	$	$
Proceeds before expenses to us	$	$	$

The underwriters initially propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $           per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $          per share to brokers and dealers. After the underwriters have made a reasonable effort to sell all of the shares at the initial offering price, the offering price may be decreased, and further changed from time to time, to an amount not greater than the initial offering price disclosed in the prospectus, and the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the shares is less than the gross proceeds paid by the underwriters to us.

We estimate that the total expenses of the offering payable by us, excluding underwriting commissions, will be approximately $              and are payable by us. We will pay all these expenses from the proceeds of the offering.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file any prospectus or registration statement relating to the offering of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the lead underwriters for a period of 180 days after the date of this prospectus.

Each director and officer and other stockholders holding in the aggregate more than 90% of our outstanding common stock (or securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis has agreed that, without the prior written consent of the lead underwriters on behalf of the underwriters, for a period of 180 days after the date of this prospectus they will not:

•
offer, sell, contract to sell, secure, pledge, grant or sell any option, right or warrant to purchase, or otherwise lend, transfer or dispose of, or announce any intention to do so, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•
make any short sale, engage in any hedging transaction, or enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of the shares of common stock.

The 180 day restrictions described in the immediately preceding paragraphs do not apply to: (a) the sale of shares of common stock to the underwriters; (b) the issuance by us of the shares of our common stock issuable upon the exercise, conversion or exchange of options, warrants, exchangeable shares or other securities outstanding as of the date of this prospectus and disclosed in this prospectus (provided that the grantee of any such options is subject to a similar lock-up provision); (c) transactions by stockholders not deemed to be our affiliates relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; (d) grants by us of options to purchase shares of common stock pursuant to employee or management stock option, incentive or other plans or arrangements described in this prospectus; (e) transfers of shares of common stock or any security exercisable for shares of common stock as a bona fide gift or gifts; (f) distributions of shares of common stock or any security exercisable for shares of common stock to corporations, partnerships, limited liability companies or other entities to the extent that such entities are wholly-owned by the stockholder that agrees to be bound by the restrictions described in the preceding paragraphs; (g) tenders of shares of common stock made in response to a bona fide third party take-over bid made to all holders of shares of common stock or similar acquisition transaction; (h) any transfer to an immediate family member or an entity of which the transferor or an immediate family member of the transferor is the sole beneficiary; or (i) a pledge of shares of common stock or any security exercisable for shares of common stock to a bank or other financial institution for the purpose of giving collateral for a debt made in good faith; provided, that in the case of any transfer, distribution or pledge pursuant to clause (e), (f), (h) or (i), each donee, distributee, transferee or pledgee agrees in writing to be bound by the transfer restrictions described in the preceding paragraphs and no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of shares of common stock or other securities acquired in such transfer or distribution.

The 180 day restricted period beginning from the date of the final prospectus will be extended if:

•	during the last 17 days of the 180 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day restricted period.

In either such case, the restrictions described above will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Registration Rights

In addition, upon completion of this offering, the holders of 9,083,134 shares of our common stock and warrants to purchase up to 596,841 shares of our common stock , as well as the holder of a warrant to purchase up to an aggregate of $600,000 of shares of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market price per share, will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Capital Stock—Registration Rights” and “Shares Eligible for Future Sale—Registration Rights.”

Offering Price Determination

Prior to the offering, there has been no public market for our common stock. The initial public offering price was negotiated between us and the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

Pursuant to the policy statements and/or rules of certain Canadian provincial securities commissions, the underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase shares of our common stock. The foregoing restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of such securities. These exceptions include: (i) a bid or purchase of shares of common stock permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market-making activities, and (ii) a bid or purchase made for, or on behalf of, a customer where the order was not solicited during the period of distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of such securities.

Subject to the foregoing and applicable laws, the underwriters may, in connection with the offering, over-allot or effect transactions which intend to stabilize, maintain or support the market price of the shares of our common stock at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

In addition, the rules of the SEC may limit the ability of the underwriters to bid for or purchase shares of our common stock before the distribution of the shares under this offering is completed. However, the underwriters may engage in the following activities in accordance with these rules:

•	stabilizing transactions that permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum;

•
over-allotment transactions that involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase under this offering, which creates a syndicate short position. The underwriters may close out any short position by purchasing shares of our common stock in the open market; and

•
penalty bids that permit the representatives to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member under this offering are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of shares of our common stock, and may cause the price of shares of our common stock to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the TSX, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities relating to the offering, including liabilities under the Securities Act, liabilities under the securities laws in the applicable provinces of Canada and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

NOTICE TO INVESTORS

Other than in the United States and Canada, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of our common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain matters regarding U.S. law and the validity of the shares of common stock being offered by this prospectus will be passed upon for us by our counsel, Gennari Aronson, LLP, Needham, Massachusetts. Certain matters regarding Canadian law will be passed upon for us by Fraser Milner Casgrain LLP, Ottawa, Ontario.  Certain matters regarding intellectual property matters will be passed upon for us by Perman & Green, LLP of Fairfield, Connecticut.  Matters regarding Canadian law will be passed upon for the underwriters by Stikeman Elliott LLP, Toronto, Ontario and by Hodgson Russ LLP, Toronto, Ontario with respect to certain U.S. legal matters.

EXPERTS

The financial statements of NEXX Systems, Inc. as of and for the years ended December 31, 2009 and December 31, 2007, appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of NEXX Systems, Inc. at and for the year ended December 31, 2008 appearing in this prospectus and registration statement have been audited by Parent, McLaughlin & Nangle, Certified Public Accountants, Inc., an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

As of the date hereof, the partners, counsel and associates of each of Gennari Aronson, LLP, Fraser Milner Casgrain LLP,  Perman & Green, LLP, Stikeman Elliott LLP and Hodgson Russ LLP beneficially own directly or indirectly, respectively, less than 1% of our common stock or any common stock of any of our affiliates or associates.

CHANGE IN INDEPENDENT REGISTERED ACCOUNTING FIRM

On November 13, 2009, our board of directors approved the dismissal of Parent, McLaughlin & Nangle, Certified Public Accountants, Inc. (“PMN”) as our independent registered public accounting firm, which was immediately effective, and appointed McGladrey & Pullen, LLP (“McGladrey”) as our independent registered public accounting firm for the year ended December 31, 2009.

PMN’s report on our financial statements for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  During our fiscal year ended December 31, 2008 and any subsequent interim period preceding the dismissal of PMN, there were no disagreements with PMN on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to PMN’s satisfaction, would have caused PMN to make reference to the matter in their report, and there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of McGladrey, we did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event.  We also did not consult with McGladrey regarding the type of audit opinion that might be rendered on our financial statements and no oral or written report was provided by McGladrey.

We have provided PMN with a copy of this disclosure prior to its filing with the SEC and have requested PMN to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements regarding PMN and, if not, stating the respects in which it does not agree.  A copy of this letter, dated April 6, 2010, which states that PMN agrees with these statements, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On November 13, 2008, our board of directors approved the dismissal of McGladrey as our independent registered public accounting firm, which was immediately effective, and appointed PMN as our independent registered public accounting firm for the year ended December 31, 2008.

McGladrey’s reports on our financial statements for the year ended December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  During our fiscal year ended December 31, 2007 and any subsequent interim period preceding the dismissal of McGladrey, there were no disagreements with McGladrey on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to McGladrey’s satisfaction, would have caused McGladrey to make reference to the matter in their report, and there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of PMN, we did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event.  We also did not consult with PMN regarding the type of audit opinion that might be rendered on our financial statements and no oral or written report was provided by PMN.

We have provided McGladrey with a copy of this disclosure prior to its filing with the SEC and have requested McGladrey to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements regarding McGladrey and, if not, stating the respects in which it does not agree.  A copy of this letter, dated June 7, 2010, which states that McGladrey agrees with these statements, is filed as Exhibit 16.1.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-164873) under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part thereof. For further information with respect to us and our common stock, we refer you to the registration statement and to its exhibits and. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon the closing of the offering, we will be subject to the informational requirements of the Exchange Act and we intend to file annual, quarterly and current reports, proxy statements and other information with the SEC.  The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the SEC’s Public Reference Room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We will also file reports, statements or other information with the Ontario Securities Commission following the closing of this offering. Copies of these documents that are filed through the System for Electronic Document Analysis and Retrieval, or “SEDAR,” of the Canadian Securities Administrators are available at its web site http://www.sedar.com.

Glossary of Technical Terms

Chemical vapor deposition (CVD) is a chemical process used to produce high-purity, high-performance solid materials. The process is often used in the semiconductor industry to produce thin films. In a typical CVD process, the wafer (substrate) is exposed to one or more volatile precursors, which react and/or decompose on the substrate surface to produce the desired deposit.

Electrochemical deposition (ECD) is the technology used to deposit a dissolved or suspended substance on an electrode by electrolysis (the passage of a direct electric current through an ion-containing solution). Electrolysis produces chemical changes at the electrodes.

Electron Cyclotron Resonance (ECR) is a technology utilizing microwave technologies to create and heat plasma gases by microwaves with a frequency corresponding to the strength of a magnetic field applied from the outside. Inside the plasma, the heated electrons collide with the gas molecules and successively ionize them. Multiply charged ions are then extracted by means of an electrostatic extraction system.

Flip chip technology is a chip packaging technique in which the active area of the chip is “flipped over” facing downward. Instead of facing up and bonded to the package leads with wires from the outside edges of the chip, any surface area of the flip chip can be used for interconnection, which is typically done through metal bumps of solder, copper or nickel/gold. These “bumps” or “balls” are soldered onto the package substrate or the circuit board itself and underfilled with epoxy. The flip chip allows for a large number of interconnects with shorter distances than wire, which greatly reduces inductance (the property of an electric circuit or device whereby an electromotive force is created by a change of current in it or in a circuit near it.).

An integrated circuit (IC), sometimes called a chip or microchip, is a semiconductor wafer on which thousands or millions of tiny resistors, capacitors, and transistors are fabricated.

A microchip (sometimes just called a “chip”) is a unit of packaged computer circuitry (usually called an integrated circuit) that is manufactured from a material such as silicon at a very small scale. Microchips are made for program logic (logic or microprocessor chips) and for computer memory (memory or RAM chips). Microchips are also made that include both logic and memory and for special purposes such as analog-to-digital conversion, bit slicing, and gateways.

Packaging is the final stage of semiconductor device fabrication, followed by IC testing.  In the integrated circuit industry it is called simply packaging and sometimes semiconductor device assembly, or simply assembly. The term packaging generally comprises the steps or the technology of mounting and interconnecting of devices.

Physical vapor deposition (PVD) is a variety of vacuum deposition and is a general term used to describe any of a variety of methods to deposit thin films by the condensation of a vaporized form of the material onto various surfaces (e.g., onto semiconductor wafers). The coating method involves purely physical processes such as high temperature vacuum evaporation or plasma sputter bombardment rather than involving a chemical reaction at the surface to be coated as in chemical vapor deposition.

A semiconductor is a substance, usually a solid chemical element or compound, that can conduct electricity under some conditions but not others, making it a good medium for the control of electrical current. Its conductance varies depending on the current or voltage applied to a control electrode, or on the intensity of irradiation.  The specific properties of a semiconductor depend on the impurities, or dopants, added to it.

A-1

Solder bumping is a technique for attaching chips to a printed circuit board. Tiny globes of solder are attached to the bonding pads on the chip and then melted in place on the board.

Sputtering is a physical vapor deposition (PVD) metallization technology, in which ions of an inert gas such as argon, are electrically accelerated in a high vacuum toward a target of pure metal, such as tantalum or copper. Upon impact, the ions of inert gas sputter off the target material, and the charged gas is then deposited as a thin film on the silicon wafer. PVD processes are used in front end integrated circuit fabrication to create the precise barrier and seed layers required for interconnect applications, as well as conductive wires in an aluminum manufacturing process.

Through-silicon vias (TSV) allow different chip components to be packaged much closer together for faster, smaller, and lower-power systems.  TSV enables the move from horizontal 2-D chip layouts to 3-D chip stacking, which takes chips and memory devices that traditionally sit side by side on a silicon wafer and stacks them together on top of one another. The result is a compact sandwich of components that dramatically reduces the size of the overall chip package and boosts the speed at which data flows among the functions on the chip.  The new chip eliminates the need for long-metal wires that connect 2-D chips together, instead relying on through-silicon vias — essentially vertical connections etched through the silicon wafer and filled with metal. These vias allow multiple chips to be stacked together, so more information can be passed between the chips. The technique shortens the distance information on a chip needs to travel by 1000 times, and allows for the addition of many more pathways for that information to flow compared to 2-D chips.

Wire bonding is a method of making interconnections between an integrated circuit (IC) and a printed circuit board (PCB) during semiconductor device fabrication.

A-2

NEXX Systems, Inc.

Unaudited consolidated interim balance sheets as of March 31, 2010 and December 31, 2009	F-40

Unaudited consolidated interim statements of operations for the three months ended March 31, 2010 and 2009	F-41

Unaudited consolidated interim statements of preferred stock, stockholders’ equity (deficit) and comprehensive income (loss) for the three months ended March 31, 2010	F-42

Unaudited consolidated interim statements of cash flows for the three months ended March 31, 2010 and 2009	F-44

Notes to unaudited consolidated financial statements for the three months ended March 31, 2010 and 2009	F-46

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NEXX Systems, Inc.
Billerica, MA

We have audited the accompanying consolidated balance sheet of NEXX Systems, Inc. and Subsidiary (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, preferred stock, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year then ended. We have also audited the accompanying consolidated balance sheet of NEXX Systems, Inc. and subsidiary as of December 31, 2007, and the related consolidated statements of operations, preferred stock, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NEXX Systems, Inc. and subsidiary as of December 31, 2009 and December 31, 2007, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 16 to the financial statements, the 2009 and 2007 financial statements have been restated to correct misstatements. As further discussed in Note 16 to the financial statements, the Company changed its method of presentation of cash flows in the 2009 and 2007 financial statements.

/s/ McGladrey & Pullen, LLP

Burlington, MA
April 6, 2010, except for the changes in Note 16 related to the cash flow statement, as to which the date is May 14, 2010, and related to earnings per share, as to which the date is June 7, 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of NEXX Systems, Inc.

We have audited the accompanying balance sheet of NEXX Systems, Inc. as of December 31, 2008, and the related statements of operations, preferred stock, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year then ended.  NEXX Systems, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the financial position of NEXX Systems, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the financial statements, the 2008 financial statements have been restated to correct a misstatement.  As further discussed in Note 16 to the financial statements, the Company changed its method of presentation of cash flows in the 2008 financial statements.

/s/ Parent, McLaughlin & Nangle

April 28, 2009, except for changes explained in Note 16 related to the adoption of ASR No. 268 and FSP 150-5, as to which the date is February 11, 2010, and for changes explained in Note 16 related to the cash flow statement, as to which the date is May 14, 2010.
Boston, Massachusetts

NEXX Systems, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
Assets	2009	2008 (Restated)	2007 (Restated)
Current Assets:
Cash and cash equivalents	$4,014,473	$3,990,233	$1,623,107
Accounts receivable	10,265,568	4,627,203	7,784,585
Inventories	6,754,405	5,786,538	5,783,856
Prepaid expenses and other current assets	293,794	176,608	582,892
Total Current Assets	21,328,240	14,580,582	15,774,440

Equipment and Improvements, net	1,945,793	2,891,839	4,132,166

Purchased Developed Technology, Net of Accumulated Amortization of $368,358 in 2009, $313,786 in 2008 and $259,214 in 2007	13,642	68,214	122,786

Deferred Financing Costs, Net of Accumulated Amortization of $863,205 in 2009, $472,829 in 2008 and $167,588 in 2007	199,285	362,192	326,938

Deferred Offering Costs	244,916	—	—

Long Term Rent Deposit	313,660	313,660	—

Total Assets	$24,045,536	$18,216,487	$20,356,330

Liabilities, Redeemable Stock and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$6,586,373	$2,718,621	$3,244,304
Accrued expenses	4,307,884	2,251,356	2,059,641
Income taxes payable	28,768	—	—
Deferred revenue and customer deposits	1,957,044	5,108,420	1,464,899
Current portion of long-term debt	4,064,865	7,093,852	7,348,374
Current portion of obligations under capital leases	—	52,441	89,058

Total Current Liabilities	16,944,934	17,224,690	14,206,276

Long-Term Debt, Net of Current Portion	—	564,865	7,734,313

Obligations under Capital Leases, Net of Current Portion	—	—	52,441

Preferred Stock Warrant Liability	1,784,763	3,465,072	317,000

Total Liabilities	18,729,697	21,254,627	22,310,030

Commitments and Contingencies

Preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value;
1,550,000 shares authorized, issued, and outstanding, net of issuance costs (liquidation and redemption value of $2,480,000)	2,451,036	2,451,036	2,451,036
Series B redeemable convertible preferred stock, $0.001 par value;
7,810,072 shares authorized and 7,669,880 shares issued and outstanding, net of issuance costs (liquidation and redemption value of $10,139,581)	9,678,961	9,678,961	9,678,961
Series C redeemable convertible preferred stock, $0.001 par value;
8,216,011 shares authorized issued and outstanding, net of issuance costs (liquidation and redemption value of $9,982,453)	9,528,575	9,528,575	9,528,575
Series D redeemable convertible preferred stock, $0.001 par value;
67,984,147 shares authorized and 53,636,413 and 24,824,174 shares issued and outstanding, net of issuance costs at December 31, 2009 and 2008 (liquidation and redemption value at December 31, 2009 and 2008 of $22,795,476 and $10,550,273)	14,238,234	7,254,196	—

Stockholders’ Equity (deficit):

Common Stock:
$.001 par value, 123,974,712 shares authorized, 19,198,059,14,707,139 and 14,707,139 shares issued and outstanding at December 31, 2009, 2008 and 2007	19,198	14,707	14,707

Additional paid-in capital	11,546,794	11,350,541	11,155,650
Accumulated other comprehensive income (loss)	(4,128)	581	515
Accumulated deficit	(42,124,857)	(43,316,737)	(34,783,144)
	(30,562,993)	(31,950,908)	(23,612,272)
Less:
Receivable from stockholder	(17,974)	—	—
	(30,580,967)	(31,950,908)	(23,612,272)

Total Liabilities, Redeemable Stock and Stockholders’ Equity (deficit)	$24,045,536	$18,216,487	$20,356,330

See Notes to Consolidated Financial Statements

NEXX Systems, Inc. and Subsidiary

Consolidated Statements of Operations

	Years Ended December 31,
	2009 (Restated)	2008 (Restated)	2007 (Restated)

Net Sales	$38,192,396	$18,329,850	$25,702,199

Cost of Sales	20,579,410	10,959,083	14,079,798

Gross Profit	17,612,986	7,370,767	11,622,401

Operating Expenses:
Selling, general, and administrative	8,960,115	7,983,459	7,363,643
Research and development	6,395,607	6,497,993	7,828,756
Total operating expenses	15,355,722	14,481,452	15,192,399

Income / (Loss) from Operations	2,257,264	(7,110,685)	(3,569,998)

Other Income (Expense):
Interest income	5,338	22,427	42,276
Interest expense	(1,218,688)	(1,418,364)	(1,289,094)
Other income (expense)	6,514	(48)	5,011
Unrealized gain (loss) on preferred stock warrant liability	170,220	(26,923)	—
Other income (expense), net	(1,036,616)	(1,422,908)	(1,241,807)

Income (Loss) before income taxes	1,220,648	(8,533,593)	(4,811,805)

Provision for income taxes	28,768	—	—

Net Income (Loss)	$1,191,880	$(8,533,593)	$(4,811,805)

Net income (loss) attributable to common stockholders
- basic	$247,911	$(8,533,593)	$(4,811,805)
- diluted	$77,691	$(8,533,593)	$(4,811,805)

Net income (loss) per share attributable to common stockholders
- basic	$0.02	$(0.58)	$(0.33)
- diluted	$0.00	$(0.58)	$(0.33)

Weighted average number of common shares outstanding
- basic	14,992,155	14,707,139	14,667,893
- diluted	83,328,214	14,707,139	14,667,893

Shares used in computing pro forma basic and diluted net income per common share (unaudited)	14,233,275

Pro forma net income per common share, diluted (unaudited)	$0.02

See Notes to Consolidated Financial Statements

NEXX Systems, Inc. and Subsidiary

Consolidated Statement of Preferred Stock, Stockholders’ Equity (Deficit) and Comprehensive Income (Loss)

	Redeemable Convertible Preferred Stock
	Series A		Series B		Series C		Series D

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

BALANCES, January 1, 2007	1,550,000	$2,451,036	7,669,880	$9,678,961	8,216,011	$9,528,575	—	$—

Exercise of stock options	—	—	—	—	—	—	—	—
Principal payments on notes receivable from stockholder	—	—	—	—	—	—	—	—
Share-based payment compensation	—	—	—	—	—	—	—	—
Accumulated Other Comprehensive Income/(Loss)
Net loss	—	—	—	—	—	—	—	—
BALANCES, December 31, 2007	1,550,000	2,451,036	7,669,880	9,678,961	8,216,011	9,528,575	—	—

Issuance of preferred stock net of issuance costs of $262,290	—	—	—	—	—	—	24,824,174	7,254,196
Accumulated Other Comprehensive Income/(Loss)
Share-based payment compensation	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
BALANCES, December 31, 2008	1,550,000	2,451,036	7,669,880	9,678,961	8,216,011	9,528,575	24,824,174	7,254,196

Exercise of Restricted Stock	—	—	—	—	—	—	—	—
Received on Receivable from Stockholder	—	—	—	—	—	—	—	—
Issuance of preferred stock net of issuance costs of $37,372	—	—	—	—	—	—	28,812,239	6,984,038
Accumulated Other Comprehensive Income/(Loss)
Share-based payment compensation	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—
BALANCES, December 31, 2009	1,550,000	$2,451,036	7,669,880	$9,678,961	8,216,011	$9,528,575	53,636,413	$14,238,234

See Notes to Consolidated Financial Statements

NEXX Systems, Inc. and Subsidiary

Consolidated Statement of Preferred Stock, Stockholders’ Equity (Deficit) and Comprehensive Income (Loss) (continued)
Years Ended December 31, 2009, 2008 and 2007

	Stockholders’ Equity
	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Receivable From Stockholder	Total Stockholders’ Equity (Deficiency)	Total Comprehensive Income (Loss)

BALANCES, January 1, 2007	14,606,783	$14,607	$10,869,789	$—	$(29,971,339)	$(168,833)	$(19,255,776)	$—

Exercise of stock options	100,356	100	90,693	—	—	—	90,793	—
Principal payments on notes receivable from stockholder	—	—	—	—	—	168,833	168,833	—
Share-based payment compensation	—	—	195,168	—	—	—	195,168	—
Accumulated Other Comprehensive Income/(Loss)				515			515	515
Net loss	—	—	—	—	(4,811,805)	—	(4,811,805)	(4,811,805)
BALANCES, December 31, 2007	14,707,139	14,707	11,155,650	515	(34,783,144)	—	(23,612,272)	(4,811,290)

Issuance of preferred stock net of issuance costs of $262,290	—	—	—	—	—	—	—	—
Accumulated Other Comprehensive Income/(Loss)				66			66	66
Share-based payment compensation	—	—	194,891	—	—	—	194,891	—
Net loss	—	—	—	—	(8,533,593)	—	(8,533,593)	(8,533,593)
BALANCES, December 31, 2008	14,707,139	14,707	11,350,541	581	(43,316,737)	—	(31,950,908)	(8,533,527)

Exercise of Restricted Stock	4,490,920	4,491	40,418	—	—	(44,909)	—	—
Received on Receivable from Stockholder	—	—	—	—	—	26,935	26,935	—
Issuance of preferred stock net of issuance costs of $37,372	—	—	—	—	—	—	—	—
Accumulated Other Comprehensive Income/(Loss)				(4,709)			(4,709)	(4,709)
Share-based payment compensation	—	—	155,835	—	—	—	155,835	—
Net income	—	—	—	—	1,191,880	—	1,191,880	1,191,880
BALANCES, December 31, 2009	19,198,059	$19,198	$11,546,794	$(4,128)	$(42,124,857)	$(17,974)	$(30,580,967)	$1,187,171

See Notes to Consolidated Financial Statements

NEXX Systems, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009 (Restated)	2008 (Restated)	2007 (Restated)

Cash Flows from Operating Activities:
Net income (loss)	$1,191,880	$(8,533,593)	$(4,811,805)
Adjustments to reconcile net profit (loss) to net cash used in operating activities:
Depreciation and amortization of fixed assets	900,300	1,424,772	1,438,729
Loss on disposal of equipment and improvements	—	4,048	—
Amortization on intangibles	444,949	359,813	214,052
Share-based payment compensation	155,835	194,891	195,168
Unrealized (gain) loss on preferred stock warrant liability	(170,220)	26,923	—
Noncash interest increasing notes payable to stockholders	—	127,644	—
(Increase) decrease in:
Accounts receivable	(5,638,365)	3,157,382	(6,278,886)
Inventories	(822,182)	462,894	1,879,943
Prepaid expenses and other current assets	(117,186)	406,284	(436,619)
Long-term rent deposit	—	(313,660)	—
Increase (decrease) in:
Accounts payable	3,867,752	(525,683)	(99,760)
Accrued expenses	2,050,576	(58,285)	765,396
Accrued taxes payable	28,768	—	—
Deferred revenue and customer deposits	(3,151,376)	3,643,521	(3,981,573)

Total adjustments	(2,451,149)	8,910,544	(6,303,550)

Net cash provided by (used in) operating activities	(1,259,269)	376,951	(11,115,355)

Cash Flows from Investing Activities:
Purchases of equipment and improvements	(99,940)	(654,069)	(597,636)

Net cash (used in) investing activities	(99,940)	(654,069)	(597,636)

Cash Flows from Financing Activities:
Proceeds from exercise of common stock options	—	—	90,793
Proceeds from issuance of Series D preferred stock and related warrants	5,412,498	3,391,845	—
Payments of stock issuance costs	(37,372)	(262,290)	—
Payments received on notes receivable from stockholder	—	—	168,833
Payments on capital leases	(52,441)	(89,058)	(82,718)
Proceeds from term debt facility	—	—	1,000,000
Proceeds (payments) on revolver debt facility, net	(1,500,000)	(3,000,000)	7,000,000
Payments on term debt facility	(2,093,852)	(1,898,472)	(442,811)
Payment received on receivable from stockholder	26,935	—	—
Proceeds from notes payable to shareholders	—	4,505,518	2,500,000
Deferred financing costs	(128,645)	(3,365)	(56,453)
Deferred offering costs	(244,916)	—	—

Net cash provided by financing activities	1,382,207	2,644,178	10,177,644

Effects of exchange rates on cash	1,242	66	515

Net Increase (Decrease) in Cash and Cash Equivalents	24,240	2,367,126	(1,534,832)

Cash and Cash Equivalents, beginning of year	3,990,233	1,623,107	3,157,939

Cash and Cash Equivalents, end of year	$4,014,473	$3,990,233	$1,623,107

See Notes to Consolidated Financial Statements

NEXX Systems, Inc. and Subsidiary

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
	2009 (Restated)	2008 (Restated)	2007 (Restated)

Supplemental Disclosures:
Interest paid	$834,330	$1,226,345	$1,007,441

Non-cash financing and investing activities

Value of warrants issued	$98,823	$87,130	$126,436

Inventory transferred to Demo Equipment	$373,278	$1,669,100	$1,987,816

Demo Equipment transferred to Inventory	$518,962	$2,134,676	$2,396,762

Capital lease obligations incurred	$—	$—	$169,386

Accrued interest included in note payable stockholder	$—	$127,644	$25,498

Deferred financing costs included in accrued expenses	$—	$250,000	$—

Conversion of notes payable and accrued interest to stockholders to Series D preferred stock and related warrants	$—	$7,158,660	$—

Issuance of 4,490,920 shares of common stock in exchange for a receivable from stockholder	$44,909	$—	$—

See Notes to Consolidated Financial Statements

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Description of the Company

Operations

NEXX Systems, Inc. (“NEXX” or “we” or the “Company”) was formed under Delaware law as a limited liability company on August 7, 2001 and converted to a “C” Corporation in 2002.  The Company provides process solutions designed for semiconductor wafer level packaging customers located both in the United States and in international markets.  NEXX designs, develops, manufactures, and markets two product lines (Apollo and Stratus) of process equipment focused on the needs of semiconductor advanced packaging customers.  Apollo is a high throughput, low cost of ownership, sputter deposition product line (PVD) introduced in 2008 based on our first generation, Nimbus system architecture.  Stratus electro-deposition systems (ECD) offers unique vertical orientation wafer processing, providing low cost of ownership and product performance advantages.

The Company is based in Billerica Massachusetts.  We rely on an outsourced manufacturing facility near our Billerica, Massachusetts headquarters to build our PVD products.  We also outsource non critical ECD assemblies.   This outsourced function allows us to increase capacity based on customer demand, gain labor efficiencies, and minimize capital expenditure requirements.  Our operations team works directly with this supplier to reduce the time required to build systems, increase reliability, and manage the cost of goods.

In September 2007, the Company opened a branch office in Taiwan for local customer sales and support. In September 2009, the Company established a wholly owned subsidiary NEXX Systems Singapore Pte Ltd to provide customer support for customers in Singapore and elsewhere in Southeast Asia.

The Company is subject to a number of risks associated with emerging technology oriented companies and the highly cyclical nature of the semiconductor equipment industry.  Principal among these are risks associated with marketing the Company’s products; development of new technology; dependence upon key individuals; reliance on sole sources of supply; competition from larger, more financially independent competitors; and the need to obtain adequate financing to fund future operations.  The Company has a limited operating history, and has incurred significant operating losses since inception.

Note 2. Summary of Significant Accounting Policies

Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, valuation of inventory and accounts receivable, valuation of investments and income taxes, stock-based compensation, valuation of warrants, costs eligible for capitalization, intangible assets and related amortization.

The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events.  These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  By their nature, estimates are subject to an inherent degree of uncertainty.  Actual results may differ from management’s estimates.

Principles of Consolidation:  The consolidated financial statements include our accounts and those of our wholly owned subsidiary (collectively referred to as the Company).  All intercompany and intracompany accounts and transactions are eliminated in consolidation.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents:  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  Cash equivalents consist primarily of money market instruments. The Company maintains cash balances in a bank located in California.  At various times throughout the year, the Company’s balance may have exceeded the insured limit.  The Company does not believe that it is subject to any unusual risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable:  Accounts receivable are stated at the amount management expects to collect from outstanding balances.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Inventories: Inventories consist of materials, components, and subassemblies used in the assembly of the Company’s products for sale or maintained to support maintenance and warranty obligations.  Inventories are stated at the lower of cost or market.  Cost is determined on a first-in, first-out basis and includes material costs, labor and applicable overhead.  Work-in-process and finished goods inventories are stated based upon specific identification of items held.  The Company maintains a perpetual inventory system and continuously records the quantity on-hand and cost for each product including purchased components, subassemblies and finished goods.  We maintain the integrity of perpetual inventory records through periodic physical counts of quantities on hand.  The Company includes in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

Inventory carrying value is reduced for estimated excess and obsolescence by the difference between cost and estimated market value based on assumptions about future demand and evaluation for potential obsolescence resulting from known and anticipated engineering change orders and new products.  Based on this analysis which also encompasses our purchase order commitments, we record an adjustment to reserves impacting Cost of Sales to reflect inventory at lower of cost or market.  If actual demand were to be substantially lower than estimates, additional inventory adjustments for excess or obsolete inventory might be required which could have a material adverse effect on our business, financial condition and results of operations.

Equipment and Improvements:  Equipment and improvements are stated at cost, less accumulated depreciation and amortization.  Machinery and equipment includes demonstration equipment which might be located at either NEXX or at the prospective customer’s location.  We occasionally supply evaluation equipment for new customer applications usually for a period ranging between 6 and 18 months during which time the Company and customer collaborate on qualifying the equipment for that customer’s requirements.  These qualification costs including depreciation on the evaluation equipment are recorded as selling, general and administrative expenses in the period incurred.  Once customer evaluations are successful and upon fulfillment of all criteria in accordance with current authoritative accounting guidance, we recognize revenue from evaluation equipment and remaining equipment costs through net sales revenue and cost of sales, respectively.

Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the respective assets as follows: demonstration equipment, 5 years; machinery and equipment, 3-5 years; furniture and fixtures, 5 years; computer equipment and software, 3 years; and leasehold improvements, the lesser of their economic life or the term of the underlying lease.  Expenditures for repairs and maintenance are charged to expense as incurred, whereas major betterments are capitalized as additions to equipment and improvements.

Deferred Financing Costs:  Deferred financing costs consist of professional fees and financing costs incurred in connection with the establishment or amendment of long-term debt.  These costs are being amortized into interest

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Deferred Financing Costs (continued)

expense over the terms of the related borrowings using the effective interest method.  Deferred financing costs associated with debt extinguished prior to maturity are expensed.

Purchased Developed Technology:  Purchased developed technology acquired in 2003, when the Company acquired All Wet Technologies, Inc., is being amortized over seven years.  Amortization expense was $54,572 for each of the years ended December 31, 2009, 2008 and 2007.  In accordance with Accounting Standards Codification (ASC) 805 (formerly FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by Purchase Method), in-process research and development costs were charged to operations at the date of acquisition.

Deferred Offering Costs:  The Company has deferred $244,916 of costs related to its filing of the registration statement associated with its initial public offering.  Upon completion of the Company’s proposed initial public offering, such costs will be recorded as a reduction of the proceeds received in arriving at the amount to be recorded in Stockholder’s Equity (Deficit).  If the offering is not completed, these deferred offering costs will be expensed in the Consolidated Statement of Operations.

Long-Lived Assets: In accordance with the provisions of ASC 360 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), the Company evaluates the realizability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  As of December 31, 2009, the Company has determined that no material adjustment to the carrying value of its long-lived assets was required.

Revenue Recognition:  Our policy is to have a cross-functional team of senior management review each system sales contract considering the customer purchase order terms and conditions, Company contractual obligations, complexity of the customer acceptance provisions and customer creditworthiness.  These factors and circumstances involving previous customer installations are evaluated in determining when to recognize revenue.

The Company recognizes revenue from sales based on guidance provided in ASC 605 (formerly SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements and EITF 00-21 Revenue Arrangements with Multiple Deliverables).  The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price is fixed or determinable, and collectability is reasonably assured including no uncertainties regarding customer acceptance.  The Company believes that delivery occurs upon acceptance by the customer.  Customer acceptance is generally based on products meeting published performance specifications demonstrated by an initial customer acceptance test and a final acceptance test after installation.  The initial acceptance test is designed to ensure the performance specifications are satisfied before shipment and installation at the customer facility.

Sales generally have two elements: (a) the equipment and (b) installation of that equipment.  While installation services are not essential to the functionality of the delivered equipment, final payment is not typically billable until customer acceptance is received.  Provided that the Company has defined customer acceptance experience levels with both the customer and the specific type of equipment, then revenue is recognized for the equipment element upon shipment, transfer of title and customer approval of the initial acceptance test.  For new customers, new products for existing customers, or sales arrangements with customer specific acceptance specifications where performance cannot be assessed prior to meeting the specifications at the customer site, all of the revenue is recognized upon completion of the installation and final customer acceptance.  The revenue for the installation

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

element (which typically exceeds the fair value of the installation services) is recognized upon customer acceptance at the customer facility.

We also have revenue arrangements that involve the sale of multiple items of equipment under a single arrangement.  In these situations, revenue is allocated among the separate elements based on their relative fair values, provided the elements have value on a stand alone basis and there is objective and reliable evidence of fair value.  All elements may not be delivered during the same period.  In those cases, we defer the fair value of the undelivered equipment element until that element is delivered.  As of December 31, 2009, 2008 and 2007, there were no undelivered equipment elements under revenue arrangements with multiple deliverables.  Our sales arrangements do not include a general right of return.

Revenue related to sales of spare parts is recognized upon shipment as our spares are sold on terms that transfer title and risk of ownership when it leaves our site.  Revenue related to paid service is recorded when earned as the services are delivered.

At December 31, 2009, 2008 and 2007, deferred revenue primarily consisted of product sales to customers for which final acceptance had not yet been received.

Accounting for Customer Freight Costs:  Systems and spares are typically shipped “freight collect.” and as a result, no shipping revenue or cost is associated with the sale.  When freight is charged, the amount charged to customers is recorded to revenue and freight costs incurred are recorded to cost of sales pursuant to ASC Topic 605 (formerly FASB EITF 00-10).

Income Taxes:  The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS No. 109, Accounting for Income Taxes).  Under ASC 740, deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.  Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in related deferred tax assets and liabilities.

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (FIN 48), now encapsulated in ASC 740.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return.  If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to the opening balance of retained earnings.  Additional disclosures about the amounts of such liabilities are also required.  The Company has adopted the provisions of FIN 48 effective as of January 1, 2007.

The Company accounts for all tax credits by the “flow-through” method, which directly reduces the tax provision in the year in which the credit is allowed for tax purposes.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Research and Development Expenses: Research and development expenses are charged to operations as incurred.

NEXX is a party to two joint development agreements.  The original term of one of the agreements expires January 2012 and the other agreement is open-ended based on achieving predefined and new performance specifications for our equipment.  As part of each of the agreements, NEXX and the counterparties entered into joint licensing or other agreements to develop semiconductor apparatus and technologies. Both arrangements provide the Company opportunity to optimize equipment performance and develop advance packaging processes, including those for the highly controlled clean room manufacturing environments required for semiconductor wafer fabrication. Under the agreements, the Company is obligated to provide materials, equipment, warranty services, upgrades and engineering personnel over a period of time (2 - 3 years).  The Company concluded that these transactions should be accounted for as collaborative arrangements under ASC 808-10.  The associated revenues net of costs are recognized as research and development expense. The revenues net of costs are amortized to research and development expense over the term of the agreement, but not before final acceptance, unless a loss is expected, in which case the loss is recognized immediately.  In 2009, we recorded income of approximately $180,000 as an offset to research and development expense in connection with these agreements.  In 2008, we recorded a loss of $339,000 as an addition to research and development expense in connection with these agreements.  We did not have any agreements in 2007.  At December 31, 2009, $409,000 was included in deferred revenue and customer deposits in the accompanying balance sheets as the remaining net margin to be recognized on equipment sold  for one of the two joint development agreements containing a fixed three year term.  Deferred revenue and customer deposits as of December 31, 2009 also includes $1,492,000 for the other agreement. which contains defined specifications to be achieved  before any revenue is  recognized.   Inventories and accrued expenses as of December 31, 2009 contain $1,324,000 of equipment, installation and accrued warranty and commission expenses related to the latter agreement.  As noted previously, the Company includes in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

Net income (loss) per Share of Common Stock:  Basic and diluted net income (loss) per share is presented in conformity with the two-class method required for participating securities.  Under the two-class method, basic net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period.  Net income (loss) attributable to common stockholders is determined by allocating undistributed earnings between holders of common and convertible preferred stock, based on the contractual dividend rights contained in our preferred stock agreements.  No preferred dividends have been declared and, as such, preferred dividends have not affected our computation of net income available to common shareholders.  Diluted net income (loss) per share assumes, on a weighted average basis, the conversion of the convertible preferred stock, if dilutive, and includes the dilutive effect, if any, of stock options and warrants using the treasury stock method.  The following table presents the calculation of basic and diluted net income (loss) per share:

	At December 31,
	2009	2008	2007
Numerator

Basic
Net Income (loss)	$1,191,880	$(8,533,593)	$(4,811,805)
Less: Income allocated to redeemable preferred shares	(943,969)	—	—
Income (loss) available to common shareholders for purposes of calculating basic EPS	$247,911	$(8,533,593)	$(4,811,805)

Diluted
Income (loss) available to common shareholders	$247,911	$(8,533,593)	$(4,811,805)
Plus: Adjustment to income attributable to the unrealized gain on dilutive warrants	(170,220)	—	—
Income (loss) available to common shareholders for purposes of calculating dilutive EPS	$77,691	$(8,533,593)	$(4,811,805)

Denominator

Basic weighted average shares	14,992,155	14,707,139	14,667,893
Options to purchase common stock	6,226,540	—	—
Common stock subject to vesting provisions	2,065,027	—	—
Redeemable convertible preferred shares	56,955,417	—	—
Warrants to purchase redeemable convertible preferred stock	3,089,075	—	—
Diluted common shares	83,328,214	14,707,139	14,667,893

Net Income (loss) per share
Basic EPS	$0.02	$(0.58)	$(0.33)
Dilutive EPS	$0.00	$(0.58)	$(0.33)

The following table presents the potentially dilutive securities outstanding that were excluded from the computation of diluted net income (loss) per common share for the periods presented because their inclusion would have had an anti-dilutive effect:
	At December 31,
	2009	2008	2007

Options to purchase common stock	118,100	10,143,296	3,326,903
Common stock subject to vesting provisions	—	4,490,920	—
Redeemable convertible preferred stock	—	42,260,065	17,435,891
Warrants to purchase redeemable preferred stock	4,800,066	10,218,792	1,128,151

	4,918,166	67,113,073	21,890,945

In November 2009, the Company’s board of directors authorized the Company to proceed with an initial public offering of its common stock, and upon consummation of that offering all of the Company’s outstanding shares of redeemable convertible preferred stock will convert to common stock, and warrants to purchase shares of the Company’s redeemable convertible preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the redeemable convertible preferred stock.  As authorized by the board of directors, 28,830,869 shares of common stock would be issued to holders of redeemable convertible preferred stock and 1,169,131 common shares reserved for issuance to warrant holders to be issued if and when the warrants are exercised (collectively, the “30 million common share consideration”).  The 30 million common share consideration is in exchange for the waiver of the contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of the Company’s common stock that raises less than $25 million.

The Company concluded that the additional shares to be issued will represent an induced conversion.  The fair value of our common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to our retained earnings and the income available to common shareholders for earnings per share purposes immediately prior to the effectiveness of the initial public offering.  In addition, the preferred stock warrant liability will be adjusted to give effect to any change in fair value, with any resulting adjustment to be reflected in earnings for the period.  The combined effects of the induced conversion on earnings and income available to common stockholders are expected to be material.

Pro forma diluted income per share has been computed assuming the dilutive effect of the issuance of 28,830,869 shares of common stock per the 30 million common share consideration noted above, as that will have a continuing impact.  Net income and income available to common shareholders do not reflect any charges related to the 28,830,869 common shares that will be issued at the time of the IPO, generating a non-recurring charge in that period only.  This induced conversion charge estimated at $15.9 million will be subtracted from net income available to common shareholders and earnings per share in that period.  Pro forma diluted income per share has also been computed assuming a 1 to 10 reverse stock split approved by the board of directors and shareholders contingent upon the effectiveness of the Company’s initial public offering.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk and Export Sales:  Financial instruments which potentially expose the Company to concentration of credit risk consist principally of accounts receivable.  Management regularly monitors the creditworthiness of its customers and believes that it has adequately reserved for any exposure to potential credit losses.  As of December 31, 2009, two customers accounted for 15% and 65% of the accounts receivable balance.  As of December 31, 2008, four customers accounted for 11%, 22%, 22%, and 11% of the accounts receivable balance.  As of December 31, 2007, four customers accounted for 32%, 10%, 26% and 19% of the accounts receivable balance.

The Company’s customers are concentrated in the semiconductor industry.  In 2009, two customers accounted for approximately 48% of net sales.  Of these two, customer A accounted for 33% of net sales and customer B accounted for 15% of net sales.  In 2008, four customers accounted for approximately 66% of net sales.  Of these four customers, customer A accounted for 14%, customer C accounted for 19%, customer D accounted for 18% and customer E accounted for 16% of net sales.  In 2007, five customers accounted for approximately 70% of revenue.  Of these five customers, customer F accounted for 16%, customer G accounted for 15%, and customers H, I and J each accounted for 13% of net sales.  Export sales were 69%, 90%, and 78% of net sales for the years ended December 31, 2009, 2008 and 2007, respectively.

Fair Value of Financial Instruments:  The accounting standard for fair value measurements, ASC 820 (formerly FASB Statement No. 157 Fair Value Measurements), establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurement. The framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

Fair Value Hierarchy

The accounting standard for fair value measurements specifies a hierarchy for disclosure of fair value measurement. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities for the instrument or security to be valued.

•
Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data for substantially the full term of the asset or liability.

•
Level 3 inputs are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable and are significant to the fair value of the assets or liabilities.

This hierarchy requires the use of observable market data when available. We maintain policies and procedures to value instruments using the best and most relevant data available. Further, we used internal sources and considered external sources to assist us in valuing certain instruments.

The standard also requires disclosure in the financial statements for items measured at fair value on a non-recurring basis. The Company did not have any items that are measured at fair value on a non-recurring basis for the years ended December 31, 2009 or 2008.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)
Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis
	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$548,525	$548,525	$—	$—

Money Market Funds included in cash equivalents	$3,465,948	$—	$3,465,948	$—

Preferred Stock Warrant Liability	$1,784,763	$—	$—	$1,784,763

	As of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash	$678,495	$678,495	$—	$—

Money Market Funds included in cash equivalents	$3,311,738	$—	$3,311,738	$—

Preferred Stock Warrant Liability	$3,465,072	$—	$—	$3,465,072

Other Accounts: The carrying amount of accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term nature of these items. Management believes that the Company’s debt obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Money Market Funds: Money market funds are cash deposits carrying varying rates of return, deposited in our financial institution. The funds are invested and redeemed on a daily basis and are extremely liquid in nature.  The funds do not have quoted prices, as such we have classified them as level 2 in the pricing hierarchy due to specific valuation circumstances, particularly use of the amortized cost valuation method.

Preferred Stock Warrant Liability:  The Company accounts for preferred stock warrants in accordance with ASC 480 (formerly FASB Staff Position 150-5 (FSP 150-5) Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable).  ASC 480 requires us to

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

classify these as liabilities and adjust the value of these warrants to fair value at the end of each reporting period.  The value of the preferred stock warrants was determined using an option pricing methodology.  Changes to the value of the preferred stock warrant liability are determined by comparing the warrants outstanding at the end of the period multiplied by the fair value of the warrants at the end of the period to the same calculation for the prior period.  Significant components of the option pricing model include the enterprise value of the Company for the period (determined using an income-based method), volatility, term, and interest rate assumptions.  Changes to certain assumptions which caused the fair value to change were primarily attributable to changes to the discount rate used in determining our enterprise value as well as projected changes to the capital structure attributable to equity issuances and warrant exercises.  All other assumptions remained relatively stable and did not have as material an impact.
The following table provides a roll forward of the fair value of the preferred stock liability:
	As of December 31,
	2009	2008
Beginning of year	$3,465,072	$317,000
Issuance of warrants	5,408,490	3,174,995
Exercise of warrants	(6,918,579)	—
Increase (decrease) in fair value	(170,220)	(26,923)
End of year	$1,784,763	$3,465,072

Fair Value of Common Stock

Prior to 2006, we granted stock options at exercise prices equivalent to the fair value of our common stock as estimated by our board of directors, with input from management, as of the date of grant.  Because there has been no public market for our common stock, our board of directors determined the fair value of our common stock by considering a number of objective and subjective factors, including:

•	our operating and financial performance;

•	the prices at which we issued shares of preferred stock in private placement transactions;

•	the superior rights and preferences of securities senior to our common stock at the time of each grant;

•	the non-liquid nature of our common stock;

•	business risks we faced and key company milestones; and

•	comparable company and industry analysis.

Subsequent to 2006, we utilized the valuation methodologies outlined in the AICPA’s Practice Aid Valuation of Privately-Held Company Equity Securities Issued as Compensation.  Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the use of highly subjective estimates and assumptions, including the estimated fair value of common stock, expected life of the stock-based payment awards

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Fair Value of Common Stock (continued)

and stock price volatility.

Historically, we used the Black-Scholes option-pricing model to value our option grants and determine the related compensation expense.  Option pricing models require judgment on inputs including fair value, volatility, and term.  Fair value was determined using a probability-weighted expected return allocation methodology (“PWERM,” described below).  We felt the PWERM model more accurately reflected stock prices considering possible future outcomes through our estimate of probabilities and timing compared to a lognormal distribution inherent in an option pricing model.  We have historically been a private company and lack company-specific historical and implied volatility information.  Therefore, we estimate our expected volatility based on the historical volatility of our publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price.  The expected term of options was determined based on the PWERM scenario timelines and probability weightings.  The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the option.  ASC 718 (formerly known as SFAS No. 123R Accounting for Stock-Based Compensation) requires that we recognize compensation expense for only the portion of options that are expected to vest.  We have estimated expected forfeitures of stock options with the adoption of ASC 718 to be 3.0% for the year ended December 31, 2009.  In developing a forfeiture rate estimate, we have considered our historical experience.  If there are additional forfeitures of unvested options, adjustments to compensation expense may be required in future periods.

The assumptions used in calculating the fair value for the year ended December 31, 2009 were a risk-free interest rate of 3.0%, expected term of 10 years, weighted average expected volatility of 21%, and no expected dividends.  These assumptions represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment.  As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.  The most significant input into the Black-Scholes option-pricing model used to value our option grants is the fair value of common stock.

In connection with our preparation of financial statements, the board instructed management to prepare a valuation analysis to determine the fair value of the common stock for purposes of the stock option grants during those years.  These valuations were prepared using the PWERM.  Under this methodology, the fair market value of the common stock was estimated based upon an analysis of future values assuming three possible outcomes: an initial public offering, a sale or merger, and continued operation as a private company.  The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes.  The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the board and management.

The initial public offering scenario analysis utilized the guideline public company method.  Management and the board estimated our enterprise value under the guideline public company method by comparing our company to publicly traded companies in our industry group.  The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, business model and financial risk to ours.  In determining our enterprise value under this method, the board used current revenue multiples of the peer companies applied to our revenues for the corresponding period.

The sale or merger scenario analysis utilized a revenue multiple based on an analysis of similar transactions (similarity of the industry, businesses acquired, and related risks) and companies, applied to our corresponding revenue for the period in which the transaction is anticipated to occur.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Fair Value of Common Stock (continued)

The private company scenario enterprise value was based on an average of guideline public revenue and EBITDA multiples applied to the corresponding financial metrics and a discounted cash flow analysis using a similar guideline public company multiple for the terminal capital value.

Warranty Obligations

The Company’s obligations for warranty are accrued concurrently with the revenue recognized on the related equipment.  The Company estimates average warranty cost per system and records the warranty provision as an element of cost of sales upon recognition of the related revenue.  The overall warranty accrual is separately analyzed using the remaining warranty periods outstanding on systems under warranty and any resulting changes in estimates are recorded as cost of sales adjustments.  If a significant change in warranty-related incidents occurs, the impact of the change in the warranty accrual could be material.

Reclassifications: Certain reclassifications have been made to the prior years’ consolidated financial statements in order to conform to the presentation used in the 2009 consolidated financial statements.

Recent Accounting Pronouncements

In June 2009, the FASB issued authoritative guidance to establish the FASB ASC as the source of authoritative accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  The Company adopted this guidance for the period ended December 31, 2009 and only impacts references for accounting guidance.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (SFAS No. 141R) (now encapsulated in ASC 805).  SFAS No. 141(R), among other things, establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company is required to adopt SFAS No. 141(R) for all business combinations for which the acquisition date is on or after January 1, 2009.  This standard will change our accounting treatment for business combinations on a prospective basis.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (SFAS No. 160), now encapsulated in ASC 810, 323 and 325.  SFAS No. 160 establishes accounting and reporting standards for non-controlling interests in a subsidiary and for the deconsolidation of a subsidiary.  Minority interests will be re-characterized as non-controlling interests and classified as a component of equity.  It also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary and requires expanded disclosures.  This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited.  The Company does not have any non-controlling or minority interests and, accordingly, does not expect the adoption of this statement to have any effect on its financial position or results of operations.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In April 2008, the FASB issued FASB Staff Position (FSP) No. 142-3, Determination of the Useful Life of Intangible Assets (FSP 142-3), now encapsulated in ASC 350. FSP 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets.  This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008.  Early adoption is prohibited.  The Company adopted this topic during the year ended December 31, 2009, but it had no effect on its consolidated financial position and results of operations.

In December 2008, the FASB issued guidance as to whether an instrument (or embedded feature) is indexed to an entity’s own stock in ASC 815. The guidance relates to whether an instrument is linked to a company’s own stock and therefore meets the exception to not be accounted for as a derivative.  The Company has adopted this topic during the year ended December 31, 2009, and there was no effect on the consolidated financial position and results of operations.

In April 2009, the FASB issued additional guidance for estimating fair value in accordance with ASC 820 when the volume and level of activity for the asset or liability have significantly decreased. ASC 820 also includes guidance on identifying circumstances that indicate a transaction is not orderly.  In addition, ASC 820 requires disclosure in interim and annual periods of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques.  The Company is evaluating the potential impact of the implementation of ASC 820 on its financial position and results of operations but does not expect the adoption to have a material effect on the financial statement.

In May 2009, the FASB issued ASC  855, Subsequent Events (ASC 855), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be   issued.  ASC 855 distinguishes between subsequent events that should be recognized in the financial statements and those that should not.  It requires disclosure of the date through which subsequent events were evaluated. We adopted this topic during the year ended December 31, 2009, the results of which are disclosed in Note 16 to the consolidated financial statements.

In October 2009, the FASB’s Emerging Issues Task Force (EITF) issued authoritative guidance addressing revenue arrangements with multiple deliverables.  The authoritative guidance eliminates the criterion for objective and reliable evidence of fair value for the undelivered products or services.  Instead, revenue arrangements with multiple deliverables should be divided into separate units of accounting provided the deliverables meet certain criteria.  This guidance also eliminates the use of the residual method of allocation and requires that the arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price.  The guidance provides a hierarchy for estimating the selling price of each of the deliverables.  The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.  Accordingly, the Company will adopt this guidance in fiscal 2010. The Company is currently evaluating the impact of adoption of this guidance on its results of operations and balance sheet.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 3.  Accumulated Other Comprehensive Loss

The components of Accumulated Other Comprehensive Loss are as follows:
	Effect of Foreign Currency Translation	Accumulated Other Comprehensive Income (Loss)
Balance December 31, 2006	$—	$—
Change in period	515	515
Tax effect of change in period	—	—
Balance December 31, 2007	$515	$515
Change in period	66	66
Tax effect of change in period	—	—
Balance December 31, 2008	$581	$581
Change in period	(4,709)	(4,709)
Tax effect of change in period	—	—
Balance December 31, 2009	$(4,128)	$(4,128)

Note 4.  Receivable from Stockholder

On June 23, 2009 the Company entered into a secured promissory note agreement with one of its senior executives in the amount of $19,909 in connection with the issuance of 4,490,920 shares of restricted common stock at $0.01 per share.  The proceeds from the issuance of restricted common stock totaled $44,909, of which $25,000 was paid in October 2009.  The note is secured by the executive’s restricted common stock and bears an interest rate of 0.75% which is the federal rate for short-term maturities as published by the Internal Revenue Service in June 2009.  Interest is payable in arrears on the last day of each month commencing on July 31, 2009.  The loan is being repaid in 72 equal bi-weekly installments which began in October 2009 and ends in June 2012 or the earlier of thirty days after termination of the Borrower’s employment with the Company for any reason and the date of the effectiveness of the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933.  The officer repaid this note in full in March 2010.

Note 5.  Inventories

Inventories consisted of the following at December 31:

	As of December 31,
	2009	2008	2007
Raw materials	$3,425,064	$2,705,007	$2,809,090
Work-in-process	1,328,770	1,042,411	2,102,324
Finished goods	2,000,571	2,039,120	872,442

	$6,754,405	$5,786,538	$5,783,856

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 6.  Equipment and Improvements

Equipment and improvements consisted of the following at December 31:
	As of December 31,
	2009	2008	2007
Demonstration equipment	$2,496,477	$3,033,124	$4,540,950
Machinery and equipment	1,194,605	1,152,188	1,141,463
Furniture and fixtures	190,548	190,548	192,458
Leasehold improvements	740,783	733,266	619,601
Computer equipment and software	357,722	307,715	173,665
	4,980,135	5,416,841	6,668,137
Less accumulated depreciation
and amortization	3,034,342	2,525,002	2,535,971
	$1,945,793	$2,891,839	$4,132,166

The Company leases various property, machinery and equipment.  Leased property is accounted for under ASC 840 (formerly SFAS No. 13 Accounting for Leases).  Accordingly, leased property that meets certain criteria is capitalized and the present value of the related lease payments is recorded as a liability.  All other leases are accounted for as operating leases and the related payments are expensed ratably over the rental period.  Amortization of the assets under capital leases is computed utilizing the straight line method over the shorter of the remaining lease term or the estimated useful life. Proceeds from the sale of demo equipment were $550,000, $7,574,969 and $6,909,000 in 2009, 2008 and 2007, respectively.

Assets securing capital leases included in machinery and equipment have an amortized cost of approximately $0, $248,830 and $361,975 as of December 31, 2009, 2008 and 2007 respectively, as shown in the following table.

	As of December 31,
	2009	2008	2007
Cost	$—	$347,205	$574,681
Less Accumulated depreciation	—	98,375	212,706
	$—	$248,830	$361,975

Depreciation and amortization expense for the years ended December 31, 2009, 2008 and 2007 was $900,300. $1,424,772, and $1,438,729, respectively.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 7.  Notes Payable

Notes payable consisted of the following at December 31, 2009, 2008 and 2007:
	As of December 31,
	2009	2008	2007
Note Payable to Shareholders, including accrued interest	$—	$—	$2,525,498
Term advance payable to Hercules Technology
Growth Capital, Inc.	564,865	2,658,717	4,557,189
Revolving advance payable to Hercules Technology
Growth Capital, Inc.	3,500,000	5,000,000	8,000,000
	4,064,865	7,658,717	15,082,687

Less current portion	(4,064,865)	(7,093,852)	(7,348,374)

	$—	$564,865	$7,734,313

On December 21, 2006, the Company entered into a loan agreement with Hercules Technology Growth Capital, Inc. (“HTGC”) for borrowings of up to $10,000,000.  The loan is secured by substantially all business assets and intellectual property of the Company.  The credit facility is divided into two parts, revolving and term advances.  Revolving advances permit borrowings up to the lesser of the borrowing base plus nonformula advances, both as defined in the agreement, or $5,000,000.  On July 17, 2009, the Company and HTGC entered into a third amendment to the existing loan agreements.  This amendment provides two nonformula advances of $3 million tranches (total of $6 million) of revolver debt.  The first tranche was immediately available at closing and carries an interest rate of the greater of prime plus 8% or 13.25% (13.25% at December 31, 2009).  The second tranche carries an interest rate of the greater of prime plus 8% or 17.5% (17.5% at December 31, 2009).  Availability under the second tranche was limited to $2 million immediately at closing with the remaining $1 million available at January 1, 2010.  The Company pays interest on the revolving advances on the first day of each month.  The second amendment to the existing loan agreement (dated July 29, 2008) requires a $250,000 end-of-term financing fee which is payable upon the earlier of the maturity date of the revolving advance or a prepayment event, as defined in the agreement.  The loan agreement expires on June 30, 2010.  As part of the amendment, the Company paid an upfront fee of $125,000.  In addition, the Company issued warrants to Hercules to purchase 705,882 shares of Series D preferred stock at a purchase price of $0.425 per share.  The upfront fee of $125,000 was capitalized and amortized over the remaining term of the revolver.  The end-of-term financing fee was capitalized and amortized as interest expense over the remainder of the term of the revolver.  As a result of this amortization, the effective interest rate of the revolver was 20% for the period ended December 31, 2009.

Term advances permitted borrowings up to $5,000,000 through March 31, 2007.  On July 29, 2008 the Company entered into a second amendment to the existing loan agreement with HTGC.  Based upon this amendment the Company was required to repay the principal balance outstanding on the term advance that was outstanding as of July 31, 2008, in 21 equal monthly installments of principal and interest beginning August 1, 2008 and continuing on the first business day of each month thereafter through March 1, 2010, which amounts have been repaid in full. The interest rate on the term advance was the greater of prime plus 3.5% or 11.25% (11.25% at December 31, 2009).

Note 8. Redeemable Convertible Preferred Stock

The Company accounts for redeemable convertible preferred stock at fair value at the issuance date less the cost of capital.  The Company does not adjust the preferred stock to redemption value as the instruments are not currently redeemable and management has concluded that redemption is not deemed probable.  Redemption was not deemed probable as it is expected that such shares will be converted in connection with the IPO.

The rights, preferences and privileges of the Series A, Series B, Series C, Series C-1, and Series D Convertible Preferred Stock are as follows:

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 8.  Redeemable Convertible Preferred Stock (continued)

Voting:  Series A, Series B, Series C, Series C-1 and Series D Convertible Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis.  Each share of Series A, Series B, Series C, Series C-1, and Series D Convertible Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible.

Dividends:  Dividends may be declared and paid on Series A, Series B, Series C, Series C-1 and Series D Convertible Preferred Stock from the funds lawfully available as and when determined by the Company’s Board of Directors.  As of the record date, the holders of Series A, Series B, Series C, Series C-1 and Series D Convertible Preferred Stock shall be entitled to a proportionate share of any distribution.  No dividend may be declared or paid upon any shares of common stock during any calendar year unless dividends shall have first been paid or declared and reserved for payment to the holders of Preferred Stock.  No dividends have been declared or paid on these shares.

Liquidation:  Upon any liquidation, dissolution, or winding up the Company, whether voluntary or involuntary, before any payment is made to the holders of any other class or series of the Corporation’s capital stock designated to be junior to the Series D Preferred, including the Series A, Series B, Series C, Series C-1 and Common Stock, the holders of the Series D shall be entitled to be paid out of the assets available for distribution an amount equal to $0.425 (subject to certain adjustments) per share plus all declared but unpaid dividends thereon.

After payment in full to the Series D Preferred holders, the holders of Series A, Series B, Series C, and Series C-1 Convertible Preferred Stock shall be entitled to be paid, pari passu and on a par with each other, out of the assets available for distribution, prior and in preference to any distribution to the holders of the Company’s common stock, an amount equal to $1.60 per share of Series A Convertible Preferred, $1.322 per share of Series B Convertible Preferred, and $1.215 and $1.58 per share of Series C and Series C-1 Convertible Preferred respectively, plus declared but unpaid dividends.  If upon such liquidation, distribution or winding up the Company, the assets available to be distributed are insufficient to permit the payment in full to the holders of Series D of all amounts distributable to them then such distribution shall be distributed ratably among the holders of the Series D in proportion to the full preferential amount each holder is otherwise entitled.

If the holders of a majority of the Series A Convertible Preferred Stock elect (the “Series A Participation Election”), the holders of Series A Convertible Preferred Stock shall receive $0.681 per share.  Unless a Series A Participation Election has been made, after payment of all preferential payments described above, the holders of common stock and Series B, Series C, Series C-1 and Series D Convertible Preferred Stock shall share ratably in all remaining assets available for distribution.  If a Series A Participation Election has been timely made, after payment of all preferential payments described above, all remaining assets available for distribution shall be distributed ratably among the holders of common stock and the holders of Series A, Series B, Series C, Series C-1 and Series D Convertible Preferred Stock.

Conversion:  The Series A, Series B, Series C, Series C-1 and Series D Convertible Preferred Stock may be converted at any time, at the option of the holder into common stock at the conversion ratio in effect at the time of the conversion determined as provided in the Company’s Amended and Restated Certificate of Incorporation.  As of the initial date of filing of each series of Convertible Preferred Stock, the conversion prices per share for the Series A, Series B, Series C, Series C-1 and Series D preferred stock were $1.60, $1.322, $1.215, $1.58 and $0.425, respectively.  These conversion prices are subject to adjustment for certain dilutive issuances based on a weighted average antidilution protection provision contained in the Company’s Charter.  The Preferred Stock automatically converts to common stock upon the first to occur of (i) the closing of an underwritten, firm commitment public offering of shares of the capital stock of the Company having proceeds to the Company of at least $25,000,000 or (ii) the

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 8.  Redeemable Convertible Preferred Stock (continued)

written consent of holders of at least 60% of the Series B, Series C and Series D Convertible Preferred Stock, each voting as a separate class. The current conversion prices for the preferred stock, based on the most recent anti-dilutive issuances for Series A, Series B, Series C, and Series D are $0.889361, $0.798272, $0.748342, and $0.379694, respectively. The conversion rates reflect anti-dilution protection triggered by the sale of our Series D Convertible Preferred Stock.

Redemption:  The Series A, Series B, Series C, Series C-1 and Series D Convertible Preferred Stock shall at the election of the holders of at least 66 2/3% of the Preferred Shares be redeemed by the Company at a price equal to $1.60, $1.322, $1.215, a price per share for the Series C- equal to the Series C-1 Preferred Conversion Price, and $0.425, respectively, per share, subject to equitable adjustment in the event of certain dilutive events, plus all accrued, but unpaid or declared dividends on the Series A, Series B, Series C, Series C-1 and Series D Convertible Preferred Stock in three annual installments, commencing after receipt by the Company at any time on or after June 27, 2011, from the holders of then outstanding share of Series A, Series B, Series C, Series C-1 and Series D Convertible Preferred Stock, of written notice requesting redemption of share of Series A, B, C, C-1 and D Convertible Preferred Stock.  No such election has been made by the Preferred shareholders. The maximum number of shares of Series A, B, C, C-1 and D Convertible Preferred Stock that may be redeemed at each date is as follows:

Mandatory Redemption Date	Maximum Portion Of Shares to be Redeemed

June 2011	33%
June, 2012	50%
June, 2013	All remaining shares

Registration Rights:  The preferred shareholders and related warrant-holders, pursuant to a qualified public offering, carry certain registration rights on converted common stock.  The preferred shareholders are entitled to demand that we register those shares, known as registrable shares, under the Securities Act commencing six months after the closing of a public offering.  In addition, if we propose to register any more of our securities under the Securities Act after the closing of this offering, either for our own account or for the account of other security holders, the holders of these rights are entitled to notice of that further registration and are entitled to have their registrable shares included in it.  These rights, however, are subject to conditions and limitations, including thresholds as to minimum values of shares required for demand registration, limitations on the number of registrations that may be demanded, blackout periods when shares may not be registered and the right of the underwriters of a registered offering of our common stock to limit the number of shares included in the offering.  Holders of registrable shares can require us to register shares at our expense and, subject to some conditions and limitations, we are required to use our best efforts to affect requested registrations.  Furthermore, holders of these rights may require us to file additional registration statements on Form S-3 for the sale of their registrable shares at any time after we qualify for the use of Form S-3.

Series D Extension Financing:  On November 30, 2009, the Company completed the 2009 Series D extension financing.  The two largest existing investors (the “Lead Investors”) invested an aggregate of $4 million.  The Company offered all existing share holders and holders of options and warrants who were accredited investors the opportunity to participate pro rata in a Rights Offering based on the same terms and conditions as the Lead Investors received.  Eligible investors were given the opportunity to purchase their pro-rata share of the offering in the form of units.  Each unit was sold at a price of $0.425 per unit.  A unit was defined as one share of Series D Preferred stock and a warrant to purchase one share of Series D Preferred stock at an exercise price of $0.01 per share.  A total of

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 8.  Redeemable Convertible Preferred Stock (continued)

12,348,064 Series D shares and 12,348,061 Series D warrants to purchase Series D shares were issued in conjunction with the 2009 Series D Extension, which provided total cash proceeds of approximately $5,250,000.

During the fourth quarter of 2009, several investors exercised a total of 14,064,179 Series D warrants, which generated proceeds of approximately $141,000.

On November 13, 2009, the Board of Directors approved a proposal from the holders of a majority of the preferred shares outstanding (the “Waiver Agreement”) to convert preferred shares to common shares to enable a planned public stock offering (“IPO”).  The Waiver Agreement provides share consideration of up to an additional 30 million common shares to holders of preferred shares and, upon their exercise, warrants to purchase preferred shares immediately prior to the effective date of our IPO.

Note 9.  Stockholders’ Equity

At December 31, 2009 the Company has reserved common stock for the following:

Conversion of preferred stock	86,123,475
Stock options	15,765,113
Stock warrants	6,808,560

108,697,148

On February 12, 2010, the Certificate of Incorporation was amended to increase the total number of all classes of authorized stock to 245,861,977 shares, of which 160,301,747 is Common Stock and 85,560,230 is Preferred Stock.  The stock option pool was also increased to 22,160,063 shares.

Warrants:  The Company accounts for warrants to acquire the Company’s redeemable convertible preferred stock and warrants issued in connection with debt as liabilities recorded at fair value.  The value ascribed to the warrants issued is considered a cost of capital.  The cost of capital associated with debt offerings is amortized to interest expense over the term of the debt.  Upon exercise and issuance of the Preferred Series shares, the fair value of the warrant is recorded as an increase in the carrying value of the Preferred Series.

On June 14, 2004, the Company issued to Comerica Bank warrants to purchase 115,384 shares of Series B Redeemable Convertible Preferred Stock at $1.322 per share.  The warrants are immediately exercisable and expire in June, 2011.  The fair value of these warrants at issuance was determined using the Black-Scholes option-pricing model to be approximately $14,000, and was included as an issuance cost related to the Series B Convertible Preferred Stock.

On December 19, 2006, the Company issued to HTGC warrants to purchase 411,523 shares of Series C Redeemable Convertible Preferred Stock at $1.215 per share.  The warrants are immediately exercisable and expire on the earlier of December 19, 2013 or three years after an initial public offering.  The fair value of these warrants at issuance was determined using the Black-Scholes option-pricing model to be approximately $176,000.  The value of these warrants was included in deferred financing costs and is being amortized over the term of the loan.

On June 21, 2007, in conjunction with an amendment to its loan agreement with HTGC the Company issued warrants to purchase 284,810 shares of Series C-1 Redeemable Convertible Preferred Stock at an adjusted $1.215

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9.  Stockholder Equity (continued)

Warrants (continued)

per share.  The warrants are immediately exercisable and expire on the earlier of December 19, 2013 or three years after an initial public offering.  The fair value of these warrants at issuance was determined using the Black-Scholes option-pricing model to be approximately $77,000.

On October 31, 2007, the Company issued to stockholders investing in the Subordinated Convertible Note and Warrant Financing (“Note Agreement”) warrants to purchase up to 20% of the principal amount of the notes payable.  The warrants are exercisable until the earlier of October 31, 2013 or a company sale as an exercise price equal to the lower of the Series C-1 Redeemable Convertible Preferred Stock price per share or the price per share of securities issued in a Qualified Financing (as defined in  the Note Agreement).  As of December 31, 2007, warrants to purchase 316,434 shares of C-1 Redeemable Convertible Preferred Stock were exercisable assuming an exercise price of $1.58 per share.  The fair value of these warrants at issuance was determined using the Black-Scholes option-pricing model to be approximately $50,000.  Under the terms of the warrants the Company exchanged the Series C-1 warrants for Series D warrants.  As a result, the Company issued warrants to purchase 1,176,471 shares of Series D Redeemable Convertible Preferred Stock at $0.425 per share.  The fair value of the Series D warrants was determined using the Black-Scholes option-pricing model; the excess of the fair value of the warrants granted over the fair value of the warrants exchanged was determined not to be material.

On July 29, 2008, in conjunction with an amendment to its loan agreement with HTGC the Company  issued warrants to purchase 1,176,471 shares of Series D Redeemable Convertible Preferred Stock (“Series D warrants”) at $0.425 per share, in exchange for the warrant issued on December 19, 2006 for 411,523 shares of Series C Convertible Preferred Stock at $1.215 per share.  Additionally on this date, the Company issued to HTGC warrants to purchase 1,058,823 shares of Series D Convertible Preferred Stock at $0.425 per share, in exchange for the warrant issued on June 21, 2007 for 284,810 shares of Series C-1 Convertible Preferred Stock at $1.215 per share.  The fair value of the Series D warrants at issuance was determined using the Black-Scholes option-pricing model; the excess of the fair value of the warrants granted over the fair value of the warrants exchanged was recorded as an additional deferred financing cost and approximated $87,000.

During the period from July 31 through October 15, 2008 the Company held a second closing (“second closing”) for existing shareholders participating to their full pro-rata in the first closing and any potential new investors purchasing additional Series D shares.  Existing shareholders participating in the second closing were granted warrants to purchase one share of Series D preferred stock at a $0.01 exercise price for each share purchased in the second closing.  A total of 6,691,642 Series D warrants were issued as a result of the Second Closing.  The warrants are immediately exercisable and expire in October 2014 or earlier upon an IPO.  The fair value of these warrants at issuance was approximately $2,810,490.  In 2009, 5,825,400 Series D warrants were exercised and total proceeds were approximately $58,000.

On July 25, 2009 in conjunction with its amendment to its loan agreement with HTGC the Company issued warrants to purchase 705,882 shares of Series D Convertible Preferred Stock at $0.425 per share.  The warrants are immediately exercisable until the earlier of seven years from issuance date, three years after an initial public offering or immediately prior to the closing of a merger.  The fair value of these warrants at issuance was determined using the Black-Scholes option-pricing model to be approximately $99,000.  The value of these warrants was included in deferred financing costs and is being amortized over the term of the loan.

On November 30, 2009, in conjunction with its 2009 Series D extension financing the Company issued 12,348,061 warrants to purchase Series D shares at a price of $0.01 per warrant.  The warrants were granted along with the

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9.  Stockholder Equity (continued)

Warrants (continued)

purchase of Series D preferred shares (one warrant granted with each share purchased).  At December 31, 2009 10,638,775 of the warrants have been exercised and total proceeds were approximately $106,000.

Note 10.  Income Taxes

The Company accounts for federal and state income taxes in accordance with ASC 740 (formerly SFAS No. 109), Accounting for Income Taxes.

The Company has recorded a Federal and State tax provision for the year ended December 31, 2009 primarily consisting of alternative minimum tax as it utilizes net operating loss carry-forwards.  For the years ended December 31, 2008 and 2007, no tax provision was recorded as the Company was not subject to taxation due to operating losses.  Additionally, there have been no penalties or interest accruals as a result of the historical and current operating losses.  Significant components of the Company’s tax provision at December 31, 2009 and December 31, 2008 and 2007 are as follows:

	December 31,
	2009	2008	2007
Current:
Federal	$28,202	$—	$—
State	566	—	—
Foreign	—	—	—
Total current provision	28,768	—	—
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—
Total deferred provision / (benefit)	—	—	—

Total provision for income taxes	$28,768	$—	$—

The provision for income taxes for year ended December 31, 2009, differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes as a result of the following:

2009
Federal Income Tax provision at Statutory Rate	34.0%
Non-deductible Expenses	5.3%
State Taxes	0.0%
Valuation Allowance and Deferred Items	-36.9%
Efffective Tax Rate	2.4%

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 10.  Income Taxes (continued)

At December 31, 2009, 2008 and 2007, respectively, the components of our deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2009	2008	2007
Deferred Tax Assets:
Other Accruals	$1,149,000	$1,359,000	$1,057,000
Net Operating Losses (NOLs)	9,526,000	10,002,000	9,329,000
Research and Development Credits	1,570,000	1,442,000	1,157,000

Deferred Tax Assets	12,245,000	12,803,000	11,543,000

Deferred Tax Asset Valuation Allowance	(12,245,000)	(12,803,000)	(11,543,000)

Net Deferred Tax Asset	$—	$—	$—

The Company has incurred federal net operating losses of approximately $27.6 million which can be carried back 2 years or forward 20 years.  On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 was signed into law and includes provisions for the potential carryback of NOL’s of up to 5 years.  The Company does not anticipate any benefits of this potential increased carryback period based on the cumulative operating losses sustained.  We have net operating loss carryforwards totaling approximately $2.0 million in various states.  The losses expire in fiscal years 2010 through 2014.  NEXX has a Federal Research Credit carryforward of approximately $0.9 million which will begin to expire in fiscal year 2023.  NEXX has a Research Credit carryforward in the State of Massachusetts of approximately $0.8 million ($0.1 million with no expiration), which will begin to expire in fiscal year 2023.

We are subject to U.S. federal tax as well as income tax in multiple states, local jurisdictions, and foreign jurisdictions. The Company’s 2003 through 2009 tax years are open and may be subject to examination by these taxing authorities. Such examinations, if any, could result in challenges to tax positions taken and, accordingly, we may record adjustments to our tax provision based on the outcome of such matters. However, we believe that the resolution of any future income tax examination will not have a material effect on our financial position or results of operations.

The IRS Code Section 382 and similar state regulations, contain provisions that limit the net operating loss carryforwards and research and experimentation credit carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders.  In the event of a cumulative change in ownership in excess of 50% by a 5% shareholder, as defined by Section 382, the amount of the carryforwards that the Company may utilize in any one year may be limited.  The Company has completed several financings since its inception resulting in a change in control in excess of 50% by a 5% shareholder, as defined by Section 382 in September 2005.  The amount of benefits the Company may receive from the operating loss carryforwards for income tax purposes is further dependent, in part, upon the tax laws in effect, future earnings of the Company, future financings and other future events, the effects of which cannot be determined.

As required by ASC 740 (formerly FASB No. 109), management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss and research and experimentation credit carryforwards.  Management has determined that it is not more likely than not that the Company will recognize the benefits of these deferred tax assets and, as a result, a full

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 10.  Income Taxes (continued)

valuation allowance has been established at December 31, 2009, 2008 and 2007.  However, the amount of deferred tax asset valuation allowance could be reduced in the near term if estimates of future taxable income are achieved.

The Company adopted ASC 740 (formerly FIN 48) as of the beginning of fiscal 2007. This interpretation clarifies the criteria for recognizing income tax benefits under ASC 740 (formerly SFAS No. 109) and requires additional disclosures for uncertain tax positions. The Company recognizes and measures its uncertain income tax positions following the two-step approach defined in authoritative accounting literature.  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The adoption of FIN 48 did not have a material impact on the Company’s current financial position.  The Company anticipates that the amount of unrecognized tax benefits could change in the next twelve months but does not expect those changes to have a significant impact on the results of operations or the financial position of the Company.  In accordance with ASC 740, when the tax law requires interest to be paid and penalties to be calculated, interest and penalties will be recognized as part of our provision for income taxes.

Tax and Penalty Policy

Tax Reserve
Balance, December 31, 2007	$290,000
Additions: Current Year Operations	58,200
Balance, December 31, 2008	348,200
Additions: Current Year Operations	27,700
Ending Balance, December 31, 2009	$375,900

Note 11.  Commitments

Capital Lease:  The Company fulfilled its obligations under a capital lease for equipment through July 2009, and has no other capital lease commitments.

Operating lease:  In September 2007, the Company entered into an agreement to lease office space with Middlesex Technology Center Associates III Trust, for the lease of the Company’s laboratory, operations, office, and storage space, which it began to occupy on January 1, 2008.  The lease contains escalation clauses for operating and real estate taxes and expires in February 2015.

Rent expense under this operating lease charged to operations totaled $560,076, $632,253, and $283,308 for the years ended December 31, 2009, 2008 and 2007, respectively.

The following is a schedule by years of future minimum rental payments required under operating leases as of December 31, 2009:

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 11.  Commitments (continued)

Operating Lease (continued)

Operating Lease Minimum rental payments:
Year ending December 31:
2010	$437,023
2011	392,016
2012	392,016
2013	392,016
2014	392,016
Thereafter	65,336
$2,070,423

Employment Contracts:  The Company has entered into employment agreements with certain executive officers.  The agreements provide for certain severance benefits to be paid following a change in employment status during a 12 month period following a “change in control”, as defined in the agreements.

Manufacturing Contracts:  The Company has a three year manufacturing agreement which was renewed  on February 11, 2009 with an outsource manufacturer located near our Billerica headquarters that is the exclusive supplier and manufacturer of the PVD product line subject to certain terms and conditions.  In connection with this agreement, the Company may be required to purchase from that outsource company certain custom inventory purchased in anticipation of fulfilling purchase orders placed by the Company.  The Company has outsource agreements with two other companies who supply subassemblies for our ECD product that may require the Company to purchase inventory bought in anticipation of fulfilling our ECD orders.

Note 12.  Product Warranties

The Company’s new products generally carry a standard one-year warranty.  The Company sets aside a reserve based on anticipated warranty claims at the time product revenue is recognized.  All actual warranty claims are charged to the warranty accrual.  Factors that affect the Company’s product warranty liability include the number of installed units, the anticipated cost of warranty repairs, and historical and anticipated rates of warranty claims.  Should actual warranty costs differ from the estimates, revisions to the estimated warranty liability would be required.

The following table provides the detail of the change in the Company’s product warranty accrual, which is a component of accrued expenses on the consolidated balance sheets at December 31, 2009, 2008 and 2007:

	As of December 31,
	2009	2008	2007

Warranty accrual at beginning of year	$506,197	$622,051	$592,627
Accrual for new sales	360,200	396,500	428,400
Expirations and changes	209,409	173,964	(16,824)
Warranty payments made in cash or in kind	(368,472)	(686,318)	(382,152)

Warranty accrual at end of year	$707,334	$506,197	$622,051

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 13.  Employee Benefit Plan

The Company has adopted a salary reduction profit-sharing plan under the provision of Section 401(k) of the Internal Revenue Code.  The Plan entitles employees, meeting certain eligibility requirements, to make voluntary contributions to the Plan.  Contributions cannot exceed the maximum amount under applicable provisions of the Internal Revenue Code.  The Company, at its discretion, may contribute to the Plan.  For the years ended December 31, 2009, 2008 and 2007, the Company recorded matching contributions of $199,678, $153,214 and $142,596, respectively, relating to the Plan.

Note 14.  Stock Option Plan

The Company’s 2003 Stock Plan, as amended, is shareholder approved and permits awards to employees, directors and consultants of approximately 15.9 million shares.

All option grants and grant terms are approved by the Board of Directors including exercise price, vesting schedule and life of each grant.  There are 2,061,956 shares available for future awards at December 31, 2009.  In March 2009, the Company granted 4,490,920 shares of restricted common stock at $0.01 per share to one of its senior executives, which was funded through a note receivable agreement (see Note 4).  The shares vest through October 2012 and the Company retains the right to repurchase any unvested shares in the event that the executive is no longer an employee or consultant of the Company prior to October 2011.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14.  Stock Option Plan (continued)

The following table summarizes the stock option activity under the Plan:

	Option Price Per Share	Number of Shares	Weighted Average Option Price	Aggregate Intrinsic Value

Balance at December 31, 2006	$0.50 - 1.00	2,656,448	$0.78	$156,300

Options Granted	0.80 - 0.94	904,000	0.85
Options Exercised	0.50 - 1.00	(100,356)	0.90
Options Cancelled	0.50 - 1.10	(133,189)	0.78

Balance at December 31, 2007	$0.50 - 1.10	3,326,903	$0.79	$499,277

Options Granted	0.01 - 0.94	7,210,209	0.02
Options Exercised	—	—	—
Options Cancelled	0.01 - 1.00	(393,817)	0.71

Balance at December 31, 2008	$0.01 - 1.00	10,143,295	$0.02	$—

Options Granted	0.01	169,000	0.01
Options Exercised	—	—	—
Options Cancelled	0.01 - 1.00	(983,702)	0.15

Balance at December 31, 2009	$0.01 - 0.94	9,328,593	$0.02	$2,394,592

Options vested and expected to vest at December 31, 2009				$2,358,786
Options exercisable at December 31, 2009				$1,201,040

There were no options exercised in either 2009 or 2008. The total intrinsic value of options exercised during the year 2007 was $8,044, with intrinsic value defined as the difference between the estimated fair market value on the date of exercise and the grant date strike price.  The total amount of cash received from the exercise of these options was $90,793.  The actual tax benefit realized for the tax deductions from option exercises in 2007 was $0.

The Company estimates the fair value of stock option awards using the Black-Scholes valuation model.  Compensation expense is recognized on a straight-line basis over the awards’ vesting periods for those awards which contain only a service vesting feature.  For awards with a performance condition vesting feature, compensation expense is recognized on a graded-vesting basis over the awards’ vesting periods.  The estimation of stock-based awards that will ultimately vest requires significant judgment.  The Company considers many factors when estimating expected forfeitures and actual results and future changes in estimates may differ substantially from year to year.

Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the use of highly subjective estimates and assumptions, including the estimated fair value of common stock, expected life of the stock-based payment awards and stock price volatility.  Historically, we used the Black-Scholes option-pricing model to value our option grants and determine the related compensation expense.  Option pricing

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14.  Stock Option Plan (continued)

models require judgment on inputs including fair value, volatility, and term.  Fair value was determined using a Probability-Weighted Expected Return allocation methodology (or “PWERM”, described below).  We have historically been a private company and lack company-specific historical and implied volatility information.  Therefore, we estimate our expected volatility based on the historical volatility of our publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price.  The expected term of options was determined based on the PWERM scenario timelines and probability weightings. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the option.  ASC 718 (formerly known as SFAS No. 123R Accounting for Stock-Based Compensation) requires that we recognize compensation expense for only the portion of options that are expected to vest.  We have estimated expected forfeitures of stock options with the adoption of ASC 718 to be 3% for the year ended December 31, 2009.  In developing a forfeiture rate estimate, we have considered our historical experience.  If there are additional forfeitures of unvested options, adjustments to compensation expense may be required in future periods.

The assumptions used in calculating the fair value for the year ended December 31, 2009 were a risk-free interest rate of 3.0%, expected term of 10 years, weighted average expected volatility of 21%, and no expected dividends.  These assumptions represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment.  As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.  The most significant input into the Black-Scholes option-pricing model used to value our option grants is the fair value of common stock.

We historically have granted stock options at exercise prices equivalent to the fair value of the common stock as of the date of grant, as determined by the board of directors with input from management.  Because there has been no public market for the common stock, the board determined the fair value of the common stock by considering a number of objective and subjective factors, including our financial performance and projections, the relative illiquidity of the common stock, the preferences of our outstanding convertible preferred stock as compared to the common stock, including the redemption, liquidation preferences and dividend rights, and peer group trading multiples.

In connection with our preparation of consolidated financial statements, the board instructed management to prepare a valuation analysis to determine the fair value of the common stock for purposes of the stock option grants during those years. Independent valuation firms have been utilized in the past as an input to the Board of Directors in their determination of value process.

These valuations were prepared using the probability-weighted expected return method (“PWERM”). Under this methodology, the fair market value of the common stock was estimated based upon an analysis of future values assuming three possible outcomes: an initial public offering, a sale or merger, and continued operation as a private company.  The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes.  The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the board and management.

The initial public offering scenario analyses utilized the guideline public company method.  Management and the board estimated our enterprise value under the guideline public company method by comparing our company to publicly traded companies in our industry group.  The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, business model and financial risk to ours.  In determining our enterprise value under this method, the board used current revenue multiples of the peer companies applied to our revenues for the corresponding period.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14.  Stock Option Plan (continued)

 The sale or merger scenario analyses utilized a revenue multiple based on an analysis of similar transactions (similarity of the industry, businesses acquired, and related risks) and companies, applied to our corresponding revenue for the period in which the transaction is anticipated to occur.  The private company scenario enterprise value was based on an average of guideline public revenue and EBITDA multiples applied to the corresponding financial metrics and a discounted cash flow analysis using a similar guideline public company multiple for the terminal capital value.

We granted 169,000 stock options with a weighted average exercise price of $0.01 in 2009.  The board determined that the fair value of the common stock was $0.01 per share in July 2008 and increased the value to $0.27 as of November 2009.  The following discussion describes the reasons for the difference between the fair value of the common stock on these grant dates.

Leading up to the third quarter ended September 30, 2009, we continued to operate our business in the ordinary course.  Our customer revenue continued to grow.  We continued, however, to operate at a loss, primarily due to increases in operating expenses to support the growth of our business, including the funding of working capital.  We raised additional financing equity, with corresponding liquidation preferences and additional warrants, in the succeeding quarters to sustain growth.  The result of the financings was the majority of distributable enterprise value to shareholders was primarily consumed by obligations related to liquidation preferences, leaving little value for common shareholders.  A valuation completed in August 2009 by an independent valuation firm supported the $0.01 valuation.

In the third quarter of 2009, based on new orders and public market opportunities, the board of directors updated the valuation to reflect a near-term liquidity event.  During this time, we selected investment banks to serve as the managing underwriters of a possible initial public offering.  We held an organizational meeting for this offering in December 2009 and filed the registration statement for this offering with the SEC in February 2010. Additionally, during the fourth quarter of 2009, we operated on a cash-flow positive basis and posted net profits for the year for the first time, while increasing operating expenses to support the growth of our business, including the funding of working capital. This significant turn in operational results, coupled with a near-term anticipated liquidity event, higher valuations for publicly-traded comparable companies, and a continuing reduction in our term debt due to HTGC supported a higher pricing for our common stock as indicated.

Total stock-based compensation expense for the years ended December 31, 2009, 2008 and 2007, respectively, totaled $155,835, $194,891, and $195,168.  During 2008 the Company modified 2,848,986 issued and outstanding stock options to existing employees, directors and consultants, which had an exercise price ranging from $1.10 to $0.50.  The modification decreased the exercise price to $0.01 and resulted in $5,700 of stock-based compensation expense which will be recognized as expense through November 2011.  The weighted average fair value per share of options granted during 2009, 2008 and 2007, was approximately $0.004, $0.01 and $0.40 respectively.

Since July 2006, Board practice has been to require periodic updates (typically semi-annual) of the analysis of the fair market value of the Company's Common Stock. These updates are the responsibility of Management, and consist of reviews of current market conditions, competitor analysis, exit trends, and the engagement of independent valuation firms to augment Management’s efforts. The independent valuation firms assist in modeling, based on Management’s assumptions, and have provided reports used in consideration of the ultimate price established by Management and approved by the Board. The fair value of each option granted during 2009, 2008 and 2007 is estimated on the date of grant using the Black-Scholes valuation model with the following average assumptions:

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14.  Stock Option Plan (continued)

	2009	2008	2007
Expected life in years	10 years	10 years	10 years
Expected volatility	21%	19%	23%
Risk-free interest rate	3.0%	2.1%	4.55%
Expected dividend yield	0%	0%	0%
Service period in years	4 years	4 years	4 years

The expected volatility is based upon historical volatilities of a similar industry sector since it is not practicable to estimate the expected volatility of the Company’s common stock due to the limited number of equity transactions. Comparable companies relied upon in our fair value determination were based on industry and competitor comparability, and further refined based on market capitalization and debt. All comparable companies manufacture equipment used in a type of semiconductor application, and their customers, revenues, and expenses would be similar to ours. Additionally, the comparables all have mature products and revenues. We noted our closest public competitors (market capitalization amounts averaging approximately $140 million) did not have significant debt amounts, however our closest competitor with a much higher market capitalization amount did have significant debt and was included on that basis. Cyclicality was not factored separately as an adjustment as all comparable companies are subject to the same industry cyclicality.

The following tables summarize the information about stock options outstanding and exercisable as of December 31, 2009, 2008 and 2007:

	2009
	Options Outstanding			Options Vested and Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)	Number Vested and Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.01	9,210,493	7.88	$0.01	4,619,906	$0.01	7.13
0.50	22,500	1.69	0.50	22,500	0.50	1.69
0.94	95,600	3.04	0.94	95,600	0.94	3.04
	9,328,593	7.81	$0.02	4,738,006	$0.03	7.02

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14.  Stock Option Plan (continued)

	2008
	Options Outstanding			Options Vested and Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)	Number Vested and Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.01	9,854,695	8.97	$0.01	1,975,711	$0.01	6.68
0.50	22,500	2.69	0.50	22,500	0.50	2.69
0.60	16,146	7.39	0.60	16,146	0.60	7.39
0.80	64,062	7.75	0.80	64,062	0.80	7.75
0.82	40,292	8.42	0.82	40,292	0.82	8.42
0.94	95,600	4.04	0.94	95,600	0.94	4.04
1.00	50,000	5.86	1.00	50,000	1.00	5.86
	10,143,295	8.88	$0.02	2,264,311	$0.12	6.57

	2007
	Options Outstanding			Options Vested and Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)	Number Vested and Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.50	115,500	3.92	$0.50	115,500	0.50	3.92
0.60	521,375	7.98	0.60	275,583	0.60	7.96
0.80	1,466,518	8.09	0.80	644,791	0.80	7.22
0.82	657,000	9.42	0.82	-	0.82	-
0.94	190,000	9.55	0.94	11,750	0.94	9.42
1.00	376,510	6.23	1.00	290,800	1.00	6.52
	3,326,903	8.06	$0.79	1,338,424	$0.78	6.96

At December 31, 2009, 2008, and 2007, there was $100,304, $265,930, and $528,201 respectively, of total unrecognized compensation cost related to non-vested compensation grants.  This unrecognized compensation is expected to be recognized over a weighted average period of 3 years.

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 15. Business Segments

In making a determination of business segments, we gave consideration to the Chief Executive Officer’s review of financial information and the organizational structure of our management team.  Based on this review, we concluded that, at the present time, resources are allocated and other decisions are made based on consolidated financial information.  Therefore, we have determined that we operate in one business segment, where we develop, manufacture, sell and support deposition equipment used primarily in the packaging of semi conductors in final product form.  Most of the Company’s long lived assets are located in North America.  The following chart presents net revenue based on customer location for the years 2009, 2008 and 2007.

	Year Ended December 31,
	2009	2008	2007
North America	$11,674,397	$2,077,512	$7,049,495
Europe	3,464,138	5,005,103	3,537,889
Asia	23,053,861	11,247,235	15,114,815
Total Revenue	$38,192,396	$18,329,850	$25,702,199

Note 16. Financial Statement Restatements

In connection with the Company’s anticipated filing of a registration statement the previously issued 2007 and 2008 financial statements have been restated to reflect the adoption of the following:  (1) Securities Exchange Commission’s Accounting Series Release (ASR) No. 268 which required the reclassification of the carrying value of the Series A, B, C and D redeemable convertible preferred stock to temporary equity utilizing the mezzanine presentation and (2) ASC 480, formerly FASB Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable, which required the reclassification of the fair value of preferred stock warrants to a long-term liability.

We gave consideration to the cash flow presentation of when we sell demonstration units and determined that a non-cash transfer of demonstration equipment from fixed assets to inventory more clearly reflects the economics of the transaction.

We have restated our December 31, 2009 basic earnings per share computation using the two class method as we determined our preferred stock met the definition of a participating security.

The effect of the restatement on the consolidated financial statements is as follows:

							Basic Net
							Earnings
							Per Share
	Preferred	Total		Net	Net cash provided by (used in)		Allocable
	Stock Warrant	Stockholders’	Preferred	Income	Operating	Investing	to Common
	Liability	Equity	Stock	(Loss)	Activities	Activities	Shareholders

As previously reported at December 31, 2007	$—	$(1,636,700)	$—	$(4,811,805)	$(13,765,180)	$2,052,189	$—

Effect of adoption of ASR No. 268 and FSP 150-5	317,000	(21,975,572)	21,658,572	—	—	—	—

Effect on change in classification of transfers of demonstration equipment from fixed assets to inventory	—	—	—	—	2,649,825	(2,649,825)	—

As restated at December 31, 2007	$317,000	$(23,612,272)	$21,658,572	$(4,811,805)	$(11,115,355)	$(597,636)	$—

As previously reported at December 31, 2008	$—	$426,932	$—	$(8,506,670)	$(1,768,450)	$1,491,332	$—

Effect of adoption of ASR No. 268 and FSP 150-5	3,465,072	(32,377,840)	28,912,768	(26,923)	—	—	—

Effect on change in classification of transfers of demonstration equipment from fixed assets to inventory	—	—	—	—	2,145,401	(2,145,401)	—

As restated at December 31, 2008	$3,465,072	$(31,950,908)	$28,912,768	$(8,533,593)	$376,951	$(654,069)	$—

As previously reported at December 31, 2009	$—	$—	$—	$—	$(1,778,232)	$419,023	$0.08

Effect of undistributed earnings allocable to preferred shareholders	—	—	—	—	—	—	0.06

Effect on change in classification of transfers of demonstration equipment from fixed assets to inventory	—	—	—	—	518,963	(518,963)	—

As restated at December 31, 2009	$—	$—	$—	$—	$(1,259,269)	$(99,940)	$0.02

NEXX Systems, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 17. Subsequent Events

The Company evaluated subsequent events when the consolidated financial statements were issued.

On January 22, 2010, the Board of Directors, in conjunction with the 2009 Series D extension financing, granted 1.6 million common stock options to employees and consultants and 5.3 million restricted stock units to executive management and independent directors, at fair market value, determined to be $0.27 per share.

NEXX Systems, Inc. and Subsidiary

Consolidated Balance Sheets

Assets	March 31, 2010 (Unaudited)	December 31, 2009

Current Assets:
Cash and cash equivalents	$1,525,360	$4,014,473
Accounts receivable	9,907,804	10,265,568
Inventories	7,283,253	6,754,405
Prepaid expenses and other current assets	712,270	293,794
Total Current Assets	19,428,687	21,328,240

Equipment and Improvements, net	1,901,748	1,945,793

Purchased Developed Technology, Net of Accumulated Amortization of $382,000 in 2010 and $327,429 in 2009	—	13,642

Deferred Financing Costs, Net of Accumulated Amortization of $965,497 in 2010 and $559,753 in 2009	96,993	199,285

Deferred Offering Costs	720,578	244,916

Long Term Rent Deposit	313,660	313,660

Total Assets	$22,461,666	$24,045,536

Liabilities, Redeemable Stock and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$4,342,563	$6,586,373
Accrued expenses	3,421,637	4,307,884
Income taxes payable	1,500	28,768
Deferred revenue and customer deposits	1,870,478	1,957,044
Current portion of long-term debt	5,500,000	4,064,865

Total Current Liabilities	15,136,178	16,944,934

Preferred Stock Warrant Liability	800,535	1,784,763

Total Liabilities	15,936,713	18,729,697

Commitments and Contingencies

Preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value; 1,550,000 shares authorized, issued, and outstanding, net of issuance costs (liquidation and redemption value of $2,480,000)	2,451,036	2,451,036
Series B redeemable convertible preferred stock, $0.001 par value; 7,810,072 shares authorized and 7,669,880 shares issued and outstanding, net of issuance costs (liquidation and redemption value of $10,139,581)	9,678,961	9,678,961
Series C redeemable convertible preferred stock, $0.001 par value; 8,216,011 shares authorized issued and outstanding, net of issuance costs (liquidation and redemption value of $9,982,453)	9,528,575	9,528,575
Series D redeemable convertible preferred stock, $0.001 par value; 67,984,147 shares authorized and 55,938,348 and 53,636,413 shares issued and outstanding, net of issuance costs at March 31, 2010 and December 31, 2009 (liquidation and redemption value at March 31, 2010 and December 31, 2009 of $23,773,798 and $22,795,476)	15,250,729	14,238,234

Stockholders' Equity (deficit):

Common Stock:
$.001 par value, 160,301,747 shares authorized, 19,333,996 and 19,198,059 shares issued and outstanding at March 31, 2010 and December 31, 2009	19,334	19,198

Additional paid-in capital	11,653,546	11,546,794
Accumulated other comprehensive income (loss)	(8,975)	(4,128)
Accumulated deficit	(42,048,253)	(42,124,857)
	(30,384,348)	(30,562,993)
Less:
Receivable from stockholder	—	(17,974)
	(30,384,348)	(30,580,967)

Total Liabilities, Redeemable Stock and Stockholders' Equity (deficit)	$22,461,666	$24,045,536

See Notes to Unaudited Consolidated Interim Financial Statements

NEXX Systems, Inc. and Subsidiary

Unaudited Consolidated Interim Statements of Operations

	Three Months Ended March 31,
	2010	2009

Net Sales	$9,875,187	$6,652,367

Cost of Sales	5,181,357	3,655,586

Gross Profit	4,693,830	2,996,781

Operating Expenses:
Selling, general, and administrative	2,497,616	1,595,976
Research and development	1,865,040	1,230,725
Total operating expenses	4,362,656	2,826,701

Income from Operations	331,174	170,080

Other Income (Expense):
Interest income	969	2,058
Interest expense	(248,558)	(284,065)
Other income (expense)	—	99
Unrealized loss on preferred stock warrant liability	(5,481)	—
Other expense, net	(253,070)	(281,908)

Income (Loss) before income taxes	78,104	(111,828)

Provision for income taxes	1,500	—

Net Income (Loss)	$76,604	$(111,828)

Net income (loss) attributable to common stockholders
- basic	$12,027	$(111,828)
- diluted	$17,508	$(111,828)

Net income (loss) per share attributable to common stockholders
- basic	$0.00	$(0.01)
- diluted	$0.00	$(0.01)

Weighted average number of common shares outstanding
- basic	16,309,130	14,707,139
- diluted	120,949,966	14,707,139

Shares used in computing pro forma basic and diluted net income
per common share (unaudited)	15,132,637

Pro forma net income per common share, diluted (unaudited)	$0.00

See Notes to Unaudited Consolidated Interim Financial Statements

NEXX Systems, Inc. and Subsidiary

Unaudited Consolidated Interim Statement of Preferred Stock, Stockholders' Equity (Deficit) and Comprehensive Loss

	Redeemable Convertible Preferred Stock
	Series A		Series B		Series C		Series D

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

BALANCES, December 31, 2009	1,550,000	$2,451,036	7,669,880	$9,678,961	8,216,011	$9,528,575	53,636,413	$14,238,234

Exercise of stock options	—	—	—	—	—	—	—	—
Payment received on receivable from stockholder	—	—	—	—	—	—	—	—
Issuance of preferred stock net of issuance costs of $0	—	—	—	—	—	—	2,301,935	1,012,495
Effects of foreign currency transaction
Share-based payment compensation	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—
BALANCES, March 31, 2010	1,550,000	$2,451,036	7,669,880	$9,678,961	8,216,011	$9,528,575	55,938,348	$15,250,729

NEXX Systems, Inc. and Subsidiary

Unaudited Consolidated Interim Statement of Preferred Stock, Stockholders' Equity (Deficit) and Comprehensive Loss (Continued)

	Stockholders' Equity
	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Receivable From Stockholder	Total Stockholders' Equity (Deficiency)	Total Comprehensive Income (Loss)

BALANCES, December 31, 2009	19,198,059	$19,198	$11,546,794	$(4,128)	$(42,124,857)	$(17,974)	$(30,580,967)	—

Exercise of stock options	135,937	136	1,359	—	—	—	1,495	—
Payment received on receivable from stockholder	—	—	—	—	—	17,974	17,974	—
Issuance of preferred stock net of issuance costs of $0	—	—	—	—	—	—	—	—
Effects of foreign currency translation				(4,847)			(4,847)	(4,847)
Share-based payment compensation	—	—	105,393	—	—	—	105,393	—
Net income	—	—	—	—	76,604	—	76,604	76,604
BALANCES, March 31, 2010	19,333,996	$19,334	$11,653,546	$(8,975)	$(42,048,253)	$—	$(30,384,348)	$71,757

NEXX Systems, Inc. and Subsidiary

Unaudited Consolidated Interim Statements of Cash Flows

	Three Months Ended March 31,
	2010	2009

Cash Flows from Operating Activities:
Net income (loss)	$76,604	$(111,828)
Adjustments to reconcile net profit (loss) to net cash used in operating activities:
Depreciation and amortization of fixed assets	195,586	249,197
Amortization on intangibles	115,934	100,567
Share-based payment compensation	105,393	25,270
Unrealized (gain) loss on preferred stock warrant liability	5,481	—
(Increase) decrease in:
Accounts receivable	357,764	619,750
Inventories	(676,505)	409,740
Prepaid expenses and other current assets	(418,476)	8,629
Increase (decrease) in:
Accounts payable	(2,243,810)	(12,053)
Accrued expenses	(891,610)	377,285
Accrued taxes payable	(27,268)	—
Deferred revenue and customer deposits	(86,566)	(2,774,601)

Total adjustments	(3,564,077)	(996,216)

Net cash (used in) operating activities	(3,487,473)	(1,108,044)

Cash Flows from Investing Activities:
Purchases of equipment and improvements	(3,884)	(12,745)

Net cash (used in) investing activities	(3,884)	(12,745)

Cash Flows from Financing Activities:
Proceeds from exercise of common stock options	1,495	—
Proceeds from issuance of Series D preferred stock	22,786	—
Payments of stock issuance costs	—	(16,647)
Payments on capital leases	—	(22,153)
Proceeds (payments) on revolver debt facility, net	2,000,000	(850,000)
Payments on term debt facility	(564,865)	(502,161)
Payment received on receivable from stockholder	17,974	—
Deferred offering costs	(475,662)	—

Net cash provided by (used in) financing activities	1,001,728	(1,390,961)

Effects of exchange rates on cash	516	(991)

Net Decrease in Cash and Cash Equivalents	(2,489,113)	(2,512,741)

Cash and Cash Equivalents, beginning of period	4,014,473	3,990,233

Cash and Cash Equivalents, end of period	$1,525,360	$1,477,492

See Notes to Unaudited Consolidated Interim Financial Statements

NEXX Systems, Inc. and Subsidiary

Unaudited Consolidated Interim Statements of Cash Flows (continued)

	Three Months Ended March 31,
	2010	2009

Supplemental Disclosures:
Interest paid	$154,169	$211,176
Non-cash financing and investing activities:
Inventory transferred to Equipment	$147,657	$—

Demo Equipment transferred to Inventory	$—	$476,667

See Notes to Unaudited Consolidated Interim Financial Statements

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 1. Description of the Company and Basis of Presentation

NEXX Systems, Inc. (“NEXX” or “we” or the “Company”) was formed under Delaware law as a limited liability company on August 7, 2001 and converted to a “C” Corporation in 2002.  The Company provides process solutions designed for semiconductor wafer level packaging customers located both in the United States and in international markets.  NEXX designs, develops, manufactures, and markets two product lines (Apollo and Stratus) of process equipment focused on the needs of semiconductor advanced packaging customers.

The accompanying financial statements, as of March 31, 2010 and December 31, 2009 and for the three months ended March 31, 2010 and 2009, are unaudited except for the consolidated balance sheet information as of December 31, 2009, which is derived from the Company’s accompanying audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP).  The Company’s interim consolidated financial statements have been prepared in accordance with GAAP and Article 10 of Regulation S-X issued by the Securities and Exchange Commission (SEC).  Accordingly, they do not include all the information and footnote disclosures required by GAAP for annual financial statements.  The unaudited consolidated interim financial statements, in the opinion of the Company’s management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company’s financial results for the periods shown.  The Company adheres to the same accounting policies in preparation of its interim financial statements.  As permitted under GAAP, interim accounting for certain expenses, including income taxes is based on full year assumptions.  Such amounts are expensed in full in the year incurred.  For interim financial reporting purposes, income taxes are recorded based upon estimated annual income tax rates.  The results of operations for such periods are not necessarily indicative of the results expected for any future periods.

These unaudited consolidated condensed interim financial statements should be read in conjunction with the accompanying consolidated financial statements and related notes for the year ended December 31, 2009.

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, valuation of inventory and accounts receivable, valuation of investments and income taxes, stock-based compensation, valuation of warrants, costs eligible for capitalization, intangible assets and related amortization.  Actual results could differ from those estimates.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies

Deferred Offering Costs:  The Company has deferred $720,578 of costs related to its filing of the registration statement associated with its initial public offering.  Upon completion of the Company’s proposed initial public offering, such costs will be recorded as a reduction of the proceeds received in arriving at the amount to be recorded in Stockholder’s Equity (Deficit).  If the offering is not completed, these deferred offering costs will be expensed in the Consolidated Statement of Operations.

Concentration of Credit Risk and Export Sales:  Financial instruments which potentially expose the Company to concentration of credit risk consist principally of accounts receivable.  Management regularly monitors the creditworthiness of its customers and believes that it has adequately reserved for any exposure to potential credit losses.  As of March 31, 2010, two customers accounted for 58% and 26% of the accounts receivable balance.  As of December 31, 2009, two customers accounted for 65% and 15% of the accounts receivable balance.

The Company’s customers are concentrated in the semiconductor industry.  Through March 31, 2010, two customers accounted for approximately 81% of net sales.  Of these two, customer A accounted for 58% of net sales and customer B accounted for 23% of net sales.  Through March 31, 2009, three customers accounted for approximately 98% of net sales.  Of these three, customer C accounted for 37% of net sales and customer D accounted for 34% of net sales, and customer E accounted for 27% of net sales.  Export sales were 94% and 1% of net sales for the period ended March 31, 2010 and 2009 respectively.

Net income (loss) per Share of Common Stock:  Basic and diluted net income (loss) per share is presented in conformity with the two-class method required for participating securities.  Under the two-class method, basic net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period.  Net income (loss) attributable to common stockholders is determined by allocating undistributed earnings between holders of common and convertible preferred stock, based on the contractual dividend rights contained in our preferred stock agreements.  No preferred dividends have been declared and, as such, preferred dividends have not affected our computation of net income available to common shareholders.  Diluted net income (loss) per share assumes, on a weighted average basis, the conversion of the convertible preferred stock, if dilutive, and includes the dilutive effect, if any, of stock options and warrants using the treasury stock method.  The following table presents the calculation of basic and diluted net income (loss) per share:

	At March 31,	At March 31,
	2010	2009
Numerator

Basic
Net Income (loss)	$76,604	$(111,828)
Less: Income allocated to redeemable preferred shares	(64,577)	—
Income (loss) available to common shareholders for purposes of calculating basic EPS	$12,027	$(111,828)

Diluted
Income (loss) available to common shareholders	$12,027	$(111,828)
Plus: Adjustment to income attributable to the unrealized loss on dilutive warrants	5,481	—
Income (loss) available to common shareholders for purposes of calculating dilutive EPS	$17,508	$(111,828)

Denominator

Basic weighted average shares	16,309,130	14,707,139
Options to purchase common stock	8,890,434	—
Common stock subject to vesting provisions	6,998,339	—
Redeemable convertible preferred shares	87,419,971	—
Warrants to purchase redeemable convertible preferred stock	1,332,092	—
Diluted common shares	120,949,966	14,707,139

Net Income (loss) per share
Basic EPS	$0.00	$(0.01)
Dilutive EPS	$0.00	$(0.01)

The following table presents the potentially dilutive securities outstanding that were excluded from the computation of diluted net income (loss) per common share for the periods presented because their inclusion would have had an anti-dilutive effect:

	At March 31,	At March 31,
	2010	2009
Options to purchase common stock	118,100	9,251,531
Common stock subject to vesting provisions	—	4,490,920
Redeemable convertible preferred stock	—	39,621,873
Warrants to purchase redeemable preferred stock	4,233,031	10,924,674
	4,351,131	64,288,998

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Net income (loss) per Share of Common Stock (continued)

In November 2009, the Company’s board of directors authorized the Company to proceed with an initial public offering of its common stock, and upon consummation of that offering all of the Company’s outstanding shares of redeemable convertible preferred stock will convert to common stock, and warrants to purchase shares of the Company’s redeemable convertible preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the redeemable convertible preferred stock.  As authorized by the board of directors, 28,830,869 shares of common stock would be issued to holders of redeemable convertible preferred stock and 1,169,131 common shares reserved for issuance to warrant holders to be issued if and when the warrants are exercised (collectively, the “30 million common share consideration”).  The 30 million common share consideration is in exchange for the waiver of the contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of the Company’s common stock that raises less than $25 million.

The Company concluded that the additional shares to be issued represent an induced conversion.  The fair value of our common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to our retained earnings and the income available to common shareholders for earnings per share purposes immediately prior to the effectiveness of the initial public offering.  In addition, the preferred stock warrant liability will be adjusted to give effect to any change in fair value, with any resulting adjustment to be reflected in earnings for the period.  The combined effects of the induced conversion on earnings and income available to common stockholders are expected to be material.

Pro forma diluted income per share has been computed assuming the dilutive effect of the issuance of common stock per the 30 million common share consideration noted above, as that will have a continuing impact.  Net income and income available to common shareholders do not reflect any charges related to the 28,830,869 common shares that will be issued at the time of the IPO, generating a non-recurring charge in that period only.  This induced conversion charge estimated at $15.9 million will be subtracted from net income available to common shareholders and earnings per share in that period.  Pro forma diluted income per share has also been computed assuming a 1 to 10 reverse stock split approved by the board of directors and shareholders contingent upon the effectiveness of the Company’s initial public offering.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments: The Company did not have any items that are measured at fair value on a non-recurring basis for the period ended March 31, 2010 or 2009.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	As of March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash	$308,479	$308,479	$—	$—

Money Market Funds included in cash equivalents	$1,216,881	$—	$1,216,881	$—

Preferred Stock Warrant Liability	$800,535	$—	$—	$800,535

	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$548,525	$548,525	$—	$—

Money Market Funds included in cash equivalents	$3,465,948	$—	$3,465,948	$—

Preferred Stock Warrant Liability	$1,784,763	$—	$—	$1,784,763

Other Accounts: The carrying amount of accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term nature of these items. Management believes that the Company's debt obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Money Market Funds: Money market funds are cash deposits carrying varying rates of return, deposited in our financial institution.  The funds are invested on and redeemed on a daily basis and are extremely liquid in nature.  The funds do not have quoted prices, and as such we have classified them as level 2 in the pricing hierarchy due to specific valuation circumstances, particularly use of the amortized cost valuation method.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

Preferred Stock Warrant Liability:  The Company accounts for preferred stock warrants in accordance with ASC 480 (formerly FASB Staff Position 150-5 (FSP 150-5) Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable).  ASC 480 requires us to classify these as liabilities and adjust the value of these warrants to fair value at the end of each reporting period.  The value of the preferred stock warrants was determined using an option pricing methodology.  Changes to the value of the preferred stock warrant liability is determined by comparing the warrants outstanding at the end of the period multiplied by the fair value of the warrants at the end of the period to the same calculation for the prior period.  Significant components of the option pricing model include the enterprise value of the Company for the period (determined using an income-based method), volatility, term, and interest rate assumptions.  Changes to certain assumptions which caused the fair value to change were primarily attributable to changes to the discount rate used in determining our enterprise value as well as projected changes to the capital structure attributable to equity issuances and warrant exercises.  All other assumptions remained relatively stable and did not have as material an impact.

The following table provides a roll forward of the fair value of the preferred stock liability:

March 31,
2010
Beginning of period	$1,784,763
Issuance of warrants	—
Exercise of warrants	(989,709)
Increase (decrease ) in fair value	5,481
End of period	$800,535

Note 3.  Receivable from Stockholder

On June 23, 2009 the Company entered into a secured promissory note agreement with one of its senior executives in the amount of $19,909 in connection with the issuance of 4,490,920 shares of restricted common stock at $0.01 per share.  The proceeds from the issuance of restricted common stock totaled $44,909, of which $25,000 was paid in October 2009.  The note is secured by the executive’s restricted common stock and bears an interest rate of 0.75% which is the federal rate for short-term maturities as published by the Internal Revenue Service in June 2009.  Interest is payable in arrears on the last day of each month commencing on July 31, 2009.  The loan was being repaid in 72 equal bi-weekly installments which began in October 2009 and would have ended in June 2012 or the earlier of thirty days after termination of the Borrower’s employment with the Company for any reason and the date of the effectiveness of the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933.  The officer repaid this note in full in March 2010.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 4.  Inventories

Inventories consisted of the following at March 31, 2010 and December 31, 2009:

	March 31,	December 31,
	2010	2009
Raw materials	$3,163,762	$3,445,426
Work-in-process	2,603,025	1,316,067
Finished goods	1,516,466	1,992,912
	$7,283,253	$6,754,405

Note 5.  Stockholders’ Equity

At March 31, 2010 the Company has reserved common stock for the following:

Conversion of preferred stock	88,503,798
Stock options	17,416,850
Stock warrants	5,098,636
111,019,284

On February 12, 2010, the Certificate of Incorporation was amended to increase the total number of all classes of authorized stock to 245,861,977 shares, of which 160,301,747 is Common Stock and 85,560,230 is Preferred Stock.  The stock option pool was also increased to 22,160,063 shares.

During the quarter ended March 31, 2010, 2,301,935 Series D warrants were exercised for approximately $23,000.  The newly issued Series D shares represent an additional $1.0M of liquidation preference.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 6.  Income Taxes

Our income tax provision was $1,500 for the first three months of the year 2010 and our income tax rate was approximately 2% for the period.  The tax rate for the first three months of the year 2010 differed from the statutory tax rate of 35% primarily due to the use of carry forward net operating losses and a portion of our income not being offset by carry forward losses and subject to alternative minimum tax.

The IRS Code Section 382 and similar state regulations contain provisions that limit the net operating loss carry forwards and research and experimentation credit carry forwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in ownership interests of significant stockholders.  In the event of a cumulative change in ownership in excess of 50% by a 5% shareholder, as defined by Section 382, the amount of the carry forwards that the Company may utilize in any one year may be limited.  The Company has completed several financings since its inception resulting in a change in control in excess of 50% by a 5% shareholder as defined by Section 382 in September 2005.  The amount of benefits the Company may receive from the operating loss carry forwards for income tax purposes is further dependent, in part, upon the tax laws in effect, future earnings of the company, future financings, and other future events, the effects of which cannot be determined.

Note 7.  Product Warranties

The Company’s new products generally carry a standard one-year warranty.  The Company sets aside a reserve based on anticipated warranty claims at the time product revenue is recognized.  All actual warranty claims are charged to the warranty accrual.  Factors that affect the Company’s product warranty liability include the number of installed units, the anticipated cost of warranty repairs, and historical and anticipated rates of warranty claims.  Should actual warranty costs differ from the estimates, revisions to the estimated warranty liability would be required.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 7.  Product Warranties (continued)

The following table provides the detail of the change in the Company’s product warranty accrual, which is a component of accrued expenses on the consolidated balance sheets at March 31, 2010 and December 31, 2009:

	March 31,	December 31,
	2010	2009
Warranty accrual at beginning of year	$707,334	$506,197
Accrual for new sales	164,077	360,200
Expirations and changes	160,876	209,409
Warranty payments made in cash or in kind	(216,951)	(368,472)
Warranty accrual at end of period	$815,336	$707,334

Note 8.  Stock Option Plan

All option grants and grant terms are approved by the Board of Directors including exercise price, vesting schedule and life of each grant.  There are 1,341,985 shares available for future awards at March 31, 2010.

The following table summarizes the stock option activity under the Plan:

	Option Price Per Share	Number of Shares	Weighted Average Option Price	Aggregate Intrinsic Value
Balance at December 31, 2009	$0.01 - 0.94	9,328,593	$0.02	$2,394,592
Options Granted	0.27	1,626,209	0.27
Options Exercised	0.011	(135,937)	0.01
Options Cancelled	0.01 - 0.27	(19,000)	0.22
Balance at March 31, 2010	$0.01 - 0.94	10,799,865	$0.06	$2,358,345

Options vested and expected to
vest at March 31,2010				$2,321,217
Options exercisable at
March 31, 2010				$1,297,566

The intrinsic value of options exercised during Q1 2010 was $35,208, with intrinsic value defined as the difference between the estimated fair market value on the date of exercise and the grant date strike price. The total amount of cash received from the exercise of these options was $1,495.  The actual tax benefit realized for the tax deductions from option exercises was $0.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 8.  Stock Option Plan (continued)

The Company estimates the fair value of stock option awards using the Black-Scholes valuation model.  Compensation expense is recognized on a straight-line basis over the awards’ vesting periods for those awards which contain only a service vesting feature.  For awards with a performance condition vesting feature, compensation expense is recognized on a graded-vesting basis over the awards’ vesting periods.  The estimation of stock-based awards that will ultimately vest requires significant judgment.  The Company considers many factors when estimating expected forfeitures and actual results and future changes in estimates may differ substantially from year to year.

Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the use of highly subjective estimates and assumptions, including the estimated fair value of common stock, expected life of the stock-based payment awards and stock price volatility.  Historically, we used the Black-Scholes option-pricing model to value our option grants and determine the related compensation expense.  Option pricing models require judgment on inputs including fair value, volatility, and term.  Fair value was determined using a Probability-Weighted Expected Return allocation methodology (or “PWERM”, described below).  We have historically been a private company and lack company-specific historical and implied volatility information.  Therefore, we estimate our expected volatility based on the historical volatility of our publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price.  The expected term of options was determined based on the PWERM scenario timelines and probability weightings. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the option.  ASC 718 (formerly known as SFAS No. 123R Accounting for Stock-Based Compensation) requires that we recognize compensation expense for only the portion of options that are expected to vest.  We have estimated expected forfeitures of stock options with the adoption of ASC 718 to be 3.5% for the three months ended March 31, 2010.  In developing a forfeiture rate estimate, we have considered our historical experience.  If there are additional forfeitures of unvested options, adjustments to compensation expense may be required in future periods.

The assumptions used in calculating the fair value for the period ended March 31, 2010 were a risk-free interest rate of 3.6%, expected term of 10 years, weighted average expected volatility of 47%, and no expected dividends.  These assumptions represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment.  As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.  The most significant input into the Black-Scholes option-pricing model used to value our option grants is the fair value of common stock.

We historically have granted stock options at exercise prices equivalent to the fair value of the common stock as of the date of grant, as determined by the board of directors with input from management.  Because there has been no public market for the common stock, the board determined the fair value of the common stock by considering a number of objective and subjective factors, including our financial performance and projections, the relative illiquidity of the common stock, the preferences of our outstanding convertible preferred stock as compared to the common stock, including the redemption, liquidation preferences and dividend rights, and peer group trading multiples.

In connection with our preparation of consolidated financial statements, the board instructed management to prepare a valuation analysis to determine the fair value of the common stock for purposes of the stock option grants during those years. Independent valuation firms have been utilized in the past as an input to the Board of Directors in their determination of value process.

These valuations were prepared using the probability-weighted expected return method (“PWERM”). Under this methodology, the fair market value of the common stock was estimated based upon an analysis of future values assuming three possible outcomes: an initial public offering, a sale or merger, and continued operation as a private company.  The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes.  The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the board and management.

The initial public offering scenario analyses utilized the guideline public company method.  Management and the board estimated our enterprise value under the guideline public company method by comparing our company to publicly traded companies in our industry group.  The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, business model and financial risk to ours.  In determining our enterprise value under this method, the board used current revenue multiples of the peer companies applied to our revenues for the corresponding period.

The sale or merger scenario analyses utilized a revenue multiple based on an analysis of similar transactions (similarity of the industry, businesses acquired, and related risks) and companies, applied to our corresponding revenue for the period in which the transaction is anticipated to occur.  The private company scenario enterprise value was based on an average of guideline public revenue and EBITDA multiples applied to the corresponding financial metrics and a discounted cash flow analysis using a similar guideline public company multiple for the terminal capital value.

In the first quarter of 2010, 1,626,209 stock options were granted with an average exercise price of $0.27.  Additionally in the first quarter of 2010, 5,275,000 Restricted Stock Units were granted, subject to a four year vesting schedule.  The board determined that the fair value of the common stock was $0.27, consistent with the value at December 31, 2009.

Leading up to the third quarter ended September 30, 2009, we continued to operate our business in the ordinary course.  Our customer revenue continued to grow.  We continued, however, to operate at a loss, primarily due to increases in operating expenses to support the growth of our business, including the funding of working capital.  We raised additional financing equity, with corresponding liquidation preferences and additional warrants, in the succeeding quarters to sustain growth.  The result of the financings was the majority of distributable enterprise value to shareholders was primarily consumed by obligations related to liquidation preferences, leaving little value for common shareholders.  A valuation completed in August 2009 by an independent valuation firm supported the $0.01 valuation.

In the third quarter of 2009, based on new orders and public market opportunities, the board of directors updated the valuation to reflect a near-term liquidity event.  During this time, we selected investment banks to serve as the managing underwriters of a possible initial public offering.  We held an organizational meeting for this offering in December 2009 and filed the registration statement for this offering with the SEC in February 2010. Additionally, during the fourth quarter of 2009, we operated on a cash-flow positive basis and posted net profits for the year for the first time, while increasing operating expenses to support the growth of our business, including the funding of working capital. This significant turn in operational results, coupled with a near-term anticipated liquidity event, higher valuations for publicly-traded comparable companies, and a continuing reduction in our term debt due to HTGC supported a higher pricing for our common stock as indicated.

Total stock-based compensation expense for the period ended March 31, 2010 and 2009 respectively, totaled $105,393 and $25,270.  During 2008 the Company modified 2,848,986 issued and outstanding stock options to existing employees, directors and consultants, which had an exercise price ranging from $1.10 to $0.50.  The modification decreased the exercise price to $0.01 and resulted in $5,700 of stock-based compensation expense which will be recognized as expense through November 2011.  The weighted average fair value per share of options granted during 2010 and 2009 was approximately $0.167 and $0.004 respectively.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 8.  Stock Option Plan (continued)

Since July 2006, Board practice has been to require periodic updates (typically semi-annual) of the analysis of the fair market value of the Company's Common Stock. These updates are the responsibility of Management, and consist of reviews of current market conditions, competitor analysis, exit trends, and the engagement of independent valuation firms to augment Management’s efforts. The independent valuation firms assist in modeling, based on Management’s assumptions, and have provided reports used in consideration of the ultimate price established by Management and approved by the Board. The fair value of each option granted during 2010 and 2009 is estimated on the date of grant using the Black-Scholes valuation model with the following average assumptions:

	Q1 2010	2009
Expected life in years	10 years	10 years
Expected volatility	47%	21%
Risk-free interest rate	3.6%	3.0%
Expected dividend yield	0%	0%
Service period in years	4 years	4 years

The expected volatility is based upon historical volatilities of a similar industry sector since it is not practicable to estimate the expected volatility of the Company’s common stock due to the limited number of equity transactions. Comparable companies relied upon in our fair value determination were based on industry and competitor comparability, and further refined based on market capitalization and debt. All comparable companies manufacture equipment used in a type of semiconductor application, and their customers, revenues, and expenses would be similar to ours. Additionally, the comparables all have mature products and revenues. We noted our closest public competitors (market capitalization amounts averaging approximately $140 million) did not have significant debt amounts, however our closest competitor with a much higher market capitalization amount did have significant debt and was included on that basis. Cyclicality was not factored separately as an adjustment as all comparable companies are subject to the same industry cyclicality.

The following tables summarize the information about stock options outstanding and exercisable as of March 31, 2010:

	March 31, 2010
	Options Outstanding			Options Vested and Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)	Number Vested and Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.01	9,070,556	7.72	$0.01	4,990,637	$0.01	7.16
0.27	1,611,209	9.81	$0.27	—	0.27	—
0.50	22,500	1.44	$0.50	22,500	0.50	1.44
0.94	95,600	2.80	$0.94	95,600	0.94	2.80
	10,799,865	8.58	$0.06	5,108,737	$0.03	7.05

In addition to the number of options outstanding above, there are 5,275,000 Restricted Stock Units (RSU’s) outstanding with no exercise price, and none of the RSU’s are vested.

NEXX Systems, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 8.  Stock Option Plan (continued)

At March 31, 2010, there was $1,685,720 of total unrecognized compensation cost related to non-vested compensation grants.  This unrecognized compensation is expected to be recognized over a weighted average period of 3 years.

Note 9. Business Segments

In making a determination of business segments, we gave consideration to the Chief Executive Officer’s review of financial information and the organizational structure of our management team.  Based on this review, we concluded that, at the present time, resources are allocated and other decisions are made based on consolidated financial information.  Therefore, we have determined that we operate in one business segment, where we develop, manufacture, sell and support deposition equipment used primarily in the packaging of semi conductors in final product form.  Most of the Company’s long lived assets are located in North America.  The following chart presents net revenue based on customer location for the period ended March 31, 2010 and March 31, 2009.

	March 31,
	2010	2009
North America	$565,930	$6,593,058
Europe	121,663	31,302
Asia	9,187,594	28,007
Total Revenue	$9,875,187	$6,652,367

Note 10. Subsequent Events

On June 25, 2010 the Company entered into a loan agreement with Comerica Bank for borrowings of up to $12,000,000. The loan is secured by substantially all business assets and intellectual property of the Company. The agreement is divided into two parts, revolving and term advances, with the revolver expiring July 1, 2011 and the term amortizing monthly over 36 months following a six month interest only period. The revolver permits borrowings of up to the lesser of the borrowing base, as defined in the agreement, or $7,000,000.  Revolver advances will be used to support the Company’s growth. The $5 million term portion was advanced at closing and the proceeds were used to retire all of the then outstanding Hercules debt. We have entered into an interest rate swap agreement with Comerica to fix the interest rate for the term loan portion of the facility at 8.25% per annum. The interest rate for the revolver will be the Daily Adjusting LIBOR Rate (as defined in the agreement) plus the applicable margin of 6.25% per annum.

5,424,955 shares

NEXX Systems, Inc.

Common Stock

PROSPECTUS

Canaccord Genuity
CIBC
Macquarie Capital Markets Canada Ltd.
TD Securities

July   , 2010

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The expenses (other than underwriting discounts and commissions) payable by us in connection with this offering are as follows:

	Amount
SEC registration fee		$2,994.60
FINRA fee		4,700
Canadian Securities Administrators filing fee		13,083
TSX listing fee		10,500
Printing and mailing expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		21,000
Miscellaneous		*
Total expenses	$		*

* To be filed by amendment.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us within the past three years. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. The information below does not give effect to a 1 to 10 reverse stock split based upon our amended and restated certificate of incorporation that we will file with Delaware immediately prior to the closing of this offering

Since January 1, 2007, we have issued and sold unregistered securities in connection with private placements of our securities and option issuances. These securities were deemed to be exempt from registration either pursuant to (a) Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering; or (b) Section 3(b) of the Securities Act and Rule 701promulgated thereunder, as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

The recipients of securities in each of the transactions summarized below represented their intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. All securities described in this Item 15 are deemed restricted securities for purposes of the Securities Act.  The instruments representing such issued securities included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. All recipients either received adequate information about us or had adequate access, through their relationship with us, to information about us. There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Stock and Convertible Debt Issuances

On June 22, 2007, in connection with amending the terms of our outstanding debt, we issued a warrant to purchase an aggregate of up to 1,176,471 shares of our series D convertible preferred stock at an exercise price of $0.425 per share to our principal lender in a private placement under Section 4(2) of the Securities Act.

From October 2007 to June 2008, we sold convertible promissory notes in the aggregate principal amount of $7.0 million and simultaneously issued warrants to purchase an aggregate of up to 1,176,471 shares of our series D preferred stock at an exercise price of $0.425 per share to accredited investors in a private placement under Section 4(2) of the Securities Act. These promissory notes carried interest at the rate of 9%.  These notes (including accrued interest) converted into 18,031,777 shares of our series D convertible preferred stock on June 27, 2008.

In July, September and October 2008, we issued and sold an aggregate of 6,792,397 shares of series D convertible preferred stock and warrants to purchase an aggregate of up to 6,691,643 additional shares of series D convertible preferred stock at an exercise price of $0.01 per share to accredited investors in a private placement under Section 4(2) of the Securities Act for aggregate consideration of $2.9 million.

In May 2009, pursuant to the exercise of previously issued warrants, we issued and sold an aggregate of 2,399,996 shares of our series D convertible preferred stock to accredited investors in a private placement under Section 4(2) of the Securities Act at a purchase price of $0.01 per share.

On July 9, 2009, in connection with amending the terms of our outstanding debt, we issued a warrant to purchase an aggregate of up to 705,882 shares of our series D preferred stock at an exercise price of $0.425 per share to an accredited investor in a private placement under Section 4(2) of the Securities Act.

In October and November 2009, we issued and sold an aggregate of 12,348,061 units, each unit consisting of one share of series D convertible preferred stock and a warrant to purchase an additional share of series D preferred stock at an exercise price of $0.01 per share, to accredited investors in a private placement under Section 4(2) of the Securities Act for aggregate consideration of $5.2 million.

From November 2009 through March 2010, pursuant to the exercise of previously issued warrants, we issued and sold an aggregate of 16,360,374 shares of our series D convertible preferred stock and 457 shares of our series D convertible preferred stock at purchase prices of $0.01 and $0.425 per share, respectively, to accredited investors in private placements under Section 4(2) of the Securities Act.

On June 25, 2010, in connection with entering into a new credit facility, we issued to our principal lender, in a private placement under Section 4(2) of the Securities Act, a warrant to purchase up to an aggregate of $600,000 of shares of our common stock at an exercise price equal to the valuation as of June 30, 2010 of the fair market price per share, which will be determined within 30 days following the issuance of the warrant by a third party retained by us to value our common stock.  This warrant is exercisable through June 25, 2020.

Issuances Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan

Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan, since January 1, 2007 we have issued an aggregate of 4,490,920 shares of our common stock, which were all issued at a price of $0.01 per share, granted options to purchase an aggregate of 9,909,418 shares of our common stock with exercise prices ranging from $0.01 to $0.94 per share, granted options to purchase an aggregate of 96,000 shares of our common stock in February and April 2010 with an exercise price equal to the price per share of this offering, and issued awards of 5,275,000 restricted stock units in January 2010, which were all issued at a valuation of $0.27 per share, to employees, directors and consultants. Since January 1, 2007, an aggregate of 347,153 shares have been issued upon the exercise of stock options for aggregate consideration of $93,397.21. All of these shares, options and restricted stock units were issued pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors. Some of these options have lapsed or otherwise expired and are no longer exercisable.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	All Financial Statement Schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto .

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)
For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of theundersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Commonwealth of Massachusetts, on this 19th day of July , 2010.

NEXX Systems, Inc.

By:	/s/ Thomas M. Walsh
Thomas M. Walsh, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Walsh Thomas M. Walsh	Chief Executive Officer and Director (principal executive officer)	July 19, 2010

/s/ Stanley D. Piekos Stanley D. Piekos	Chief Financial Officer (principal financial and accounting officer)	July 19, 2010

* Richard S. Post	Director	July 19, 2010

* Carlton J. Eibl	Director	July 19, 2010

* Clifford L. Haas	Director	July 19, 2010

* Bruce C. Rhine	Director	July 19, 2010

* Robert G. Deuster	Director	July 19, 2010

* R. Douglas Norby	Director	July 19, 2010

* By: /s/ Stanley D. Piekos Attorney-in-fact		July 19, 2010

EXHIBIT INDEX

Number		Description

*	1.1	Form of Underwriting Agreement
%	3.1	Certificate of Incorporation of the Registrant
%	3.1.1	Certificate of Amendment of Certificate of Incorporation of the Registrant, dated October 26, 2009
%	3.1.2	Certificate of Amendment of Certificate of Incorporation of the Registrant, dated February 10, 2010
▲	3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)
%	3.3	By-laws of Registrant
▲	3.4	Form of Amended and Restated By-laws of the Registrant (to be effective upon completion of this offering)
▲	4.1	Specimen Stock Certificate
%	4.2	Third Amended and Restated Investor Rights Agreement, dated October 27, 2009, by and among the Registrant and certain stockholders of the Registrant
%	4.3	Waiver Agreement, dated January 20, 2010, by and among the Registrant and certain stockholders of the Registrant
*	5.1	Opinion of Gennari Aronson, LLP
%†	10.1	2003 Stock Option Plan
%†	10.1.1	Form of Incentive Stock Option Agreement under 2003 Stock Option Plan
%†	10.1.2	Form of Employee Non-Qualified Stock Option Agreement under 2003 Stock Option Plan
%†	10.1.3	Form of Director Non-Qualified Stock Option Agreement under 2003 Stock Option Plan
%†	10.1.4	Form of Consultant Non-Qualified Stock Option Agreement under 2003 Stock Option Plan
%†	10.1.5	Form of Restricted Unit Agreement under 2003 Stock Option Plan
*†	10.2	2010 Stock Incentive Plan
*†	10.2.1	Form of Incentive Stock Option Agreement under 2010 Stock Incentive Plan
*†	10.2.2	Form of Non-Qualified Stock Option Agreement under 2010 Stock Incentive Plan
*†	10.2.3	Form of Stock Purchase Rights Agreement under 2010 Stock Incentive Plan
%†	10.3	Restricted Stock Agreement, dated June 23, 2009, by and between the Registrant and Thomas Walsh
%†	10.4	Employment Agreement, dated September 13, 2008, by and between the Registrant and Thomas Walsh
%†	10.4.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and Thomas Walsh
%†	10.5	Employment Agreement, dated June 29, 2006, by and between the Registrant and Stanley Piekos
%†	10.5.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and Stanley Piekos
%†	10.6	Employment Agreement, dated May 13, 2002, by and between the Registrant and Arthur Keigler
%†	10.6.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and Arthur Keigler
%†	10.7	Employment Agreement, dated July 29, 2009, by and between the Registrant and John Bowers
%†	10.7.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and John Bowers
%†	10.8	Employment Agreement, dated August 11, 2009, by and between the Registrant and Phillip Villari
%†	10.8.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and Phillip Villari
%†	10.9	Employment Agreement, dated August 7, 2001, by and between the Registrant and Richard Post
%†	10.9.1	First Amendment to Employment Agreement, dated January 1, 2009, by and between the Registrant and Richard Post
%†	10.10	Form of Proprietary Information and Inventions and Non-Competition Agreement
%	10.11	Form of Indemnification Agreement, by and between the Registrant and its directors
%	10.12	Lease, dated August 31, 2007, by and between the Registrant and the Trustees of the Middlesex Technology Center Associates III Trust

%#	10.13	Manufacturing Agreement, dated February 11, 2003, by and between the Registrant and Dakota Systems, Inc.
%	10.14	Loan and Security Agreement, dated December 19, 2006, by and between the Registrant and Hercules Technology Growth Capital, Inc.
%	10.14.1	First Amendment to Loan and Security Agreement, dated June 22, 2007, by and between the Registrant and Hercules Technology Growth Capital, Inc.
%	10.14.2	Second Amendment to Loan and Security Agreement, dated July 29, 2008, by and between the Registrant and Hercules Technology Growth Capital, Inc.
%	10.14.3	Third Amendment to Loan and Security Agreement, dated July 17, 2009, by and between the Registrant and Hercules Technology Growth Capital, Inc.
%	10.15	Warrant Agreement, dated December 19, 2006, issued by the Registrant to Hercules Technology Group
%	10.15.1	First Amendment to Warrant, dated July 29, 2008, issued by the Registrant to Hercules Technology Group
%	10.16	Warrant Agreement, dated June 22, 2007, issued by the Registrant to Hercules Technology Group
%	10.16.1	First Amendment to Warrant, dated July 29, 2008, issued by the Registrant to Hercules Technology Group
%	10.17	Warrant Agreement, dated July 17, 2009, issued by the Registrant to Hercules Technology Group
%	10.18	Warrant to Purchase Stock, dated June 14, 2004, issued by the Registrant to Comerica Bank
%	10.19	Form of Warrant to Purchase Capital Stock of the Registrant (Bridge Warrant)
%	10.20	Form of Warrant for the Purchase of Shares of Series D Convertible Preferred Stock of the Registrant
%#	10.21	Joint Development Agreement, dated February 11, 2009, by and between the Registrant and International Business Machines Corporation
%	10.21.1	Patent License Agreement, dated February 11, 2009, by and between the Registrant and International Business Machines Corporation
%#	10.22	Development Agreement, dated September 23, 2008, by and between the Registrant and Infineon Technologies Austria AG
%#	10.22.1	License Agreement, dated October 16, 2009, by and between the Registrant and Infineon Technologies Austria AG
%#	10.23
Patent and Know-How License Agreement, dated August 7, 2001, by and among the Registrant, MKS Instruments, Inc. (as successor-in-interest to Applied Science and Technology, Inc.) and ASTeX PlasmaQuest, Inc.

%#	10.24	Exclusive License Agreement, dated December 21, 1999, by and between the registrant (as successor-in-interest to All Wet Technologies, Inc.) and Arthur Keigler
▲	10.25	Credit Agreement, dated June 25, 2010, by and between the Registrant and Comerica Bank
%	10.25.1	Security Agreement, dated June 25, 2010, by and between the Registrant and Comerica Bank
%	10.25.2	Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement, dated June 25, 2010, by and between the Registrant and Comerica Bank
%	10.25.3	Letter Agreement, dated June 25, 2010, by and between the Registrant and Comerica Bank
%	10.25.4	Warrant Agreement, dated June 25, 2010, issued by the Registrant to Comerica Bank
%	16.1	Letter from Independent Registered Accounting Firm
%	16.1.1	Letter from Independent Registered Accounting Firm
%	21.1	Subsidiaries of the Registrant
*	23.1	Consent of Gennari Aronson, LLP (included in Exhibit 5.1)
▲	23.2	Consent of McGladrey Pullen, LLP
▲	23.3	Consent of Parent, McLaughlin & Nangle, Certified Public Accountants, Inc.
%	24.1	Power of Attorney
%	24.2	Power of Attorney for R. Douglas Norby

†	Indicates a management contract or any compensatory plan, contract or arrangement.
*	To be filed by amendment.
▲	Filed herewith.
%	Previously Filed.
#	Confidential treatment requested for portions of this document.